Exhibit 10.1
THIRD AMENDED AND RESTATED LOAN AGREEMENT
Dated as of December 24, 2009
Among
HRHH HOTEL/CASINO, LLC,
as Hotel/Casino Borrower
and
HRHH CAFE, LLC,
as Café Borrower
and
HRHH DEVELOPMENT, LLC,
as Adjacent Borrower
and
HRHH IP, LLC,
as IP Borrower
and
HRHH GAMING, LLC,
as Gaming Borrower
and
VEGAS HR PRIVATE LIMITED,
as Lender

EXHIBITS AND SCHEDULES

Schedule I-A	—	Legal Description of Hotel/Casino Property
Schedule I-B	—	Legal Description of Café Property
Schedule I-C	—	Legal Description of Adjacent Property
Schedule II	—	Description of Project
Schedule III	—	Intentionally Deleted
Schedule IV	—	Allocated Loan Amounts
Schedule V	—	FF&E, Capital & Equipment Leases
Schedule VI	—	Organizational Structure
Schedule VII	—	Form of Cash Profit and Loss Statement
Schedule VIII	—	Litigation
Schedule IX	—	Operating Permits
Schedule X	—	Rent Roll
Schedule XI	—	IP
Schedule XII	—	Morton Indemnification Claims
Schedule XIII	—	Schedule and Budget for Initial Renovations
Schedule XIV	—	Intentionally Deleted
Schedule XV	—	Net Worth Requirements
Schedule XVI	—	Intentionally Deleted
Schedule XVII	—	Intentionally Deleted
Schedule XVIII	—	Intentionally Deleted
Schedule XIX	—	Intentionally Deleted.
Schedule XX	—	Intentionally Deleted
Schedule XXI	—	Intentionally Deleted
Schedule XXII	—	Allocated Principal Balance

Exhibit A	Advance Request
Exhibit B	Anticipated Cost Report
Exhibit C	Architect’s Consent
Exhibit D	Annual Budget
Exhibit E	Construction Schedule
Exhibit F	General Contractor’s Consent
Exhibit G	Major Contractor’s Consent
Exhibit H	Application and Certificate for Payment
Exhibit I	Architect’s Certificate
Exhibit J	Loan Budget
Exhibit K	Contractor’s Certificate
Exhibit L-1	Lien Waiver — Progress Payment/Conditional
Exhibit L-2	Lien Waiver — Progress Payment/Unconditional
Exhibit L-3	Lien Waiver — Final Payment/Conditional
Exhibit L-4	Lien Waiver — Final Payment/Unconditional
Exhibit M	Affirmation of Payment
Exhibit N	General Contractor’s Certificate
Exhibit O	Intentionally Deleted
Exhibit P	Letter of Credit Reduction Notice
Exhibit Q	Intentionally Deleted
Exhibit R	Intentionally Deleted

THIRD AMENDED AND RESTATED LOAN AGREEMENT
THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT, dated as of December 24, 2009 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among VEGAS HR PRIVATE LIMITED, a Singapore corporation, having an address c/o GIC Real Estate, Inc., 156 W. 56th Street, Suite 1900, New York, New York 10019 (together with its successors and assigns, “Lender”), as successor to Column Financial, Inc. (“Original Lender”), and HRHH HOTEL/CASINO, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Hotel/Casino Borrower”), HRHH CAFE, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Café Borrower”), HRHH DEVELOPMENT, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Adjacent Borrower”), HRHH IP, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“IP Borrower”), and HRHH GAMING, LLC, a Nevada limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Gaming Borrower”; and each of Hotel/Casino Borrower, Café Borrower, Adjacent Borrower, IP Borrower and Gaming Borrower, individually, a “Borrower”, and collectively, “Borrowers”), jointly and severally.
WITNESSETH:
WHEREAS, pursuant to that certain Loan Agreement dated as of February 2, 2007 by and between Borrowers and Original Lender (the “Original Loan Agreement”) and that certain Promissory Note dated as of February 2, 2007 in the principal amount of up to $1,360,000,000.00 made by Borrowers in favor of Original Lender (the “Original Note”), Borrowers obtained a loan in the original principal amount of up to $1,360,000,000.00 (the “Loan”);
WHEREAS, Borrowers and Original Lender entered into that certain Amended and Restated Loan Agreement dated as of November 6, 2007 (the “First Amended and Restated Loan Agreement”), pursuant to which (i) Borrowers prepaid $350,000,000.00 of the Loan from the proceeds of three (3) mezzanine loans made to the direct and/or indirect owners of equity interests in Borrowers (each a “Mezzanine Prepayment”), and (ii) Original Lender increased the maximum amount of the Loan that may be funded in the future under the Construction Loan (as defined in the Original Loan Agreement) by $20,000,000.00, and, in connection with both of the foregoing, (a) certain terms and conditions of the Original Loan Agreement were modified in accordance with the terms and conditions of the First Amended and Restated Loan Agreement; (b) the Original Note was replaced by the following two (2) replacement promissory notes: (i) that certain Replacement Construction Loan Promissory Note dated November 6, 2007 in the principal amount of up to $620,000,000.00 made by Borrowers in favor of Original Lender (the “Original Construction Loan Note”), and (ii) that certain Replacement Reduced Acquisition

Loan Promissory Note dated November 6, 2007 in the principal amount of $410,000,000.00 made by Borrowers in favor of Original Lender (the “Original Reduced Acquisition Loan Note”; the Original Reduced Acquisition Loan Note and the Original Construction Loan Note are collectively referred to herein as the “Original Reduced Notes”), both of the foregoing resulting in the original principal amount of the Loan being $1,030,000,000; (c) certain terms and conditions of the Loan Documents (as defined in the Original Loan Agreement) were modified in accordance with the terms and conditions of (i) that certain Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Other Loan Documents dated as of November 6, 2007 by and among Borrowers and Original Lender (the “First Loan Document Modification Agreement”); (ii) that certain Modification of HRHI Loan Documents and Ratification of HRHI Guaranty dated as of November 6, 2007 by and among HRHI (as hereinafter defined) and Original Lender (the “First HRHI Modification Agreement”); (iii) that certain Modification and Ratification of Guaranties dated as of November 6, 2007 by and among Guarantors (as hereinafter defined) and Original Lender (the “First Guaranty Modification Agreement”); and (iv) that certain Amended and Restated Cash Management Agreement dated as of November 6, 2007 by and among Borrowers, HRHI and Original Lender and acknowledged and agreed to by Manager (as hereinafter defined) (the “First Amended and Restated Cash Management Agreement”);
WHEREAS, Borrowers and Lender entered into that certain Second Amended and Restated Loan Agreement, dated as of April 25, 2008 (the “Second Amended and Restated Loan Agreement”) in connection with Borrowers’ qualification for the Initial Construction Loan Advance, which Second Amended and Restated Loan Agreement amended and restated the First Amended and Restated Loan Agreement in its entirety;
WHEREAS, on August 1, 2008, Borrowers prepaid a portion of the Loan with the Release Parcel Release Price (as hereinafter defined) received in connection with the sale of certain property by Adjacent Borrower and additional Construction Loan proceeds have been advanced from and after the date of such Partial Release, resulting in (i) a Reduced Acquisition Loan Outstanding Principal Balance (as hereinafter defined) of $364,810,499.71 as of the date hereof and (ii) a Construction Loan Outstanding Principal Balance (as hereinafter defined) of $467,443,347.38 as of the date hereof;
WHEREAS, Borrowers and Lender both desire to amend and restate the Second Amended and Restated Loan Agreement in the manner set forth herein to, among other things, provide for certain additional extension options; and
WHEREAS, in connection with this Agreement and the modification of the Loan, Borrowers, HRHI, Guarantors and Lender (as applicable) are herewith executing and delivering, among other things, (i) that certain Second Modification of Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing) and Second Modification of Assignment of Leases and Rents (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Second Mortgage Modification”), (ii) that certain Omnibus Amendment of Loan Documents (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Second Loan Document Modification Agreement”), (iii) that certain Second

Modification and Ratification of Guaranties (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Second Guaranty Modification Agreement”), (iv) that certain Second Modification of HRHI Loan Documents and Ratification of HRHI Guaranty (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Second HRHI Modification Agreement”), (v) that certain Amended and Restated Replacement Reduced Acquisition Loan Promissory Note of even date herewith in the principal amount of Four Hundred Ten Million and No/100 Dollars ($410,000,000.00) made by Borrowers in favor of Lender (as the same may be amended, restated, replaced, severed, assigned, supplemented or otherwise modified from time to time, the “Reduced Acquisition Loan Note”), which Reduced Acquisition Loan Note replaces, amends and restates the Original Reduced Acquisition Loan Note in its entirety, (vi) that certain Amended and Restated Replacement Construction Loan Promissory Note of even date herewith in the principal amount of up to Six Hundred Twenty Million and No/100 Dollars ($620,000,000.00) made by Borrowers in favor of Lender (as the same may be amended, restated, replaced, severed, assigned, supplemented or otherwise modified from time to time, the “Construction Loan Note”; each of the Construction Loan Note and the Reduced Acquisition Loan Note are referred to herein individually as a “Note,” and together, the “Notes”), which Construction Loan Note replaces, amends and restates the Original Construction Loan Note in its entirety, and (vii) that certain Second Amended and Restated Cash Management Agreement, by and among Borrowers, HRHI and Lender and acknowledged and agreed to by Manager (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Cash Management Agreement”), which Cash Management Agreement amends and restates the First Amended and Restated Cash Management Agreement in its entirety. The Notes do not create any new or additional indebtedness, but evidence the same indebtedness evidenced by the Original Reduced Notes, as applicable.
NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth in this Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant that the Second Amended and Restated Loan Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “A+” by S&P and “A1” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
“Accrual Amounts” shall mean, as of the date of determination, the aggregate outstanding balance as of such date of the First Mezzanine Initial Accrual Amount, the First Mezzanine Subsequent Accrual Amount, the Second Mezzanine Initial Accrual Amount, the

Second Mezzanine Subsequent Accrual Amount, the Third Mezzanine Initial Accrual Amount and the Third Mezzanine Subsequent Accrual Amount.
“Acquisition Costs” shall mean $932,576,584.29, representing the costs paid directly or indirectly in connection with the acquisition of the Properties and the IP and/or in making the Loan (including, without limitation, required deposits to Reserve Funds).
“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.
“Additional Interest Reserve Contributions” shall mean, in the aggregate, any and all contributions to the Interest Reserve Account made under the provisions of Section 3.23, 7.5.5 and 7.7.3 hereof together with any amounts withdrawn under Section 7.7.2 with respect to “Pre-Opening Funds” and “Property Reimbursement Funds” (each as determined by Lender) and applied to the Interest Reserve Account (it being acknowledged and agreed that (a) Borrowers have requested that the above-referenced advance with respect to such “Pre-Opening Funds” be made on or about the date hereof in accordance with the provisions of Section 7.7.2 hereof in the amount of $2,464,513.36, and (b) Lender has agreed to fund such amounts into the Interest Reserve Account contemporaneous with the execution of this Agreement and the Borrowers funding of the Working Capital Reserve Account in accordance with the provisions of Section 7.1.1 hereof, with such $2,464,513.36 being credited against the Additional Interest Reserve Contributions).
“Administrative Agent” shall have the meaning set forth in Section 3.19.1 hereof.
“Administrative Agent Fee” shall mean an annual fee payable to the Administrative Agent equal to $200,000.00, payable in equal quarterly installments, in advance.
“Adjacent Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Adjacent Property” shall mean that or those certain parcel(s) of real property more particularly described on Schedule I-C attached hereto and made a part hereof, the Improvements thereon and all personal property owned by Adjacent Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Adjacent Property”.
“Adjacent Property IP License” shall have the meaning set forth in Section 5.1.26(b) hereof.
“Advance Request” shall mean that certain form of Advance Request attached hereto as Exhibit A.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliate IP License” shall have the meaning set forth in Section 5.1.26(d) hereof.
“Affiliate Joint Venture Counterparty” shall mean any party to an Affiliate Joint Venture who is a Restricted Party or any Affiliate thereof.
“Affiliate Release Parcel Purchaser” shall have the meaning set forth in Section 2.5.1(a).
“Affiliate Release Parcel Release Price” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.
“Affiliated IP Party” shall mean any subsidiary of any Borrower hereafter formed with Lender’s consent to hold the IP.
“Affiliated Manager” shall mean any Manager in which any Borrower or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.
“Affirmation of Payment” shall have the meaning set forth in Section 3.3(b)(iii).
“Aggregate Outstanding Principal Balance” shall mean, as of any date, the sum of the Outstanding Principal Balance, the First Mezzanine Loan Outstanding Principal Balance, the Second Mezzanine Loan Outstanding Principal Balance and the Third Mezzanine Loan Outstanding Principal Balance.
“Aggregate Monthly Amount” shall have the meaning set forth in Section 2.6.2(b)(xiv) hereof.
“Aggregate Monthly Interest Payment” shall mean, collectively, the Reduced Acquisition Loan Monthly Interest Payment, the Construction Loan Monthly Interest Payment, the First Mezzanine Monthly Interest Payment, the Second Mezzanine Monthly Interest Payment and the Third Mezzanine Monthly Interest Payment.
“Agreement Regarding Morton Indemnification and Escrow” shall mean that certain Collateral Assignment and Acknowledgment (Morton Indemnification), dated as of February 2, 2007, made by PM Realty, LLC, Red, White and Blue Pictures, Inc., Peter A. Morton, 510 Development Corporation, Morgans Hotel Group Co., Morgans Group LLC and Chicago Title Agency of Nevada, Inc. in favor of Lender, (i) acknowledging that Lender is a third party beneficiary of the Morton Indemnification and the PWR/RWB Escrow Agreement, and (ii) consenting to Lender’s rights under Section 5.2.11 hereof.
“Allocated Loan Amount” shall mean, with respect to the Adjacent Property (on a per acre basis) and the IP, the aggregate amount of the Loan, the First Mezzanine Loan, the Second Mezzanine Loan and the Third Mezzanine Loan allocated to each of the Adjacent Property (on a per acre basis) and the IP as set forth on Schedule IV attached hereto and made a part hereof.
“Alteration Threshold Amount” shall mean (i) prior to Substantial Completion of the Project (but excluding any portion of the Project), Two Million and No/100 Dollars

($2,000,000.00), and (ii) following Substantial Completion of the Project, Three Million and No/100 Dollars ($3,000,000.00).
“Alternative Minimum Rating Requirement” shall mean a long term unsecured debt rating at least equal to the greater of (a) A1 by Moody’s, AA- by Fitch and A+ by S&P or (b) the long term unsecured debt rating of the second bank or financial institution listed below assuming such banks are at the time of determination listed in descending order of their respective long term unsecured debt ratings by S&P: Deutsche Bank AG, Credit Suisse International, Barclays Bank PLC, JP Morgan Chase Bank, N.A., and Wells Fargo Bank, N.A.
“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for all of the Properties, collectively, prepared by Borrowers or the applicable Manager(s) for the applicable Fiscal Year or other period. The current Annual Budget is attached hereto as Exhibit D.
“Anticipated Cost Report” shall mean a report in the form set forth in Exhibit B executed by the General Contractor which sets forth the anticipated costs to complete construction of the Project, after giving effect to costs incurred during the previous month and any anticipated Change Orders.
“Applicable Contribution” shall have the meaning set forth in Section 15.5 hereof.
“Applicable Interest Rate” shall mean (i) with respect to the Reduced Acquisition Loan, the rate or rates at which the Reduced Acquisition Loan Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof, and (ii) with respect to the Construction Loan, the rate or rates at which the Construction Loan Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.
“Appraised Value” shall mean the appraised value of the applicable Property or the applicable portion thereof based on one or more appraisals reasonably acceptable to Lender conducted by one or more licensed appraisers.
“Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s, provided that in the event (a) the issuer of any existing Letter of Credit no longer satisfies such minimum long term unsecured debt rating or (b) Borrower is unable to locate a bank or financial institution that satisfies such minimum long term unsecured debt rating in connection with the issuance of any new or replacement Letter of Credit required to be issued hereunder, an Approved Bank shall mean a bank or other financial institution which has a minimum long term unsecured debt rating at least equal to the Alternative Minimum Rating Requirement.
“Architect” shall mean each of (i) Klai Juba Architects, the architect engaged by (or on behalf of) one or more Borrowers or an Affiliate thereof with respect to the Project on the date hereof, (ii) any other architect engaged by (or on behalf of) one or more Borrowers with respect to the Project after the date hereof and approved by Lender in its reasonable discretion, and (iii) any successor of any of the foregoing, in each case as approved by Lender in its reasonable discretion; provided, that in no event shall any Architect (a) be an Affiliate of any Restricted

Party or (b) have any equity interest or any equivalent thereof in any of the Properties or in any Restricted Party.
“Architect’s Certificate” shall mean a certificate from the Architect in substantially the form attached hereto as Exhibit I.
“Architect’s Contract” shall mean a contract for architectural services to be entered into by and between one or more Borrowers and Architect in respect of the Project and approved by Lender in its reasonable discretion.
“Architect’s Consent” shall mean an Architect Certification and Consent Agreement executed and delivered by the Architect in favor of Lender and substantially in the form attached as Exhibit C.
“Asbestos Survey” shall have the meaning set forth in Section 3.18(b).
“Assigned Employees” shall have the meaning set forth in the Employee Lease.
“Assignment Agreement” shall have the meaning set forth in Section 10.26.
“Assignment of Contracts” shall mean that certain Assignment of Contracts, Operating Permits and Construction Permits, dated as of February 2, 2007, from Borrowers to Lender, as modified by the First Loan Document Modification Agreement, the Second Loan Document Modification Agreement and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of February 2, 2007, from Hotel/Casino Borrower, Café Borrower, Adjacent Borrower and Gaming Borrower, as assignors, to Lender, as assignee, assigning to Lender all of each such Borrower’s right, title and interest in and to the Leases and Rents of its Property as security for the Loan, as modified by the First Loan Document Modification Agreement and the Second Mortgage Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Liquor Management Agreement” shall mean that certain Assignment of Liquor Management Agreement and Subordination of Management Fees, dated as of February 2, 2007, among Lender, Hotel/Casino Borrower and HRHI, in its capacity as the Liquor Manager, as modified by the First Loan Document Modification Agreement, the First HRHI Modification Agreement, the Second HRHI Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees (All Properties), dated as of February 2, 2007, among Lender, Café Borrower, Hotel/Casino Borrower, Adjacent Borrower and the Affiliated Manager of such Properties, as modified by the First Loan Document Modification Agreement and the Second Loan Document Modification Agreement, and as the

same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation of all or any part of any Property.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
“Basic Carrying Costs” shall mean, for any period, with respect to each Property, the sum of the following costs associated with such Property: (a) Taxes, (b) Other Charges, and (c) Insurance Premiums.
“Benefit Amount” shall have the meaning set forth in Section 15.4 hereof.
“Bonafide Release Parcel Purchaser” shall have the meaning set forth in Section 2.5.1(a).
“Bonafide Release Parcel Release Price” shall have the meaning set forth in Section 2.5.1(a)(v).
“Borrower” and “Borrowers” shall have the meanings set forth in the introductory paragraph hereto, together with its or their successors and permitted assigns.
“Borrower Advance Date” shall have the meaning set forth in Section 3.21 hereof.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
“Café Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Café Property” shall mean that or those certain parcel(s) of real property more particularly described on Schedule 1-B attached hereto and made a part hereof, the Improvements thereon and all personal property owned by Café Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Cafe Property”.
“Cage Reserve” shall mean the amount of cash funds and reserves then held by the Gaming Borrower on-site at the Hotel/Casino Property (including, without limitation, casino chips, tokens, checks and markers, and any funds of Gaming Borrower or any other Borrower deposited into any of Gaming Borrower’s automated teller machines located in the Hotel/Casino Property).
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements, but excluding capitalized interest), but specifically excluding any Pre-Opening Expenses and/or Extraordinary Expenses.
“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.
“Cash Management Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Cash Profit and Loss Statement” shall have the meaning set forth in Section 5.1.11(c) hereof.
“Casino Account” shall mean an Eligible Account established with Wells Fargo Bank, National Association, entitled HRHH Gaming, LLC Operating Account or any successor Casino Account established in accordance with the provisions of Section 12.3.1 hereof, which such Casino Account shall be established and maintained pursuant to, and in accordance with, all applicable Gaming Laws and shall be subject to a security interest in favor of Lender pursuant to the Loan Documents (as evidenced by the Casino Account Control Agreement).
“Casino Account Control Agreement” shall mean that certain Restricted Account and Securities Account Control Agreement dated on or about May 30, 2008 by and among Gaming Borrower, Lender and Wells Fargo Bank, National Association or any replacement Casino Account Control Agreement acceptable to Lender as described in Section 12.3.1 hereof.
“Casino Account Reimbursement Date” shall have the meaning set forth in Section 2.6.2(d) hereof.
“Casino Component” shall mean that portion of the Hotel/Casino Property devoted to the operation of a casino gaming operation and leased to Gaming Borrower pursuant to the Casino Component Lease, including, without limitation, those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations, including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas, in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws, as more particularly described and set forth in the Casino Component Lease as the “Premises”.
“Casino Component Lease” shall mean the lease dated as of February 29, 2007, by and between Hotel/Casino Borrower, as lessor, and Gaming Borrower, as lessee, pursuant to which Hotel/Casino Borrower leases the Casino Component to Gaming Borrower for the operation of the Casino Component as a casino, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(c)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(c)(iv) hereof.
“Certificate of Occupancy” shall mean a permanent or temporary certificate of occupancy, in either case, for the portion of the Project specified in such certificate of occupancy issued by the applicable Governmental Authority pursuant to applicable Legal Requirements which permanent or temporary certificate of occupancy shall permit such portion of the Project covered thereby to be lawfully occupied and used for its intended purposes, shall be in full force and effect and, in the case of a temporary certificate of occupancy, shall permit full use and lawful occupancy of the portion(s) of the Project covered thereby, and if such temporary certificate of occupancy shall provide for an expiration date, any Punch List Items which must be completed in order for such temporary certificate of occupancy to be renewed or extended shall be completed no later than fifteen (15) days prior to the applicable expiration date thereof.
“Change Order” shall mean any change order, amendment, deviation, supplement, addition, deletion, revision or other modification in any respect to the Plans and Specifications, the Loan Budget, the Construction Schedule, the Architect’s Agreement, any Major Contract or any other contract or subcontract with a Trade Contractor, including minor departures from the Plans and Specifications pursuant to field orders.
“Closing Completion Guaranty” shall mean that certain Closing Guaranty of Completion, dated as of February 2, 2007, from Guarantors to Lender, as modified by the First Guaranty Modification Agreement, the Second Guaranty Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Closing Date” shall mean February 2, 2007.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral Assignments of Interest Rate Caps” shall mean, collectively, (i) that certain Collateral Assignment of Interest Rate Cap Agreement (Acquisition Mortgage Loan), dated as of November 6, 2007, executed by Borrowers in connection with the Loan for the benefit of Lender, and acknowledged by the applicable counterparty as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (ii) that certain Collateral Assignment of Interest Rate Cap Agreement (Construction Mortgage Loan), dated as of November 6, 2007, executed by Borrowers in connection with the Loan for the benefit of Lender, as modified by the First Loan Document Modification Agreement and the Second Loan Document Modification Agreement, and as the same may be hereafter amended, restated, replaced, supplemented or otherwise modified from time to time.
“Comparable Hotel/Casinos” shall mean hotel and casino resorts in Las Vegas, Nevada which are of a similar nature, quality and scope as the hotel and casino resort being operated on the Hotel/Casino Property as of the Closing Date, including, without limitation, Mandalay Bay Resort and Casino, MGM Grand Hotel and Casino, The Palms Casino Resort and Caesars Palace, in each of the foregoing instances, as existing and being operated on the Closing Date.
“Component” shall mean each of the Reduced Acquisition Loan and the Construction Loan.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(c) hereof.
“Constituent Member” shall mean any direct member or partner in any Borrower or any Guarantor and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a stockholder, member or partner in any Borrower or any Guarantor.
“Construction Completion Guaranty” shall mean that certain Construction Guaranty of Completion, dated as of May 30, 2008, from Guarantors to Lender, as modified and ratified by the Second Guaranty Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Construction Consultant” shall mean a Person engaged by Lender to inspect the Project and the Properties as construction progresses and to consult with and to provide advice to, and to render reports to, Lender which, at Lender’s option, may be either an officer or employee of Lender or a consulting architect, engineer or inspector appointed or engaged by Lender at the sole cost and expense of Borrowers. On the date hereof, the Construction Consultant is Inspection & Valuation International, Inc.
“Construction Consultant Approval” shall mean, with respect to any Advance Request delivered hereunder, a certificate or report of the Construction Consultant approving such Advance Request and confirming the satisfaction (or waiver in writing by Lender) of the conditions to the applicable Construction Loan Advance set forth in Section 3.2, 3.3 and/or 3.4, hereof, as applicable, based upon a site observation of the Project made by the Construction

Consultant not more than thirty (30) days prior to the applicable Requested Disbursement Date, which shall include, among other things, the following:
(a) a certification that the Construction Consultant has received and approved (i) with respect to the Initial Construction Loan Advance, all known Plans and Specifications, or (ii) with respect to all subsequent Construction Loan Advances, all known Change Orders;
(b) a certification, in the Construction Consultant’s reasonable professional opinion, that the work performed as of the date thereof is substantially in accordance with the Plans and Specifications, and the Construction Loan Advance requested pursuant to the Advance Request is substantially in accordance with the Loan Budget and the Construction Schedule;
(c) (i) verification of the portion of the Project completed as of the date of such site observation, and (ii) an estimate of (A) the percentage of the construction of the Project completed as of the date of such site observation on the basis of work in place as part of the Project and the approved Loan Budget and the value of such completed construction, (B) the Hard Costs actually incurred for work in place as part of the Project as of the date of such site observation, (C) the sum necessary to complete construction of the Project in accordance with the Plans and Specifications, and (D) the amount of time from the date of such site observation that will be required to achieve Substantial Completion of the Project;
(d) a certification that all amounts requested under the Advance Request that are for the payment of Hard Costs have been incurred for work and materials actually performed and delivered and consistent with the Plans and Specifications for such Project to date, except as set forth in Section 3.11 hereof;
(e) a certification that no Shortfall then exists;
(f) a certification that the Advance Request does not include any amounts in respect of Stored Materials or, if the Advance Request does include amounts in respect of Stored Materials, then a certification (i) as to the value of Stored Materials stored at the Hotel/Casino Property or the Adjacent Property, (ii) as to the value of Stored Materials stored off-site, and (iii) that the requirements of Section 3.11 hereof are satisfied with respect to all such Stored Materials;
(g) a certification, to the best knowledge of the Construction Consultant (for which purpose it has, to the extent reasonably appropriate in its professional judgment, relied upon observations, certifications and responses of the applicable Architect and Persons employed for the construction of the Project), that the construction of the Project to the date of the Advance Request has been performed in a good and workmanlike manner, in conformity with good construction and engineering practices and in compliance in all material respects with the Plans and Specifications and the Construction Schedule;
(h) a certification that the Construction Consultant has reviewed all Advance Requests made prior to the date thereof and compared the invoices or other documentation supporting such prior Construction Loan Advances with the Line Item categories presently in effect and that the total advances to date in each such Line Item category do not exceed the budgeted amount for such category in any material respect, except as permitted pursuant to Sections 3.9, 3.10 and/or 3.15 hereof; and
(i) a certification that (i) the Loan Budget fairly represents in all material respects the Project Costs that it reasonably anticipates will be incurred through the date of Final Completion in the aggregate and for each Line Item substantially in accordance with the Plans and Specifications, and (ii) the Construction Consultant is not aware of any material costs that will be needed to be paid or incurred by Borrowers in order to cause Substantial Completion or Final Completion to occur other than the Project Costs identified in the Loan Budget.
“Construction Loan” shall mean that portion of the Loan (a) previously made by Original Lender to Borrowers pursuant to the Original Loan Agreement, and (b) to be made by Lender to Borrowers pursuant to this Agreement in an aggregate principal amount not to exceed the Construction Loan Amount, which Construction Loan is evidenced by the Construction Loan Note.
“Construction Loan Advance” shall mean any advance of any portion of the Construction Loan Amount pursuant to this Agreement, including, without limitation, (i) the Remaining Construction Loan Advance, if applicable and (ii) any disbursement out of the Construction Loan Reserve Account of funds previously advanced into the Construction Loan Reserve Account pursuant to the Remaining Construction Loan Advance as contemplated under Section 3.1(d) hereof, if applicable, in each of the foregoing instances, in accordance with the terms hereof.
“Construction Loan Amount” shall mean $620,000,000.00. As of the date hereof, a portion of the Construction Loan Amount in the amount of $492,024,170.00 has been advanced in accordance with the terms hereof and $127,975,830.00 remains to be advanced subject to and in accordance with the terms hereof.
“Construction Loan Debt” shall mean the aggregate outstanding principal amount set forth in, and evidenced by, the Construction Loan Note, together with all interest accrued and unpaid thereon and all other sums (including, the applicable Unused Advance Fee, Administrative Agent Fee and Exit Fee payable in connection with the applicable transaction) due to Lender in respect of the Construction Loan Note.
“Construction Loan Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1 hereof.
“Construction Loan Note” shall have the meaning set forth in the recitals of this Agreement.
“Construction Loan Outstanding Principal Balance” shall mean, as of any date, the then outstanding principal balance of the Construction Loan. For avoidance of doubt, any disbursement out of the Construction Loan Reserve Account of Third Mezzanine Construction Funds previously advanced into the Construction Loan Reserve Account pursuant to Section 3.4.2 of the Third Mezzanine Loan Agreement shall not comprise a portion of the Construction Loan Outstanding Principal Balance for any purpose hereunder.

“Construction Loan Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.
“Construction Loan Spread” shall mean, subject to application of the Default Rate, (i) prior to the First Qualified Extended Maturity Date, 4.25%; provided, however, that if Substantial Completion has not occurred on or before May 1, 2010, the Construction Loan Spread shall increase to 4.75% from and including May 1, 2010 through but excluding the first Payment Date following Substantial Completion, following which the Construction Loan Spread shall again be 4.25% until the First Qualified Extended Maturity Date and (ii) from and after the First Qualified Extended Maturity Date, 5.65%.
“Construction Qualification Date” shall mean May 30, 2008.
“Construction Schedule” shall mean a schedule for the construction and completion of the Project, in form and substance acceptable to Lender in its reasonable discretion, and including, without limitation, (i) a construction progress schedule reflecting the anticipated dates of completion of specified subcategories of the Loan Budget, (ii) a trade-by-trade breakdown of the estimated periods of commencement and completion of the work to be completed in connection with the Project, and (iii) such other information as the Construction Consultant shall reasonably require. The approved Construction Schedule, as of the date hereof, is attached as Exhibit E.
“Contingency” shall mean, collectively, the Contingency (Hard Costs) and the Contingency (Soft Costs).
“Contingency (Hard Costs)” shall mean the amount allocated as a contingency reserve in the Loan Budget for Hard Costs, which shall in no event start out being less than ten percent (10%) of the total amount of the Hard Costs included in the Loan Budget.
“Contingency Line Item” shall have the meaning set forth in Section 3.10(a).
“Contingency (Soft Costs)” shall mean the amount allocated as a contingency reserve in the Loan Budget for Soft Costs, which shall in no event start out being less than five percent (5%) of the total amount of the Soft Costs included in the Loan Budget.
“Contractor’s Certificate” shall mean a certificate from any Major Contractor substantially in the form attached hereto as Exhibit K.
“Contribution” shall have the meaning set forth in Section 15.2 hereof.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Cost Savings” shall have the meaning set forth in Section 3.9(b) hereof.

“Cost Savings Fee” shall mean an amount equal to the lesser of (a) any cost savings determined and distributed in accordance with the provisions of Section 3.1(k) hereof multiplied by 3.16337% and (b) $150,000.
“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.
“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.
“Current Pay Status” shall mean such time as the Second Mezzanine Applicable Interest Payment is equal to the Second Mezzanine Monthly Interest Payment and the Third Mezzanine Applicable Interest Payment is equal to the Third Mezzanine Monthly Interest Payment.
“Debt” shall mean the aggregate outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes (which is comprised of both Components) together with all interest accrued and unpaid thereon and all other sums (including, if applicable, the Unused Advance Fee, the Administrative Agent Fee and the Exit Fee) due to Lender in respect of the Loan under the Notes, this Agreement, the Mortgage and the other Loan Documents.
“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and each of the Notes (computed at the contract rate of interest provided for under each Note).
“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:
(a) the numerator is the Net Cash Flow with respect to the immediately preceding six (6) calendar months as of such date of determination; and
(b) the denominator is the aggregate amount of (a) interest that was due and payable on the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance (computed as if the Construction Loan has been fully funded), (b) the interest that was due and payable or would have been due and payable, as applicable, under the First Mezzanine Loan as determined based on the contract rate of interest set forth in the First Mezzanine Loan Agreement (without giving effect to any accrual of interest on the First Mezzanine Loan), (c) the interest that would have been due and payable under the Second Mezzanine Loan as determined based on the contract rate of interest set forth in the Second Mezzanine Loan Agreement (without giving effect to any accrual of interest on the Second Mezzanine Loan), and (d) the interest that would have been payable under the Third Mezzanine Loan as determined based on the contract rate of interest set forth in the Third Mezzanine Loan Agreement (without giving effect to any accrual of interest on the Third Mezzanine Loan), in all instances as determined based on such interest that was due and payable, or as applicable, would have been due and payable for the immediately preceding six (6) calendar months (provided that for purposes of determining the amount of such denominator all computations of interest shall be made assuming the LIBOR component of each applicable interest rate is equal to the greater of actual LIBOR in effect for the applicable time period and a rate equal to one percent (1.0%)) .
“Debt Yield” shall mean:
(a) for all calculations of Debt Yield except in connection with the determination of the Second Mezzanine Applicable Interest Payment and Third Mezzanine Applicable Interest Payment, Debt Yield shall mean a ratio (expressed as a percentage) in which: (i) the numerator is the Net Cash Flow for the trailing twelve (12) calendar month period ending with the last calendar month prior to the date of determination for which financial reports have been delivered under Section 5.1.11 hereof, as reasonably determined by Lender based on the financial statements delivered to Lender pursuant to Section 5.1.11 hereof, and (ii) the denominator is the Aggregate Outstanding Principal Balance as of such date of determination; and
(b) for purposes of determining the Second Mezzanine Applicable Interest Payment and the Third Mezzanine Applicable Interest Payment, Debt Yield shall mean a ratio (expressed as a percentage) in which: (i) the numerator is the Net Cash Flow for the trailing twelve (12) calendar month period ending with the last calendar month prior to the date of determination for which financial reports have been delivered under Section 5.1.11 hereof, as reasonably determined by Lender based on the financial statements delivered to Lender pursuant to Section 5.1.11 hereof, and (ii) the denominator is the sum of the Reduced Acquisition Loan Outstanding Principal Balance, the Construction Loan Outstanding Principal Balance and the First Mezzanine Loan Outstanding Principal Balance.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Applicable Interest Rate.
“Defaulting Borrower” shall have the meaning set forth in Section 15.3 hereof.
“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.
“Disbursement Schedule” shall mean the schedule of the amounts of Construction Loan Advances anticipated to be requisitioned by Borrowers each month during the term of the Loan, as certified by Borrower and reasonably approved by Lender and the Construction Consultant.
“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular or other offering documents, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.
“DLJ Entities” shall have the meaning set forth in Section 10.16(c) hereof.

“DLJ Guarantor” shall mean DLJ MB IV HRH, LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“DLJMB Parties” shall have the meaning set forth in Section 9.4 hereof.
“Draw Request” shall mean, with respect to each Construction Loan Advance, an Advance Request together with all other documents required by this Agreement to be furnished to Lender as a condition to such Construction Loan Advance.
“Eligible Account” shall mean a separate and identifiable “deposit account”, as such term is defined in any applicable Uniform Commercial Code, from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s), provided that in the event (a) any depository institution or trust company in which the Lockbox Account, Cash Management Account, Casino Account or any Reserve Fund is held is required to be an Eligible Institution in order to cause any such account to be maintained as an Eligible Account and such depository institution or trust company does not qualify as an Eligible Institution because it no longer satisfies the above-stated minimum long term unsecured debt rating or (b) Borrower is unable to locate a depository institution or trust company that satisfies the minimum long term unsecured debt rating in connection with the transfer of any Reserve Funds to a replacement depository institution or trust company or the replacement of the then existing Casino Account, Lockbox Account or Cash Management Account, an Eligible Institution shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in funds which are held for thirty (30) days or less or in the case of accounts in which funds are held for more than thirty (30) days, and the long term unsecured debt obligations of which are at least equal to the Alternative Minimum Rating Requirement.
“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
“Employee Lease” shall mean that certain Employee Lease Agreement, dated as of February 29, 2008, by and between HRHI and Gaming Borrower, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Indemnity” shall mean that certain Borrowers Environmental Indemnity Agreement, dated as of February 2, 2007, executed by Borrowers in connection with the Loan for the benefit of Lender, as modified and ratified by the First Loan Document Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Excess Cash Flow” shall have the meaning set forth in Section 2.6.2(b) hereof.
“Excess Cash Termination Condition” shall mean (i) Substantial Completion (including physical completion of the pool but excluding, however, opening of the pool to hotel customers and/or the public) and (ii) no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default shall have occurred and be continuing.
“Excess IP Release Price Proceeds” shall have the meaning set forth in Section 2.4.3(g) hereof.
“Excess Lender Applied Funds” shall have the meaning set forth in Section 7.6.3 hereof.
“Excess Requested Funds” shall have the meaning set forth in Section 7.6.2(b) hereof.
“Excess Cash Release Date” shall mean the date upon which the Properties have achieved and maintained a Debt Service Coverage Ratio of not less than 1.20 to 1.00 for the immediately preceding two (2) consecutive calendar quarters.
“Exchange Act” shall have the meaning set forth in Section 9.3 hereof.
“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by reference to) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or any other jurisdiction in which it is subject to tax solely as a result of any present or former connection between the Administrative Agent, such Lender or other recipient, as applicable, and the jurisdiction imposing such tax other than a present or former connection solely as a result of the activities and transactions specifically contemplated by this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) of this definition, and (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender designates a new lending office, unless the designation of such new lending office was at the request of Borrowers, or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.2.3(e)(iii) hereof, except to the extent that such Non-U.S. Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.2.3(e) hereof.
“Excusable Delay” shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of any Borrower and not arising out of (a) the negligence, willful misconduct or illegal act of any Borrower or any Affiliate of any Borrower, or (b) any cause or circumstance resulting from the insolvency, bankruptcy or lack of funds of any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor.
“Existing FF&E Leases” shall have the meaning set forth in the definition of “Special Purpose Entity” set forth below.
“Exit Fee” shall have the meaning set forth in Section 2.8 hereof.
“Extension Option” shall mean any Qualified Extension Option.
“Extension Term” shall mean any Qualified Extension Term.
“Extra Non-Accrued Interest” shall have the meaning set forth in Section 2.4.5 hereof.
“Extraordinary Expenses” shall mean any and all actual out-of-pockets costs and expenses (a) incurred by any Borrower on an irregular basis and (b) not associated with the day-to-day operation of the Property, provided that the following costs and expenses shall not be or be deemed to be Extraordinary Expenses hereunder: (i) any cost or expense that (A) is a Pre-Opening Expense, Capital Expenditure, or Project Cost (including, without limitation, any and all items set forth in the Loan Budget and other costs or expenses incurred in connection with the construction of the Property or any component thereof) or any cost or expense that is an actual cash Operating Expense subject to disbursement in accordance with the applicable terms of Section 2.6.2 hereof, (B) is incurred by any Manager or HRHI (other than in connection with their respective obligations under the Management Agreement or Liquor Management Agreement, respectively), (C) is incurred in connection with the payment of debt service under any loan (including, without limitation, the Loan) or (D) arises in connection with any contributions to any reserves required under the Loan Documents, and (ii) any cost or expense incurred in connection with the entertainment of any guests, licensees, investors or other Persons.
“FF&E” shall mean all furniture, furnishings, fixtures and equipment required for the operation of any of the Properties, including, without limitation, (i) lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes, (ii) Gaming Equipment which any Borrower is lawfully permitted to own or lease, and (iii) rock and roll memorabilia unique to the Hotel/Casino Property and similar in character to the other rock and roll memorabilia displayed at the Hotel/Casino Property.
“FF&E Expenditures” shall mean amounts expended for the purchase, replacement and/or installation of FF&E at the Properties.
“FF&E Expenditures Work” shall mean any labor performed or materials installed in connection with any FF&E Expenditures.
“Final Completion” shall mean that, in addition to Substantial Completion, (i) all Punch List Items shall have been completed Lien free and substantially in accordance with the Plans and Specifications, all Legal Requirements and this Agreement, (ii) one or more Certificates of Occupancy shall have been issued (if subject to any conditions, such conditions being acceptable to Lender in its sole and absolute discretion) for the entire Project, and (iii) reasonably satisfactory evidence shall have been delivered to Lender confirming that all other Governmental Approvals have been issued and all other Legal Requirements have been satisfied in all material respects so as to allow the Project to be used and operated in accordance with the Loan Documents.
“First Amended and Restated Cash Management Agreement” has the meaning set forth in the recitals to this Agreement.
“First Full Operating Month” shall mean the calendar month following the month in which Substantial Completion occurs.
“First Guaranty Modification Agreement” shall have the meaning set forth in the recitals to this Agreement.
“First HRHI Modification Agreement” shall have the meaning set forth in the recitals to this Agreement.
“First Loan Document Modification Agreement” shall have the meaning set forth in the recitals to this Agreement.
“First Mezzanine Applicable Interest Payment” shall mean with respect to the interest payments on the First Mezzanine Loan commencing on and including the interest payment due on the Payment Date occurring in (a) January, 2010, shall be equal to 558,397.29, (b) February, 2010 through and including the interest payment due on the Payment Date occurring in June, 2010, an interest payment computed in accordance with the terms of the First Mezzanine Loan Agreement based on an interest rate equal to “LIBOR” (as defined in the First Mezzanine Loan Agreement) plus 4.00%, and (c) July, 2010 through the Maturity Date (as the same may be extended in accordance with the terms of the First Mezzanine Loan Agreement), an interest payment computed in accordance with the terms of the First Mezzanine Loan Agreement based on an interest rate equal to LIBOR plus 5.20%. Without limiting the foregoing, the interest payments comprising the First Mezzanine Applicable Interest Payment shall be computed on the then outstanding principal balance of the First Mezzanine Loan, which for purposes of computing such interest payments shall not include any First Mezzanine Initial Accrual Amount or First Mezzanine Subsequent Accrual Amount.
“First Mezzanine Borrower” and “First Mezzanine Borrowers” shall mean, individually or collectively, as applicable, HRHH Gaming Senior Mezz, LLC, a Delaware limited liability company, and HRHH JV Senior Mezz, LLC, a Delaware limited liability company, each in its capacity as a borrower under the First Mezzanine Loan, together with its or their successors or permitted assigns.
“First Mezzanine Cash Management Account” shall mean the “First Mezzanine Cash Management Account” established under the First Mezzanine Loan Documents.
“First Mezzanine Debt” shall mean the “Debt” as defined in the First Mezzanine Loan Agreement.
“First Mezzanine Default” shall mean a “Default” as defined in the First Mezzanine Loan Agreement.
“First Mezzanine Event of Default” shall mean an “Event of Default” as defined in the First Mezzanine Loan Agreement.
“First Mezzanine Initial Accrual Amount” shall mean the aggregate amount of all First Mezzanine Initial Interest Differential Amounts, together with interest thereon computed at an interest rate equal to (a) “LIBOR” (as defined in the First Mezzanine Loan Agreement) plus 5.20%, with respect to all time periods occurring from and after the date hereof through and including the Payment Date occurring in February, 2011 and (b) “LIBOR” plus 6.50%, with respect to all time periods occurring after the Payment Date occurring in February, 2011, in all instances compounded monthly in accordance with the terms of the First Mezzanine Loan Agreement.
“First Mezzanine Initial Interest Differential Amount” shall mean the positive difference, if any, between (a) the First Mezzanine Monthly Interest Payment with respect to any Payment Date occurring from and after the Payment Date occurring in January, 2010 through and including the Payment Date occurring in June, 2010 (as the same may be extended in accordance with the terms hereof) and (b) the First Mezzanine Applicable Interest Payment payable on each such date.
“First Mezzanine Lender” shall mean Brookfield Financial, LLC as to its Series B (as successor in interest to Column Financial, Inc.), in its capacity as holder of the First Mezzanine Loan, its successors or assigns.
“First Mezzanine Loan” shall mean a loan in the original principal amount of Two Hundred Million and No/100 Dollars ($200,000,000.00) made by First Mezzanine Lender to First Mezzanine Borrowers.

“First Mezzanine Loan Agreement” shall mean that certain First Amended and Restated First Mezzanine Loan Agreement, date as of the date hereof, between First Mezzanine Lender and First Mezzanine Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.
“First Mezzanine Loan Documents” shall mean the First Mezzanine Loan Agreement and all other documents evidencing and/or securing the First Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.
“First Mezzanine Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the First Mezzanine Loan.
“First Mezzanine Obligations” shall mean the “Obligations” as defined in the First Mezzanine Loan Agreement.
“First Mezzanine Monthly Interest Payment” shall mean the “Monthly Interest Payment” as defined in the First Mezzanine Loan Agreement (which Monthly Interest Payment shall be computed at the contract rate of interest set forth in the First Mezzanine Loan Agreement of (a) “LIBOR” (as defined in the First Mezzanine Loan Agreement) plus 5.20% or, as applicable, the “Prime Rate” plus the “Prime Rate Spread” (each as defined in the First Mezzanine Loan Agreement), with respect to all payments due from and including the Payment Date occurring in January, 2010 through and including the Payment Date occurring in February, 2011 and (b) “LIBOR” plus 6.50% or, as applicable, the “Prime Rate” plus the “Prime Rate Spread”, with respect to all payments due from and after the Payment Date occurring in March, 2011). Without limiting the foregoing, the interest payments comprising the First Mezzanine Monthly Interest Payment shall be computed on the then outstanding principal balance of the First Mezzanine Loan, which for purposes of computing such interest payments shall not include any First Mezzanine Initial Accrual Amount or First Mezzanine Subsequent Accrual Amount.
“First Mezzanine Subsequent Accrual Amount” shall mean the aggregate amount of all First Mezzanine Subsequent Interest Differential Amounts, together with interest thereon computed at an interest rate equal to “LIBOR” (as defined in the First Mezzanine Loan Agreement) plus 6.50%, compounded monthly in accordance with the terms of the First Mezzanine Loan Agreement.
“First Mezzanine Subsequent Interest Differential Amounts” shall mean the positive difference, if any, between (a) the First Mezzanine Monthly Interest Payment with respect to any Payment Date occurring from and after the Payment Date occurring in March, 2011 through and including the Maturity Date (as the same may be extended in accordance with the terms hereof) and (b) the First Mezzanine Applicable Interest Payment payable on each such date.
“First Modification Agreements” shall mean, collectively, the First Loan Document Modification Agreement, the First HRHI Modification Agreement and the First Guaranty Modification Agreement.
“First Qualified Extended Maturity Date” shall mean February 9, 2011.

“First Qualified Extension Option” shall have the meaning set forth in Section 2.7.2(a) hereof.
“First Qualified Extension Term” shall have the meaning set forth in Section 2.7.2(a) hereof.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Fourth Qualified Extended Maturity Date” shall mean February 9, 2014.
“Fourth Qualified Extension Option” shall have the meaning set forth in Section 2.7.2(d) hereof.
“Fourth Qualified Extension Term” shall have the meaning set forth in Section 2.7.2(d) hereof.
“Funding Borrower” shall have the meaning set forth in Section 15.3 hereof.
“Future Funding Obligations” shall have the meaning set forth in Section 10.25(a) hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Gaming Account” shall mean, collectively, the Casino Account and the Cage Reserve. For purposes of interpretation, references contained herein to amounts or funds on deposit in the Gaming Account shall refer to the aggregate (without duplication) of all amounts then on deposit in the Casino Account and all amounts then comprising the Cage Reserve.
“Gaming Authority” shall mean any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other Governmental Authority and/or regulatory authority or body or any agency which has, or may at any time after the Closing Date have, jurisdiction over the gaming activities or the sale or distribution of liquor at any of the Properties, or any successor to any such authority.
“Gaming Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Gaming Day” shall mean the 24 hour period commencing at 3:00 a.m. Las Vegas time on a particular calendar day and ending at 2:59 a.m. Las Vegas time on the following calendar day or such other 24 hour period under which Gaming Borrower shall operate the Casino in accordance with applicable Gaming Laws.
“Gaming Equipment” shall mean any and all gaming devices (as defined in NRS 463.0155), gaming device parts, inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens (including slot machine tokens not currently in circulation, and “reserve” chips, if any, not currently in circulation), player tracking systems, cashless wagering systems (as defined in NRS 463.014) and associated equipment (as defined in NRS 463.0136), which are located at any Property, are owned or leased by any Borrower and are used or useable exclusively in the present or future operation of slot machines and live games at any Property, together with all improvements and/or additions thereto, mobile gaming systems (as defined in Regulation 14.010(11) under NRS Chapter 463), all contracts necessary to own or operate any of the Gaming Equipment and/or to conduct gaming operations for the Casino Component, all assignable manufacturers and other warranties applicable to the Gaming Equipment, all computer hardware and software used to operate the Gaming Equipment and/or to conduct gaming operations for the Casino Component.
“Gaming Laws” shall mean the provisions of the Nevada Gaming Control Act, codified as NRS Chapter 463, as amended from time to time, all regulations of the Gaming Authorities promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other laws, statutes, rules, rulings, orders, ordinances, regulations and other Legal Requirements of any Gaming Authority.
“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by any Gaming Authority or otherwise necessary under any Gaming Laws for the operation of gaming, the gaming business or a resort casino at the Hotel/Casino Property.
“Gaming Liquidity Requirement” shall mean the minimum bankroll requirements for cash and cash equivalents required to be maintained by Gaming Borrower pursuant to the Gaming Laws in an amount no greater than is mandated by Nevada Gaming Commission Regulation 6.150.
“Gaming Member” shall mean HRHH Gaming Member, LLC, a Delaware limited liability company.
“Gaming Operating Condition” shall mean that the gaming operations at the Hotel/Casino Property are being operated by a Qualified Gaming Operator pursuant to the Casino Component Lease.
“Gaming Operating Reserve” shall mean such cash funds and reserves that are held and maintained by Gaming Borrower, in its capacity as the duly licensed operator of the Casino Component under applicable Gaming Laws, either in the Cage Reserve or in the Casino Account, including, without limitation, casino chips, tokens, checks and markers; provided that all such Gaming Operating Reserves (i) are established and maintained solely for use in the day-to-day operation and management of the Casino Component in the ordinary course of business, and (ii) are funded and maintained in accordance with the requirements of all applicable Gaming Laws and are in the amounts that are reasonable and customary for casino operations at Comparable Hotel/Casinos (it being agreed that 110% of statutory or regulatory minimums shall be deemed a reasonable and customary minimum amount for these purposes).

“Gaming Operator” shall mean a Qualified Gaming Operator who is supervising, managing and operating all gaming activities at the Hotel/Casino Property. Gaming Borrower is the Gaming Operator as of the date hereof.
“Gaming Revenue Disbursement Date” shall have the meaning set forth in Section 2.6.1(c) of this Agreement.
“General Contract” shall mean one or more guaranteed maximum price contracts (or work authorizations) with the General Contractor entered into by one or more Borrowers or any Affiliate thereof in connection with the Project and approved by Lender in its reasonable discretion; provided, that (i) such contract(s) (or work authorizations under such contract(s)) shall be based on Plans and Specifications that are at least eighty percent (80%) complete in the Construction Consultant’s reasonable opinion and have been approved up to such point of completion by Lender and Construction Consultant in their reasonable discretion, and (ii) in no event shall allowances applicable to such contract(s) or work authorization(s) exceed fifteen percent (15%) of the aggregate guaranteed maximum price for the Project, and provided further, that in no event shall allowances within any such individual contract or work authorization exceed thirty percent (30%) of the guaranteed maximum price for each such individual contract or work authorization.
“General Contractor” shall mean each of (i) M.J. Dean Construction, Inc. or (ii) any replacement general contractor engaged by (or on behalf of) one or more Borrowers or any Affiliate thereof with respect to the Project from time to time after the date hereof and approved by Lender in its reasonable discretion (which approval may take into account, without limitation, the financial condition and stability of any proposed general contractor), and (iii) any successor of any of the foregoing approved by Lender in its reasonable discretion (which approval may also take into account, without limitation, the financial condition and stability of any such successor); provided, that in no event shall the General Contractor (a) be an Affiliate of any Restricted Party or (b) have any equity interest or any equivalent thereof in any of the Properties or in any Restricted Party.
“General Contractor’s Certificate” shall mean a certificate from the General Contractor substantially in the form attached hereto as Exhibit N.
“General Contractor’s Consent” shall mean a General Contractor’s Performance Letter executed and delivered by the General Contractor in favor of Lender and substantially in the form attached as Exhibit F.
“General Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.
“General Reserve Cap” shall have the meaning set forth in Section 7.6.3 hereof.
“General Reserve Fund” shall have the meaning set forth in Section 7.6.1 hereof.
“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the construction of any and all of the Project and/or the use, occupancy and operation following completion of construction, as the context requires.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, any Gaming Authority.
“Gross Income from Operations” shall mean, for any period, all Rents and all other income and proceeds (whether in cash or on credit, and computed in accordance with GAAP and, to the extent applicable with respect to the Hotel/Casino Property, the Uniform System of Accounts), received by any Borrower or by any Manager (on behalf of any Borrower) for the use, occupancy or enjoyment of any of the Properties, or any part thereof, or received by any Borrower or any Manager for the sale of any goods, services or other items sold on or provided from any of the Properties in the ordinary course of such Property’s operation, including, without limitation: (a) all income and proceeds received under Leases; (b) all income and proceeds received from rental of rooms and commercial, meeting, conference and/or banquet space within any of the Properties including net parking revenue; (c) all income and proceeds received from food and beverage operations and from catering services conducted from any of the Properties even though rendered outside of any of the Properties; (d) Intentionally Deleted; (e) without duplication of the foregoing clause (a), all income, proceeds and revenue generated from gaming activities at the Property; (f) Intentionally Deleted; (g) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of any of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (h) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of any of the Properties); (i) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of any of the Properties’ operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (j) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; and (k) deposits received for rental of rooms; and “Gross Income from Operations” shall also include all licensing fees and other income and receipts generated by the IP; but “Gross Income from Operations” shall exclude (1) gross receipts received by lessees, licensees or concessionaires of any of the Properties (but not any percentage rents or similar payments derived therefrom); (2) income and proceeds from the sale or other disposition of goods, FF&E, capital assets and other items not in the ordinary course of the operation of the applicable Property and/or any IP; (3) federal, state and municipal excise, sales and use taxes collected directly from customers, patrons or guests of any of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (4) Awards (except to the extent provided in clause (h) above); (5) refunds, rebates, discounts and other similar credits of amounts not included in Operating Expenses at any time and uncollectible accounts; (6) gratuities collected by the employees at any of the Properties; (7) the proceeds of any financing, refinancing or sale of any of the Properties (or all of the membership interests in any Borrower) or the FF&E; (8) other non-recurring income or proceeds resulting other than from the use or occupancy of any of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from any of the Properties in the ordinary course of business; (9) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (10) deposits received for rental of banquet space or business or conference meeting rooms; (11) security deposits received under any Leases, unless and until the same shall be applied in accordance with the terms of the applicable Lease(s); (12) all proceeds from insurance to the extent not included in income pursuant to clause (g) above; and (13) any disbursements to any Borrower from any of the Reserve Funds and any interest earned thereon.
“Guarantor” shall mean each of the Morgans Guarantor and the DLJ Guarantor.
“Guarantor Transfer” shall have the meaning set forth in Section 5.2.10(c)(D) hereof.
“Hard Costs” shall mean, collectively, the costs set forth in the Loan Budget which are for labor, materials, equipment, furniture and fixtures and fees and expenses of any construction manager and/or general contractor engaged in connection with the Project.
“Hotel/Casino Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Hotel/Casino Property” shall mean that or those certain parcel(s) of real property more particularly described on Schedule I-A attached hereto and made a part hereof, the Improvements thereon and all personal property owned by Hotel/Casino Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Hotel Casino Property”.
“HRCI” shall have the meaning set forth in Section 4.1.36(b) hereof.
“HRHI” shall mean Hard Rock Hotel, Inc., a Nevada corporation, together with its successors and permitted assigns.
“HRHI Guaranty” shall mean that certain HRHI Guaranty Agreement, dated as of February 2, 2007, from HRHI to Lender, as modified and ratified by the First HRHI Modification Agreement, the Second HRHI Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“HRHI Release” shall mean that certain Release of HRHI Documents, dated as of the date hereof, by and between HRHI and Lender, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“HRHI Security Agreement” shall mean that certain HRHI Security Agreement, dated as of February 2, 2007, from HRHI to Lender, securing the HRHI Guaranty and covering certain assets of HRHI described therein, as modified by the First Loan Document Modification Agreement, the First HRHI Modification Agreement, the Second Loan Document Modification Agreement and the Second HRHI Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HR Holdings” shall mean Hard Rock Hotel Holdings, LLC, a Delaware limited liability company.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Property.
“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person or its assets are liable); (d) obligations under letters of credit (for which such Person is liable if such amounts were advanced thereunder or for which such Person is liable to reimburse); (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss for which funds are required to be paid; and (g) obligations secured by any Liens, for which such Person or its assets are liable.
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Person” shall have the meaning set forth in Section 9.3(b) hereof.
“Indemnified Taxes” shall mean taxes other than Excluded Taxes.
“Independent Director” or “Independent Manager” shall mean a Person who (a) is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (i) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of a Borrower or Gaming Member), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of any Borrower, Gaming Member, HRHI or any Affiliate of any of them; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with any Borrower, Gaming Member, HRHI or any Affiliate of any of them; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities and is at all times during his or her service as an Independent Director or Independent Manager hereunder an employee of such a company. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) due to such Person’s actions as a hotel guest, casino patron or other customer of any services provided by a Borrower shall not be disqualified from serving as an Independent Director or Independent Manager of a Borrower or Gaming Member, provided that such natural Person satisfies all other criteria set forth above. Furthermore, a natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with any Borrower or Gaming Member (provided such affiliate does not or did not own a direct or indirect equity interest in any Borrower or Gaming Member) shall not be disqualified from serving as an Independent Director or Independent Manager, provided that such natural Person satisfies all other criteria set forth above.
“Initial Construction Loan Advance” shall mean Lender’s first Construction Loan Advance funded as of May 30, 2008.
“Initial Maturity Date” shall mean February 9, 2010.
“Initial Renovation Costs” shall mean the costs and expenses of performing the Initial Renovations as set forth on the Initial Renovations Budget.
“Initial Renovation Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.
“Initial Renovation Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.
“Initial Renovations” shall have the meaning set forth in Section 7.5.1 hereof.
“Initial Renovations Budget” shall mean a budget, attached hereto as Schedule XIII, and all amendments and modifications thereto reasonably approved by Lender.
“Initial Renovations Shortfall” shall have the meaning set forth in Section 7.5.2 hereof.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated February 2, 2007 delivered by Latham & Watkins LLP in connection with the Loan.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(c) hereof.
“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of February 2, 2007, among IP Borrower and HRHI, as debtors, and Lender, as secured party, as modified by the First Loan Document Modification Agreement, the First HRHI Modification Agreement, the Second Loan Document Modification and the HRHI Release and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of November 6, 2007, by and among Lender, First Mezzanine Lender, Second Mezzanine Lender and Third Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Period” shall mean, with respect to any Payment Date, the period commencing on the first day of the calendar month that precedes the month in which such Payment Date occurs and terminating on and including the last day of the calendar month that precedes the month in which such Payment Date occurs; provided, however, that (a) the Interest Period in effect on the date of this Agreement shall be deemed to have commenced on December 9, 2009 and end on December 31, 2009 and (b) no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate).
“Interest Rate Cap Agreement” shall mean, as applicable, an interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender by and among Borrowers and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.
“Interest Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.
“Interest Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
“IP” shall have the meaning ascribed to such term in Section 4.1.37(a) hereof.
“IP Agreements” shall have the meaning ascribed to such term in Section 4.1.37(a) hereof.
“IP Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“IP License” shall have the meaning set forth in Section 5.1.26(a) hereof.
“IP Material Adverse Effect” shall have the meaning ascribed to such term in Section 4.1.37(d) hereof.
“IP Release Price” shall have the meaning set forth in Section 2.5.3(a)(v) hereof.
“IP Sale” shall have the meaning set forth in Section 2.5.3(a) hereof.
“IP Subaccount” shall have the meaning set forth in Section 7.6.4 hereof.
“IP Subaccount Funds” shall have the meaning set forth in Section 2.4.3(g) hereof.
“Joint Venture” shall mean any Person in which an Affiliate Joint Venture Counterparty owns a direct and/or indirect ownership interest, whether in the form of one or more membership interests, one or more partnership interests or capital stock.
“Junior Holder” shall have the meaning set forth in Section 10.25(a) hereof.

“Junior Participation” shall have the meaning set forth in Section 10.25(a) hereof.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. The foregoing definition expressly excludes ordinary course hotel room rentals, but specifically includes the Casino Component Lease.
“Legal Requirements” shall mean, with respect to each Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Gaming Laws and the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, including, without limitation, all Governmental Approvals, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting such Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Lender Monthly Interest Advance” shall have the meaning set forth in Section 3.20 hereof.
“Lender Successor Owner” shall have the meaning set forth in Section 5.1.23 hereof.
“Letter of Credit” shall mean an irrevocable, unconditional (other than ministerial conditions), transferable, clean sight draft letter of credit, as the same may be replaced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least two (2) Business Days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank.
“Letter of Credit Reduction Notice” shall mean a notice, in the form attached hereto as Exhibit P or in such other form as Lender shall reasonably approve, requesting that the issuer of any Required Equity Letter of Credit amend such Required Equity Letter of Credit to evidence a reduction in the amount thereof.
“Liabilities” shall have the meaning set forth in Section 9.3 hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100,000th of 1% (0.00001%)) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender in its reasonable discretion to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender in its reasonable discretion to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.
“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
“Licensed IP” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Lien” shall mean, with respect to each Property, any mortgage, deed of trust, lien, pledge, negative pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting any Borrower, the related Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances. For the avoidance of doubt, “Lien” shall not be deemed to include any Permitted IP Encumbrances.
“Line Item” shall mean a line item of cost or expense set forth in the Loan Budget, as the same may be adjusted in compliance with the terms hereof.
“Line Item Component” shall have the meaning set forth in Section 3.9(b) hereof.
“Liquor Management Agreement” shall mean, with respect to the Hotel/Casino Property and, if applicable, the Adjacent Property, that certain Liquor Management and Employee Services Agreement, dated as of February 2, 2007, between Hotel/Casino Borrower and HRHI, in its capacity as the Liquor Manager, as the same may be amended, modified or supplemented from time to time, pursuant to which the Liquor Manager shall manage all alcoholic beverage services at the Hotel/Casino Property and, if applicable, the Adjacent Property, or, if the context requires, a Replacement Liquor Management Agreement.
“Liquor Manager” shall mean, with respect to the Hotel/Casino Property, HRHI, or, if the context requires, another Qualified Liquor Manager.
“Loan” shall mean the loan made by Lender to Borrowers pursuant to the Original Loan Agreement in a maximum principal amount of up to ONE BILLION THREE HUNDRED SIXTY MILLION and No/100 Dollars ($1,360,000,000.00), which was comprised of the Original Acquisition Loan and the Construction Loan, and which was evidenced by the Original Note, which was prepaid with the Mezzanine Loans on November 6, 2007, and the maximum amount of which that may be funded in the future under the Construction Loan (as defined in the Original Loan Agreement) was increased by $20,000,000.00 on November 6, 2007, both of the foregoing resulting in a maximum principal amount of the Loan from and after November 6, 2007 of up to ONE BILLION THIRTY MILLION and 00/100 Dollars ($1,030,000,000.00), comprised of (i) the Reduced Acquisition Loan, which is evidenced by the Reduced Acquisition Loan Note, and (ii) the Construction Loan, which is evidenced by the Construction Loan Note, and which Loan is otherwise on the terms and conditions set forth in this Agreement and the other Loan Documents.
“Loan Amount” shall mean a maximum principal amount of up to ONE BILLION THIRTY MILLION and 00/100 Dollars ($1,030,000,000.00).
“Loan Budget” shall mean the budget for total estimated Project Costs prepared by Borrowers and approved by Lender in its reasonable discretion, which shall detail all items of direct and indirect costs estimated to be incurred in connection with the construction of the Project, and all amendments and modifications thereto approved by Lender in accordance with this Agreement. The Loan Budget, as of the date hereof, is attached hereto as Exhibit J.
“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Mortgage, the Assignment of Leases, the Environmental Indemnity, each O&M Agreement, the Assignment of Management Agreement, the Assignment of Liquor Management Agreement, the Intellectual Property Security Agreement, the Agreement Regarding Morton Indemnification and Escrow, the Assignment of Contracts, the Non-Recourse Guaranty, the Closing Completion Guaranty, the Construction Completion Guaranty, the HRHI Guaranty, the HRHI Security Agreement, the Cash Management Agreement, the Collateral Assignments of Interest Rate Caps, the Side Letter and all other documents executed and/or delivered in connection with the Loan, as any of the foregoing are modified by any of the First Modification Agreements and/or the Second Modification Agreements and as any of the foregoing hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Aggregate Outstanding Principal Balance and the denominator is equal to the appraised value of the applicable Properties based on one or more appraisals reasonably acceptable to Lender conducted by one or more licensed appraisers.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.
“Lockbox Bank” shall mean Wells Fargo Bank, National Association, or any successor or permitted assigns thereof.
“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
“Main Property” shall have the meaning set forth in Section 2.5.1(a)(xii).
“Major Contractor” shall mean the General Contractor and any other contractor hired by one or more Borrowers or an Affiliate thereof or any subcontractor, in any of the foregoing instances, approved by Lender in its reasonable discretion, and either (i) supplying design services, labor and/or materials in connection with the Project for an aggregate contract price, initially or thereafter by virtue of Change Orders, equal to or greater than (a) for purposes of the definition of “Payment and Performance Bonds” set forth below and all provisions of this Agreement related thereto, and for purposes of all requirements herein for obtaining Lien waivers (except if a lower amount is otherwise expressly provided), $2,000,000.00, and (b) for all other provisions of this Agreement, $5,000,000.00, in each of the foregoing instances, whether pursuant to one contract or agreement or multiple contracts or agreements, or (ii) which relates to major design elements such as engineering, traffic flow and landscape architecture, or (iii) which relates to major project elements such as steel, concrete, HVAC systems, windows, doors and other similar items; provided, that in no event shall any Major Contractor (a) be an Affiliate of any Restricted Party or (b) have any equity interest or any equivalent thereof in any of the Properties or in any Restricted Party.
“Major Contractor’s Consent” shall mean a Major Contractor Certification and Consent Agreement executed and delivered by the applicable Major Contractor in favor of Lender and substantially in the form attached as Exhibit G.
“Major Contracts” shall mean any contract with a Major Contractor.
“Major Lease” shall mean any of the following: (i) any Lease of space at any of the Properties for retail, restaurant or any other use in excess of 20,000 square feet to a single tenant or by the aggregate of one or more affiliated tenants, (ii) any Lease of space at any of the Properties for retail, restaurant or any other use providing for net rental payments (including, without limitation, percentage rent) in excess of $7,500,000 per annum to a single tenant or by the aggregate of one or more affiliated tenants, it being acknowledged and agreed that for purposes of determining whether a new Lease is a Major Lease, percentage rent shall be estimated based on Lender’s reasonable underwriting at the time of Lease execution, (iii) any Lease of space at any of the Properties with an Affiliate of Borrower, or (iv) any Lease that is not the result of arm’s length negotiations.
“Management Agreement” shall mean, with respect to each Property, the property management agreement entered into by and between the applicable Borrower or Borrowers and the applicable Manager, as the same has been and may be amended, modified or supplemented from time to time, pursuant to which such Manager is to provide property management and other services with respect to the Property owned by such Borrower, or, if the context requires, a Replacement Management Agreement.
“Manager” shall mean Morgans Hotel Group Management LLC or, if the context requires, a Qualified Manager who is managing any of the Properties.
“Material Action” shall mean any action to consolidate or merge the applicable Special Purpose Entity with or into any Person, or sell all or substantially all of the assets of such Special Purpose Entity, or to institute proceedings to have the Special Purpose Entity be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Special Purpose Entity or file a petition seeking, or consent to, reorganization or relief with respect to the Special Purpose Entity under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Special Purpose Entity or a substantial part of its property, or make any assignment for the benefit of creditors of the Special Purpose Entity, or admit in writing the Special Purpose Entity’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Special Purpose Entity.
“Material Change Order” shall mean any Change Order with respect to the Project, other than with respect to any guaranteed maximum price Major Contract, that, together with all other Change Orders theretofore entered into with respect to the Project, (i) increases any Line Item in the Loan Budget in excess of the greater of (a) ten percent (10%) over the original amount of such Line Item stated in the Loan Budget, but in no event in excess of $1,000,000.00, or (b) $500,000.00 over the original amount of such Line Item stated in the Loan Budget, and/or (ii) increases the aggregate amount of the Loan Budget in excess of ten percent (10%) over the original amount thereof.
“Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Qualified Extended Maturity Date, or such other date on which the final payment of principal of the Notes becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by either Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May 11, 2006, by and among Morgans Hotel Group Co., MHG HR Acquisition Corp., Hard Rock Hotel, Inc. and Peter A. Morton, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 30, 2007.
“Mezzanine Prepayment” shall have the meaning set forth in the recitals to this Agreement.

“Minimum Gaming Account Balance” shall mean $10,000,000.00, as the same may be increased subject to and in accordance with the provisions of Section 12.3.3 hereof.
“Minor Casualty” shall mean any injury or damage to the Improvements on the Hotel/Casino Property and/or the Adjacent Property, including any partially constructed portion of the Project, (i) the cost of which to Restore, together with any prior such damages which (A) have not yet been Restored or (B) with respect to which Net Proceeds in an amount sufficient for Restoration have not yet been received by Borrowers or Lender as required pursuant to this Agreement, is less than $5,000,000.00, and (ii) is not materially interfering with, and is not, in Lender’s reasonable judgment, reasonably likely to materially interfere with, the progress of construction of the Project.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Monthly Interest Payments” shall mean, collectively, the Reduced Acquisition Loan Monthly Interest Payment and the Construction Loan Monthly Interest Payment.
“Monthly Gaming Requirement Certificate” shall have the meaning set forth in Section 12.2 hereof.
“Morgans Guarantor” shall mean Morgans Group LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Morgans Parent” shall mean Morgans Hotel Group Co., a Delaware corporation, together with its successors and permitted assigns.
“Mortgage” shall mean that certain first priority Construction Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated February 2, 2007, executed and delivered by Borrowers as security for the Loan and encumbering the Properties, as modified by the First Loan Document Modification Agreement and the Second Mortgage Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mortgage and First Mezzanine Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:
(a) the numerator is the Net Cash Flow with respect to the immediately preceding six (6) calendar months as of such date of determination; and
(b) the denominator is the aggregate amount of (a) interest that was due and payable on the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance (computed as if the Construction Loan has been fully funded), and (b) the interest that was due and payable or would have been due and payable under the First Mezzanine Loan as determined based on the contract rate of interest set forth in the First Mezzanine Loan Agreement without giving effect to any accrual of interest on the First Mezzanine Loan, in all instances based on such interest that was due and payable or, as applicable, would have been due and payable for the immediately preceding six (6) calendar months (provided that for purposes of determining the amount of such denominator all computation of interest shall be made assuming the LIBOR component of each applicable interest rate is equal to the greater of actual LIBOR in effect for the applicable time period and a rate equal to one percent (1.0%)) .
“Morton” shall mean Peter A. Morton.
“Morton Assigned IP” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Morton Indemnification” shall mean that certain Indemnification Agreement dated as of May 11, 2006 between Morgans Hotel Group Co., the indirect parent of each of the Borrowers, and Morton, as the same has been and may be amended, modified or supplemented from time to time.
“Named Knowledge Parties” shall have the meaning set forth in Section 4.3 hereof.
“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting (a)(i) Operating Expenses for the Properties, (ii) monthly contributions to the Replacement Reserve Fund and (iii) Extraordinary Expenses and/or Pre-Opening Expenses, in each of the foregoing instances, for such period, from (b) Gross Income from Operations for such period.
“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.
“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for the Properties for such period from Gross Income from Operations for such period.
“Net Proceeds” shall have the meaning set forth in Section 6.4(c) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(c)(vi) hereof.
“Net Worth Requirements” shall mean those requirements set forth on Schedule XV attached hereto and made a part hereof.
“New Mezzanine Loan” shall have the meaning set forth in Section 9.8 hereof.
“Non-Recourse Guaranty” shall mean that certain Guaranty Agreement, dated as of February 2, 2007, from Guarantors to Lender, as modified by the First Guaranty Modification Agreement, the Second Guaranty Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Non-U.S. Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than laws of the United States of America, any State thereof or the District of Columbia.
“Note” and “Notes” shall have the meaning set forth in the recitals of this Agreement.
“Notice” shall have the meaning set forth in Section 10.6 hereof.

“NRS” shall mean the Nevada Revised Statutes, as amended from time to time.
“O&M Agreement” shall mean an Operations and Maintenance Agreement, dated as of February 2, 2007, by and among a Borrower and Lender given in connection with the Loan, as modified by the First Loan Document Modification Agreement and the Second Loan Document Modification Agreement, and as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time. On the Closing Date, O&M Agreements were entered into by each of Hotel/Casino Borrower and Lender and Adjacent Borrower and Lender.
“Obligations” shall mean, collectively, Borrowers’ obligations for the payment of the Debt and the performance of the Other Obligations.
“Officer’s Certificate” shall mean a certificate delivered to Lender by a Borrower or a Guarantor, as applicable, which is signed by an authorized officer or manager of such Borrower or Guarantor or a Constituent Member thereof, as applicable, which shall in all events be subject to Section 9.4 hereof.
“Operating Expense Overfunding” shall have the meaning set forth in Section 5.1.11(d).
“Operating Expense Request” shall have the meaning set forth in Section 2.6.2(b) hereof.
“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and/or management of any of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs, maintenance, environmental and engineering (but excluding utilities) (which ordinary repairs, maintenance, environmental and engineering (but excluding utilities) for the purposes of this definition shall be no less than an assumed expense of $400,000.00 per month, and following the First Full Operating Month, such assumed expense shall increase to $600,000.00 per month, insurance, license fees, property taxes and assessments, sales tax, room occupancy tax, live entertainment tax, advertising expenses, base and incentive management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, interest and fees charged in connection with FF&E, capital and equipment leases, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization with respect to the Properties, Debt Service, debt service under the First Mezzanine Loan, debt service under the Second Mezzanine Loan, debt service under the Third Mezzanine Loan, Capital Expenditures, items that would otherwise constitute Project Costs, Extraordinary Expenses, Pre-Opening Expenses, the cost of any items incurred at any Manager’s expense pursuant to any Management Agreement, non-recurring expenses and contributions to the Replacement Reserve Fund, the Tax and Insurance Escrow Fund and any other reserves required under the Loan Documents. Operating Expenses shall also include the cost (computed in accordance with GAAP) of any complimentary food, beverages, hotel room and/or other amenities provided to any customers or guests of the Hotel/Casino Property, including, without limitation, under the Casino Component Lease, under the Liquor Management Agreement and/or under any Management Agreement. Notwithstanding the foregoing, references herein to Operating Expenses that are to be funded from amounts on deposit in the Cash Management Account or from any reserve established hereunder shall refer to actual Operating Expenses incurred by Borrower in lieu of cash Operating Expenses computed in accordance with GAAP.
“Operating Permits” shall have the meaning set forth in Section 4.1.22 hereof.
“Original Acquisition Loan” shall mean that portion of the Loan made by Original Lender to Borrowers on the Closing Date pursuant to the Original Loan Agreement in the principal amount of $760,000,000.00.
“Original Acquisition Loan Advance” shall mean the advance of the Original Acquisition Loan made on the Closing Date pursuant to the provisions of the Original Loan Agreement.
“Original Construction Loan Note” shall have the meaning set forth in the recitals to this Agreement.
“Original Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Original Note” shall have the meaning set forth in the recitals to this Agreement.
“Original Reduced Acquisition Loan Note” shall have the meaning set forth in the recitals to this Agreement.
“Original Reduced Notes” shall have the meaning set forth in the recitals to this Agreement.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against such Property or any part thereof.
“Other Obligations” shall mean (a) the performance of all obligations of each Borrower contained herein; (b) the performance of each obligation of each Borrower contained in any other Loan Document; and (c) the performance of each obligation of each Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, either of the Notes or any other Loan Documents.
“Other Taxes” means any and all stamp or documentary taxes or any other excise or property taxes, or similar governmental charges or levies imposed, enacted or to become effective after the date hereof, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement. Other Taxes shall not include Excluded Taxes.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan (which shall be comprised of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance).
“Owned IP” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Partial Release Parcel” shall have the meaning set forth in Section 2.5.1(a) hereof.
“Payment and Performance Bonds” shall mean dual-obligee payment and performance bonds relating to each Major Contractor other than the General Contractor, issued by a surety company or companies and in form and content reasonably acceptable to Lender, in each case in an amount not less than the full contract price, together with a dual obligee and modification rider in form reasonably acceptable to Lender which shall be attached thereto.
“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day. The first Payment Date was February 9, 2007 for all purposes of this Agreement other than the payment of the Monthly Interest Payments (because Borrowers and Lender acknowledge that stub interest through February 9, 2007 was paid on the Closing Date) and the required deposits to the Tax and Insurance Escrow Fund (because Borrowers and Lender acknowledge that the required initial deposit to the Tax and Insurance Escrow Fund through February 9, 2007 was deposited on the Closing Date), and the first Payment Date for purposes of the Monthly Interest Payments and the required deposits to the Tax and Insurance Escrow Fund was March 9, 2007.
“Permitted Adjacent/Café Uses” shall have the meaning set forth in Section 4.1.11 hereof.
“Permitted Encumbrances” shall mean, with respect to a Property, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) such other title and survey exceptions, documents, agreements or instruments as Lender has approved or may approve in writing in Lender’s reasonable discretion, (e) easements, restrictions, covenants and/or reservations which are necessary for the operation of such Property that do not and would not have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of any Borrower, any Guarantor or any Property or (ii) the value of, or cash flow from, any Property, (f) zoning restrictions and/or laws affecting such Property that do not and would not have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of any Borrower, any Guarantor or any Property or (ii) the value of, or cash flow from, any Property, (g) the Liens securing any Existing FF&E Leases and/or any Permitted Future FF&E Leases, and (h) any other Liens which are being duly contested in accordance with the provisions of Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage, but only for so long as such contest shall be permitted pursuant to said Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage, as applicable.

“Permitted Future FF&E Leases” shall have the meaning set forth in the definition of “Special Purpose Entity” set forth below.
“Permitted Gaming Expense” shall have the meaning set forth in Section 12.3.2 hereof.
“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
“Permitted IP Encumbrances” shall mean, with respect to the IP, collectively (a) the Liens and security interests created by the Loan Documents, (b) such other Liens or security interests as Lender may approve in writing in Lender’s sole discretion, (c) the Liens on the IP set forth on Schedule XI hereto, which were extinguished on or prior to the Closing Date, and (d) any other IP Agreements permitted under this Agreement.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Property.
“Physical Conditions Report” shall mean, with respect to each Property, a report prepared by a company reasonably satisfactory to Lender regarding the physical condition of such Property, reasonably satisfactory in form and substance to Lender.
“Pink Taco IP” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Pink Taco License” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Plans and Specifications” shall mean the plans and specifications for the Project prepared by the Architect and reasonably approved by Lender in accordance with the terms hereof, as the same may be amended and supplemented from time to time in accordance with the terms of this Agreement (including by Change Orders).
“Policies” shall have the meaning specified in Section 6.1(b) hereof.
“Pre-Opening Expenses” shall mean any and all actual out-of-pocket costs and expenses incurred by any Borrower prior to the opening of any separate and distinct income producing component of the Property, provided that the following costs and expenses shall not be or be deemed to be a Pre-Opening Expense hereunder: (a) any Hard Costs and Soft Costs (it being agreed that solely for purposes of interpreting this definition, Soft Costs shall not include costs of the nature or scope set forth on the Line Item of the Loan Budget denominated “Pre-Opening Expenses”) or other costs or expenses incurred in connection with the construction of the Project and/or such income producing component, (b) any costs or expenses that support in any manner or are in any way related to the operation or improvement (beyond the initial opening of any such income producing component) of any other income producing component of the Property, (c) any costs or expenses incurred or to be incurred in providing entertainment to guests, investors or other Persons in connection with such income producing component (regardless of when such cost or expense was or is to be incurred), and (d) any cost or expense (i) constituting an Operating Expense, Capital Expenditure or Extraordinary Expense, (ii) incurred by any Manager or HRHI (other than in connection with their respective obligations under the Management Agreement or Liquor Management Agreement, respectively), (iii) incurred in connection with the payment of Debt Service and/or debt service under any or all of the First Mezzanine Loan, Second Mezzanine Loan and/or Third Mezzanine Loan or (iv) arising in connection with any contributions to any reserves required under the Loan Documents.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., and (d) all other Legal Requirements relating to money laundering or terrorism.
“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-hundredth (100th) of one percent (1%). If The Wall Street Journal ceases to publish the “Prime Rate”, Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.
“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Reduced Acquisition Loan Spread or the Construction Loan Spread, as applicable, on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.
“Prior Day’s Cash Receipts” shall have the meaning set forth in Section 2.6.1(c).
“Project” shall mean those renovations and improvements (exclusive of the Initial Renovations) expected to be constructed and performed on the Hotel/Casino Property and the Adjacent Property in accordance with the terms of this Agreement and the other Loan Documents, including, without limitation, a parking facility, an expansion of the hotel and casino on the Hotel/Casino Property and the construction of an approximately 440 room hotel facility, as generally described on Schedule II attached hereto and as more particularly described in the Plans and Specifications.

“Project Costs” shall mean, collectively, all Hard Costs and Soft Costs incurred or to be incurred in connection with the financing, development, design, engineering, procurement, installation and construction of the Project until Final Completion thereof, in each case as set forth in the Loan Budget.
“Property” and “Properties” shall mean, individually and collectively, each and every one of the Hotel/Casino Property, the Café Property and the Adjacent Property that, as of any particular date, is subject to the terms of this Agreement, the Mortgage and the other Loan Documents.
“Provided Information” shall mean any and all financial and other information prepared and provided by any Borrower, any Manager, HRHI or any Guarantor or under the supervision or control of any Borrower, any Manager, HRHI or any Guarantor (but excluding third party independent reports) with respect to one or more of the Properties, the IP, any Borrower, any First Mezzanine Borrower, any Second Mezzanine Borrower, any Third Mezzanine Borrower, any Manager, HRHI and/or any Guarantor.
“Publicly Traded Company” shall mean any Person with a class of securities traded on a national or international securities exchange and/or registered under Section 12(b) or 12(g) of the Securities Exchange Act or 1934.
“Punch List Items” shall mean, collectively, minor or insubstantial details of construction, decoration, mechanical adjustment or installation, which do not materially hinder or impede the use, operation, or maintenance of the Project.
“Purchaser Licensed IP” shall have the meaning set forth in Section 2.5.3(a)(xi) hereof.
“PWR/RWB Escrow Agreement” shall mean that certain Escrow Agreement dated as of May 11, 2006 between PM Realty, LLC, Red, White and Blue Pictures, Inc., Morton, 510 Development Corporation, Morgans Hotel Group Co., the indirect parent of each of the Borrowers, Morgans Group LLC and Chicago Title Agency of Nevada, Inc., as the same has been and may be amended, modified or supplemented from time to time.
“Qualified Extended Maturity Date” shall have the meaning set forth in Section 2.7.2 hereof.
“Qualified Extension Option” shall have the meaning set forth in Section 2.7.2 hereof.
“Qualified Extension Term” shall have the meaning set forth in Section 2.7.2 hereof.
“Qualified Gaming Operator” shall mean (a) Gaming Borrower or (b) a reputable and experienced gaming operator (which may be an Affiliate of any Borrower) possessing experience in supervising, operating and managing gaming activities at properties similar in size, scope, use and value as the Hotel/Casino Property, provided, that with respect to any Person under any of the foregoing clauses (a) or (b), such Person shall have, at all times during its engagement as Gaming Operator, all required approvals and licenses from all applicable Governmental Authorities, including, without limitation, all Gaming Authorities, and provided, further, that with respect to the foregoing clause (b): (i) such Person shall be reasonably acceptable to Lender and such Person shall agree to operate the gaming operations at the Hotel/Casino Property pursuant to one or more written agreements previously approved by Lender in its reasonable discretion (including, by way of example but without limitation, a new lease and/or sublease and related recognition agreement), (ii) after a Securitization has occurred, Borrowers shall have obtained prior written confirmation from the applicable Rating Agencies that the supervision, operation and management of the gaming activities at the Hotel/Casino Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (iii) if such Person is an Affiliate of any Borrower, (A) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrowers shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Borrowers, or (B) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrowers shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Borrowers.
“Qualified Guarantor Transferee” shall mean any one or more of the following:
(a) an investment trust, bank, saving and loan association, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan;
(b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, as amended, or an entity that is an “accredited investor” within the meaning of Regulation D under the Securities Act, as amended;
(c) an institution substantially similar to any of the entities described in the foregoing clause (i) or (ii);
(d) any entity Controlling or Controlled by or under common Control with any of the entities described in the foregoing clause (i) or (ii);
(e) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least Investment Grade or (b) who, together with its Affiliates, (A)(x) owns in its entirety, or (y) owns a general partnership interest, managing membership interest or other equivalent ownership and management interest in, an entity that owns, or (z) operates, at least ten (10) full service hotels exclusive of the Properties totaling in the aggregate no less than 3,500 rooms; or
(f) any other Person (including opportunity funds) that has been approved as a Qualified Guarantor Transferee by the Rating Agencies.
“Qualified Liquor Manager” shall mean either (a) HRHI, (b) Gaming Borrower, (c) Hotel Casino Borrower, or (d) a reputable and experienced liquor management organization (which may be an Affiliate of any Borrower) possessing experience in managing all or substantially all alcoholic beverage services at properties similar in size, scope, use and value as the Hotel/Casino Property, provided, that (i) any Person referred to in the foregoing clause (a)

through (d) shall have, at all times during its engagement as the Liquor Manager, all Governmental Approvals necessary to provide all alcoholic beverage services at the Hotel/Casino Property, and (ii) with respect to clause (d) above, (A) after a Securitization has occurred, Borrowers shall have obtained prior written confirmation from the applicable Rating Agencies that management of all alcoholic beverage services at the Hotel/Casino Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (B) if such Person is an Affiliate of any Borrower, (1) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrowers shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Borrowers, or (2) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrowers shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Borrowers.
“Qualified Manager” shall mean either (a) any Manager with respect to the Property it is managing on the date hereof, or (b) in the reasonable judgment of Lender, a reputable and experienced property management organization (which may be an Affiliate of any Borrower or Guarantor) possessing experience in managing properties similar in size, scope, use and value as the applicable Property, provided, that with respect to clause (b) above, (i) after a Securitization has occurred, Borrowers shall have obtained prior written confirmation from the applicable Rating Agencies that management of the applicable Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) if such Person is an Affiliate of any Borrower, (A) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrowers shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Borrowers, or (B) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrowers shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Borrowers.
“Qualified Real Estate Guarantor” shall mean (i) Morgans Group LLC or (ii) a Qualified Guarantor Transferee that is regularly engaged in (x) the business of making or owning commercial real estate loans (including mezzanine loans with respect to commercial real estate), (y) operating hospitality properties, or (z) employing executive level employees with at least ten (10) years of experience with regard to the same as part of a business segment or business sector of a Qualified Guarantor Transferee.
“Rank” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Rank IP” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Rank License” shall have the meaning set forth in Section 4.1.37(b) hereof.
“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
“Re-Dating” shall have the meaning set forth in Section 9.2 hereof.
“Reduced Acquisition Loan” shall have the meaning set forth in Section 2.1.2 hereof.
“Reduced Acquisition Loan Debt” shall mean the aggregate outstanding principal amount set forth in, and evidenced by, the Reduced Acquisition Loan Note, together with all interest accrued and unpaid thereon and all other sums (including, the applicable Unused Advance Fee, Administrative Agent Fee and Exit Fee) payable in connection with the applicable transaction due to Lender in respect of the Reduced Acquisition Loan Note.
“Reduced Acquisition Loan Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1 hereof.
“Reduced Acquisition Loan Note” shall have the meaning set forth in the recitals of this Agreement.
“Reduced Acquisition Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Reduced Acquisition Loan.
“Reduced Acquisition Loan Spread” shall mean, subject to application of the Default Rate, 2.3536585366%; provided, however, that if Substantial Completion has not occurred on or before May 1, 2010, the Reduced Acquisition Loan Spread shall increase to 2.6305595409% from and including May 1, 2010 through but excluding the first Payment Date following Substantial Completion, following which the Reduced Acquisition Loan Spread shall again be 2.3536585366%.
“Refinancing Loan” shall mean a loan or loans (i) the proceeds of which is/are used in whole or in part to refinance the Loan, and/or (ii) is/are secured by a lien on any of the Properties and/or the IP and/or the direct or indirect ownership interests in one or more Borrowers.
“Register” shall have the meaning set forth in Section 10.26.
“Registered,” with respect to any IP, means any IP issued by, registered with, renewed by or the subject of a pending application before, any Governmental Authority or Internet domain name registrar.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Reimbursement Contribution” shall have the meaning set forth in Section 15.2 hereof.
“Related Loan” shall mean a loan to an Affiliate of any Borrower or secured by a Related Property, that is included in a Securitization with the Loan or any Component.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Property.
“Release Parcel Release Price” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.
“Release Parcel Purchaser” shall have the meaning set forth in Section 2.5.1(a) hereof.
“Release Parcel Sale” shall have the meaning set forth in Section 2.5.1(a) hereof.
“Remaining Adjacent Property” shall mean that portion of the Adjacent Property that does not constitute the Partial Release Parcel.
“REMIC Requirements” shall have the meaning set forth in Section 2.5.1(a) hereof.
“Remaining Construction Loan Advance” shall have the meaning set forth in Section 3.1 hereof.
“Rents” shall mean, with respect to each Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues (including liquor revenues), deposits (including, without limitation, security deposits, utility deposits and deposits for rental of rooms, but excluding deposits for rental of banquet space or business or conference meeting rooms), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to any Property (including without limitation the Liquor Management Agreement or Replacement Liquor Management Agreement and any future gaming lease or sublease), and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower, any Manager or any of their respective agents or employees from any and all sources arising from or attributable to any Property and/or the Improvements thereon, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and net credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, revenues from telephone services, internet services, laundry services and television, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of any Property or rendering of services by any Borrower or any operator or manager of the hotel or the commercial space located in any of the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), net license, lease, sublease and net concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges and vending machine sales.
“Replacement Collateral Assignment of Interest Rate Cap” shall mean any collateral assignment of Interest Rate Cap Agreement executed by Borrowers for the benefit of Lender in connection with any of the Qualified Extension Terms, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms substantially identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade of the long-term unsecured debt rating of the Counterparty; provided, that with respect to any Replacement Interest Rate Cap Agreement to be delivered by Borrowers to Lender in connection with Borrower’s exercise of any Extension Option, the strike price shall be the Strike Price applicable to such Extension Option being exercised; and, provided, further, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement reasonably approved in writing by Lender.
“Replacement Liquor Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Liquor Manager substantially in the same form and substance as the Liquor Management Agreement being replaced, or (ii) a liquor management agreement with a Qualified Liquor Manager, which liquor management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after the occurrence of a Securitization, Lender, at its option, may require that Borrowers obtain confirmation from the applicable Rating Agencies that such liquor management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of liquor management agreement and subordination of liquor management fees in a form reasonably acceptable to Lender, executed and delivered to Lender by Borrowers and such Qualified Liquor Manager at Borrowers’ expense.
“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement being replaced, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after the occurrence of a Securitization, Lender, at its option, may require that Borrowers obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrowers and such Qualified Manager at Borrowers’ expense.
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Requested Disbursement Date” shall have the meaning set forth in Section 3.6 hereof.
“Required Equity Amount” shall mean $130,410,044.52, which was delivered to Lender by Guarantors on behalf of Borrowers in the form of a Required Equity Letter of Credit on the Construction Qualification Date.
“Required Equity Letter of Credit” shall mean a Letter of Credit delivered by Borrowers (or one or more Guarantors on behalf of Borrowers) to satisfy the requirement to fund the Required Equity Amount or any Subsequent Required Equity Amount, and which may include certain Letters of Credit delivered previously by Borrower in connection with certain pre-construction work that was commenced prior to the Construction Qualification Date, in each case which satisfies the conditions set forth in Section 3.3(d) hereof.
“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Working Capital Reserve Fund, the Initial Renovation Reserve Fund, the Interest Reserve Fund, the General Reserve Fund, any funds on deposit in the Construction Loan Reserve Account, any Shortfall Funds and any other escrow fund established pursuant to the Loan Documents.
“Restoration” shall mean the repair and restoration of a Property after a Casualty or Condemnation as nearly as possible to the condition such Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender to the extent required hereunder.
“Restoration Threshold” shall mean Ten Million Dollars ($10,000,000.00).
“Restoration Value Threshold” shall mean that (i) in the case of a Condemnation, the Net Proceeds are less than 15% of the then current fair market value of the applicable Property, and (ii) in the case of a Casualty, the Net Proceeds are less than 30% of the then current fair market value of the applicable Property.
“Restricted Party” shall mean, collectively, each Borrower, each First Mezzanine Borrower, each Second Mezzanine Borrower, each Third Mezzanine Borrower, HRHI, HR Holdings and each Guarantor.
“Retainage” shall mean, for each construction contract and subcontract, the greater of (i) ten percent (10%) of all Hard Costs funded to the Trade Contractor (or any General Contractor to the extent any General Contractor is performing the work) under such contract or subcontract until such time as the work to be provided thereunder is fifty percent (50%) complete as reasonably determined and certified by the Construction Consultant, at which time the retainage holdback upon each subsequent payment under such contract or subcontract shall be reduced to such amount as is necessary to maintain a retainage holdback, taking into account the amount already being held back, equal to at least five percent (5%) of the total amount of the applicable contract or subcontract, including any increases thereto, and (ii) the actual retainage under such contract or subcontract.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of, or a grant of option with respect to, a legal or beneficial interest.
“Sale Request” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.
“Second Guaranty Modification Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Second HRHI Modification Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Second Loan Document Modification Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Second Mezzanine Applicable Interest Payment” shall mean (a) with respect to (i) the interest payment due under the Second Mezzanine Loan on the Payment Date occurring in January, 2010, $300,207.38, and (ii) each interest payment due under the Second Mezzanine Loan commencing on and including the interest payment due on the Payment Date occurring in February, 2010 through and including the interest payment due on the Payment Date occurring in February, 2011, monthly interest payments on the Second Mezzanine Loan Outstanding Principal Balance based on an interest rate equal to “LIBOR” (as defined in the Second Mezzanine Loan Agreement) plus 2.25%, and (b) with respect to each interest payment due under the Second Mezzanine Loan on each Payment Date occurring on or after March, 2011, monthly interest payments on the Second Mezzanine Loan Outstanding Principal Balance based on an interest rate equal to “LIBOR” plus 2.25%, unless either (i) the Mortgage and First Mezzanine Debt Service Coverage Ratio is then equal to or greater than 1.50 to 1.00 or (ii) the Debt Yield is then equal to or greater than 9.0%, and in either such event, the Second Mezzanine Applicable Interest Payment shall be equal to the Second Mezzanine Monthly Interest Payment. Without limiting the foregoing, the interest payments comprising the Second Mezzanine Applicable Interest Payment shall be computed on the then outstanding principal balance of the Second Mezzanine Loan, which for purposes of computing such interest payments shall not include any Second Mezzanine Initial Accrual Amount or Second Mezzanine Subsequent Accrual Amount.
“Second Mezzanine Borrower” and “Second Mezzanine Borrowers” shall mean, individually or collectively, as applicable, HRHH Gaming Junior Mezz, LLC, a Delaware limited liability company, and HRHH JV Junior Mezz, LLC, a Delaware limited liability company, each in its capacity as a borrower under the Second Mezzanine Loan, together with its or their successors or permitted assigns.
“Second Mezzanine Cash Management Account” shall mean the “Second Mezzanine Cash Management Account” established under the Second Mezzanine Loan Documents.
“Second Mezzanine Debt” shall mean the “Debt” as defined in the Second Mezzanine Loan Agreement.

“Second Mezzanine Default” shall mean a “Default” as defined in the Second Mezzanine Loan Agreement.
“Second Mezzanine Event of Default” shall mean an “Event of Default” as defined in the Second Mezzanine Loan Agreement.
“Second Mezzanine Initial Accrual Amount” shall mean the aggregate of all Second Mezzanine Initial Interest Differential Amounts, together with interest thereon computed at a rate of interest equal to “LIBOR” (as defined in the Second Mezzanine Loan Agreement) plus 7.20%, compounded monthly in accordance with the terms of the Second Mezzanine Loan Agreement.
“Second Mezzanine Initial Interest Differential Amount” shall mean the positive difference, if any, between (a) the Second Mezzanine Monthly Interest Payment due on any Payment Date occurring from and after the Payment Date occurring in January, 2010 through and including the Payment Date occurring in November, 2011 and (b) the Second Mezzanine Applicable Interest Payment payable on each such date.
“Second Mezzanine Lender” shall mean NRFC WA Holdings, LLC (as successor in interest to Column Financial, Inc.), in its capacity as holder of the Second Mezzanine Loan, its successors and assigns.
“Second Mezzanine Loan” shall mean a loan in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) made by Second Mezzanine Lender to Second Mezzanine Borrowers.
“Second Mezzanine Loan Agreement” shall mean that certain First Amended and Restated Second Mezzanine Loan Agreement dated as of the date hereof between Second Mezzanine Lender and Second Mezzanine Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.
“Second Mezzanine Loan Documents” shall mean the Second Mezzanine Loan Agreement and all other documents evidencing and/or securing the Second Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.
“Second Mezzanine Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Second Mezzanine Loan.
“Second Mezzanine Obligations” shall mean the “Obligations” as defined in the Second Mezzanine Loan Agreement.
“Second Mezzanine Monthly Interest Payment” shall mean the “Monthly Interest Payment” as defined in the Second Mezzanine Loan Agreement (which Monthly Interest Payment shall be computed at the contract rate set forth in the Second Mezzanine Loan Agreement of “LIBOR” (as defined in the Second Mezzanine Loan Agreement) plus 7.20% or, as applicable, the “Prime Rate” plus the “Prime Rate Spread” (each as defined in the Second Mezzanine Loan Agreement). Without limiting the foregoing, the interest payments comprising the Second Mezzanine Monthly Interest Payment shall be computed on the then outstanding principal balance of the Second Mezzanine Loan, which for purposes of computing such interest payments shall not include any Second Mezzanine Initial Accrual Amount or Second Mezzanine Subsequent Accrual Amount.
“Second Mezzanine Subsequent Accrual Amount” shall mean the aggregate of all Second Mezzanine Subsequent Interest Differential Amounts, together with interest thereon computed at a rate of interest equal to “LIBOR” (as defined in the Second Mezzanine Loan Agreement) plus 7.20%, compounded monthly in accordance with the terms of the Second Mezzanine Loan Agreement.
“Second Mezzanine Subsequent Interest Differential Amount” shall mean the positive difference, if any, between (a) the Second Mezzanine Monthly Interest Payment with respect to any Payment Date occurring from and after the Payment Date occurring in December, 2011 through and including the Maturity Date (as the same may be extended in accordance with the terms hereof) and (b) the Second Mezzanine Applicable Interest Payment payable on each such date.
“Second Modification Agreements” shall mean, collectively, the Second Loan Document Modification Agreement, the Second Mortgage Modification Agreement, the Second HRHI Modification Agreement and the Second Guaranty Modification Agreement.
“Second Mortgage Modification Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Second Qualified Extended Maturity Date” shall mean February 9, 2012.
“Second Qualified Extension Option” shall have the meaning set forth in Section 2.7.2(b) hereof.
“Second Qualified Extension Term” shall have the meaning set forth in Section 2.7.2(b) hereof.
“Section 2.6.2(b) Priority Funds” shall have the meanings set forth in Section 2.6.2(b) hereof.
“Section 2.6.2(c) Priority Funds” shall have the meanings set forth in Section 2.6.2(c) hereof.
“Section 7.6.2(b) Accrual/Equity Funds” shall have the meaning set forth in Section 7.6.2(b) hereof.
“Section 7.6.3 Accrual/Equity Funds” shall have the meaning set forth in Section 7.6.3 hereof.
“Securities” shall have the meaning set forth in Section 9.1(a) hereof.
“Securities Act” shall have the meaning set forth in Section 9.3 hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.
“Servicer” shall have the meaning set forth in Section 9.7 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 9.7 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Shortfall” shall mean, at any given time, the amount by which the sum of (i) the unfunded portion of the Construction Loan Amount, taking into account the existing unapplied Contingency Line Items and applying a percentage of completion analysis with respect thereto, (ii) any General Reserve Funds then on deposit in the General Reserve Account, if any, and (iii) any funds then on deposit in the Construction Loan Reserve Account, is less than the actual sum, as reasonably estimated by Lender (based on advice of Construction Consultant with respect to construction related costs), which will be required to complete the Project in accordance with the Plans and Specifications, the Loan Budget and all Legal Requirements, and to pay all unpaid Project Costs in connection therewith, excluding, however, the payment of Debt Service, debt service on the First Mezzanine Loan, debt service on the Second Mezzanine Loan and debt service on the Third Mezzanine Loan.
“Shortfall Account” shall have the meaning set forth in Section 3.12(b) hereof.
“Shortfall Funds” shall have the meaning set forth in Section 3.12(a) hereof.
“Side Letter” shall mean that certain letter agreement dated as of the date hereof by and among Borrowers, First Mezzanine Borrowers, Second Mezzanine Borrowers, Third Mezzanine Borrowers, Lender, First Mezzanine Lender, Second Mezzanine Lender and Third Mezzanine Lender.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Soft Costs” shall mean, collectively, the costs set forth in the Loan Budget which are not Hard Costs, including, without limitation, fees and expenses of any architect or engineer engaged in connection with the Project, fees and expenses of Borrowers’ counsel and Lender’s counsel, fees and expenses of the Construction Consultant and the Administrative Agent, Debt Service, Pre-Opening Expenses, operating supplies and equipment and such other costs as are set forth in the Loan Budget.
“Special Purpose Entity” shall mean a limited partnership or limited liability company that since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:
(a) was, is and will be organized solely for the purpose of (i)(A) acquiring, developing, constructing, owning, holding, selling, leasing, transferring, exchanging, managing and operating one of the Properties or the IP and incidental personal and intangible property related thereto, (B) with respect to Adjacent Borrower, owning all of the membership interests in one or more Subsidiary Transferees, (C) operating the gaming and/or liquor operations at the

Hotel/Casino Property and owning incidental personal and intangible property related thereto, (D) entering into the Loan Documents (as and when executed), including any predecessor loan agreement and documents related thereto, (E) refinancing its Property or the IP in connection with repayment of the Loan, and/or (F) transacting lawful business that is incident, necessary and appropriate to accomplish any of the foregoing; or (ii) acting as a general partner of the limited partnership that owns one of the Properties or the IP or that acts as the gaming operator and/or liquor manager at the Hotel/Casino Property or managing member of the limited liability company that owns one of the Properties or the IP or that acts as the gaming operator and/or liquor manager at the Hotel/Casino Property;
(b) has not been and is not engaged in, and will not engage in, any business unrelated to (i)(A) the construction, financing, acquisition, development, ownership, management or operation of one of the Properties or the IP and incidental personal and intangible property related thereto, (B) with respect to Adjacent Borrower, owning all of the membership interests in one or more Subsidiary Transferees, or (C) operating the gaming operations and/or liquor operations at the Hotel/Casino Property and owning incidental personal and intangible property related thereto, (ii) acting as general partner of the limited partnership that owns one of the Properties or the IP or that acts as the gaming operator and/or liquor manager at the Hotel/Casino Property, or (ii) acting as managing member of the limited liability company that owns one of the Properties or the IP or that acts as the gaming operator and/or liquor manager at the Hotel/Casino Property;
(c) has not had, does not have and will not have any assets other than those related to one of the Properties or the IP or the gaming and/or liquor operations at the Hotel/Casino Property or, with respect to Adjacent Borrower, the membership interests in one or more Subsidiary Transferees, or, if such entity is a general partner in a limited partnership, its general partnership interest in the limited partnership that owns one of the Properties or the IP or that acts as the gaming operator and/or liquor manager at the Hotel/Casino Property, or, if such entity is a managing member of a limited liability company, its membership interest in the limited liability company that owns one of the Properties or the IP or that acts as the gaming operator and/or liquor manager at the Hotel/Casino Property;
(d) has not engaged, sought or consented to, and to the fullest extent permitted by law, will not engage in, seek or consent to, any: (i) dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets outside of its ordinary course of business and other than as expressly permitted in this Agreement; (ii) other than as expressly permitted in this Agreement, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a managing member in a limited liability company); or (iii) amendment of its limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition unless Lender issues its prior written consent, which consent shall not be unreasonably withheld, and, after the occurrence of a Securitization, the confirmation in writing from the applicable Rating Agencies that such amendment will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization;

(e) if such entity is a limited partnership, has had, now has, and will have, as its only general partners, Special Purpose Entities that are limited liability companies;
(f) if such entity is a limited liability company with more than one member, has had, now has and will have at least one member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors that will not cause or allow the taking of any Material Action with respect to the limited liability company or its subsidiary(ies) without the unanimous consent of each Independent Director or a limited liability company that has at least two (2) Independent Managers that will not cause or allow the taking of any Material Action with respect to the limited liability company or its subsidiary(ies) without the unanimous consent of each Independent Manager and that, in either instance, owns at least one-tenth of one percent (.10%) of the equity of the limited liability company;
(g) if such entity is a limited liability company with only one member, has been, now is, and will be, a limited liability company organized in the State of Delaware that (i) has as its only member a non-managing member; (ii) has at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the taking of any “Material Action” (as defined in such entity’s operating agreement) without the unanimous affirmative vote of one hundred percent (100%) of the member and such entity’s two (2) Independent Managers; (iii) at least one (1) springing member (or two (2) springing members if such springing members are natural persons who will replace a member of such entity seriatim not simultaneously) that will become a member of such entity upon the occurrence of an event causing the member to cease to be a member of such limited liability company; and (iv) whose membership interests constitute and will constitute “certificated securities”(as defined in the Uniform Commercial Code of the States of New York and Delaware);
(h) if such entity is (i) a limited liability company, has had, now has and will have an operating agreement, or (ii) a limited partnership, has had, now has and will have a limited partnership agreement, that, in each case, provides that such entity will not: (A) to the fullest extent permitted by law, take any actions described in Subsection (d)(i) above; (B) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition, in each instance, without the prior written consent of Lender, which consent shall not be unreasonably withheld, and, after the occurrence of a Securitization, confirmation in writing from the applicable Rating Agencies that engaging in such other business activity or such amendment, as applicable, will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization; or (C) without the affirmative vote of two (2) Independent Managers and of all the partners or members of such entity, as applicable (or the vote of two (2) Independent Managers of its general partner or managing member, if applicable), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
(i) has been, is and will remain solvent and has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, this provision shall not require the equity owner(s) of such entity to make any additional capital contributions; and provided further that in the event a Funding Borrower makes any Contribution to any other Borrower by paying any of the debts and liabilities of such other Borrower such Contribution shall not in and of itself be deemed to violate the provisions of this clause (i) and shall entitle such Funding Borrower to the benefits set forth in Article XV of this Agreement;
(j) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(k) other than as provided in the Cash Management Agreement or in any Management Agreement with respect to one or more other Borrowers, has maintained and will maintain its accounts, books and records separate from any other Person (except other Borrowers) and has filed and will file its own tax returns, except to the extent that it has been or is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
(l) has maintained and will maintain its own (except with other Borrowers) records, books, resolutions (if any) and agreements;
(m) other than as provided in the Cash Management Agreement or in any Management Agreement with respect to one or more other Borrowers, (i) has not commingled and will not commingle its funds or assets with those of any other Person; and (ii) has not participated and will not participate in any cash management system with any other Person;
(n) has held and will hold its assets in its own name;
(o) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of any Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;
(p) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (or such other accounting basis acceptable to Lender); provided, however, that a Borrower’s assets may be included in a consolidated financial statement of its Affiliate, provided, that (i) an appropriate notation shall be made on such consolidated financial statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or of any other Person and (ii) such assets shall also be listed on such Special Purpose Entity’s own separate balance sheet;
(q) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain, or will enter into a contract with an Affiliate to maintain, which contract shall be reasonably satisfactory to Lender in form and substance and shall be subject to the requirements of clause (dd) below, a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, this provision shall not require the equity owner(s) of such entity to make any additional capital contributions; and provided further that in the event any Funding Borrower makes any Contribution to any Borrower by paying any of the liabilities and expenses of such other Borrower such Contribution shall not in and of itself be deemed to violate the provisions of this clause (q) and shall entitle such Funding Borrower to the benefits set forth in Article XV of this Agreement;
(r) has observed and will observe all Delaware or Nevada, as applicable, partnership or limited liability company formalities, as applicable;
(s) has not incurred and will not incur any Indebtedness other than (i) the Debt, Taxes and Other Charges, (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding two percent (2%) of the then Outstanding Principal Balance (not including any trade payables in an amount not to exceed $200,000 that are the subject of a good faith dispute by a Borrower, in appropriate proceedings therefor, and for which adequate reserves have been established by such Borrower); provided that any Indebtedness incurred pursuant to subclause (ii) shall be (A) paid within sixty (60) days of the date incurred (other than attorneys’ and other professional fees) and (B) incurred in the ordinary course of business, (iii) the FF&E, capital and equipment leases shown on Schedule V(A) attached hereto and made a part hereof, provided, that amounts due thereunder shall be paid within sixty (60) days of the date when due (collectively, the “Existing FF&E Leases”), (iv) any FF&E, capital and equipment leases hereinafter entered into in connection with any of the Properties in the ordinary course of business (including, without limitation, the capital and equipment leases shown on Schedule V(B)) (such leases, the “Preapproved Equipment Leases”), provided that the aggregate principal amount payable thereunder (which aggregate principal amount shall include at all times while the same are outstanding the aggregate principal amount payable under the PreApproved Equipment Leases) does not exceed $16,957,739 and shall be paid within sixty (60) days of the date when due (any such leases, collectively, the “Permitted FF&E Leases”) (it being agreed, however, that (A) with respect to any Preapproved Equipment Lease with PDS Gaming as disclosed on Schedule V(B), Borrowers shall be required to deposit into the Construction Loan Reserve Account in accordance with Section 7.7.1 hereof the gross sales proceeds payable in connection with the sale-leaseback transaction that will result in the execution of any such Preapproved Equipment Lease and (B) with respect to any FF&E, capital or equipment lease entered into prior to, on or after the date hereof, in which the value of the property leased (as of the date of such lease as reasonably determined by Lender) is equal to or in excess of $1,000,000, Borrower shall (1) deliver to Lender a subordination, non-disturbance and attornment agreement reasonably acceptable to Lender simultaneous with, and as a condition to, the execution of any such lease, in the event of any such lease which is entered into on or after the date hereof or (2) use good faith efforts to deliver to Lender on or prior to the date which is sixty (60) days after the date hereof, a subordination, non-disturbance and attornment agreement reasonably acceptable to Lender in connection with any such lease entered into prior to the date hereof) , and (v) any Letters of Credit required or permitted to be furnished hereunder or any reimbursement obligation with respect thereto;

(t) except as contemplated under Article XV with respect to any other Borrower, has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit or assets as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement; except, if such entity is a general partner of a limited partnership, in such entity’s capacity as general partner of such limited partnership;
(u) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate except with respect to the ownership of the limited liability company interests or partnership interests (as applicable) of the Special Purpose Entities as shown on the organizational chart attached to this Agreement as Schedule VI;
(v) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate; provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party; and provided further in the event any Funding Borrower makes any Contribution to any other Borrower by paying any such overhead expenses of any other Borrower such Contribution shall not in and of itself be deemed to violate the provisions of this clause (v) and shall entitle such Funding Borrower to the benefits set forth in Article XV of this Agreement;
(w) has maintained and used, now maintains and uses and will maintain and use separate invoices and checks bearing its name. The invoices and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(x) except as provided in the Loan Documents, First Mezzanine Loan Documents, Second Mezzanine Loan Documents or Third Mezzanine Loan Documents, as applicable, has not pledged and will not pledge its assets to secure the obligations of any other Person;
(y) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of any Borrower and not as a division or department of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Borrower;
(z) except as provided in the Cash Management Agreement or in any Management Agreement, has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(aa) has not made and will not make loans to, or own or acquire any stock or securities of, any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;
(bb) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or department of it, and has not identified itself and shall not identify itself as a division of any other Person;
(cc) except for capital contributions and capital distributions expressly permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, has not entered into or been a party to and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party;
(dd) except with respect to any indemnity provided to the Independent Managers (it being acknowledged and agreement that any such indemnification obligations as may be owed to the Independent Managers shall be expressly subject and subordinated to the payment in full of the Construction Loan and the Reduced Acquisition Loan), has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
(ee) does not and will not have any of its obligations guaranteed by any Affiliate except for (i) Guarantors pursuant to the Non-Recourse Guaranty, the Closing Completion Guaranty and the Construction Completion Guaranty, and (ii) HRHI pursuant to the HRHI Guaranty; provided, that if such entity is a limited partnership, such entity’s general partner will be generally liable for its obligations;
(ff) has complied and will comply with all of the terms and provisions contained in its organizational documents since its formation;
(gg) has not and will not form, acquire or hold any subsidiary or own any equity interest in any other entity except that Adjacent Borrower may own one or more Subsidiary Transferees; and
(hh) has no material contingent or actual obligations not related to its purpose set forth in subparagraph (a) of this definition of Special Purpose Entity.
“State” shall mean the State of Nevada.
“Stored Materials” shall have the meaning set forth in Section 3.11 hereof.
“Strike Price” shall mean, as applicable, with respect to:

(a) the period commencing on the Closing Date through and including the Initial Maturity Date, five and one-half percent (5.5%) per annum; and
(b) for each Extension Term, a rate to be selected by Borrowers no later than ten (10) days prior to the first day of such Extension Term, which shall in no event exceed one percent (1%) in excess of LIBOR as of the most recent Determination Date.
“Subsequent Construction Loan Reserve Disbursements” shall have the meaning set forth in Section 3.1(f) hereof.
“Subsequent Required Equity Amount” shall have the meaning set forth in Section 3.3(d) hereof.
“Subsidiary Transferee” shall have the meaning set forth in Section 2.5.1(f) hereof.
“Substantial Completion” shall mean the Lien free (subject to Borrowers’ rights to contest certain Liens as provided in Sections 5.1.1 and 5.1.2 hereof and Section 3.6(b) of the Mortgage) substantial completion of the Project substantially in accordance with the Plans and Specifications, all Legal Requirements and this Agreement, such compliance to be evidenced to the reasonable satisfaction of Lender and the Construction Consultant, together with the delivery to Lender of one or more Certificates of Occupancy (if subject to any conditions, such conditions being reasonably acceptable to Lender) for the Project (except to the extent third parties under Leases who are not Affiliates of any Restricted Party have not obtained their Certificate(s) of Occupancy) and evidence that all other Governmental Approvals have been issued and all other Legal Requirements have been satisfied as necessary to permit the commencement at the Project of substantially all gaming, hotel, food and beverage operations contemplated in the space constituting the Project in accordance with the Plans and Specifications other than immaterial portions thereof.
“Survey” shall mean a current survey of each of the Properties, certified to the Title Company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Property or part thereof, together with all interest and penalties thereon.
“Terrorism Cap” shall have the meaning set forth in Section 6.1(a)(x) hereof.
“Terrorism Insurance” shall have the meaning set forth in Section 6.1(a)(x) hereof.
“Third Mezzanine Applicable Interest Payment” shall mean (a) with respect to (i) the interest payment due under the Third Mezzanine Loan on the Payment Date occurring in January, 2010, $207,424.90, and (ii) each interest payment due under the Third Mezzanine Loan commencing on and including the interest payment due on the Payment Date occurring in

February, 2010 through and including the interest payment due on the Payment Date occurring in February, 2011, monthly interest payments on the Third Mezzanine Loan Outstanding Principal Balance based on an interest rate equal to “LIBOR” (as defined in the Third Mezzanine Loan Agreement) plus 1.00%, and (b) with respect to each interest payment due under the Third Mezzanine Loan on each Payment Date occurring on or after March, 2011, monthly interest payments on the Third Mezzanine Loan Outstanding Principal Balance based on an interest rate equal to “LIBOR” (as defined in the Third Mezzanine Loan Agreement) plus 1.00% unless either (i) the Mortgage and First Mezzanine Debt Service Coverage Ratio is then equal to or greater than 1.50 to 1.00 or (B) the Debt Yield is then equal to or greater than 9.0%, and in either such event, the Third Mezzanine Applicable Interest Payment shall be to equal the Third Mezzanine Monthly Interest Payment. For avoidance of doubt, the interest payments comprising the Third Mezzanine Applicable Interest Payment shall be computed on the then outstanding principal balance of the Third Mezzanine Loan, which for purposes of computing such interest payments shall not include any Third Mezzanine Initial Accrual Amount or Third Mezzanine Subsequent Accrual Amount.
“Third Mezzanine Borrower” and “Third Mezzanine Borrowers” shall mean, individually or collectively, as applicable, HRHH Gaming Junior Mezz Two, LLC, a Delaware limited liability company, and HRHH JV Junior Mezz Two, LLC, a Delaware limited liability company, each in its capacity as a borrower under the Third Mezzanine Loan, together with its or their successors or permitted assigns.
“Third Mezzanine Cash Management Account” shall mean the “Third Mezzanine Cash Management Account” established under the Third Mezzanine Loan Documents.
“Third Mezzanine Construction Funds” shall mean the $10,000,000.00 in proceeds of the Third Mezzanine Loan funded into the Construction Loan Reserve Account pursuant to Section 3.4.2 of the Third Mezzanine Loan Agreement on or about November 30, 2007.
“Third Mezzanine Debt” shall mean the “Debt” as defined in the Third Mezzanine Loan Agreement.
“Third Mezzanine Default” shall mean a “Default” as defined in the Third Mezzanine Loan Agreement.
“Third Mezzanine Event of Default” shall mean an “Event of Default” as defined in the Third Mezzanine Loan Agreement.
“Third Mezzanine Initial Accrual Amount” shall mean the aggregate of all Third Mezzanine Initial Interest Differential Amounts, together with interest thereon computed at a rate of interest equal to “LIBOR” (as defined in the Third Mezzanine Loan Agreement) plus 8.75%, compounded monthly in accordance with the terms of the Third Mezzanine Loan Agreement.
“Third Mezzanine Initial Interest Differential Amount” shall mean the positive difference, if any, between (a) the Third Mezzanine Monthly Interest Payment with respect to any Payment Date occurring from and after the Payment Date occurring in January, 2010 through and including the Payment Date occurring in November, 2011 and (b) the Third Mezzanine Applicable Interest Payment payable on each such date.

“Third Mezzanine Initial Renovation Funds” shall mean the $2,894,363.08 in proceeds of the Third Mezzanine Loan funded into the Initial Renovation Reserve Account on November 6, 2007 pursuant to Section 2.1.3.(a) of the Third Mezzanine Loan Agreement.
“Third Mezzanine Lender” shall mean Hard Rock Mezz Holdings LLC (as successor in interest to Column Financial, Inc.), in its capacity as holder of the Third Mezzanine Loan, its successors or assigns.
“Third Mezzanine Loan” shall mean a loan in the original principal amount of up to Sixty-Five Million and No/100 Dollars ($65,000,000.00) made by Third Mezzanine Lender to Third Mezzanine Borrowers.
“Third Mezzanine Loan Agreement” shall mean that certain First Amended and Restated Third Mezzanine Loan Agreement dated as of the date hereof between Third Mezzanine Lender and Third Mezzanine Borrowers, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.
“Third Mezzanine Loan Documents” shall mean the Third Mezzanine Loan Agreement and all other documents evidencing and/or securing the Third Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms of the Intercreditor Agreement.
“Third Mezzanine Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Third Mezzanine Loan.
“Third Mezzanine Monthly Interest Payment” shall mean the “Monthly Interest Payment” as defined in the Third Mezzanine Loan Agreement (which Monthly Interest Payment shall be computed at the contract rate of interest set forth in the Third Mezzanine Loan Agreement of LIBOR or Prime Rate, as applicable, plus 8.75%). Without limiting the foregoing, the interest payments comprising the Third Mezzanine Monthly Interest Payment shall be computed on the then outstanding principal balance of the Third Mezzanine Loan, which for purposes of computing such interest payments shall not include any Third Mezzanine Initial Accrual Amount or Third Mezzanine Subsequent Accrual Amount.
“Third Mezzanine Subsequent Accrual Amount” shall mean the aggregate of all Third Mezzanine Subsequent Interest Differential Amounts, together with interest thereon computed at a rate of interest equal to “LIBOR” (as defined in the Third Mezzanine Loan Agreement) plus 8.75%, compounded monthly in accordance with the terms of the Third Mezzanine Loan Agreement.
“Third Mezzanine Subsequent Interest Differential Amount” shall mean the positive difference, if any, between (a) the Third Mezzanine Monthly Interest Payment with respect to any Payment Date occurring from and after the Payment Date occurring in December, 2011 through and including the Maturity Date (as the same may be extended in accordance with the terms hereof) and (b) the Third Mezzanine Applicable Interest Payment payable on each such date.

“Third Party IP License” shall have the meaning set forth in Section 5.1.26(c) hereof.
“Third Party Lenders” shall mean third party institutional lenders which are in the business of providing loans similar to the Refinancing Loans.
“Third Qualified Extended Maturity Date” shall mean February 9, 2013.
“Third Qualified Extension Option” shall have the meaning set forth in Section 2.7.2(c) hereof.
“Third Qualified Extension Term” shall have the meaning set forth in Section 2.7.2(c) hereof.
“Title Company” shall mean First American Title Insurance Company, or any successor title company reasonably acceptable to Lender and licensed to issue title insurance in the State of Nevada.
“Title Insurance Policy” shall mean one or more ALTA mortgagee title insurance policies in a form reasonably acceptable to Lender (or, if the Properties are in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to the Properties and insuring the lien of the Mortgage as against such Properties, together with any endorsements thereto issued since the Closing Date or from time to time in accordance with the terms hereof.
“Total Cost Ratio” shall mean, as of any date of determination, a ratio, expressed as a percentage, in which (i) the numerator is the Aggregate Outstanding Principal Balance as of such date of determination (less any Remaining Construction Loan Advance advanced into the Construction Loan Reserve Account but not yet advanced for payment of Project Costs), and (ii) the denominator is the Total Costs as of such date of determination.
“Total Costs” shall mean, as of any date of determination, (i) the sum of all Acquisition Costs and all Project Costs, less (ii) any Release Parcel Release Price and/or IP Release Price prior to such date of determination.
“Trade Contractor” shall mean any contractor, subcontractor or supplier that provides labor, materials, equipment or services in connection with the construction of the Project, including specifically any Major Contractor, but excluding specifically the Architect.
“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.
“Transfer Restricted Party” shall mean, collectively, each Borrower, each First Mezzanine Borrower, each Second Mezzanine Borrower, each Third Mezzanine Borrower, each Constituent Member of each Borrower, HRHI, HR Holdings and each Guarantor.
“Trust” shall have the meaning set forth in Section 10.25(a) hereof.
“Twenty-Five Percent Distribution Provisions” shall have the meaning set forth in Section 7.6.2(b) hereof.

“Unaffiliated Joint Venture Counterparty” shall mean any party to any Affiliate Joint Venture other than any Affiliate Joint Venture Counterparty.
“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.
“Unused Advance Fee” shall have the meaning set forth in Section 2.9 hereof.
“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
“Working Capital Reserve Fund” shall have the meaning set forth in Section 7.1 hereof.
“Working Capital Reserve Account” shall have the meaning set forth in Section 7.1 hereof.
Section 1.2. Principles of Construction.
(a) All references to sections, subsections, clauses, exhibits and schedules are to sections, subsections, clauses, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All uses in this Agreement of the phrase “any Borrower” shall be deemed to mean “any one or more of the Borrowers including all of the Borrowers”. All uses in this Agreement of the phrase “any Property” or “any of the Properties” shall be deemed to mean “any one or more of the Properties including all of the Properties”. All uses in this Agreement of the phrase “the IP” shall be deemed to mean “all or any part of the IP”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
(b) Without limiting any other provisions contained herein or in the Intercreditor Agreement, all references herein to terms and/or provisions set forth in any First Mezzanine Loan Document, Second Mezzanine Loan Document or Third Mezzanine Loan Document, as applicable, shall refer to such documents as in effect on the date hereof (taking into consideration the amendments to such documents being entered into simultaneous with the execution of this Agreement), without regard to any modifications to any First Mezzanine Loan Document, Second Mezzanine Loan Document or Third Mezzanine Loan Document (unless and to the extent such modifications have been expressly consented to by Lender in writing).
ARTICLE II.
GENERAL TERMS
Section 2.1. Loan Commitment; Disbursement to Borrowers.

2.1.1. Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in the Original Loan Agreement, Lender agreed to make and Borrowers jointly and severally agreed to accept the Loan.
2.1.2. Acquisition Loan. Borrowers hereby acknowledge and agree that, on the Closing Date, Lender made the Original Acquisition Loan Advance to Borrowers in the principal amount of $760,000,000.00, which Original Acquisition Loan Advance represented a full disbursement of all proceeds of the Original Acquisition Loan. As a result of the application of the Mezzanine Prepayments to the partial prepayment of the Original Acquisition Loan on November 6, 2007, and the partial prepayment made with the Release Parcel Release Price in connection with the sale of certain property by Adjacent Borrower, the Original Acquisition Loan is now in the reduced amount of $364,810,499.71 (the “Reduced Acquisition Loan”). The Reduced Acquisition Loan is evidenced by the Reduced Acquisition Loan Note and this Agreement, is secured by the Mortgage and the other Loan Documents and shall be repaid with interest, costs and charges as more particularly set forth in the Reduced Acquisition Loan Note, this Agreement, the Mortgage and the other Loan Documents. Principal amounts of the Original Acquisition Loan or the Reduced Acquisition Loan which are repaid for any reason may not be reborrowed. Lender did not fund any portion of the Original Acquisition Loan from any account holding “plan assets” of one or more plans within the meaning of 29 C.F.R. 2510.3-101 unless such Original Acquisition Loan did not constitute a non-exempt prohibited transaction under ERISA. Borrowers used the proceeds of the Original Acquisition Loan to (a) directly or indirectly acquire the Properties and the IP, (b) repay and discharge existing loans relating, directly or indirectly, to the Properties and/or the IP, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, as set forth on a sources and uses of funds schedule executed by Borrowers and Lender on the Closing Date, and (e) for such other purposes as were reasonably approved by Lender, as set forth on a sources and uses of funds schedule executed by Borrowers and Lender on the Closing Date.
2.1.3. Construction Loan. Subject to the conditions and upon the terms provided in the Original Loan Agreement and herein, Lender agreed and hereby agrees to lend to Borrowers, and Borrowers agreed and hereby agree to borrow from Lender, the Construction Loan in a maximum principal amount not to exceed the Construction Loan Amount. As a result of the partial prepayment of the Construction Loan made in connection with the sale of certain property by Adjacent Borrower and accounting for advances of the Construction Loan to date, the Construction Loan Outstanding Principal Balance is $467,443,347.38. The Construction Loan is evidenced by the Construction Loan Note and this Agreement, is secured by the Mortgage and the other Loan Documents and shall be repaid with interest, costs and charges as more particularly set forth in the Construction Loan Note, this Agreement, the Mortgage and the other Loan Documents. Principal amounts of the Construction Loan which are repaid for any reason may not be reborrowed. Lender shall not fund any portion of the Construction Loan from any account holding “plan assets” of one or more plans within the meaning of 29 C.F.R. 2510.3-101 unless such Construction Loan will not constitute a non-exempt prohibited transaction under ERISA. Borrowers have used and shall use the proceeds of the Construction Loan to pay Project Costs as contemplated hereunder. The Construction Loan shall be advanced in accordance with the provisions of Article III hereof.
2.1.4. Maximum Aggregate Loan Amount. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the aggregate amount advanced under the Reduced Acquisition Loan and the Construction Loan shall not under any circumstances exceed the Loan Amount. Other than the disbursement of the Original Acquisition Loan Advance made on the Closing Date and any Construction Loan Advances made pursuant to the Original Loan Agreement or this Agreement, Lender shall have no obligation to loan any additional funds in respect of the Loan.
Section 2.2. Interest Rate.
2.2.1. Interest Generally. Interest on each of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate. Borrowers shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period.
2.2.2. Interest Calculation. Interest on each of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate determined in accordance with Section 2.2.3 below and based on a three hundred sixty (360) day year by (c) the Reduced Acquisition Loan Outstanding Principal Balance or the Construction Loan Outstanding Principal Balance, as applicable. If, at any time, Lender or Borrowers determine that Lender has miscalculated any Applicable Interest Rate (whether because of a miscalculation of LIBOR or otherwise), such party shall notify the other of the necessary correction. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an increase in the applicable monthly payment, Borrowers shall, within ten (10) days after receipt of notice from Lender, pay to Lender the corrected amount. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an overpayment by Borrowers to Lender and no Event of Default then exists, Lender shall promptly refund the overpayment to Borrowers or, at Borrowers’ option, credit such amounts against Borrowers’ payment next due hereunder. Without limiting the foregoing, the parties hereto hereby agree that the Debt Service payment due on the Payment Date occurring in January, 2010 shall be $1,941,773.03.
2.2.3. Determination of Interest Rate. (a) The Applicable Interest Rate with respect to each Component shall be: (i) LIBOR plus the Reduced Acquisition Loan Spread or the Construction Loan Spread, as applicable, with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the applicable Prime Rate Spread for a Prime Rate Loan if the applicable Component(s) is/are converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f) hereof.

(b) Subject to the terms and conditions of this Section 2.2.3, each Component shall be a LIBOR Loan and Borrowers shall pay interest on each of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance at LIBOR plus the Reduced Acquisition Loan Spread or the Construction Loan Spread, as applicable, for the applicable Interest Period. Any change in any Applicable Interest Rate hereunder due to a change in LIBOR shall become effective as of the opening of business on the first day of the applicable Interest Period.
(c) In the event that Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrowers at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, any related outstanding LIBOR Loan shall be converted, on the first day of the next occurring Interest Period, to a Prime Rate Loan.
(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine in good faith (which determination shall be conclusive and binding upon Borrowers absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrowers at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, each related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the first day of the next occurring Interest Period.
(e) (i) Except as otherwise expressly provided in this Section 2.2.3(e), with respect to a LIBOR Loan, all payments made by Borrowers hereunder shall be made free and clear of, and without reduction for or on account of, any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.2.3) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrowers shall make such deductions, and (C) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If Lender gives Borrowers written notice that any such amounts are payable by Borrowers, Borrowers shall pay all such amounts to the relevant Governmental Authority in accordance with applicable Legal Requirements by the later of (1) five (5) Business Days after receipt of demand from Lender and (2) their due date, and, as promptly as possible thereafter, such Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Indemnified Taxes or Other Taxes.
(ii) Without duplication of any additional amounts paid pursuant to this Section 2.2.3(e), each Borrower shall indemnify the Administrative Agent and Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that, if Borrowers determine that any such Indemnified Taxes or Other Taxes were not correctly or legally imposed or asserted, the Administrative Agent or the Lender, as applicable, shall, upon payment by Borrowers of the full amount of any Indemnified Taxes or Other Taxes, allow Borrowers to contest (and shall cooperate in such contest), the imposition of such tax upon the reasonable request of Borrowers and at Borrowers’ expense; provided, however, that the Administrative Agent or Lender shall not be required to participate in any contest that would, in its reasonable judgment, expose it to a material commercial disadvantage or require it to disclose any information it considers confidential or proprietary. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender (together with any supporting detail reasonably requested by Borrowers), shall be conclusive, provided that such amounts are determined on a reasonable basis.
(iii) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under U.S. law, the law of the jurisdiction in which Borrowers are located (if other than the U.S.), or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, or as reasonably requested by Borrowers, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Non-U.S. Lender shall deliver to Borrowers and the Administrative Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), on or before the date that such Non-U.S. Lender becomes a party to this Agreement, two (2) properly completed and duly executed copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY, Form W-8EXP or Form W-8ECI, as applicable (or successor forms thereto), claiming a complete exemption from, or reduction of, U.S. federal withholding tax on all payments by Borrowers under this Agreement. Each Non-U.S. Lender shall promptly provide such forms upon becoming aware of the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender (unless it is legally unable to do so as a result of a change in law) and shall promptly notify Borrowers at any time it determines that any previously delivered forms are no longer valid.
(iv) Lender or any successor and/or assign of Lender that is incorporated under the laws of the United States of America or a state thereof agrees that, on or before it becomes a party to this Agreement and from time to time thereafter before the expiration or obsolescence of the previously delivered form, it will deliver to Borrowers a United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish exemption from United States backup withholding tax. If required by applicable law, Borrowers are hereby authorized to deduct from any payments due to Lender pursuant to Section 2.2.3 hereof the amount of any withholding taxes resulting from Lender’s failure to comply with this Section 2.2.3(e)(iv).

(v) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of or will receive a credit for Indemnified Taxes or Other Taxes with respect to which Borrowers have paid additional amounts pursuant to this Section 2.2.3(e), it shall pay over to Borrowers an amount equal to the additional amounts paid by Borrowers under this Section 2.2.3(e) (with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any interest to the extent accrued from the date such refund is paid over to Borrowers) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority or is unable to claim the credit. This Section 2.2.3(e)(v) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.
(f) Except as otherwise expressly provided in Section 2.2.3(e) hereof, if any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrowers hereby agree promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any actual out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain any LIBOR Loan hereunder; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan.
(g) Except as otherwise expressly provided in Section 2.2.3(e) hereof, in the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive having the force of law hereafter issued from any central bank or other Governmental Authority:
(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any material amount; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the actual out-of-pocket cost to Lender of maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, Borrowers shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrowers with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.
(h) Each Borrower agrees to pay to Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrowers in payment of the principal of or interest on any LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of any LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrowers did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of any Applicable Interest Rate from LIBOR plus the Reduced Acquisition Loan Spread or the Construction Loan Spread, as applicable, to the Prime Rate plus the applicable Prime Rate Spread with respect to any portion of the Reduced Acquisition Loan Outstanding Principal Balance or the Construction Loan Outstanding Principal Balance, as applicable, then bearing interest at LIBOR plus the Reduced Acquisition Loan Spread or the Construction Loan Spread, as applicable, on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such actual out-of-pocket expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, that Borrowers shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, illegal acts or gross negligence. No Breakage Costs shall be due or payable if, in connection with any prepayment of the Loan by Borrowers, Borrowers pay interest through the next Payment Date as provided in Section 2.4.1 hereof.
(i) Subject to Section 2.2.3(e) above, Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Indemnified Taxes or Other Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrowers in writing of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrowers a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement, made in good faith, shall be conclusive and binding upon all parties hereto absent manifest error.
2.2.4. Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of all LIBOR Loans and to avoid or reduce any increased or additional costs payable by Borrowers under Section 2.2.3 hereof, including, if requested by Borrowers, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of all LIBOR Loans or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not separately agreed to by Borrowers to be reimbursed by Borrowers and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.
2.2.5. Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, each of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.6. Usury Savings. This Agreement, the Notes and the other Loan Documents are subject to the express condition that at no time shall any Borrower be obligated or required to pay interest on any portion of the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, any Borrower is at any time required or obligated to pay interest on any portion of the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.7. Interest Rate Cap Agreement. (a) Prior to the date hereof, Borrowers shall have entered into one or more Interest Rate Cap Agreements for each of the Components with a blended LIBOR strike price equal to the Strike Price. Each Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrowers under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist even if one or more of the Properties or the IP is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the current term of the Loan, and (v) when aggregated with all other Interest Rate Cap Agreements, shall have an initial notional amount equal to the Reduced Acquisition Loan Outstanding Principal Balance or the Construction Loan Outstanding Principal Balance, as applicable, as of the date hereof. Borrowers shall collaterally assign to Lender, pursuant to the Collateral Assignments of Interest Rate Caps, all of its right, title and interest to receive any and all payments under all Interest Rate Cap Agreements, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreements (which shall, by their respective terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account).
(b) Borrowers shall comply with all of their obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid by the Counterparty under each Interest Rate Cap Agreement to Borrowers or Lender shall be deposited immediately into the Lockbox Account. Borrowers shall take all actions reasonably requested by Lender to enforce Lender’s rights under each Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
(c) In the event of any downgrade of the rating of the Acceptable Counterparty below “A+” by S&P or “A1” by Moody’s, Borrowers shall replace the applicable Interest Rate Cap Agreement(s) with one or more Replacement Interest Rate Cap Agreements not later than ten (10) Business Days following receipt of notice from Lender of such downgrade.
(d) In the event that Borrowers fail to purchase and deliver to Lender any Interest Rate Cap Agreement or fail to maintain each Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, after ten (10) Business Days notice to Borrowers and Borrowers’ failure to cure, Lender may purchase the required Interest Rate Cap Agreement(s) and the actual out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement(s) shall be paid by Borrowers to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such actual out-of-pocket cost is reimbursed by Borrowers to Lender.
(e) In connection with each Interest Rate Cap Agreement, Borrowers shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:
(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap Agreement;

(ii) the execution and delivery of such Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv) such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in all Interest Rate Cap Agreements shall terminate and Lender shall, at Borrowers’ reasonable expense, promptly execute and deliver such documents as may be reasonably required and prepared by the Counterparty and/or Borrowers to evidence release of each Interest Rate Cap Agreement.
Section 2.3. Loan Payment.
2.3.1. Payments Generally. Borrowers shall pay to Lender on each Payment Date (a) the interest accrued on the Reduced Acquisition Loan for the preceding Interest Period (the “Reduced Acquisition Loan Monthly Interest Payment”), and (b) the interest accrued on the Construction Loan for the preceding Interest Period (the “Construction Loan Monthly Interest Payment”), except that Borrowers paid to Lender an amount equal to the interest accrued on the Outstanding Principal Balance for the initial Interest Period on the Closing Date. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment (including, without limitation, payments due on the Maturity Date) is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever, except as otherwise expressly provided in Section 2.2.3(e) hereof.

Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrowers, to change the monthly Payment Date to a different calendar day and to correspondingly adjust the Interest Period and Lender and Borrowers shall promptly execute an amendment to this Agreement to evidence any such changes.
2.3.2. Payment on Maturity Date. Borrowers shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, the Exit Fee and all other amounts due hereunder and under the Notes, the Mortgage and the other Loan Documents.
2.3.3. Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) is not paid by Borrowers by the date on which it is due, Borrowers shall pay to Lender upon demand an amount equal to the lesser of (a) four percent (4%) of such unpaid sum or (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
2.3.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office at 156 West 56th Street, Suite 1900, New York, New York 10019, Attention: Jesse Hom, or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4. Prepayments.
2.4.1. Voluntary Prepayments.
(a) From and after the date hereof, so long as no Event of Default has occurred and is continuing, Borrowers may, at their option and upon at least ten (10) days prior written notice to Lender (or such shorter period as may be permitted by Lender), prepay the Debt in whole or in part, but in no event shall any partial prepayment be less than $1,000,000.00; provided that any prepayment is accompanied by (i) if such prepayment occurs on a date other than a Payment Date, all interest which would have accrued on the amount of each Component paid (in accordance with Section 2.4.3(a) hereof) through, but not including, the first (1st) day of the next succeeding calendar month, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period that commenced immediately prior to the applicable Payment Date; (ii) the Exit Fee; and (iii) all other sums due and payable under this Agreement, the Notes, and the other Loan Documents, including, but not limited to, the Breakage Costs, if any, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment. If a notice of prepayment is given by Borrowers to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided, however, Borrowers shall have the right to postpone or revoke such prepayment upon written notice to Lender not less than two (2) Business Days prior to the date such prepayment is due so long as Borrowers pay Lender and/or Servicer all actual out-of-pocket third party costs and expenses incurred by Lender and/or Servicer in connection with such postponement or revocation.
(b) Notwithstanding anything to the contrary contained herein, Borrowers and Lender expressly acknowledge and agree that on November 6, 2007, Borrowers, with the permission of Lender, made Mezzanine Prepayments of the Loan in the aggregate amount of $350,000,000.00 and that no portion of such prepaid amount of the Loan shall be readvanced to Borrowers or any other Person.
2.4.2. Application of Net Proceeds.
(a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to, and does not otherwise elect in its sole discretion to, make such Net Proceeds available to Borrowers for Restoration in accordance with Section 6.4 hereof, Borrowers shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Proceeds. No penalty or premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a) (but the Exit Fee and any related Breakage Costs shall be payable in connection with any such prepayment). Any prepayment under this Section 2.4.2(a) shall be applied in accordance with Section 2.4.3(c) hereof. Any Net Proceeds in excess of the amount required to pay the Debt in full (including the Exit Fee and any related Breakage Costs) shall be (a) disbursed by Lender to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (b) disbursed by First Mezzanine Lender to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (c) disbursed by Second Mezzanine Lender to Third Mezzanine Lender for application in accordance with the terms of the Third Mezzanine Loan Documents if the Third Mezzanine Debt (or any portion thereof) is then outstanding, until the Third Mezzanine Debt is paid in full, and then (d) the balance disbursed shall be disbursed by Third Mezzanine Lender to Borrowers.
(b) Intentionally Deleted.
(c) Intentionally Deleted.
(d) Intentionally Deleted.
(e) Intentionally Deleted.
(f) Intentionally Deleted.

2.4.3. Application of Payments of Principal. Notwithstanding anything to the contrary contained in this Agreement, the following principal payments shall be allocated among the Loan (without limiting any other provisions set forth herein, Borrowers hereby acknowledge and agree that an Exit Fee shall be payable in connection with any principal prepayment of all or any portion of the Loan), the First Mezzanine Loan, the Second Mezzanine Loan and the Third Mezzanine Loan as follows:
(a) so long as no Event of Default shall have occurred and be continuing, any voluntary prepayment, including, without limitation, any prepayment pursuant to Section 2.7.3 or Section 3.3(d) hereof, shall be applied in the following order (i) first, to the Reduced Acquisition Loan Debt, until such Reduced Acquisition Loan Debt is paid in full, (ii) then, to the Construction Loan Debt, until such Construction Loan Debt is paid in full, (iii) then, any remaining amounts shall be disbursed by Lender to First Mezzanine Lender to be applied to the First Mezzanine Debt, until the First Mezzanine Debt is paid in full, (iv) then, any remaining amounts shall be disbursed by First Mezzanine Lender to Second Mezzanine Lender to be applied to the Second Mezzanine Debt, until the Second Mezzanine Debt is paid in full, (v) then, any remaining amounts shall be disbursed by Second Mezzanine Lender to Third Mezzanine Lender to be applied to the Third Mezzanine Debt, until the Third Mezzanine Debt is paid in full; provided, however, that upon the occurrence and during the continuance of an Event of Default, Lender shall apply any voluntary prepayment first, to payment of the Debt (including, without limitation, the Exit Fee), in any order, priority and proportion as Lender shall elect in its sole discretion from time to time, until the Debt (including, without limitation, the Exit Fee) is paid in full, and (A) Lender shall then disburse any remainder to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (B) First Mezzanine Lender shall then disburse any remainder to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (C) Second Mezzanine Lender shall then disburse any remainder to Third Mezzanine Lender for application in accordance with the terms of the Third Mezzanine Loan Documents if the Third Mezzanine Debt (or any portion thereof) is then outstanding, until the Third Mezzanine Debt is paid in full, and then (D) Third Mezzanine Lender shall then disburse the balance, if any, to Borrowers;
(b) Intentionally Deleted;
(c) all Net Proceeds not required to be made available for Restoration, and as to which Lender has not otherwise elected in its sole discretion to make available for Restoration, shall be applied first, to the Debt (including, without limitation, the Exit Fee and any related Breakage Costs), in such order, priority and proportion as Lender shall elect in its discretion from time to time, until the Debt (including, without limitation, the Exit Fee) is paid in full, and (i) then, Lender shall disburse any remaining amounts to First Mezzanine Lender to be applied to the First Mezzanine Debt, until the First Mezzanine Debt is paid in full, (ii) then, First Mezzanine Lender shall disburse any remaining amounts to Second Mezzanine Lender to be applied to the Second Mezzanine Debt, until the Second Mezzanine Debt is paid in full, (iii) then, Second Mezzanine Lender shall disburse any remaining amounts to Third Mezzanine

Lender to be applied to the Third Mezzanine Debt, until the Third Mezzanine Debt is paid in full, and (vi) then, Third Mezzanine Lender shall disburse any remaining amounts to Borrowers;
(d) any Reserve Funds or other cash collateral held by or on behalf of Lender, whether in the Cash Management Account, the Tax and Insurance Escrow Account, the Replacement Reserve Account, the Working Capital Reserve Account, the Initial Renovation Reserve Account, the Interest Reserve Account, the General Reserve Account, the Construction Loan Reserve Account, the Shortfall Account or otherwise, including, without limitation, any Net Proceeds and/or any Excess Cash Flow then being held by Lender, shall, upon the occurrence and during the continuance of an Event of Default, be applied by Lender as follows or may continue to be held by Lender as additional collateral for the Loan, all in Lender’s sole discretion: first, to the Debt (including, without limitation, the Exit Fee), in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Debt (including, without limitation, the Exit Fee) is paid in full, and then (i) disbursed by Lender to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (ii) disbursed by First Mezzanine Lender to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) disbursed by Second Mezzanine Lender to Third Mezzanine Lender for application in accordance with the terms of the Third Mezzanine Loan Documents if the Third Mezzanine Debt (or any portion thereof) is then outstanding, until the Third Mezzanine Debt is paid in full, and then (iv) the balance, if any, disbursed by Third Mezzanine Lender to Borrowers;
(e) the proceeds of any Release Parcel Release Price shall be applied in the following order (i) first, to the Reduced Acquisition Loan Debt, until such Reduced Acquisition Loan Debt is paid in full, (ii) then, to the Construction Loan Debt, until such Construction Loan Debt is paid in full, (iii) then, any remaining amounts shall be disbursed by Lender to First Mezzanine Lender to be applied to the First Mezzanine Debt, until the First Mezzanine Debt is paid in full, (iv) then, any remaining amounts shall be disbursed by First Mezzanine Lender to Second Mezzanine Lender to be applied to the Second Mezzanine Debt, until the Second Mezzanine Debt is paid in full, (v) then, any remaining amounts shall be disbursed by Second Mezzanine Lender to Third Mezzanine Lender to be applied to the Third Mezzanine Debt, until the Third Mezzanine Debt is paid in full, and (vi) then any remaining amounts shall be disbursed by Third Mezzanine Lender to Borrowers;
(f) Intentionally Deleted;
(g) the proceeds of any IP Release Price shall be allocated as follows: (i) the first $60,000,000 of any such IP Release Price payable in connection with each IP Sale, shall be applied in the following order (A) first, to the Reduced Acquisition Loan Debt, until such Reduced Acquisition Loan Debt is paid in full, (B) then, to the Construction Loan Debt, until such Construction Loan Debt is paid in full, (C) then, any remaining amounts shall be disbursed to First Mezzanine Lender to be applied to the First Mezzanine Debt, until the First Mezzanine Debt is paid in full, (D) then, any remaining amounts shall be disbursed to Second Mezzanine Lender to be applied to the Second Mezzanine Debt, until the Second Mezzanine

Debt is paid in full, and (E) then, any remaining amounts shall be disbursed to Third Mezzanine Lender to be applied to the Third Mezzanine Debt, until the Third Mezzanine Debt is paid in full; and (ii) in the event the proceeds of any IP Release Price payable in connection with any IP Sale exceed $60,000,000 (the “Excess IP Release Price Proceeds”), such Excess IP Release Price Proceeds shall be applied as follows: (A) seventy-five percent (75%) of such Excess IP Release Price Proceeds shall be applied to the payment of the Loan in the following order: (1) first, to the Reduced Acquisition Loan Debt, until such Reduced Acquisition Loan Debt is paid in full and (2) second, to the Construction Loan Debt, until such Construction Loan Debt is paid in full, and (B) the balance of such Excess IP Release Price Proceeds after application in accordance with the foregoing clause (1), shall be applied as follows: (1) first, an amount equal to the lesser of (I) twelve and one-half percent (12.5%) of the Excess IP Release Price Proceeds or (II) the amount which when added to the then current balance of the General Reserve Fund would cause the General Reserve Fund Cap to be met, shall be deposited in the General Reserve Fund to be held and applied in accordance with the terms hereof and (2) after deposit of the amounts described in clause (1) above, the balance of the Excess IP Release Price Proceeds (such amounts described in subclauses (1) and (2) of this Section 2.4.3(g), the “IP Subaccount Funds”) shall be deposited in the IP Subaccount to be held and applied in accordance with the terms of Section 7.6.4 hereof;
(h) all Rents received by Lender upon the occurrence and during the continuance of an Event of Default pursuant to Section 3.1 of the Assignment of Leases shall be applied by Lender as follows or may continue to be held by Lender as additional collateral for the Loan, all in Lender’s sole discretion: first, (i) to the expenses of managing and securing any of the Properties, as contemplated by clause (a) of said Section 3.1 of the Assignment of Leases, and/or (ii) to the Reduced Acquisition Loan Debt, until the Reduced Acquisition Loan Debt is paid in full, then to the Construction Loan Debt, until the Construction Loan Debt is paid in full, and then (A) disbursed to First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (B) disbursed to Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (C) disbursed to Third Mezzanine Lender for application in accordance with the terms of the Third Mezzanine Loan Documents if the Third Mezzanine Debt (or any portion thereof) is then outstanding, until the Third Mezzanine Debt is paid in full, and then (D) the balance disbursed by Third Mezzanine Lender to Borrowers;
(i) Intentionally Deleted; and
(j) Intentionally Deleted.
Upon payment in full of the Debt (including, without limitation, the Exit Fee), Lender’s sole obligation under this Section 2.4.3 shall be to disburse any remaining funds described herein and then held by Lender to the First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Agreement.
2.4.4. Prepayments After Default. If during the continuance of an Event of Default payment of all or any part of the Debt is tendered by Borrowers or otherwise recovered by Lender (including through application of any Reserve Funds or any Net Proceeds), (a) such tender or recovery shall be deemed made on the next occurring Payment Date together with the monthly Debt Service amount calculated at the Default Rate from and after the date of such Event of Default, (b) Intentionally Deleted, (c) Borrower shall also pay an amount equal to one percent (1%) of the amount of the Loan being prepaid or satisfied, and (d) Borrower shall also pay the Exit Fee (or the applicable portion thereof).
2.4.5. Prepayments Made on Dates Other Than Payment Dates. With respect to any provision herein or in any other Loan Document providing that if a payment or prepayment of the Loan is made on a date other than a Payment Date such payment or prepayment shall be accompanied by any and all related Breakage Costs and all interest which would have accrued on the amount of each Component so paid or prepaid through, but not including, the next succeeding first (1st) day of a calendar month, Borrowers shall be entitled to a credit toward the following month’s Monthly Interest Payments or any other amounts due under the Loan in an amount equal to the amount of interest actually earned by Lender on the portion of such interest payment in excess of the amount of interest actually accrued on the date of such payment or prepayment (the “Extra Non-Accrued Interest”). In order to effectuate the foregoing, upon any prepayment resulting in any Extra Non-Accrued Interest pursuant to the terms hereof, Lender shall deposit such Extra Non-Accrued Interest in an interest-bearing account for the benefit of Lender until the next Payment Date in order to determine the credit against the next Monthly Interest Payments due to Borrowers under this Section 2.4.5, following which Payment Date (a) Lender may withdraw such Extra Non-Accrued Interest, together with all interest accrued thereon, from such account and apply the amount of the interest accrued on such Extra Non-Accrued Interest to amounts due and payable to Lender on such Payment Date, (b) such Extra Non-Accrued Interest, together with all interest accrued thereon, shall constitute the sole and exclusive property of Lender, and (c) Lender shall have no further obligations to Borrowers with respect to such Extra Non-Accrued Interest and/or the interest accrued thereon. Lender shall not be responsible for obtaining any particular interest rate with respect to any Extra Non-Accrued Interest.
2.4.6. Intentionally Deleted.
Section 2.5. Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of either of the Notes shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage or any other Loan Document on any Property or the IP.
2.5.1. Releases of Adjacent Property.
(a) Conditions for Release. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, Adjacent Borrower shall have the right, without the prior consent of Lender and without violating the Loan Documents, to (1) sell one or more portions of the Adjacent Property (each, including the entire Adjacent Property, a “Partial Release Parcel”) either to a bonafide third party purchaser (a “Bonafide Release Parcel Purchaser”) or to an Affiliate of Borrower or any other Restricted Party (an “Affiliate Release Parcel Purchaser”; and together with a Bonafide Release Parcel Purchaser, individually, a “Release Parcel Purchaser”), or (2) refinance one or more Partial Release Parcels (each of the foregoing, including a sale or refinancing of the entire Adjacent Property, a “Release Parcel Sale”, it being agreed that, for purposes of this Section 2.5.1, a refinancing of a Partial Release Parcel, including the entire Adjacent Property, shall be treated as a Release Parcel Sale thereof to an Affiliate Release Parcel Purchaser), and obtain a release of such Partial Release Parcel from the Liens of the Mortgage and the other Loan Documents encumbering such Partial Release Parcel, provided that all of the following conditions shall be satisfied with respect to each such Release Parcel Sale:
(i) At least ten (10) Business Days prior to the anticipated date of such Release Parcel Sale, Adjacent Borrower shall have submitted to Lender a written request for release (a “Sale Request”), specifically identifying and legally describing the Partial Release Parcel that Adjacent Borrower intends to sell, which proposed Partial Release Parcel shall, unless it is the entire Adjacent Property, be reasonably acceptable to Lender taking into account its potential impact on the value of the Remaining Adjacent Property, which Sale Request shall include a copy of the contract of sale relating to such Release Parcel Sale and an Officer’s Certificate providing a certification that (A) as of the date of such Sale Request, no monetary Default, monetary First Mezzanine Default, monetary Second Mezzanine Default or monetary Third Mezzanine Default, and no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default, shall have occurred and be continuing, (B) the proposed purchaser is a Bonafide Release Parcel Purchaser or an Affiliate Release Parcel Purchaser, as applicable, and (C) the copy of the contract of sale relating to such Release Parcel Sale attached to such certification is true, correct and complete;
(ii) Adjacent Borrower shall have delivered to Lender reasonably detailed information regarding the terms of, and the actual and reasonably anticipated costs and expenses associated with, such Release Parcel Sale in order to enable Lender to reasonably determine the Release Parcel Release Price with respect thereto, all of which shall be certified by Adjacent Borrower to Lender as true, complete and correct;
(iii) All accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Reduced Acquisition Loan and/or the Construction Loan and/or the First Mezzanine Loan and/or the Second Mezzanine Loan and/or the Third Mezzanine Loan and any other sum then due hereunder or under any of the other Loan Documents and/or under any of the First Mezzanine Loan Documents and/or under any of the Second Mezzanine Loan Documents and/or under any of the Third Mezzanine Loan Documents, including, without limitation, the Exit Fee and any applicable Breakage Costs, shall have been paid in full or shall have been arranged to be paid in full contemporaneously with the closing of such Release Parcel Sale; provided, however, if such Release Parcel Sale closes on a date which is not a Payment Date, Borrowers shall also have paid or shall have arranged to be paid contemporaneously with the closing of such Release Parcel Sale interest on the Release Parcel Release Price to, but not including, the next succeeding first (1st) day of a calendar month;
(iv) Intentionally Deleted;
(v) If the Release Parcel Purchaser is a Bonafide Release Parcel Purchaser, in addition to the amounts set forth in the foregoing clause (iii), Borrowers shall have paid, or shall have arranged to be paid contemporaneously with the closing of such Release Parcel Sale, to Lender a release price with respect to the sale of such Partial Release Parcel equal to the greater of the following (whichever of the following subclause (A) or (B) is greater, such Partial Release Parcel’s “Bonafide Release Parcel Release Price”), which Bonafide Release Parcel Release Price shall be applied as contemplated by Section 2.4.3 hereof:
(A) (1) the gross sales price for such Partial Release Parcel, less (2) the amount of all reasonable and customary closing costs in connection with such Release Parcel Sale actually paid by any Borrower to any Person who is not a Restricted Party or any Affiliate thereof; provided, however, that in no event shall such closing costs exceed eight percent (8%) of such gross sales price; or
(B) one hundred twenty-five percent (125%) of the per acre Allocated Loan Amount for such portion of the Adjacent Property;
(vi) If the Release Parcel Purchaser is an Affiliate Release Parcel Purchaser, in addition to the amounts set forth in the foregoing clause (iii), Borrowers shall have paid, or shall have arranged to be paid contemporaneously with the closing of such Release Parcel Sale, to Lender a release price with respect to the sale of such Partial Release Parcel equal to the greater of the following (whichever of the following subclause (A) or (B) is greater, the “Affiliate Release Parcel Release Price”; and whichever of the Bonafide Release Parcel Release Price or the Affiliate Release Parcel Release Price shall be applicable in any instance, the “Release Parcel Release Price”), which Affiliate Release Parcel Release Price shall be applied as contemplated by Section 2.4.3 hereof:
(A) Eighty-five percent (85%) of the Appraised Value of such Partial Release Parcel; or
(B) one hundred twenty-five percent (125%) of the per acre Allocated Loan Amount for such portion of the Adjacent Property;
(vii) If the Release Parcel Purchaser is an Affiliate Release Parcel Purchaser, simultaneously with the closing of such Release Parcel Sale, (A) if such Release Parcel Purchaser is a Joint Venture, at Lender’s election, the ownership interest(s) of any Affiliate Joint Venture Counterparty shall be pledged to Lender as additional collateral for the Obligations, which pledge shall constitute a first priority Lien thereon, and Borrowers shall have (1) obtained the consent of each Unaffiliated Joint Venture Counterparty to such pledge, and (2) executed and delivered, and caused any such Affiliate Joint Venture Counterparty and Unaffiliated Joint Venture Counterparty to execute and deliver, such documents and instruments, and taken such further actions, and caused any such Affiliate Joint Venture Counterparty and Unaffiliated Joint Venture Counterparty to take any such further actions, as reasonably requested by Lender to evidence, secure and perfect such pledge of the ownership interest(s) of any Affiliate Joint Venture Counterparty, or (B) if such Release Parcel Purchaser is an Affiliate Release Parcel Purchaser of any kind, whether or not a Joint Venture, at Lender’s election, which in the case of a Release Parcel Purchaser who is a Joint Venture, would be in lieu of the foregoing clause (A), a security interest in any future sales proceeds from the sale of such Partial

Release Parcel shall be pledged to Lender as additional collateral for the Obligations, which pledge shall constitute a first priority Lien thereon, and Borrowers shall have executed such documents and instruments, and taken such further actions, as reasonably requested by Lender to evidence, secure and perfect such pledge; provided, however, that in the case of either clause (A) or clause (B) above, such pledge (y) shall not prohibit, or require Lender’s consent to, a subsequent sale by the Release Parcel Purchaser of such Partial Release Parcel, but shall only require that the net proceeds of any such subsequent sale, which are payable to such Release Parcel Purchaser be delivered to Lender and be used as a prepayment of the Loan pursuant to the same terms and conditions as governed the payment of the Release Parcel Release Price that was paid in connection with such Partial Release Parcel (it being understood that any such net proceeds of any such subsequent sale shall be deemed a part of the previously-paid Release Parcel Release Price for such Partial Release Parcel for all purposes under this Agreement), provided, however that such pledge agreement shall provide that any transfer by Affiliate Release Parcel Purchaser to an affiliate thereof for the sole purpose of avoiding the payment of the future sales proceeds which would otherwise be payable to Lender in connection with a subsequent sale of the Partial Release Parcel or the equity interests therein in accordance with such pledge shall be void ab initio, and (z) shall terminate upon the earlier of (I) one (1) year from the date of such Release Parcel Sale or (II) the repayment in full of the Debt;
(viii) Intentionally Deleted;
(ix) Intentionally Deleted;
(x) Borrowers shall have paid all of the actual out-of-pocket reasonable third party legal fees and actual out-of-pocket reasonable third party expenses incurred by Lender in connection with (A) reviewing and processing any Sale Request with respect to a Release Parcel Sale, whether or not the Release Parcel Sale which is the subject of a Sale Request actually closes, (B) the satisfaction of any of the conditions set forth in this Section 2.5.1(a), and (C) providing all release documents in connection with any Release Parcel Sale as provided in Section 2.5.1(d) hereof;
(xi) No monetary Default, monetary First Mezzanine Default, monetary Second Mezzanine Default or monetary Third Mezzanine Default, and no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default, shall have occurred and be continuing at the time of the submission by Adjacent Borrower of a Sale Request or at the time of the closing of such Release Parcel Sale;
(xii) After giving effect to the sale and release of such Partial Release Parcel, each of the Remaining Adjacent Property, the Hotel/Casino Property and the Café Property (the Hotel Casino Property and Café Property, collectively, the “Main Property”) will (A) comply, in all material respects, with all zoning ordinances, including, without limitation, those related to parking, lot size and density, (B) constitute one or more separate tax parcels, and not be subject to any lien for taxes due or not yet due attributable to such Partial Release Parcel, and (C) comply, in all material respects, with all applicable Legal Requirements, including, without limitation, those relating to land use and certificates of occupancy, except to the extent of any legal non-conforming use permitted as of the Closing Date;

(xiii) Adjacent Borrower shall have certified to Lender that, with respect to the Remaining Adjacent Property and the Main Property, it continues to have or has obtained through one or more reciprocal easement or other agreements approved by Lender in its reasonable judgment, substantially the same (A) access for all of the Improvements on such remaining portions of the Remaining Adjacent Property and the Main Property to parking, vehicular and pedestrian ingress and egress from public roads and common areas, and (B) utility services in all of the Improvements on the Remaining Adjacent Property and the Main Property, in each instance as exists as of the date immediately preceding such Release Parcel Sale, it being agreed that Lender will subordinate the lien of the Mortgage to any such reciprocal easement agreement or other agreement approved by Lender in its reasonable judgment;
(xiv) Borrowers shall deliver to Lender, at Borrowers’ sole cost and expense, new or updated ALTA/ASCM surveys of the Remaining Adjacent Property and such Partial Release Parcel, which surveys shall substantially conform to Lender’s then-current requirements for surveys to be delivered in connection with its loans;
(xv) The Title Company shall issue an endorsement to the Title Insurance Policy regarding the validity of Lender’s lien on the Remaining Adjacent Property after such Release Parcel Sale and any other endorsements reasonably requested by Lender in connection with such Release Parcel Sale;
(xvi) If a Securitization has occurred and the Release Parcel Sale covers less than the entire Adjacent Property, Borrowers shall have provided to Lender an opinion letter from counsel reasonably satisfactory to Lender confirming that such Release Parcel Sale shall not constitute a “significant modification” of the Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury or would otherwise violate any of the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, as amended, and related provisions and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time (collectively, the “REMIC Requirements”), and Lender shall not otherwise have any reasonable belief (based on an opinion of counsel or a certified public accountant) that such Release Parcel Sale will constitute such a “significant modification” or otherwise violate such REMIC Requirements; and
(xvii) Borrowers shall have delivered to Lender (A) any amendments to the Loan Documents deemed reasonably necessary by Lender in order to effectuate the release of such Partial Release Parcel and/or to continue to retain all of its rights in the Remaining Adjacent Property and the Main Property, and (B) all documents and information reasonably requested by Lender in order to verify the satisfaction of the foregoing conditions.
(b) With respect to any proposed Release Parcel Sale that does not close for any reason, on the earlier to occur of (i) five (5) Business Days after the date on which Lender is notified that such Release Parcel Sale will not close, or (ii) the one hundred thirty-fifth (135th) day following the delivery to Lender of the related Sale Request, Lender shall be reimbursed for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.

(c) In the event that a Release Parcel Sale with respect to which a Sale Request was submitted to Lender does not close within one hundred thirty-five (135) days after the date of such Sale Request, if Adjacent Borrower wishes to proceed with such Release Parcel Sale, Adjacent Borrower shall be required to re-submit an updated Sale Request to Lender and satisfy the conditions set forth in Section 2.5.1(a) hereof with respect to the Release Parcel Sale which is the subject of such resubmitted Sale Request as of the date of such resubmission.
(d) With respect to any Release Parcel Sale, upon satisfaction of the conditions set forth in Section 2.5.1(a) hereof, Lender, at the sole cost and expense of Borrowers, shall execute and deliver to Borrowers releases, satisfactions, reconveyances, discharges, terminations and/or assignments, as applicable and as reasonably requested by Borrowers, of the Mortgage and the other Loan Documents relating to the applicable Partial Release Parcel.
(e) With respect to a Release Parcel Sale, upon the full execution, delivery and, as appropriate, recordation or filing of the applicable documents contemplated under Section 2.5.1(d) hereof, all references in this Agreement to the term “Adjacent Property” shall be deemed to exclude the applicable Partial Release Parcel for all purposes hereunder. In the event that the entire Adjacent Property is sold in accordance with the terms hereof, then the terms and provisions of this Section 2.5.1 are deemed of no further force and effect.
(f) With respect to any Release Parcel Sale, Lender hereby acknowledges and agrees that Adjacent Borrower shall have the right to consummate such a Release Parcel Sale through the following process: (i) the formation of a Special Purpose Entity that is a wholly-owned, Delaware limited liability company subsidiary of Adjacent Borrower, the organizational documentation with respect to which shall be reasonably satisfactory to Lender (a “Subsidiary Transferee”); provided, however, that no Subsidiary Transferee shall be required to have any springing member or any Independent Director or Independent Manager; and, provided, further, that such Subsidiary Transferee shall only be required to satisfy all of the other requirements of a Special Purpose Entity when Adjacent Borrower owns all or any portion of the membership interests therein, and (ii) the occurrence of the following events, all of which shall occur substantially contemporaneously through an escrow established with an escrow agent reasonably acceptable to Lender and pursuant to escrow instructions reasonably acceptable to Lender: (A) the transfer by deed of the applicable Partial Release Parcel from Adjacent Borrower to such Subsidiary Transferee subject to the Mortgage and the other Loan Documents, (B) the immediately subsequent purchase of all of the equity interests held by Adjacent Borrower in such Subsidiary Transferee by the applicable Bonafide Release Parcel Purchaser or Affiliate Release Parcel Purchaser, as the case may be, and (C) the payment of the applicable Release Parcel Release Price and all other amounts due under Section 2.5.1(a) hereof in connection with such Release Parcel Sale. In connection with the foregoing, Lender and Borrowers hereby agree that, with respect to any Release Parcel Sale consummated in accordance with this Section 2.5.1(f), (1) the applicable Bonafide Release Parcel Purchaser or Affiliate Release Parcel Purchaser, as the case may be, shall refer to the ultimate purchaser of the equity interests held by Adjacent Borrower in the Subsidiary Transferee, rather than to the Subsidiary Transferee, (2) the gross sales price used in the calculation of the applicable Release Parcel Release Price with respect to a Bonafide Release Parcel Purchaser shall refer to the gross sales price for the purchase of the equity interests held by Adjacent Borrower in the Subsidiary Transferee, rather than to any consideration paid by the Subsidiary Transferee to Adjacent Borrower, and

(3) without limiting the generality of the foregoing, for purposes of the satisfaction of the conditions set forth in Section 2.5.1(a), all references to such Release Parcel Sale and/or to the related contract of sale, gross sales price, Release Parcel Purchaser, Release Parcel Release Price and all other related terms and items shall be deemed to be references to, and shall include, the sale of the equity interests held by Adjacent Borrower to the ultimate Bonafide Release Parcel Purchaser or Affiliate Release Parcel Purchaser, as the case may be, rather than to the transfer by deed of the applicable Partial Release Parcel from Adjacent Borrower to the Subsidiary Transferee.
2.5.2. Intentionally Deleted.
2.5.3. Release of IP.
(a) Conditions for Release. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, in the event that IP Borrower shall desire to sell the IP (in whole but not in part) (an “IP Sale”) to a bonafide third party purchaser (a “IP Purchaser”), IP Borrower shall have the right, without the prior consent of Lender and without violating the Loan Documents, to sell the entire IP and obtain a release of the IP from the Liens of the Mortgage and the other Loan Documents encumbering the IP to an IP Purchaser, provided that all of the following conditions shall be satisfied with respect to such IP Sale:
(i) IP Borrower shall have submitted a Sale Request to Lender at least ten (10) Business Days prior to the anticipated date of such IP Sale, which shall include a copy of the contract of sale relating to such IP Sale and an Officer’s Certificate providing a certification that (A) as of the date of such Sale Request, no monetary Default, monetary First Mezzanine Default, monetary Second Mezzanine Default or monetary Third Mezzanine Default, and no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default, shall have occurred and be continuing and (B) the copy of the contract of sale relating to such IP Sale attached to such certification is true, correct and complete;
(ii) IP Borrower shall have delivered to Lender reasonably detailed information regarding the terms of, and the actual and reasonably anticipated costs and expenses associated with, such IP Sale in order to enable Lender to reasonably determine the IP Release Price with respect thereto, all of which shall be certified by IP Borrower to Lender as true, complete and correct;
(iii) All accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Reduced Acquisition Loan and/or the Construction Loan and/or the First Mezzanine Loan and/or the Second Mezzanine Loan and/or the Third Mezzanine Loan and any other sum then due hereunder or under any of the other Loan Documents and/or under any of the First Mezzanine Loan Documents and/or under any of the Second Mezzanine Loan Documents and/or under any of the Third Mezzanine Loan Documents, including, without limitation, any applicable Breakage Costs, shall have been paid in full or shall have been arranged to be paid in full contemporaneously with the closing of such IP Sale; provided, however, if such IP Sale closes on a date which is not a Payment Date, Borrowers shall also have paid or shall have arranged to be paid contemporaneously with the closing of such IP Sale, interest on the IP Release Price to, but not including, the next succeeding first (1st) day of a calendar month;
(iv) Intentionally Deleted;
(v) In addition to the amounts set forth in the foregoing clause (iii), Borrowers shall have paid, or shall have arranged to be paid contemporaneously with the closing of the IP Sale, to Lender a release price with respect to the IP equal to the greater of the following (whichever of the following subclause (A) or (B) is greater, the “IP Release Price”), which IP Release Price shall be applied as contemplated by Section 2.4.3 hereof:
(A) (1) the gross sales price for the IP, less (2) the amount of all reasonable and customary closing costs in connection with such IP Sale actually paid by any Borrower to any Person who is not a Restricted Party or any Affiliate thereof; provided, however, that in no event shall such closing costs exceed three percent (3%) of such gross sales price; or
(B) one hundred twenty-five percent (125%) of the Allocated Loan Amount for the IP;
(vi) Intentionally Deleted;
(vii) Intentionally Deleted;
(viii) Borrowers shall have paid all of the actual out-of-pocket reasonable third party legal fees and actual out-of-pocket reasonable third party expenses incurred by Lender in connection with (A) reviewing and processing any Sale Request with respect to an IP Sale, whether or not the IP Sale which is the subject of a Sale Request actually closes, (B) the satisfaction of any of the conditions set forth in this Section 2.5.3(a), and (C) providing all release documents in connection with any IP Sale as provided in Section 2.5.3(d) hereof;
(ix) No monetary Default, monetary First Mezzanine Default, monetary Second Mezzanine Default or monetary Third Mezzanine Default, and no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default, shall have occurred and be continuing at the time of the submission by IP Borrower of a Sale Request or at the time of the closing of an IP Sale;
(x) There shall only be one (1) IP Sale;
(xi) The IP Purchaser shall enter into one or more royalty free license agreements, in form and substance reasonably satisfactory to Borrowers and Lender, applying the standards of a prudent commercial mortgage loan lender, pursuant to which such IP Purchaser shall license to each Borrower all of the IP that is reasonably necessary or desirable to operate its Property as then being operated and as then contemplated to be operated in the future (collectively, the “Purchaser Licensed IP”), and each applicable Borrower, at Borrowers’ sole cost and expense, shall execute and deliver, or cause to be executed and delivered, to and for the benefit of Lender, a security interest agreement covering such Purchaser Licensed IP, together with such other financing statements, documents and/or instruments reasonably required by Lender in order to perfect its security interest in the Purchaser Licensed IP and to enable Lender to foreclose on such Purchaser Licensed IP upon the occurrence and during the continuance of an Event of Default, all of the foregoing to be in form and substance reasonably satisfactory to Lender; and
(xii) Borrowers shall have delivered to Lender (A) any amendments to the Loan Documents deemed reasonably necessary by Lender in order to effectuate the release of the IP, and (B) all documents and information reasonably requested by Lender in order to verify the satisfaction of the foregoing conditions.
(b) With respect to any proposed IP Sale that does not close for any reason, on the earlier to occur of (i) five (5) Business Days after the date on which Lender is notified that such IP Sale will not close, or (B) the one hundred thirty-fifth (135th) day following the delivery to Lender of the related Sale Request, Lender shall be reimbursed for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.
(c) In the event that an IP Sale with respect to which a Sale Request was submitted to Lender does not close within one hundred thirty-five (135) days after the date of such Sale Request, if IP Borrower wishes to proceed with such IP Sale, IP Borrower shall be required to re-submit an updated Sale Request to Lender and satisfy the conditions set forth in Section 2.5.3(a) hereof with respect to the IP Sale which is the subject of such resubmitted Sale Request as of the date of such resubmission.
(d) With respect to an IP Sale, upon satisfaction of the conditions set forth in Section 2.5.3(a) hereof, Lender, at the sole cost and expense of Borrowers, shall execute and deliver to Borrowers releases, satisfactions, discharges and/or assignments, as applicable and as reasonably requested by Borrowers, of the Mortgage and the other Loan Documents relating to the IP.
2.5.4. Sale of Properties or IP during Event of Default. Notwithstanding the provisions of the foregoing Sections 2.5.1 and 2.5.3 or any other provision to the contrary in this Agreement or the other Loan Documents, it is expressly acknowledged and agreed by Borrowers that, upon the occurrence and during the continuance of an Event of Default: (i) no Borrower shall have any right to sell any Property or any portion thereof or any IP without, in each instance, Lender’s prior written consent, which consent may be given or withheld in Lender’s sole discretion, (ii) any such sale of one or more of the Properties or any portion thereof and/or any IP shall be on such terms and conditions as to which Lender and Borrowers shall agree, Lender, however, having the right to impose such terms and conditions as it shall elect in its sole discretion, (iii) Intentionally Deleted, (iv) Intentionally Deleted and (v) in the event any such sale shall occur, without limiting any other provisions set forth herein, the proceeds of such sale shall be applied in accordance with the applicable provisions of Section 2.4.4 hereof.

2.5.5. Release on Payment in Full. Upon the written request and payment by Borrowers of the customary recording fees and the actual out-of-pocket third-party costs and expenses of Lender and upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Notes and this Agreement, Lender shall release the Lien of the Mortgage and the other Loan Documents.
Section 2.6. Cash Management.
2.6.1. Lockbox Account. (a) Borrowers shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “HRHH Hotel/Casino, LLC, HRHH Cafe, LLC, HRHH Development, LLC, HRHH IP, LLC and HRHH Gaming, LLC, for the benefit of Vegas HR Private Limited and Trimont Real Estate Advisors, Inc. as Agent, their respective successors and/or assigns — Lockbox Account” or such other title as shall be reasonably acceptable to Lender and the applicable Lockbox Bank. Each Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof, and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender shall have the sole right to make withdrawals from the Lockbox Account for application pursuant to the terms of this Agreement and all reasonable costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrowers.
(b) Each Borrower shall, or shall cause its Manager and HRHI , to (i) deliver irrevocable written instructions to (A) all non-residential tenants under Leases of space at such Borrower’s Property, instructing such tenants to deliver all Rents payable thereunder directly to the Lockbox Account and (B) each of the credit card companies or credit card clearing banks with which such Borrower, Manager or HRHI has entered into merchant’s agreements, instructing such credit card companies or credit card clearing banks to deliver all receipts payable with respect to any Property directly to the Lockbox Account and (ii) direct (A) all licensors or sublicensors of the IP (or any portion thereof) and any party to a sponsorship agreement with any Borrower pursuant to which such party pays such Borrower(s) certain amounts in exchange for certain rights granted to such party by such Borrower(s) and (B) all Persons that maintain open accounts with such Borrower, Manager or HRHI, as applicable, or with whom such Borrower, Manager or HRHI, as applicable, does business on an “accounts receivable” basis with respect to any Property or HRHI’s liquor management services at the Hotel/Casino Property, to deliver all payments due under such accounts directly to the Lockbox Account (and neither any Borrower, Manager nor HRHI shall direct any such Person to make payments due under such account in any other manner). Without the prior written consent of Lender or Servicer, neither Manager, any Borrower nor HRHI, as applicable, shall (x) terminate, amend, revoke or modify any direction letter described in clause (i)(A) above, any credit card company direction letter or credit card bank payment direction letter described in clause (i)(B) above and/or any other direction letter described in clause (ii) above or (y) direct or cause any Person (including, without limitation, any Tenant, any credit card company or credit card clearing bank, any licensor or sublicensor of the IP (or any portion thereof), any party to any sponsorship agreement, or any other Person that maintains open accounts with any Borrower, Manager or HRHI (or with whom such Borrower, Manager or HRHI does business on an “accounts receivable” basis) to pay any Rent or other amounts payable to such Borrower, Manager or HRHI in any manner other than by wire transfer to the Lockbox Account.
(c) Without limiting the provisions of the preceding clause (b), Gaming Borrower shall collect and account for all cash receipts attributable to gaming activities at the Property at the end of each Gaming Day (such cash receipts, the “Prior Day’s Cash Receipts”). All such Prior Day’s Cash Receipts shall be held by Gaming Borrower in the Gaming Account, provided that on or prior to 4:00 p.m. Las Vegas time on the calendar day on which such Gaming Day shall end (or if such calendar day is not a Business Day the first Business Day immediately following the Gaming Day on which the applicable Prior Day’s Cash Receipts were collected) (any such day, the “Gaming Revenue Disbursement Date”) Gaming Borrower shall deposit into the Lockbox Account the amount by which the sum of all Prior Day’s Cash Receipts together with the balance of funds on deposit in the Gaming Account exceeds the Minimum Gaming Account Balance. For avoidance of doubt and for illustration purposes only, in the event the Prior Day’s Cash Receipts relate to cash receipts attributable to gaming activities at the Property on the Gaming Day commencing at 3:00 a.m. Las Vegas time on Tuesday, January 12, 2010 and ending at 2:59 a.m. Las Vegas time on Wednesday, January 13, 2010, then on or prior to 4:00 p.m. Las Vegas time on January 13, 2010 Borrower shall deposit into the Lockbox Account the amount by which the sum of all Prior Day’s Cash Receipts together with the balance of funds on deposit in the Gaming Account exceeds the Minimum Gaming Account Balance.
(d) Hotel/Casino Borrower shall deliver irrevocable written instructions to HRHI, as the Liquor Manager, to deliver an amount equal to all revenues earned by Liquor Manager pursuant to the Liquor Management Agreement to the Lockbox Account on account of the payments due from HRHI to Hotel/Casino Borrower.
(e) Notwithstanding the foregoing, in the event any Borrower, Manager or HRHI receives any Rents (including, without limitation, Rents from tenants under any residential Lease and/or any forfeited security deposits under any Lease and/or any payments due under any IP license or sublicense) or other Gross Income from Operations (other than Gaming Borrower’s receipt of cash attributable to gaming activities at the Property which cash is to be applied in accordance with the provisions of clause (c) above), then such amounts shall be deemed to be collateral for the Loan and each Borrower hereby grants and shall cause Manager or HRHI to hereby grant Lender a security interest in such amounts and each Borrower shall or shall cause Manager and HRHI, as applicable, to (i) hold the same in trust for the benefit, and as the property, of Lender, (ii) not commingle the same with any other funds or property of such Borrower or of Manager or HRHI, as applicable and (iii) deposit all amounts into the Lockbox Account within one (1) Business Day after receipt by such Borrower or Manager or HRHI, as applicable.
(f) Borrowers shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.
2.6.2. Cash Management Account. (a) There shall be established and maintained a segregated Eligible Account (the “Cash Management Account”), which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “HRHH Hotel/Casino, LLC, HRHH Cafe, LLC, HRHH Development, LLC, HRHH IP, LLC and HRHH Gaming, LLC Cash Management Account for the benefit of Vegas HR Private Limited and TriMont Real Estate Advisors, Inc. as Agent” or such other title as shall be reasonably acceptable to Lender and the bank holding the Cash Management Account. Each Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof, and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender shall have the sole right to make withdrawals from the Cash Management Account for application pursuant to the terms of this Agreement and the other Loan Documents and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrowers.
(b) Subject to Section 2.6.2(c) hereof, provided no Event of Default shall have occurred and is then continuing, on each Wednesday occurring during any Interest Period (or such other date as is expressly set forth in the Cash Management Agreement) all funds on deposit in the Cash Management Account shall be credited towards payment of items (i) through (xv) below in the order indicated below (but except as expressly provided herein none of the same shall be disbursed prior to the Payment Date occurring on the day immediately following the end of such Interest Period), it being acknowledged and agreed by Borrowers and Lender, however, that subject to Section 2.6.2(c) and provided no Event of Default shall have occurred and is then continuing (1) in the event any amounts described under the provisions of Section 2.6.2(d) hereof and/or the provisions of the last sentence of Section 2.6.2(h) hereof shall then be required to be deposited into the Gaming Account, Interest Reserve Account and/or General Reserve Account, as applicable, any funds on deposit in the Cash Management Account (and in the event such funds are not sufficient to fund such amounts, any funds credited but not disbursed to the payment of items (i) through (xv) below), shall be deposited into the Gaming Account, Interest Reserve Account and/or General Reserve Account on, as applicable, the Casino Account Reimbursement Date or the Operating Expense Overfunding Reimbursement Date (or the earliest day thereafter on which any funds shall be deposited into the Cash Management Account), (2) subject to the provisions of the immediately preceding clause (1), as soon as there are sufficient funds available in the Cash Management Account to satisfy the amounts that will be due under clauses (i) and (ii) below on the Payment Date immediately following the end of the then current Interest Period (such funds together with any funds then required to be applied in accordance with the provisions of clause (1) above, the “Section 2.6.2(b) Priority Funds”), on any Wednesday occurring during the applicable Interest Period, Lender shall upon Borrowers’ written request therefor (which request may be made electronically in a manner and to a recipient acceptable to Lender) disburse to Borrowers all or a portion of the funds on deposit in the Cash Management Account in excess of the Section

2.6.2(b) Priority Funds to the extent such funds would otherwise be distributable to Borrower under clauses (iii) and (iv) below on the Payment Date immediately following the end of such Interest Period, for application by Borrowers to the applicable cash Operating Expenses, Pre-Opening Expenses and/or Extraordinary Expenses detailed in such written request (it being acknowledged and agreed that any such written request shall be in the form of an Operating Expense Request, shall be delivered at least one (1) Business Day prior to the requested disbursement date and shall include a Borrower certification that the amounts requested therein are in Borrower’s good faith estimate limited to such amounts as are then necessary to pay Operating Expenses, Extraordinary Expenses and Pre-Opening Expenses that are then due and payable and that Borrower would otherwise be entitled to receive under clauses (iii) and (iv) below on the Payment Date immediately following the date of such request), and (3) all remaining funds in the Cash Management Account shall be disbursed on the applicable Payment Date in accordance with the following order indicated, except to the extent already disbursed in accordance with the provisions of clauses (1) — (2) above:
(i) First, payments to Lender in respect of the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof;
(ii) Second, payment to Lender in respect of the Replacement Reserve Fund in accordance with the terms and conditions of Section 7.3 hereof;
(iii) Third, subject to Section 2.6.2(i) hereof, payment to Borrowers of an amount sufficient to pay (A) the actual cash monthly Operating Expenses, including base management fees payable to any Manager but excluding incentive management fees payable to any Manager, and Capital Expenditures and (B) Extraordinary Expenses and Pre-Opening Expenses (provided that Borrower shall not be entitled to any disbursements under this clause (iii) with respect to Extraordinary Expenses and/or Pre-Opening Expenses in the event such amounts in any particular month shall exceed $586,000.00 in the aggregate), but in either case specifically excluding any reimbursements to Borrowers, Sponsor or any Affiliates thereof of any such amounts previously paid or advanced as capital contributions or otherwise, in each instance as requested by Borrowers in a written request (which request may be made electronically in a manner and to a recipient acceptable to Lender) (each, an “Operating Expense Request”) delivered to Lender no later than three (3) Business Days prior to such Payment Date (which shall not include (A) Taxes and Insurance Premiums to be paid for out of the Tax and Insurance Escrow Funds, and (B) Operating Expenses, Capital Expenditures and/or other expenses to be paid for out of any Reserve Funds); provided, however that if, without limiting the foregoing, Borrowers shall have failed to deliver the Cash Profit and Loss Statement for the immediately preceding month on or prior to the date on which such statement is due in accordance with Section 5.1.11(c) hereof, then Borrowers shall not be entitled to any disbursement under this subclause (iii) until the date on which Borrowers deliver such Cash Profit and Loss Statement to Lender as required by Section 5.1.11(c) hereof;
(iv) Fourth, payment to Borrowers for Extraordinary Expenses in excess of any such Extraordinary Expenses disbursed pursuant to subclause (iii) above, if any, as approved by Lender pursuant to the provisions of Section 5.11(e) hereof,;

(v) Fifth, on the first Payment Date in each calendar quarter, payment to the Administrative Agent of the Administrative Agent Fee then due and payable;
(vi) Sixth, payment to Lender of the Unused Advance Fee then due and payable, if any;
(vii) Seventh, payment to Lender of the Reduced Acquisition Loan Monthly Interest Payment calculated at the Applicable Interest Rate and the Construction Loan Monthly Interest Payment computed at the Applicable Interest Rate;
(viii) Eighth, payment to Lender of (or reimbursement of Lender for) any reasonable miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Loan) then due and payable pursuant to the terms of the Loan Documents;
(ix) Ninth, a transfer by Lender to the First Mezzanine Cash Management Account in the amount of the First Mezzanine Applicable Interest Payment indicated in the then most recent written payment notice letter delivered pursuant to the Intercreditor Agreement by First Mezzanine Lender to Lender at least five (5) days prior to such Payment Date, to be applied in accordance with the terms of the First Mezzanine Loan Documents;
(x) Tenth, a transfer by Lender to the Second Mezzanine Cash Management Account in the amount of the Second Mezzanine Applicable Interest Payment indicated in the then most recent written payment notice letter delivered pursuant to the Intercreditor Agreement by Second Mezzanine Lender to Lender at least five (5) days prior to such Payment Date, to be applied in accordance with the terms of the Second Mezzanine Loan Documents;
(xi) Eleventh, a transfer by Lender to the Third Mezzanine Cash Management Account in the amount of the Third Mezzanine Applicable Interest Payment indicated in the then most recent written payment notice letter delivered pursuant to the Intercreditor Agreement by Third Mezzanine Lender to Lender at least five (5) days prior to such Payment Date, to be applied in accordance with the terms of the Third Mezzanine Loan Documents;
(xii) Intentionally Deleted;
(xiii) Twelfth, payment to Borrowers of any incentive management fees payable to any Manager (the aggregate sum of the amounts required to fully fund items (i) through (xii) above and this item (xiii), collectively, the “Aggregate Monthly Amount”; and such amounts as remain after application to fully fund the Aggregate Monthly Amount, the “Excess Cash Flow”);
(xiv) Thirteenth, payment to First Mezzanine Lender in an amount equal to the First Mezzanine Initial Accrual Amount until such time as the same is paid in full; and

(xv) Fourteenth, as applicable, either (A) prior to the date on which the Excess Cash Termination Condition has been satisfied, payment of all Excess Cash Flow for deposit into the General Reserve Account, or (B) from and after the date on which the Excess Cash Termination Condition has been satisfied, payment of all Excess Cash Flow for deposit into the Working Capital Reserve Account until the amount on deposit therein equals $7,000,000, then payment of all remaining Excess Cash Flow for deposit into the General Reserve Account.
(c) Notwithstanding the provisions of Section 2.6.2(b) hereof, from and after the earlier to occur of (A) the Interest Period in which the amount on deposit in the Interest Reserve Account shall equal zero and (B) the Excess Cash Release Date, and provided no Event of Default shall have occurred and be continuing, on each Wednesday during any Interest Period (or such other date as is expressly set forth in the Cash Management Agreement) all funds on deposit in the Cash Management Account shall be credited towards payment of items (i) through (xv) below in the order indicated below (but except as expressly provided herein none of the same shall be disbursed prior to the Payment Date occurring on the day immediately following the end of such Interest Period), it being acknowledged and agreed by Borrowers and Lender, however, that provided no Event of Default shall have occurred and is then continuing (1) in the event any amounts described under the provisions of Section 2.6.2(d) hereof and/or the provisions of the last sentence of Section 2.6.2(h) hereof shall then be required to be deposited into the Gaming Account, Interest Reserve Account and/or General Reserve Account, as applicable, any funds on deposit in the Cash Management Account (and in the event such funds are not sufficient to fund such amounts, any funds credited but not disbursed to the payment of items (i) through (xv) below), shall be deposited into the Gaming Account, Interest Reserve Account and/or General Reserve Account on, as applicable, the Casino Account Reimbursement Date or the Operating Expense Overfunding Reimbursement Date (or the earliest day thereafter on which any funds shall be deposited into the Cash Management Account), (2) subject to the provisions of the preceding clause (1), as soon as there are sufficient funds in the Cash Management Account to satisfy the amounts that will be due under clauses (i), (ii), (iii) and (iv) below on the Payment Date immediately following the end of the applicable Interest Period (such funds together with any funds then required to be applied in accordance with the provisions of clause (1) above, the “Section 2.6.2(c) Priority Funds”), on any Wednesday occurring during the applicable Interest Period, Lender shall at Borrowers’ written request therefor (which request may be made electronically in a manner and to a recipient acceptable to Lender) disburse to Borrowers all or a portion of the funds on deposit in the Cash Management Account in excess of the Section 2.6.2(c) Priority Funds to the extent such funds would otherwise be distributable to Borrowers under clause (v) and (vi) on the Payment Date immediately following the end of such Interest Period, for application by Borrowers to the applicable Operating Expenses, Pre-Opening Expenses and/or Extraordinary Expenses detailed in such written request (which request shall be in the form of an Operating Expense Request, shall be delivered at least one (1) Business Day prior to the requested disbursement date and shall include a Borrower certification that the amounts requested therein are in Borrower’s good faith estimate limited to such amounts as are then necessary to pay Operating Expenses, Extraordinary Expenses and Pre-Opening Expenses that are then due and payable and that Borrower would otherwise be entitled to receive under clauses (v) and (vi) below on the Payment Date immediately following the date of such request), and (3) subject to there being sufficient funds on deposit in the Cash Management Account to make any deposits described in clauses

(1)-(2) above as and when required above, on each Payment Date, all remaining funds in the Cash Management Account shall be disbursed in accordance with the following in the order indicated, except to the extent already disbursed in accordance with the provisions of clauses (1) — (2) above:
(i) First, payments to Lender in respect of the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof;
(ii) Second, payment to Lender of the Reduced Acquisition Loan Monthly Interest Payment calculated at the Applicable Interest Rate and the Construction Loan Monthly Interest Payment computed at the Applicable Interest Rate;
(iii) Third, payment to Lender of (or reimbursement of Lender for) any reasonable miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Loan) then due and payable pursuant to the terms of the Loan Documents;
(iv) Fourth, payment to Lender in respect of the Replacement Reserve Fund in accordance with the terms and conditions of Section 7.3 hereof;
(v) Fifth, payment to Borrowers of an amount sufficient to pay (A) the actual cash monthly Operating Expenses, including base management fees payable to any Manager but excluding incentive management fees payable to any Manager, and Capital Expenditures and (B) Extraordinary Expenses and Pre-Opening Expenses (provided that Borrower shall not be entitled to any disbursements under this clause (v) with respect to Extraordinary Expenses and/or Pre-Opening Expenses in the event such amounts in any particular month shall exceed $586,000.00 in the aggregate), in each instance as requested by Borrowers in an Operating Expense Request (which request may be made electronically in a manner and to a recipient acceptable to Lender) delivered to the Servicer (with a copy to Lender) no later than three (3) Business Days prior to such Payment Date (which shall not include (A) Taxes and Insurance Premiums to be paid for out of the Tax and Insurance Escrow Funds, and (B) Operating Expenses, Capital Expenditures and/or other expenses to be paid for out of any Reserve Funds); provided, however that if Borrowers shall have failed to deliver the Cash Profit and Loss Statement for the immediately preceding month on or prior to the date on which such statement is due in accordance with Section 5.1.11(c) hereof, then Borrowers shall not be entitled to any disbursement under this subclause (iii) until the date on which Borrowers deliver such Cash Profit and Loss Statement to Lender as required by Section 5.1.11(c) hereof;
(vi) Sixth, payment to Borrowers for Extraordinary Expenses in excess of any such Extraordinary Expenses disbursed pursuant to subclause (iii) above, if any approved by Lender pursuant to the provisions of Section 5.11(e) hereof;
(vii) Seventh, on the first Payment Date in each calendar quarter, payment to the Administrative Agent of the Administrative Agent Fee then due and payable, if any;
(viii) Eighth, payment to Lender of the Unused Advance Fee then due and payable, if any;

(ix) Ninth, a transfer by Lender to the First Mezzanine Cash Management Account in the amount of the First Mezzanine Applicable Interest Payment indicated in the then most recent written payment notice letter delivered pursuant to the Intercreditor Agreement by First Mezzanine Lender to Lender at least five (5) days prior to such Payment Date, to be applied in accordance with the terms of the First Mezzanine Loan Documents;
(x) Tenth, a transfer by Lender to the Second Mezzanine Cash Management Account in the amount of the Second Mezzanine Applicable Interest Payment indicated in the then most recent written payment notice letter delivered pursuant to the Intercreditor Agreement by Second Mezzanine Lender to Lender at least five (5) days prior to such Payment Date, to be applied in accordance with the terms of the Second Mezzanine Loan Documents;
(xi) Eleventh, a transfer by Lender to the Third Mezzanine Cash Management Account in the amount of the Third Mezzanine Applicable Interest Payment indicated in the then most recent written payment notice letter delivered pursuant to the Intercreditor Agreement by Third Mezzanine Lender to Lender at least five (5) days prior to such Payment Date, to be applied in accordance with the terms of the Third Mezzanine Loan Documents;
(xii) Intentionally Deleted;
(xiii) Twelfth, payment to Borrowers of any incentive management fees payable to any Manager;
(xiv) Thirteenth, payment to First Mezzanine Lender in an amount equal to the First Mezzanine Initial Accrual Amount until such time as the same is paid in full; and
(xv) Fourteenth, as applicable, either (A) prior to the date on which the Excess Cash Termination Condition has been satisfied, payment of all Excess Cash Flow for deposit into the General Reserve Account, or (B) from and after the date on which the Excess Cash Termination Condition has been satisfied, payment of all Excess Cash Flow for deposit into the Working Capital Reserve Account until the amount on deposit therein equals $7,000,000, then payment of all remaining Excess Cash Flow for deposit into the General Reserve Account.
(d) In the event that the amounts on deposit in the Gaming Account are at any time less than the Minimum Gaming Account Balance as a result of (i) the application of amounts previously on deposit therein to Permitted Gaming Expenses and/or (ii) the increase of such Minimum Gaming Account Balance in accordance with and subject to the provisions of Section 12.3.3 hereof, Borrowers may submit a written request that funds equal to the positive difference, if any, between the Minimum Gaming Account Balance less the funds then on deposit in the Gaming Account be transferred from the Cash Management Account to the Casino Account, and provided that no Event of Default has then occurred and is continuing and there is then sufficient funds available in the Cash Management Account, Lender shall in accordance with and subject to the provisions of Sections 2.6.1(b)(1) or 2.6.1(c)(1), as applicable, use good faith efforts to transfer available funds on deposit in the Cash Management Account to the Casino Account on the Business Day immediately following the date on which Lender receives such request in accordance with the terms hereof, provided that Lender shall receive such request on or prior to 2:00 pm New York City time on the preceding Business Day (the applicable date described in (a) and (b) above on which such transfer is to occur, the “Casino Account Reimbursement Date”).
(e) Subject to Sections 2.6.3, 3.20 and 7.4.2 hereof, the insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrowers from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, including, without limitation, the payments set forth in clauses (i) through (xi), inclusive, in Section 2.6.2(b) or 2.6.2(c) hereof, as applicable, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(f) All funds on deposit in the Cash Management Account following the occurrence and during the continuation of an Event of Default may be applied by Lender to the Debt, and applied to the Debt in any order, priority and proportions as Lender shall elect in its sole discretion from time to time until the Debt is paid in full, with any amounts remaining being disbursed to (i) First Mezzanine Lender for application in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is then outstanding, until the First Mezzanine Debt is paid in full, and then (ii) Second Mezzanine Lender for application in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is then outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) Third Mezzanine Lender for application in accordance with the terms of the Third Mezzanine Loan Documents if the Third Mezzanine Debt (or any portion thereof) is then outstanding, until the Third Mezzanine Debt is paid in full, and then (iv) any balance to Borrowers. Borrowers and Lender hereby agree and acknowledge that if (A) all of the Obligations have been satisfied, (B) there are funds remaining in any of the Reserve Funds, and (C) the First Mezzanine Debt (or any portion thereof) is outstanding, then Lender will not pay any such remaining funds in any of the Reserve Funds to Borrowers, but rather shall deliver such funds to First Mezzanine Lender to be held and applied in accordance with the terms of the First Mezzanine Loan Documents until the First Mezzanine Debt is paid in full, and then deliver any remaining funds to Second Mezzanine Lender to be applied in accordance with the Second Mezzanine Loan Documents, until the Second Mezzanine Debt is paid in full, and then deliver any remaining funds to Third Mezzanine Lender to be applied in accordance with the Third Mezzanine Loan Documents, until the Third Mezzanine Debt is paid in full, with any balance delivered to Borrowers.
(g) Transfers of Borrowers’ funds from any of the Reserve Funds or any other source to or for the benefit of any First Mezzanine Borrower(s) or any Second Mezzanine Borrower(s) or any Third Mezzanine Borrower(s) shall constitute distributions to such First Mezzanine Borrower(s), and deemed distributions by such First Mezzanine Borrower(s) to such Second Mezzanine Borrower(s), or by such First Mezzanine Borrower(s) to such Second Mezzanine Borrower(s) to such Third Mezzanine Borrower(s), as applicable, and, in each case, must comply with the requirements as to distributions in the Delaware Limited Liability Company Act. The provisions of this Agreement, the Cash Management Agreement and the other Loan Documents shall not create a debtor-creditor relationship between any Borrower and First Mezzanine Lender, Second Mezzanine Lender and/or Third Mezzanine Lender.
(h) If the Cash Profit and Loss Statement for any calendar month demonstrates that (i) the amount of Operating Expenses, Capital Expenditures, Extraordinary Expenses or Pre-Opening Expenses disbursed by Lender in accordance with Section 2.6.2(b)(iii) or 2.6.2(c)(v) hereof was (A) in excess of the actual amounts needed to pay actual cash expenses payable in the applicable calendar month for Operating Expenses, Capital Expenditures, Extraordinary Expenses or Pre-Opening Expenses (as applicable), (ii) the amount of Extraordinary Expenses or Pre-Opening Expenses distributed by Lender was in excess of the amounts Borrower were entitled to receive under the applicable provisions of Sections 2.6.2(b)(iii) or 2.6.2(c)(v) hereof and/or (ii) the amount of Extraordinary Expenses disbursed by Lender in accordance with Section 2.6.2(b)(iv) or 2.6.2(c)(vi) hereof was in excess of the actual amounts needed to pay that actual Extraordinary Expenses, then, within two (2) Business Days after the date on which such Cash Profit and Loss Statement was delivered to Lender (such date, the “Operating Expense Overfunding Reimbursement Date”), Borrowers shall deposit any such excess disbursed amount (the “Operating Expense Overfunding”) into the Interest Reserve Account up to the amount of the depletion of the Interest Reserve Fund (calculated in Lender’s reasonable discretion) as a result of any such Operating Expense Overfunding during the immediately preceding month, and, if no such depletion of the Interest Reserve Fund has so occurred then the amount of any such Operating Expense Overfunding shall be deposited into the General Reserve Account. If Borrower shall fail to deposit such excess on or prior to the Operating Expense Overfunding Reimbursement Date, then Lender shall have the right to apply any funds then on deposit in the Cash Management Account in an amount not to exceed the applicable Operating Expense Overfunding into, as applicable, the Interest Reserve Account and/or the General Reserve Account.
(i) Notwithstanding anything to the contrary herein, in addition to the monthly Operating Expense Requests submitted by Borrower pursuant to Section 2.6.2(b) and Section 2.6.2(c) hereof in connection with disbursements to be made on a Payment Date or otherwise on any Wednesday occurring during any Interest Period, Borrower shall have the right to submit additional Operating Expense Requests to Lender for disbursements from the Cash Management Account on dates other than a Payment Date, to the extent Borrower requires additional funds necessary to pay actual cash monthly Operating Expenses, Extraordinary Expenses and Pre-Opening Expenses (subject to the limitations set forth in Section 2.6.2(b) and Section 2.6.2(c)). Borrower shall submit any such Operating Expense Request (which request may be made electronically in a manner and to a recipient acceptable to Lender) to Lender no later than one (1) Business Day prior to the requested disbursement for such Operating Expenses (which request shall include a Borrower certification that the amounts requested therein are in Borrower’s good faith estimate limited to such amounts as are then necessary to pay Operating Expenses that are then due and payable and that Borrower would otherwise be entitled to receive under Section 2.6.2(b) hereof or Section 2.6.2(c) hereof on the Payment Date immediately following the date of such request). Each Operating Expense Request shall include a Borrower certification that the amounts requested therein are in Borrower’s good faith estimate limited to such amounts as are then necessary to pay actual cash monthly Operating Expenses, Extraordinary Expenses and Pre-Opening Expenses that are then due and payable and that

Borrower would otherwise be entitled to receive under Section 2.6.2(b) or Section 2.6.2(c) on the Payment Date immediately following the date of such request.
2.6.3. Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrowers’ obligations with respect to amounts due for the Tax and Insurance Escrow Fund, the Replacement Reserve Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts (together with any amounts paid by or on behalf of Borrowers) are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required and are available for the payment of such amounts in accordance with the applicable provisions of Section 2.6.2 hereof and the Cash Management Agreement (i.e. are not applied to other amounts in accordance with the provisions of said Section 2.6.2), regardless of whether any of such available funds are so applied by Lender. Provided that sufficient funds are on deposit in the Tax and Insurance Escrow Fund, Lender shall be responsible for any penalty or interest resulting from a failure to pay Taxes or Insurance Premiums when due.
2.6.4. Intentionally Deleted.
Section 2.7. Extensions of the Initial Maturity Date.
2.7.1. Intentionally Deleted.
2.7.2. Qualified Extensions. As provided in this Section 2.7.2, Borrowers shall have the option (each, a “Qualified Extension Option”) to extend the term of the Loan beyond the Initial Maturity Date for four (4) successive terms (each, a “Qualified Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each Qualified Extension Option being the “Qualified Extended Maturity Date”).
(a) First Qualified Extension Option. Borrowers shall have the right to extend the Initial Maturity Date to the First Qualified Extended Maturity Date (the “First Qualified Extension Option”; and the period commencing on the first (1st) day following the Initial Maturity Date and ending on the First Qualified Extended Maturity Date being referred to herein as the “First Qualified Extension Term”), provided that all of the following conditions are satisfied:
(i) no monetary Default, Event of Default, monetary First Mezzanine Default, First Mezzanine Event of Default, monetary Second Mezzanine Default, Second Mezzanine Event of Default, monetary Third Mezzanine Default or Third Mezzanine Event of Default shall have occurred and be continuing at the time the First Qualified Extension Option is exercised or on the date that the First Qualified Extension Term commences;
(ii) Borrowers shall notify Lender of their irrevocable election to exercise the First Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the Initial Maturity Date;

(iii) if any Interest Rate Cap Agreement is scheduled to mature prior to the First Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the First Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, (iii) have a maturity date not earlier than the First Qualified Extended Maturity Date and (iv) shall have a notional amount equal to the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance. Borrowers shall (x) assign to Lender, as collateral for the Loan, pursuant to a Replacement Collateral Assignment of Interest Rate Cap, all of its right, title and interest to receive any and all payments under such Replacement Interest Rate Cap Agreement, and the Counterparty shall execute an acknowledgment to such Replacement Collateral Assignment of Interest Rate Cap agreeing to make deposits directly into the Lockbox Account and (y) obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely), which opinion shall comply with Section 2.2.7(e) hereof;
(iv) not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;
(v) Intentionally Deleted;
(vi) not later than one (1) Business Day immediately preceding the first day of the First Qualified Extension Term, Borrowers shall have deposited with Lender in immediately available funds, for deposit by Lender into the applicable Reserve Fund(s) (other than the Interest Reserve Fund), any shortfalls in such Reserve Fund(s) with respect to the First Qualified Extension Term, if any, as reasonably estimated and underwritten by Lender based on (A) the Annual Budget then in effect and (B) underwriting criteria consistent with that used by Lender to determine the amount of the deposit to the applicable Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Reserve Fund(s) and shall be held and disbursed by Lender as set forth in Article VII hereof;
(vii) Intentionally Deleted;
(viii) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(ix) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(x) the maturity date of the Third Mezzanine Loan, if the Third Mezzanine Loan is then outstanding, shall be extended to not earlier than the First Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(xi) there shall exist no Shortfall as of the Business Day immediately preceding the first day of the First Qualified Extension Term; and
(xii) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Twenty Thousand Dollars ($20,000).
(b) Second Qualified Extension Option. Borrowers shall have the right to extend the First Qualified Extended Maturity Date to the Second Qualified Extended Maturity Date (the “Second Qualified Extension Option”; and the period commencing on the first (1st) day following the First Qualified Extended Maturity Date and ending on the Second Qualified Extended Maturity Date being referred to herein as the “Second Qualified Extension Term”), provided that all of the following conditions are satisfied:
(i) no monetary Default, Event of Default, monetary First Mezzanine Default, First Mezzanine Event of Default, monetary Second Mezzanine Default, Second Mezzanine Event of Default, monetary Third Mezzanine Default or Third Mezzanine Event of Default shall have occurred and be continuing at the time the Second Qualified Extension Option is exercised or on the date that the Second Qualified Extension Term commences;
(ii) Borrowers shall notify Lender of their irrevocable election to exercise the Second Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the First Qualified Extended Maturity Date;
(iii) if any Interest Rate Cap Agreement is scheduled to mature prior to the Second Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the Second Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, (iii) have a maturity date not earlier than the Second Qualified Extended Maturity Date and (iv) shall have a notional amount equal to the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance. Borrowers shall (x) assign to Lender, as collateral for the Loan, pursuant to a Replacement Collateral Assignment of Interest Rate Cap, all of its right, title and interest to receive any and all payments under such Replacement Interest Rate Cap Agreement, and the Counterparty shall execute an acknowledgment to such Replacement Collateral Assignment of Interest Rate Cap agreeing to make deposits directly into the Lockbox Account and (y) obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely), which opinion shall comply with Section 2.2.7(e) hereof;
(iv) not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;
(v) Intentionally Deleted;
(vi) not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term, Borrowers shall have deposited with Lender in immediately available funds, for deposit by Lender into the applicable Reserve Fund(s) (other than the Interest Reserve Fund), any shortfalls in such Reserve Fund(s) with respect to the Second Qualified Extension Term, if any, as reasonably estimated and underwritten by Lender based on (A) the Annual Budget then in effect and (B) underwriting criteria consistent with that used by Lender to determine the amount of the deposit to the applicable Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Reserve Fund(s) and shall be held and disbursed by Lender as set forth in Article VII hereof;
(vii) there shall exist no Shortfall as of the Business Day immediately preceding the first (1st) day of the Second Qualified Extension Term, provided, however, that this condition shall be of no further force or effect after the date on which Final Completion is achieved;
(viii) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(ix) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(x) the maturity date of the Third Mezzanine Loan, if the Third Mezzanine Loan is then outstanding, shall be extended to not earlier than the Second Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(xi) Intentionally Deleted;
(xii) Intentionally Deleted;
(xiii) Borrowers shall have paid to Lender an extension fee equal to one-quarter of one percent (0.25%) of the Outstanding Principal Balance not later than one (1) Business Day immediately preceding the first day of the Second Qualified Extension Term; and

(xiv) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Twenty Thousand Dollars ($20,000).
(c) Third Qualified Extension Option. Borrowers shall have the right to extend the Second Qualified Extended Maturity Date to the Third Qualified Extended Maturity Date (the “Third Qualified Extension Option”; and the period commencing on the first (1st) day following the Second Qualified Extended Maturity Date and ending on the Third Qualified Extended Maturity Date being referred to herein as the “Third Qualified Extension Term”), provided that all of the following conditions are satisfied:
(i) no monetary Default, Event of Default, monetary First Mezzanine Default, First Mezzanine Event of Default, monetary Second Mezzanine Default, Second Mezzanine Event of Default, monetary Third Mezzanine Default or Third Mezzanine Event of Default shall have occurred and be continuing at the time the Third Qualified Extension Option is exercised or on the date that the Third Qualified Extension Term commences;
(ii) Borrowers shall notify Lender of their irrevocable election to exercise the Third Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the Second Qualified Extended Maturity Date;
(iii) if any Interest Rate Cap Agreement is scheduled to mature prior to the Third Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Third Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the Third Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, (iii) have a maturity date not earlier than the Third Qualified Extended Maturity Date, and (iv) shall have a notional amount equal to the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance. Borrowers shall (x) assign to Lender, as collateral for the Loan, pursuant to a Replacement Collateral Assignment of Interest Rate Cap, all of its right, title and interest to receive any and all payments under such Replacement Interest Rate Cap Agreement, and the Counterparty shall execute an acknowledgment to such Replacement Collateral Assignment of Interest Rate Cap agreeing to make deposits directly into the Lockbox Account and (y) obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely), which opinion shall comply with Section 2.2.7(e) hereof;
(iv) not later than one (1) Business Day immediately preceding the first day of the Third Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;

(v) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the Third Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(vi) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the Third Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(vii) the maturity date of the Third Mezzanine Loan, if the Third Mezzanine Loan is then outstanding, shall be extended to not earlier than the Third Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(viii) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Twenty Thousand Dollars ($20,000);
(ix) not later than one (1) Business Day immediately preceding the first day of the Third Qualified Extension Term, Borrowers shall have deposited with Lender in immediately available funds, for deposit by Lender into the applicable Reserve Fund(s) (other than the Interest Reserve Fund), any shortfalls in such Reserve Fund(s) with respect to the Third Qualified Extension Term, if any, as reasonably estimated and underwritten by Lender based on (A) the Annual Budget then in effect and (B) underwriting criteria consistent with that used by Lender to determine the amount of the deposit to the applicable Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Reserve Fund(s) and shall be held and disbursed by Lender as set forth in Article VII hereof; and
(x) there shall exist no Shortfall as of the Business Day immediately preceding the first (1st) day of the Third Qualified Extension Term, provided, however, that this condition shall be of no further force or effect after the date on which Final Completion is achieved.
(d) Fourth Qualified Extension Option. Borrowers shall have the right to extend the Third Qualified Extended Maturity Date to the Fourth Qualified Extended Maturity Date (the “Fourth Qualified Extension Option”; and the period commencing on the first (1st) day following the Third Qualified Extended Maturity Date and ending on the Fourth Qualified Extended Maturity Date being referred to herein as the “Fourth Qualified Extension Term”), provided that all of the following conditions are satisfied:
(i) no monetary Default, Event of Default, monetary First Mezzanine Default, First Mezzanine Event of Default, monetary Second Mezzanine Default, Second Mezzanine Event of Default, monetary Third Mezzanine Default or Third Mezzanine Event of Default shall have occurred and be continuing at the time the Fourth Qualified

Extension Option is exercised or on the date that the Fourth Qualified Extension Term commences;
(ii) Borrowers shall notify Lender of their irrevocable election to exercise the Fourth Qualified Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the Third Qualified Extended Maturity Date;
(iii) if any Interest Rate Cap Agreement is scheduled to mature prior to the Fourth Qualified Extended Maturity Date, Borrowers shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Fourth Qualified Extension Term, one or more Replacement Interest Rate Cap Agreements (or extension(s) of the existing Interest Rate Cap Agreement(s)) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement(s) (or extension(s) of the existing Interest Rate Cap Agreement(s)) shall (i) be effective commencing on the first day of the Fourth Qualified Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, (iii) have a maturity date not earlier than the Fourth Qualified Extended Maturity Date and (iv) shall have a notional amount equal to the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance. Borrowers shall (x) assign to Lender, as collateral for the Loan pursuant to a Replacement Collateral Assignment of Interest Rate Cap, all of its right, title and interest to receive any and all payments under such Replacement Interest Rate Cap Agreement, and the Counterparty shall execute an acknowledgment to such Replacement Collateral Assignment of Interest Rate Cap agreeing to make deposits directly into the Lockbox Account and (y) obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely), which opinion shall comply with Section 2.2.7(e) hereof;
(iv) not later than one (1) Business Day immediately preceding the first day of the Fourth Qualified Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;
(v) not later than one (1) Business Day immediately preceding the first day of the Fourth Qualified Extension Term, Borrowers shall have deposited with Lender in immediately available funds, for deposit by Lender into the applicable Reserve Fund(s) (other than the Interest Reserve Fund) any shortfalls in such Reserve Fund(s) with respect to the Fourth Qualified Extension Term, if any, as reasonably estimated and underwritten by Lender based on (A) the Annual Budget then in effect and (B) underwriting criteria consistent with that used by Lender to determine the amount of the deposit to the applicable Reserve Fund(s) on the Closing Date (and throughout the term of the Loan), which amount thereafter shall constitute a part of the applicable Reserve Fund(s) and shall be held and disbursed by Lender as set forth in Article VII hereof;
(vi) the maturity date of the First Mezzanine Loan, if the First Mezzanine Loan is then outstanding, shall be extended to not earlier than the Fourth Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(vii) the maturity date of the Second Mezzanine Loan, if the Second Mezzanine Loan is then outstanding, shall be extended to not earlier than the Fourth Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(viii) the maturity date of the Third Mezzanine Loan, if the Third Mezzanine Loan is then outstanding, shall be extended to not earlier than the Fourth Qualified Extended Maturity Date on the same terms and conditions as in effect on the date hereof;
(ix) Borrowers shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrowers be required to pay any such fees, costs or expenses in excess of Twenty Thousand Dollars ($20,000); and
(x) there shall exist no Shortfall as of the Business Day immediately preceding the first (1st) day of the Fourth Qualified Extension Term, provided, however, that this condition shall be of no further force or effect after the date on which Final Completion is achieved.
2.7.3. Intentionally Deleted.
Section 2.8. Exit Fee.
(a) In all events and under all circumstances, Borrowers shall (in addition to all other amounts which may then be payable to Lender hereunder) be obligated to pay to Lender an exit fee (the “Exit Fee”) as follows: (i) subject to the following clauses (ii) and (iii) upon any (and each) partial prepayment of the Loan (including, without limitation, any voluntary prepayment pursuant to the provisions of Section 2.4 (including, without limitation, any prepayment made from the proceeds of any Release Parcel Price or IP Release Price) or otherwise, any involuntary prepayment pursuant to the provisions of Section 7.6.3 or otherwise, and/or any application of amounts to the Debt or any portion thereof following an Event of Default), Borrowers shall pay an Exit Fee in an amount equal to two and one half percent (2.50%) of the principal amount prepaid or repaid; (ii) upon any (and each) application of any Net Proceeds to the Debt in accordance with the terms of this Agreement, a portion of the Net Proceeds in an amount equal to two and one half percent (2.50%) of such Net Proceeds shall be applied to the Exit Fee with the balance of such Net Proceeds being applied to the Debt; and (iii) upon any repayment in full of the Debt or the acceleration thereof in accordance with the terms hereof or of any other Loan Documents, Borrowers shall pay to Lender an Exit Fee equal to the principal amount of the Debt so repaid multiplied by two and one-half percent (2.50%). In furtherance of the foregoing, each Borrower expressly acknowledges and agrees that (A) Lender shall have no obligation to accept any prepayment of the Loan unless and until Borrowers shall have complied with this Section 2.8, and (B) Lender shall have no obligation to release any Loan Document upon payment of the Debt unless and until Lender shall have received the entire Exit Fee. Notwithstanding anything to the contrary set forth herein, from and after the date on which any portion of the membership interests in any of the Borrowers, First Mezzanine Borrowers, Second Mezzanine Borrowers or Third Mezzanine Borrowers is Transferred in connection with the First Mezzanine Lender’s, Second Mezzanine Lender’s or Third Mezzanine Lender’s enforcement of its remedies (whether by judicial foreclosure, strict foreclosure, public or private sale or any transfer in lieu of foreclosure) under the applicable loan documents, all references in this Section 2.8 to two and one-half percent (2.50%) shall thereafter refer instead to four and one-half percent (4.50%).
(b) Intentionally Deleted.
(c) Each Borrower expressly acknowledges and agrees that the Exit Fee (i) shall constitute additional consideration for the Loan, and (ii) shall, upon payment, be the sole and exclusive property of Lender.
Section 2.9. Unused Advance Fee. On each Payment Date Borrowers shall pay the following fee to Lender (whichever of the following applies at any given time, the “Unused Advance Fee”): a fee equal to the product of (i) one-quarter of one percent (0.25%) per annum multiplied by (ii) the difference between (A) the Construction Loan Amount less (B) the aggregate amount of all Construction Loan Advances actually advanced from the Closing Date up to such Payment Date (excluding any Construction Loan Advances made out of the Construction Loan Reserve Account). The Unused Advance Fee shall be payable on the basis of the applicable annual rate set forth above and shall be calculated by multiplying (1) the actual number of days elapsed in the period for which the calculation is being made by (2) a daily rate based on a three hundred sixty (360) day year by (3) the amount set forth in the foregoing clause (a)(ii) or (b)(ii), as applicable. Without limiting the foregoing, the parties hereto hereby agree that the Unused Advance Fee due on the Payment Date occurring in January, 2010 shall be $20,440.58.
ARTICLE III.
CONSTRUCTION LOAN.
Section 3.1. Construction Loan Advances.
(a) Provided no monetary Default or Event of Default shall have occurred and be continuing and subject to the terms and conditions of this Agreement, the Construction Loan shall be advanced to or for the account of Borrowers in Construction Loan Advances made in accordance with Section 3.6 hereof.
(b) Intentionally Deleted.
(c) Intentionally Deleted.
(d) Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, at any time on or after the date hereof, Lender shall have the right to advance the entire unfunded portion of the Construction Loan into the Construction Loan Reserve Account (the “Remaining Construction Loan Advance”), it being agreed that (i) such Remaining Construction Loan Advance shall accrue interest in accordance with the terms hereof from and after the date it is so advanced into the Construction Loan Reserve Account (regardless of whether the same has been advanced from the Construction Loan Reserve Account in accordance with the terms hereof) and (ii) following which (A) the unfunded portion of the Construction Loan shall be held in accordance with the provisions of Sections 7.7 and 7.8 hereof and shall constitute a Reserve Fund for all purposes under this Agreement and the other Loan Documents, and (B) all subsequent Construction Loan Advances shall be advanced from the Construction Loan Reserve Account until there are no funds remaining on deposit therein, subject, in each instance, to the satisfaction of all conditions to funding with respect thereto set forth in this Agreement (and shall continue to constitute Construction Loan Advances for all purposes under this Agreement (except where specifically excluded) notwithstanding that they are being advanced out of a Reserve Fund).
(e) Intentionally Deleted.
(f) All Construction Loan Advances (including the Remaining Construction Loan Advance), excluding, however, (i) any subsequent disbursement out of the Construction Loan Reserve Account of funds previously advanced into the Construction Loan Reserve Account pursuant to the Remaining Construction Loan Advance as contemplated under Section 3.1(d) hereof, if applicable, and (ii) any subsequent disbursement out of the Construction Loan Reserve Account of the Third Mezzanine Construction Funds previously advanced into the Construction Loan Reserve Account pursuant to Section 3.4.2 of the Third Mezzanine Loan Agreement (the foregoing clauses (i) and (ii), collectively, the “Subsequent Construction Loan Reserve Disbursements”), shall for all purposes be deemed part of the Outstanding Principal Balance (and the Construction Loan Outstanding Principal Balance) upon the making of such Construction Loan Advance by Lender, it being understood and agreed that the Subsequent Construction Loan Reserve Disbursements are not to be deemed included in the Outstanding Principal Balance (and the Construction Loan Outstanding Principal Balance) because (A) in the case of the foregoing clause (i), the entire amount of the Remaining Construction Loan Advance will be included in the Outstanding Principal Balance (and the Construction Loan Outstanding Principal Balance) as of the date of its advance into the Construction Loan Reserve Account, and (B) in the case of the foregoing clause (ii), the entire amount of the Third Mezzanine Construction Funds was included in the Third Mezzanine Loan Outstanding Principal Balance as of the date of its advance under the Third Mezzanine Loan Agreement.
(g) In no event shall any Construction Loan Advance (excluding the Remaining Construction Loan Advance) exceed the full amount of Project Costs theretofore paid or to be paid with the proceeds of such Construction Loan Advance, plus any Project Costs incurred by Borrowers through the date of the Draw Request for such Construction Loan Advance, minus (i) with respect to any Hard Costs, the applicable Retainage for each contract and subcontract, (ii) the aggregate amount of any Construction Loan Advances (excluding the Remaining Construction Loan Advance) previously made by Lender, and (iii) any Shortfall payments required to be made by Borrowers pursuant to Section 3.12 hereof. It is further understood that, as between Lender and Borrowers, the Retainage described above is intended to provide a contingency fund protecting Lender against failure of Borrowers or Guarantors to fulfill any obligations under the Loan Documents, and that Lender may charge amounts against such Retainage in the event Lender is required or elects to expend funds to cure any continuing Event of Default.
(h) The Retainage, as applicable, shall be advanced on a contract by contract basis as follows: (i) with respect to Major Contracts which have been previously approved by Lender in accordance with the terms hereof, the Retainage shall be released in accordance with the Retainage release provisions contained therein, it being acknowledged and agreed by Borrowers, however, that Lender’s consent of any such Major Contract may reasonably take into account such Retainage release provisions and their relationship to the progress of the construction work required under such Major Contract, and (ii) with respect to any other contract or subcontract, after final completion of all construction work provided for under such contract or subcontract and pursuant to a Construction Loan Advance made in accordance with the provisions of Sections 3.3 and/or 3.4 hereof, as applicable.
(i) No Construction Loan Advance by Lender shall be deemed to be an approval or acceptance by Lender of any work performed thereon or the materials furnished with respect thereto.
(j) Lender shall not be required to disburse for any category or Line Item more than the amount specified therefor in the Loan Budget, subject to Sections 3.9, 3.10 and 3.15 hereof (or other reallocations approved by Lender in its sole and absolute discretion).
(k) In connection with the final Construction Loan Advance hereunder (which shall be made under and in accordance with the provisions of Section 3.4 hereof), upon satisfaction of the conditions to such Construction Loan Advance as set forth in Section 3.4 and payment of a fee to Lender equal to the Cost Savings Fee, Borrowers shall be entitled to receive a Construction Loan Advance in an amount not to exceed the lesser of (i) all actual cost savings as determined by Lender at Final Completion based on Lender’s consultation with the Construction Consultant (which costs savings shall not be duplicative of costs savings which any Borrower received or is entitled to receive a reimbursement for or payment from the General Contractor under the terms of the General Contract as a result of actual amounts previously paid to such General Contractor) and (ii) the unadvanced portion of the Construction Loan Amount (after taking into consideration all other amounts to be advanced in connection with such final Construction Loan Advance). Any amounts to be advanced in accordance with the terms of the preceding sentence shall be advanced by Lender into the General Reserve Fund to be held and applied in accordance with the terms hereof.
Section 3.2. Initial Construction Loan Advance. Lender hereby acknowledges and agrees that all conditions precedent to the Initial Construction Loan Advance were satisfied or waived on the Construction Qualification Date, including, without limitation, the posting of the Required Equity Letter of Credit in the Required Equity Amount as determined as of the Construction Qualification Date, and Borrower hereby acknowledges receipt of such Initial Construction Loan Advance as well as Advances made subsequent thereto prior to the date hereof.
Section 3.3. Conditions Precedent to Subsequent Construction Loan Advances. The obligation of Lender to make any Construction Loan Advances from and after the date hereof shall be subject to the satisfaction by Borrower or written waiver by Lender (in its sole discretion) of the following conditions precedent with respect to each subsequent Construction Loan Advance:

(a) Prior Conditions Satisfied. All conditions to any prior Construction Loan Advances set forth herein or in any predecessor loan agreement (except, with respect to any Construction Loan Advance requested pursuant to a Draw Request submitted after the date hereof, to the extent any such conditions have been specifically modified by this Agreement) shall continue to be satisfied by Borrower or waived in writing by Lender as of the date of such subsequent Construction Loan Advance.
(b) Deliveries. The following items or documents shall have been delivered to Lender:
(i) A Draw Request complying with the provisions of this Agreement which shall constitute Borrowers’ representation and warranty to Lender that: (A) any completed construction is substantially in accordance with the Plans and Specifications, (B) all costs for the payment of which Lender has previously advanced funds have in fact been paid or are being held by Borrowers pending the resolution of a bonafide dispute with a Trade Contractor; provided, however, that (1) in such event, the Draw Request shall include a description of the dispute, the identity of the Trade Contractor and the maximum amount in dispute, (2) in no event shall Borrowers be holding, in the aggregate at any one time, Construction Loan proceeds of more than $1,500,000.00 on account of all such pending disputes with Trade Contractors, and (3) if the dispute is not resolved within sixty (60) days following the date on which the Construction Loan Advance which was intended to pay the disputed cost was advanced, Borrowers shall return to Lender the amount of Construction Loan proceeds advanced to pay such disputed cost, which amount may be requested again by Borrowers when the dispute is resolved, (C) all the representations and warranties contained in Article IV of this Agreement continue to be true and correct in all material respects (except to the extent of changes in circumstances or conditions which are not otherwise prohibited by this Agreement, including a specific statement that all Borrowers are in compliance with Section 4.1.30 hereof), (D) no monetary Default or any Event of Default shall have occurred and be continuing hereunder, and (E) Borrowers continue to be in compliance in all material respects with all of the other terms, covenants and conditions contained in this Agreement.
(ii) An Advance Request accompanied by a completed and itemized Application and Certificate for Payment (AIA Document No. G702) attached hereto as Exhibit H or similar form approved by Lender, containing the certification of the General Contractor or Trade Contractor to whom such payment is made, as applicable, and the Architect as to the material accuracy of same, together with invoices relating to all items of Hard Costs covered thereby and accompanied by a cost breakdown showing the cost of work on, and the cost of materials incorporated into, the Project to the date of the requisition. The cost breakdown shall also show the percentage of completion of each Line Item on the Loan Budget, and the accuracy of the cost breakdown shall be certified by Borrowers and by the Architect. All such applications for payment shall also show all Trade Contractors, including Major Contractors, by name and trade, the total amount of each contract or subcontract, the amount theretofore paid to each Trade Contractor as of the date of such application, and the amount to be paid from the proceeds of the Construction Loan Advance to each Trade Contractor.
(iii) A General Contractor Affirmation of Payment (an “Affirmation of Payment”) (AIA Form G706) in the form attached hereto as Exhibit M.

(iv) All invoices relating to all items of Soft Costs identified in the Advance Request or Borrowers’ receipted bills therefor, or other reasonable proof of expenditure or payments for Soft Costs due reasonably acceptable to Lender.
(v) An Anticipated Cost Report in respect of the Project, which shall be reasonably satisfactory in form and substance to Lender and the Construction Consultant.
(vi) An endorsement to the Title Insurance Policy dated the date of such requested Construction Loan Advance and showing the Mortgage as a prior and paramount Lien on each of the Properties, subject only to (A) the Permitted Encumbrances, (B) any other Liens or encumbrances consented to in writing by Lender, and (C) any other Liens which are then being contested in accordance with the provisions of Section 3.6(b) of the Mortgage, and which shall have the effect of increasing the coverage of the Title Insurance Policy by an amount equal to the amount of the Construction Loan Advance then being made, along with co-insurance or reinsurance in such forms and amounts as may be reasonably required by Lender. Any reinsurance agreements shall provide for direct access with the other title companies satisfactory to Lender.
(vii) (A) An updated lien waiver log, (B) duly executed conditional Lien waivers in the form set forth in Exhibit L-1 (progress payment) or L-3 (final payment) hereto, as applicable, from all Major Contractors who have performed work, for the work so performed, and/or who have supplied labor and/or materials, for the labor and/or materials so supplied, except for such work or labor and/or materials for which payment thereof is requested, as to which duly executed unconditional Lien waivers in the form set forth in Exhibit L-2 (progress payment) or L-4 (final payment) hereto, as applicable, shall be delivered to Lender with the next request for a Construction Loan Advance, and (C) duly executed unconditional Lien waivers in the form set forth in Exhibit L-2 (progress payment) or L-4 (final payment) hereto, as applicable, with respect to all payments which were requested to be paid with the immediately preceding Construction Loan Advance and from whom a conditional Lien waiver in the form set forth in Exhibit L-1 (progress payment) or L-3 (final payment) hereto, as applicable, was delivered in the immediately preceding request for a Construction Loan Advance.
(viii) An updated (A) Architect’s Certificate, (B) General Contractor’s Certificate, and (C) at Lender’s request, an updated Contractor’s Certificate from any Major Contractor, together with (1) copies of any amendments to the Architect’s Contract, General Contract, and any Major Contract (all of which amendments shall be approved by Lender as and to the extent Lender approval is required in accordance with the terms hereof) and (2) copies of any new contracts and subcontracts for the Project which do not constitute Major Contracts entered into subsequent to the date of the immediately preceding Draw Request.
(ix) A spreadsheet of Loan Budget Line Items in form reasonably satisfactory to Lender showing amounts expended under each Line Item to date and amounts under each Line Item remaining to be paid out.

(x) Evidence that all Government Approvals necessary to permit the construction of that/those portion(s) of the Project to be funded with the proceeds of the proposed Construction Loan Advance have been obtained, including, without limitation, one or more acceptable building permits.
(xi) A monthly progress report from the General Contractor and/or the General Contractor, including, without limitation, a Loan Budget status (with respect to Hard Costs only), Construction Schedule status, Governmental Approval status, if applicable, and a description of any issues to be resolved between Borrowers and any designer or Trade Contractor, which report shall be reasonably satisfactory to Lender and Construction Consultant.
(xii) Evidence reasonably satisfactory to Lender that the notional amount of the Interest Rate Cap Agreement(s) with respect to the Construction Loan shall be no less than the Construction Loan Outstanding Principal Balance, after giving effect to the proposed Construction Loan Advance, pursuant to one or more modified or new Interest Rate Cap Agreements complying with the terms of Section 2.2.7 hereof.
(xiii) Lender and the Construction Consultant shall have received and approved any changes to the Disbursement Schedule.
(c) Payment of Fees and Expenses. Payment by Borrowers of all fees and expenses required by this Agreement, to the extent then due and payable, including, without limitation, (i) any fees and expenses referred to in Section 10.13 hereof then due and payable, (ii) any reasonable fees and expenses then due and payable to the Construction Consultant, (iii) any Unused Advance Fee then due and payable, (iv) any Administrative Agent Fee then due and payable, and/or (v) any title premiums and/or other title charges then due and payable.
(d) Required Equity. In the event that, as of the date of the proposed Construction Loan Advance, the Total Cost Ratio exceeds eighty-one percent (81%) (the amount in excess of such eighty-one percent (81%) threshold being referred to herein as a “Subsequent Required Equity Amount”), Borrowers shall be required to provide to Lender, as an additional equity contribution, the Subsequent Required Equity Amount, which may be provided in one of, or by a combination of, the following manners: (A) a voluntary prepayment of the Loan in accordance with all of the terms of Section 2.4.1 hereof and to be applied as set forth in Section 2.4.3(a) hereof (with the Exit Fee payable in connection therewith being determined in accordance with the provisions of Section 2.8 hereof), (B) the delivery to Lender of evidence satisfactory to Lender in its reasonable discretion that Borrowers or one or more Affiliates thereof have previously expended cash to satisfy Project Costs included on the Loan Budget, which shall result in a credit against the amount of the Required Equity Amount by the amount of such cash expended, and/or (C) the delivery of a Required Equity Letter of Credit.
If Borrowers elect to deliver any Required Equity Letter of Credit, the following shall apply to each such Required Equity Letter of Credit, including, without limitation, the Required Equity Letter of Credit on deposit with Lender as of the date hereof representing the Required Equity Amount and any Required Equity Letter of Credit delivered to Lender in accordance with the terms hereof representing any Subsequent Required Equity Amount:

(A) Borrowers shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, including, without limitation, any costs or expenses incurred in drawing down on such Required Equity Letter of Credit. Borrowers shall not be entitled to draw from any such Required Equity Letter of Credit. Upon five (5) days notice to Lender and provided that no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default shall have occurred and be continuing, Borrowers may replace such Required Equity Letter of Credit with a voluntary prepayment of the Loan, the First Mezzanine Loan, the Second Mezzanine Loan and the Third Mezzanine Loan in an aggregate amount equal to such Required Equity Letter of Credit, which prepayment shall be applied in accordance with Section 2.4.3(a) hereof (with the Exit Fee payable in connection therewith being determined in accordance with the provisions of Section 2.8 hereof), following which prepayment, Lender shall promptly return such Required Equity Letter of Credit to Borrowers.
(B) Each Required Equity Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Required Equity Letter of Credit and to apply all or any part thereof in accordance with the provisions of Section 2.4.3(a) hereof applicable to a prepayment following the occurrence and during the continuance of an Event of Default.
(C) In addition to any other right Lender may have to draw upon a Required Equity Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full on any Required Equity Letter of Credit: (1) with respect to any evergreen Required Equity Letter of Credit, if Lender has received a notice from the issuing bank that such Required Equity Letter of Credit will not be renewed and a substitute Required Equity Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Required Equity Letter of Credit is scheduled to expire; (2) with respect to any Required Equity Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed such Required Equity Letter of Credit at least ten (10) Business Days prior to the date on which such Required Equity Letter of Credit is scheduled to expire and a substitute Required Equity Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Required Equity Letter of Credit is scheduled to expire; (3) upon receipt of notice from the issuing bank that such Required Equity Letter of Credit will be terminated and a substitute Required Equity Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Required Equity Letter of Credit is scheduled to be terminated; or (4) if Lender has received notice that the bank issuing any Required Equity Letter of Credit shall cease to be an

Approved Bank and within ten (10) Business Days after Lender notifies Borrowers in writing of such circumstance, Borrowers shall fail to deliver to Lender a substitute Required Equity Letter of Credit issued by an Approved Bank or deposit with Lender into the Construction Loan Reserve Account, cash in an amount equal to the Required Equity Letter of Credit then in effect less any amounts previously drawn thereunder or converted with respect thereto (unless such amounts were previously drawn or converted as a result of any event specified in clause (1), (2), (3) or (4) above or as a result of the exercise of remedies with respect to an Event of Default that has occurred and is continuing). Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Required Equity Letter of Credit upon the happening of an event specified in clause (1), (2), (3) or (4) above and shall not be liable for any losses sustained by Borrowers due to the insolvency of the bank issuing any such Required Equity Letter of Credit if Lender has not drawn upon such Required Equity Letter of Credit.
(D) With respect to any Required Equity Letter of Credit permitted to be delivered pursuant to this Section 3.3(d) and/or Section 3.12 hereof, instead of delivering separate Required Equity Letters of Credit, Borrowers shall have the right, at any time, to deliver a replacement Required Equity Letter of Credit in an amount which reflects the aggregate amount of the separate Required Equity Letters of Credit then in effect and/or then desired by Borrowers to be in effect and, upon delivery of any such replacement Required Equity Letter of Credit, Lender shall promptly return to Borrowers that/those previously issued Required Equity Letter(s) of Credit the amount of which has been included in such replacement Required Equity Letter of Credit.
(e) Shortfalls. Lender shall have received evidence reasonably satisfactory to Lender that no Shortfall shall then exist.
(f) Change Orders. Lender shall have approved all Major Contracts and all Change Orders entered into since the last Construction Loan Advance and, with respect to Change Orders, that require Lender’s approval pursuant to Section 3.15 hereof.
(g) Certification Regarding Chattels. Lender shall have received, at Borrowers’ expense, a search of the public records that, subject to Section 3.11 hereof and the Permitted Encumbrances, discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any of the Properties.
(h) Notices. All notices required by any Governmental Authority or by any Legal Requirement to be filed prior to commencement of construction of that/those portion(s) of the Project to be funded with the proceeds of the proposed Construction Loan Advance shall have been filed.

(i) No Monetary Default or Event of Default. On the date of the Construction Loan Advance there shall exist no monetary Default or any Event of Default.
(j) Representations and Warranties. All representations and warranties made by Borrowers and/or Guarantors in the Loan Documents or otherwise made by or on behalf of Borrowers and/or Guarantors in connection therewith or after the date thereof shall continue to be true and correct in all material respects on the date of the Construction Loan Advance (except to the extent of changes in circumstances or conditions which are not otherwise prohibited by this Agreement).
(k) No Damage. The Improvements (including any partially constructed portion of the Project) shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless (i) such injury or damage constitutes a Minor Casualty, or (ii) the damage therefrom shall have been fully Restored, or (iii) Net Proceeds in an amount sufficient for Restoration shall have been received by Borrowers or Lender as required pursuant to this Agreement.
(l) Construction Consultant Approval. Lender shall have received a Construction Consultant Approval with respect to the Construction Loan Advance, it being expressly agreed by Lender that Lender shall diligently pursue obtaining Construction Consultant’s response within a commercially reasonable time period following any Draw Request which includes all the required items as set forth herein.
(m) Loan Document Modifications. Modifications to any Loan Documents, in form and substance reasonably satisfactory to Lender, as shall be required in accordance with the terms of this Agreement, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, and Lender shall have received the originals or fully executed counterparts thereof.
Section 3.4. Conditions of Final Construction Loan Advance. In addition to the conditions set forth in Section 3.3 hereof, Lender’s obligation to make the final Construction Loan Advance, including, without limitation, in respect of any Retainage pursuant to this Agreement, shall be subject to the occurrence of Final Completion as evidenced by Lender’s receipt (or waiver of receipt by Lender in its sole discretion) of the following:
(a) Approval by Construction Consultant. Notification from the Construction Consultant that the Project (including the Punch List Items) has been completed substantially in accordance with the Plans and Specifications, all Legal Requirements, all material Permitted Encumbrances and this Agreement.
(b) Certificates. An updated (A) Architect’s Certificate, (B) General Contractor’s Certificate, and (C) at Lender’s request, an updated Contractor’s Certificate from any Major Contractor.
(c) Certificates of Occupancy. A copy of the Certificate(s) of Occupancy (it being agreed that if the same is subject to any conditions, such conditions shall be acceptable to Lender in its reasonable discretion) and all other material Governmental Approvals for the Project.

(d) Lien Waivers. (i) An updated lien waiver log, (ii) duly executed conditional Lien waivers in the form set forth in Exhibit L-3 (final payment) hereto from all Major Contractors who have performed work, for the work so performed, and/or who have supplied labor and/or materials, for the labor and/or materials so supplied, except for such work or labor and/or materials for which payment thereof is requested, as to which duly executed unconditional Lien waivers in the form set forth in Exhibit L-4 (final payment) hereto shall be delivered to Lender within thirty (30) days following such final Construction Loan Advance, and (iii) duly executed unconditional Lien waivers in the form set forth in Exhibit L-4 (final payment) hereto with respect to all payments which were requested to be paid with the immediately preceding Construction Loan Advance and from whom a conditional Lien waiver in the form set forth in Exhibit L-1 (progress payment) or L-3 (final payment) hereto, as applicable, was delivered in the immediately preceding request for a Construction Loan Advance.
(e) Final Survey. Final Surveys of the Hotel/Casino Property and the Adjacent Property acceptable to Lender showing the as-built location of the completed Project Improvements (all of which shall be within lot lines of the real property comprising a portion of the applicable Property and in compliance with all set-back requirements) and all easements appurtenant thereto.
(f) Payment of Costs. Evidence satisfactory to Lender that (i) all sums due in connection with the construction of the Project have been paid in full (or will be paid out of the funds requested to be advanced in the final Construction Loan Advance), as evidenced by (A) with respect to any party with Lien rights, an executed Lien waiver substantially in the form attached hereto as Exhibit L-3 or L-4, as applicable (as required under the foregoing clause (d)), or (B) with respect to any party without Lien rights, an invoice and proof of payment or such other evidence of payment as shall be reasonably satisfactory to Lender, and (ii) except for any Lien then being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage, no party claims or has a right to claim any statutory or common law Lien arising out of the construction of the Project or the supplying of labor, material and/or services in connection therewith.
(g) “As-Built” Plans and Specifications. A full and complete set of “as built” Plans and Specifications certified to by the Architect.
(h) Title Insurance Policy. Endorsements to the Title Insurance Policy referencing the final Surveys and indicating no Liens other than Permitted Encumbrances and including an update to the Form 9 Comprehensive Endorsement, in each case in form and substance reasonably acceptable to Lender.
(i) Payment of Fees and Expenses. Payment by Borrowers of all fees and expenses required by this Agreement, to the extent then due and payable, including, without limitation, (i) any fees and expenses referred to in Section 10.13 hereof then due and payable, (ii) any reasonable fees and expenses then due and payable to the Construction Consultant, (iii) any Unused Advance Fee then due and payable, (iv) any Administrative Agent Fee then due and payable, and/or (v) any title premiums and/or other title charges then due and payable.

(j) Other Documents. If requested by Lender, a completed AIA Form G704 (Certificate of Substantial Completion) and/or a completed AIA Form G707 (Consent of Surety to Final Payments).
Section 3.5. No Reliance. All conditions and requirements of this Agreement with respect to any Construction Loan Advance are for the sole benefit of Lender and no other Person or party (including, without limitation, the Construction Consultant and Trade Contractors, including Major Contractors and materialmen engaged in the construction of the Project) shall have the right to rely on the satisfaction of such conditions and requirements by Borrowers. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement.
Section 3.6. Procedures for Construction Loan Advances.
(a) At such time as Borrowers shall desire to obtain a Construction Loan Advance (other than the Remaining Construction Loan Advance), but in no event more frequently than twice every thirty (30) days, Borrower shall complete, execute and deliver to Lender and Construction Consultant a Draw Request not less than ten (10) Business Days prior to the date of the requested Construction Loan Advance (the “Requested Disbursement Date”).
(b) In addition to the conditions set forth in Sections 3.3 and 3.4 hereof, as applicable, each Construction Loan Advance shall be conditioned on satisfaction of the following conditions precedent:
(i) The amount of any Construction Loan Advance shall not exceed the unfunded amount of the Construction Loan Amount; and
(ii) Lender shall have received from Borrowers a statement, duly acknowledged, certifying the Construction Loan Outstanding Principal Balance and the Reduced Acquisition Loan Outstanding Principal Balance, which may be included in the applicable Draw Request.
(c) Each Draw Request shall be accompanied by:
(i) a written request of Borrowers for any necessary changes in the Plans and Specifications, the Loan Budget, the Disbursement Schedule and/or the Construction Schedule; and
(ii) (A) copies of all executed Change Orders, (B) copies of all executed Major Contracts, (C) a list of all other contracts and subcontracts which are not Major Contracts and a copy of any such contract(s) and/or subcontract(s) requested by Lender, and (D) to the extent reasonably requested by Lender, copies of all inspection or test reports and other documents relating to the construction of the Project, in each of the foregoing instances, to the extent not previously delivered to Lender.
(d) With respect to Construction Loan Advances for a deposit under any contract or subcontract for the purchase of materials or FF&E, the applicable Draw Request shall be accompanied by (i) a copy of the executed contract, subcontract or purchase order which requires such deposit, which contract or subcontract either (A) shall have been approved by Lender in its reasonable judgment prior to execution if it is a Major Contract, or (B) shall contain a deposit which is customary for similar materials or FF&E, as applicable, in similar projects as the Project (or such deposit is otherwise reasonably acceptable to Lender), and (ii) an invoice for payment of such deposit from the applicable contractor or subcontractor. Additionally, Borrowers shall not have outstanding at any one time aggregate deposits exceeding $5,000,000.00 (Lender agreeing that it shall not unreasonably withhold its consent to an increase of such limit), it being acknowledged and agreed by Lender and Borrowers that once a deposit is used to purchase materials or FF&E and Borrowers receive a bill of sale with respect thereto and/or the same are delivered on-site to the Hotel/Casino Property or the Adjacent Property, the amount thereof shall no longer constitute a deposit for purposes of the foregoing limit.
(e) Provided that all of the conditions for the disbursement of Construction Loan Advances set forth in Sections 3.2, 3.3 and/or 3.4 hereof, as applicable, have been satisfied, Lender shall make the Construction Loan Advance on the Requested Disbursement Date. Each Construction Loan Advance shall be made by wire transfer to a checking account of Borrowers or, at the option of Lender, as provided in Section 3.7 hereof. All proceeds of all Construction Loan Advances shall be used by Borrowers only for the purposes for which such Construction Loan Advances were made. Borrowers shall not commingle such funds with other funds of Borrowers.
Section 3.7. Direct Advances to Third Parties. Lender may make any or all Construction Loan Advances to (a) General Contractor or any Major Contractor, as applicable, for construction expenses which shall theretofore have been approved by Lender and for which Borrowers shall have failed to make payment after receipt by Borrowers of such applicable Construction Loan Advance, (b) the Architect, to pay its fees to the extent funds are allocated thereto in the Loan Budget and for which Borrowers shall have failed to make payment after receipt by Borrowers of such applicable Construction Loan Advance, (c) the Construction Consultant, to pay its fees, (d) Lender’s counsel, to pay its fees, (e) the Administrative Agent, to pay its Administrative Agent Fee, (f) Lender, to pay (i) the Unused Advance Fee, (ii) any expenses incurred by Lender which are reimbursable by Borrowers under the Loan Documents, provided that Borrowers shall theretofore have received notice from Lender that such expenses have been incurred and Borrowers shall have failed to reimburse Lender for said expenses beyond any grace periods provided for said reimbursement under this Agreement or any of the other Loan Documents, and/or (iii) following the occurrence and during the continuance of an Event of Default, any other sums due to Lender under the Notes, this Agreement or any of the other Loan Documents, all to the extent that the same are not paid by the respective due dates thereof (including any applicable grace periods), and in each case subject to the approval of Lender, and (g) any other Person to whom Lender determines payment is due to the extent provided in the Loan Budget, after written notice to Borrowers and Borrowers failure to make such payment within ten (10) Business Days following such notice, subject to Borrowers’ right to dispute any such payment in accordance with the terms and provisions of this Agreement. The execution of this Agreement by Borrowers shall, and hereby does, constitute an irrevocable authorization to so advance the proceeds of the Construction Loan directly to any such Persons described in the foregoing clauses (a) — (g), above, as amounts become due and payable to them hereunder. No further authorization from Borrowers or any other Person shall be necessary to warrant such direct Construction Loan Advances as provided in this Section 3.7, and all such

Construction Loan Advances shall be secured by the Mortgage and the other applicable Loan Documents as fully as if made directly to Borrowers.
Section 3.8. Construction Loan Advances Do Not Constitute a Waiver. No Construction Loan Advance shall constitute a waiver of any of the conditions of Lender’s obligation to make further Construction Loan Advances nor, in the event Borrowers are unable to satisfy any such condition, which inability also constitutes a Default or an Event of Default, shall any Construction Loan Advance have the effect of precluding Lender from thereafter declaring such inability (following any applicable notice and grace period) to be an Event of Default hereunder.
Section 3.9. Cost Overruns; Reallocation of Line Items.
(a) Subject to Borrowers’ rights to reallocate (i) among Line Item Components as provided in this Section 3.9, (ii) from Contingency Line Items as provided in Section 3.10 hereof, and (iii) with respect to Change Orders as provided in Section 3.15 hereof, if, at any time after the date of the Initial Construction Loan Advance, Borrowers become aware of any change in the Project Costs that will materially increase a category or Line Item reflected in the Loan Budget, Borrowers shall promptly notify Lender in writing and promptly submit to Lender for Lender’s and the Construction Consultant’s approval a revised Loan Budget; provided, however, that only those Line Items and components which are proposed to be changed shall be subject to Lender’s and the Construction Consultant’s approval at that time. Any reallocation of any category or Line Items in the Loan Budget in connection with cost overruns shall be subject to Lender’s approval in its reasonable discretion, subject to Borrowers’ rights under Section 3.15 hereof with respect to Change Orders that do not require Lender’s approval. Lender shall have no obligation to make any further Construction Loan Advances unless and until the proposed changes to the Loan Budget so submitted by Borrowers are approved by Lender in its reasonable discretion.
(b) Borrowers, without the consent of Lender but after notice to Lender, may reallocate to any Line Item all or any portion of any Cost Savings not previously reallocated, provided that (i) no single Line Item is increased by more than ten percent (10%), and (ii) except as provided in Section 3.10(b) hereof, under no circumstances shall Borrowers be entitled to reallocate any amount allocated to any Contingency Line Item without Lender’s approval, to be granted or withheld in Lender’s sole and absolute discretion. All other reallocations of Cost Savings shall require Lender’s prior consent, not to be unreasonably withheld. Upon any such reallocation of all or any portion of any such Cost Savings to any Line Item, the amount of such Cost Savings shall no longer be deemed “Cost Savings” hereunder, but shall be deemed to be part of the Line Item to which such amount was reallocated and the Loan Budget shall be deemed automatically amended without further action. As used in this Agreement, “Cost Savings” shall mean and be determined as follows:
(A) If Lender reasonably determines that any component of the construction of the Project which is the subject of a Line Item (a “Line Item Component”) has been completed without the expenditure by Borrowers of the entire amount allocated in the Loan Budget to such Line Item Component, and all Major Contractors have been paid in full for work performed and materials provided with respect to such Line Item Component, the difference between the amount of such Line Item Component in the Loan Budget and the amount so expended for such Line Item Component shall be deemed to be a “Cost Savings”; or
(B) If prior to the completion of the Line Item Component (other than the Line Item for interest or any Contingency Line Item), Borrowers shall demonstrate to Lender’s reasonable satisfaction that upon completion of such Line Item Component a Cost Savings will be realized pursuant to the foregoing clause (i) with respect to such Line Item Component, the amount of such Cost Savings which is demonstrated to Lender’s reasonable satisfaction shall also be deemed to be a “Cost Savings”. Lender shall not be required to allow such a reallocation with respect to a Line Item constituting Hard Costs unless (1) such Line Item has a firm or guaranteed maximum price or fixed price contract or sub-contract in place, (2) the work has commenced and is proceeding substantially in accordance with the Construction Schedule, and (3) the Construction Consultant is satisfied with said contract or sub-contract, including, without limitation, with regard to the scope of said contract or sub-contract.
(c) New Line Items may not be created without Lender’s prior written consent in its reasonable discretion and, if created with Lender’s consent, no portion of any Contingency Line Item shall be reallocated to any such new Line Item, except as provided in Section 3.10 hereof. To the extent not paid for by reallocating Cost Savings among Line Items or by reallocating any Contingency Line Item in accordance with Section 3.10 hereof, new Line Items must be paid for by Borrowers from sources other than the Loan.
Section 3.10. Contingency Reallocations.
(a) The amounts allocated as Contingency (Hard Costs) or Contingency (Soft Costs) in the Loan Budget and that are intended to cover the eventuality of unforeseen costs or cost overruns (the “Contingency Line Items”) shall be disbursed from time to time upon request by Borrowers and, subject to Section 3.10(b) below, upon approval by Lender, not to be unreasonably withheld, and may be used only for appropriate, as applicable, Hard Costs of, or Soft Costs associated with, the Project. Any expenditure of Contingency (Hard Costs) for Soft Costs or Contingency (Soft Costs) for Hard Costs shall be prohibited unless expressly approved by Lender in its sole and absolute discretion.
(b) Borrowers, without the consent of Lender but after notice to Lender, may reallocate up to ten percent (10%) of the Contingency (Hard Costs) to any Hard Cost Line Item and/or may reallocate up to ten percent (10%) of the Contingency (Soft Costs) to any Soft Cost Line Item, provided that, in either event, (i) no single Line Item is increased by more than ten percent (10%) in connection with this or any prior reallocation of any Contingency Line Item and (ii) after giving effect to any such reallocation, (A) the sum of the aggregate of all amounts so reallocated and any amounts previously reallocated from the Contingency (Hard Costs) (including, without limitation, amounts previously reallocated to satisfy the amount of the contingency required to be maintained under the General Contract) or Contingency (Soft Costs), as applicable, when added to the remaining amount of the Contingency (Hard Costs) or Contingency (Soft Costs), as applicable, shall be equal to or greater than (y) in the instance of a reallocation of amounts from the Contingency (Hard Costs), at least 10% of the total Hard Costs set forth in the Loan Budget (including estimated and incurred Hard Costs) and (z) in the instance of a reallocation of amounts from the Contingency (Soft Costs), at least 5% of the total Soft Costs set forth in the Loan Budget (including such estimated and incurred Soft Costs) and (B) the remaining amount of the Contingency (Hard Costs) shall be equal to or greater than five percent (5%) of the difference between (y) the total Project Costs estimated in the Loan Budget (including estimated or incurred Project Costs) less (z) any Project Costs actually incurred (provided that, in the event such Project Costs identified in this clause (z) relate to items over which Lender and/or Construction Consultant has consent rights hereunder, such Project Costs shall have been approved by Lender and/or Construction Consultant in accordance with the terms hereof). All other reallocations of any Contingency shall require Lender’s prior consent, not to be unreasonably withheld. Notwithstanding the foregoing (and without limiting Lender’s consent rights relative to reallocations of the Contingency (Hard Costs) and the Contingency (Soft Costs)), Lender expressly acknowledges that the General Contractor shall have the right to apply contingency under the General Contract as permitted thereunder. Upon any such reallocation of all or any portion of any Contingency to any Line Item, the amount of such Contingency shall no longer be deemed “Contingency” hereunder, but shall be deemed to be part of the Line Item to which such amount was reallocated. In giving or withholding its approval to any reallocation of any Contingency, Lender may take into account the then current state of completion of the Project, any existing cost overruns and any potential cost overruns as may then be reasonably foreseen or reasonably anticipated by Lender.
Section 3.11. Stored Materials. Lender shall not be required to authorize any disbursement of funds for any materials, machinery or other Personal Property not yet incorporated into the Project (the “Stored Materials”), unless the following conditions are satisfied or waived in writing by Lender:
(a) Borrowers shall deliver to Lender bills of sale or other evidence reasonably satisfactory to Lender of the cost of, and, subject to the payment therefor, Borrowers’ title in and to, such Stored Materials;
(b) The Stored Materials are identified to the Hotel/Casino Property or the Adjacent Property and Borrowers, are segregated so as to adequately give notice to all third parties of Borrowers’ title in and to such materials, and are components in substantially final form ready for incorporation into the Project;
(c) The Stored Materials are stored at the Hotel/Casino Property or the Adjacent Property or at such other third party owned and operated site as Lender shall reasonably approve (which shall specifically exclude any site located outside of the continental United States) and are protected against theft and damage in a manner reasonably satisfactory to Lender, including, if requested by Lender, storage in a bonded warehouse in Las Vegas, Nevada;
(d) The Stored Materials will be paid for in full with the funds to be disbursed and all Lien rights or claims of the supplier will be released upon full payment;

(e) Lender has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;
(f) The Stored Materials are insured for an amount equal to their replacement costs in accordance with Section 6.1 hereof;
(g) The aggregate cost of Stored Materials to be stored at the Hotel/Casino Property and/or the Adjacent Property at any one time shall not exceed $10,000,000.00; and
(h) The aggregate cost of Stored Materials to be stored off-site from the Hotel/Casino Property and the Adjacent Property at any one time shall not exceed $20,000,000.00.
Section 3.12. Loan Balancing and Shortfalls.
(a) Notwithstanding anything contained herein to the contrary, if at any time or from time to time during the term of this Agreement, Lender shall reasonably determine that there exists any Shortfall, Lender shall deliver notice of such determination to Borrowers and thereafter until such Shortfall no longer exists, Lender will not be obligated to make any Construction Loan Advances (but may or may not, in its sole discretion, make the Remaining Construction Loan Advance), and, within ten (10) days of receipt of such notice of determination, Borrowers shall take any one of, or a combination of, the following actions: (i) deposit with Lender an amount equal to the Shortfall (such deposited funds, the “Shortfall Funds”), (ii) deliver a Required Equity Letter of Credit in the amount of the Shortfall, or (iii) make one or more payments on account of Hard Costs and/or Soft Costs until the Shortfall has been reduced to zero and deliver to Lender reasonably satisfactory evidence thereof.
(b) Any payment of Shortfall Funds made to Lender pursuant to Section 3.12(a)(i) hereof shall be deposited into an account with Lender (the “Shortfall Account”). Provided no Event of Default has occurred and is continuing, any funds held in the Shortfall Account will be advanced by Lender to Borrowers as though such funds were proceeds of the Construction Loan and subject to all of the conditions with respect thereto set forth in Sections 3.2, 3.3 and/or 3.4 hereof, as applicable, prior to any further Construction Loan Advances. Until so advanced to Borrowers pursuant to the provisions of Sections 3.2, 3.3 and/or 3.4 hereof, as applicable, all such Shortfall Funds on deposit in the Shortfall Account shall be held as cash collateral and additional security for the Debt and the Other Obligations and shall constitute a Reserve Fund in which Lender shall have a Lien and security interest pursuant to the provisions of Section 7.8 hereof.
(c) Upon the taking of any of the actions contemplated under Section 3.12(a) hereof to cure any Shortfall, such Shortfall shall be deemed to no longer exist for the purposes of this Agreement.
Section 3.13. Quality of Work. No Construction Loan Advance or any portion thereof shall be made with respect to materially defective work or to any Trade Contractor that has performed work that is materially defective and that has not been cured, as confirmed by the report of the Construction Consultant, but Lender may disburse all or part of any Construction

Loan Advance before the sum shall become due if Lender reasonably believes it advisable to do so, and all such Construction Loan Advances or parts thereof shall be deemed to have been made pursuant to this Agreement.
Section 3.14. Imported Materials. No Construction Loan Advance or any portion thereof shall be made with respect to any materials imported from outside the domestic United States unless and until such materials clear United States customs and are either incorporated in the Project or stored in accordance with the provisions of Section 3.11 hereof.
Section 3.15. Approval of Change Orders. Except as provided in this Section 3.15, Borrowers will not amend, alter or change (pursuant to Change Order, amendment or otherwise) the Plans and Specifications, the Loan Budget or any Major Contract unless the same shall have been approved in advance in writing by Lender, by all applicable Governmental Authorities and by each surety under the Payment and Performance Bonds (if required thereunder). Borrowers will provide to Lender upon execution, copies of approved Change Orders with respect to any Major Contract. Notwithstanding the foregoing, Borrowers shall be allowed to make changes in the Plans and Specifications without the consent of Lender upon and subject to all of the following conditions and requirements:
(a) The Change Order is not a Material Change Order;
(b) Intentionally Deleted;
(c) Such proposed Change Order, together with all other Change Orders theretofore entered into with respect to the Project, will not increase the guaranteed maximum price of any Major Contract in excess of $2,500,000.00 over the original amount;
(d) Such proposed Change Order will not cause any Line Item in the Loan Budget to be exceeded (after taking into account use of the Contingency Line Items to the extent permitted under Section 3.10 hereof, reallocations under Section 3.9 hereof and any other reallocations approved by Lender in its sole and absolute discretion), unless Borrowers eliminate the Shortfall caused thereby in accordance with the provisions of Section 3.12 hereof;
(e) Such proposed Change Order, together with all other Changes Orders in the aggregate, shall not, in any material fashion, alter or change (i) any structural components, construction design, layout, scope and/or square footage of the Project, and/or (ii) the structural integrity, utility, quality of materials and/or asset quality of the Project;
(f) Such proposed Change Order, together with all other Changes Orders in the aggregate, shall not result in any material adverse differences in the Construction Schedule submitted to and approved by Lender;
(g) With respect to any Change Order which does not satisfy one or more of the foregoing conditions in this Section 3.15, or which pursuant to such provisions require Lender’s approval, Borrower shall have submitted to Lender and the Construction Consultant, and the applicable Major Contractors and/or other Trade Contractors, the requested change, together with changes in the Plans and Specifications necessary to accomplish such change, a certificate of the Architect in regard to same, and a Change Order to the applicable

Trade Contractor reflecting such change; and Lender shall have received the approval of such change by the Construction Consultant, and the approved and signed Change Order from the applicable Trade Contractor reflecting the increase in cost of construction of the Project and/or the extension of time for completion of the work to be performed under the applicable Major Contract or other contract or subcontract with a Trade Contractor, and Borrowers shall have received (i) Lender’s written approval thereof, which approval shall not be unreasonably withheld and (ii) in the event of a Material Change Order relating to a change in the design of the Project, First Mezzanine Lender’s approval thereof, which pursuant to the terms of the First Mezzanine Loan Agreement shall not be unreasonably withheld; and
(h) If a Change Order is permitted without Lender’s approval as provided in this Section 3.15 or is approved by Lender as required by this Section 3.15, then the Loan Budget shall be deemed amended by such Change Order and all references to the Loan Budget contained in this Agreement and the other Loan Documents shall be deemed to refer to the Loan Budget as so amended.
Section 3.16. Construction Covenants.
(a) Intentionally Deleted.
(b) General Contract. The construction of the Project shall be managed by the General Contractor pursuant to the General Contract. The General Contractor and the General Contract shall be subject to approval by Lender in its reasonable discretion. Borrowers shall (i) use commercially reasonable efforts to enforce the General Contract, (ii) waive none of the material obligations of any of the parties thereunder, (iii) do no act which would relieve the General Contractor from its material obligations thereunder, and (iv) make no material amendment to or Change Order under the General Contract, except as permitted under Section 3.15 hereof, without the prior approval of Lender in its reasonable discretion.
(c) Architect’s Contract. Borrowers shall (i) enforce the Architect’s Contract, (ii) waive none of the material obligations of the Architect thereunder, (iii) do no act which would relieve the Architect from its material obligations under the Architect’s Contract, and (iv) make no material amendment to or Change Order under the Architect’s Contract, except as permitted under Section 3.15 hereof, without the prior approval of Lender in its reasonable discretion.
(d) Insurance. In addition to maintaining the Policies required under Section 6.1 hereof, prior to the commencement of any construction on the Project (including any demolition or site work), Borrowers shall also furnish Lender with evidence or certificates from insurance companies reasonably acceptable to Lender indicating that the Architect and the Major Contractors responsible for the design and/or construction of the Project are covered by professional liability insurance or other liability insurance, as applicable, as required by the applicable Architect’s Contract or Major Contract, as applicable, approved by Lender.
(e) Application of Construction Loan Proceeds. Borrowers shall use the proceeds of the Construction Loan and the Third Mezzanine Construction Funds solely and exclusively in accordance with the Loan Budget that shall not be subject to change, except as permitted hereby.
(f) Project Costs. Borrower shall promptly pay when due all Project Costs, unless and to the extent any such Project Cost is the subject of a good faith dispute; provided, however, that in such event (i) Borrowers shall diligently pursue resolution of such dispute, and (ii) to the extent applicable, Borrowers shall be contesting such Project Cost in accordance with the provisions of Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage.
(g) Completion of Construction. Subject to Lender’s obligation to continue to fund the Construction Loan as and to the extent set forth in this Agreement, Borrowers shall diligently pursue construction of the entire Project to completion and obtain one or more Certificates of Occupancy (and to the extent the same are conditional or require performance by Borrowers, Borrowers shall diligently satisfy all conditions to the issuance of, and/or diligently perform all obligations required for the continued validity of, the same) for the Project and individual leasable space therein, if required by law, in accordance with the Plans and Specifications (subject to Change Orders thereto permitted under Section 3.15 hereof) and in compliance with all restrictions, covenants and easements affecting the Properties, all applicable Legal Requirements and all Governmental Approvals, in each case, in all material respects, and with all terms and conditions of the Loan Documents, free from any Liens (other than Permitted Encumbrances), claims or assessments (actual or contingent) asserted against any of the Properties for any material, labor or other items furnished in connection therewith unless (i) bonded and removed as a Lien on the affected Property or (ii) being contested in accordance with the provisions of Section 3.6(b) of the Mortgage. Reasonable evidence of satisfactory compliance with the foregoing shall be furnished by Borrowers to Lender upon Final Completion. In addition, if any such Certificate of Occupancy or other Governmental Approvals are temporary in nature, Borrowers shall diligently pursue procuring final Certificates of Occupancy and/or Governmental Approvals, as applicable.
(h) Inspection of Property. Borrowers shall permit Lender, the Construction Consultant and their respective representatives, upon reasonable advance notice (which may be given verbally) during business hours when possible, to enter upon any Property, inspect the progress of the Project and all materials to be used in the construction thereof and to examine the Plans and Specifications which are or may be kept at the construction site at all reasonable times and with reasonable advance written notice (which may be given verbally) and will cooperate, and use reasonable efforts to cause the General Contractor and the Major Contractors to cooperate, with the Construction Consultant to enable him/her to perform his/her functions hereunder.
(i) Construction Consultant. Borrowers acknowledge that (i) the Construction Consultant has been retained by Lender, at the sole expense of Borrowers, to act as a consultant and only as a consultant to Lender in connection with the construction of the Project and has no duty to Borrowers, (ii) the Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant with respect thereto, (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Lender or any other Person or party, and (v) Lender reserves the right to replace the Construction Consultant with another inspecting engineer at any time and without prior notice to or approval by Borrowers (but Lender agrees to provide Borrowers with reasonably prompt notice of any decision to change the Construction Consultant). Lender hereby advises Borrowers that it has advised the Construction Consultant of the restrictions contained in this Section 3.16(i). Construction Consultant shall perform the following services on behalf of Lender:
(i) review and advise Lender whether, in the opinion of the Construction Consultant, the Plans and Specifications are satisfactory;
(ii) review Draw Requests, Advance Requests and Change Orders submitted by Borrowers; and
(iii) make periodic inspections (approximately at the date of each Draw Request) for the purpose of assuring that construction of the Project to date is in substantial accordance with the Plans and Specifications and to approve Borrowers’ then current Draw Request as being consistent with Borrowers’ obligations under this Agreement, including, among other things, an opinion as to whether a Shortfall exists at any time.
The reasonable fees of the Construction Consultant shall be paid by Borrowers within ten (10) days after billing therefor and expenses incurred by Lender shall be reimbursed to Lender within ten (10) days after request therefor, but neither Lender nor the Construction Consultant shall have any liability to Borrowers on account of (1) the services performed by the Construction Consultant, (2) any neglect or failure on the part of the Construction Consultant to properly perform its services, or (3) any approval by the Construction Consultant of construction of the Project, except that Construction Consultant shall be liable for any material physical damage to any Property caused directly by the actions of Construction Consultant or any agent or employee thereof. Neither Lender nor the Construction Consultant assumes any obligation to Borrowers or any other Person concerning the quality of construction of the Project or the absence therefrom of defects.
(j) Correction of Defects. Borrowers shall promptly correct all defects in the Project or any departure from the Plans and Specifications not approved by Lender to the extent required hereunder unless any such departure is required under applicable Legal Requirements. Borrowers agree that the advance of any proceeds of the Construction Loan, whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention of, Lender, shall not constitute a waiver of Lender’s right to require compliance with this covenant. Whether there exists a defect in the Project or a departure from the Plans and Specifications shall be reasonably determined by the Architect and the Construction Consultant or, if the Architect and the Construction Consultant cannot reasonably agree, then shall be determined pursuant to the most expedited form of arbitration available for such disagreement under the rules of the American Arbitration Association, such arbitration to be held in New York, New York.
(k) Books and Records. Borrowers shall keep and maintain, or cause to be kept and maintained, detailed, complete and accurate books, records and accounts reflecting all items of income and expense of Borrowers in connection with the construction of the Project and, upon the request of Lender, shall make such books, records and accounts available to Lender for inspection or independent audit at reasonable times upon reasonable advance written notice to Borrowers. Any independent audit conducted hereunder shall be at Lender’s expense unless such audit shall uncover a material error in statements previously delivered to Lender, in which case Borrowers shall pay all reasonable costs related thereto. Lender hereby agrees to keep, and to use reasonable efforts to cause its employees and consultants to keep, any information acquired hereby confidential unless already known to the general public or as required by law.
(l) Financing Publicity. Borrowers shall permit Lender to obtain publicity in connection with the construction of the Project through press releases and participation in such events as ground-breaking and opening ceremonies, and to give Lender ample advance notice of such events and to give Lender such assistance as is reasonable in connection with obtaining such publicity as Lender may reasonably request.
(m) Default Notice or Notice of Lien. Borrowers shall notify Lender promptly, and in writing, if any Borrower receives any written default notice or notice of Lien from any Trade Contractor.
(n) Further Assurance of Title. If at any time Lender has reason to believe in its reasonable opinion that any Construction Loan Advance is not secured or will or may not be secured by the Mortgage as a Lien on the Properties (subject only to the Permitted Encumbrances), then Borrowers shall, within ten (10) days after written notice from Lender, do all things and matters necessary (including execution and delivery to Lender of all further documents and performance of all other acts which Lender reasonably deems necessary or appropriate) to assure to the reasonable satisfaction of Lender that any Construction Loan Advances previously made hereunder or to be made hereunder are secured or will be secured by the Mortgage (subject only to the Permitted Encumbrances). Lender, at Lender’s option, may decline to make further Construction Loan Advances hereunder until Lender has received such assurance.
Section 3.17. Intentionally Deleted.
Section 3.18. Work at Adjacent Property.
(a) Borrowers shall notify and reasonably consult with Lender regarding any work to be undertaken at or on the Adjacent Property and shall conduct all work in accordance with all Legal Requirements and any applicable O&M Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, (i) Borrowers shall not commence demolition of any building on the Adjacent Property, whether such demolition is to be funded out of any Borrower’s own funds, out of the Initial Renovation Reserve Fund, out of a Construction Loan Advance or otherwise, unless and until Borrowers have obtained, at their sole cost and expense, and delivered a copy to Lender of, an asbestos survey with respect to the buildings to be demolished, prepared by a firm reasonably acceptable to Lender, that complies with the requirements of the EPA Asbestos Hazard Emergency Response Act, 15 U.S.C. 2641 et seq. promulgated at 40 CFR 763 (an “Asbestos Survey”), and (ii) if any such Asbestos Survey discloses the presence of asbestos and/or any asbestos-containing material, Borrowers, at their sole cost and expense, shall cause all demolition activities to comply with the requirements of the EPA National Emission Standard for Hazardous Air Pollutants promulgated at 40 CFR Part 61 for asbestos-containing materials.
Section 3.19. Administrative Agent.
3.19.1. Appointment of Administrative Agent. At all times throughout the term of the Loan, including any Extension Terms, there shall be an administrative agent to administer the Loan and the Advances thereunder (the “Administrative Agent”). Trimont Real Estate Advisors (“Trimont”) shall be the Administrative Agent as of the date hereof, but Lender shall have the right, from time to time, without the consent of any Borrower but upon written notice to Borrowers, to designate a replacement Administrative Agent, who may or may not own an interest in the Loan. Upon notice to Borrowers of the identity of a replacement Administrative Agent for Trimont or any subsequent replacement Administrative Agent and the address(es) for notice to such replacement Administrative Agent, Borrowers thereafter shall copy such replacement Administrative Agent on all Notices sent to Lender.
3.19.2. Responsibilities of Administrative Agent. The Administrative Agent shall have such responsibilities as shall be delegated by Lender to the Administrative Agent in a separate agreement between them; provided, however, that upon notice to Borrowers from Lender as to the identity of the Administrative Agent, such identified Administrative Agent shall have the right to send notices on behalf of Lender upon which Borrowers may rely. The Administrative Agent shall maintain, acting solely for this purpose as an agent of Borrowers, a register for the recordation of the names and addresses of the Lenders and principal portion of the Loan owing to each Lender. The entries in the register shall be conclusive, and the Administrative Agent, Borrowers and any Lender shall treat each Person whose name is recorded in the register pursuant to the terms hereof as a Lender for all purposes of this Agreement. Any assignment or transfer of any interest in the Loan shall be effective only upon proper entries with respect thereto being made in the register.
3.19.3. Non-Liability of Administrative Agent and Lender. Each Borrower acknowledges and agrees that with respect to each of Lender and the Administrative Agent carrying out its responsibilities hereunder and otherwise with respect to the Loan:

(a) any inspections of the construction of the Project made by or through the Administrative Agent or Lender are for purposes of administration of the Loan only and Borrowers are not entitled to rely upon the same with respect to the quality, adequacy or suitability of materials or workmanship, conformity to the Plans and Specifications, state of completion or otherwise; Borrowers shall make their own inspections of such construction to determine that the quality of the Project and all other requirements of such construction are being performed in a manner satisfactory to Borrowers and in conformity with the Plans and Specifications and all other requirements; and Borrowers shall immediately notify Lender, in writing, should the same not be in conformity in all material respects with the Plans and Specifications and all other requirements hereunder;
(b) by accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, neither the Administrative Agent nor Lender shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or Lender;
(c) neither the Administrative Agent nor Lender undertake nor assume any responsibility or duty to Borrowers to select, review, inspect, supervise, pass judgment upon or inform Borrowers of any matter in connection with any of the Properties, including, without limitation, matters relating to the quality, adequacy or suitability of: (i) the Plans and Specifications, (ii) architects, contractors, subcontractors and materialmen employed or utilized in connection with the construction of the Project, or the workmanship of or the materials used by any of them, or (iii) the progress or course of construction and its conformity or nonconformity with the Plans and Specifications; and Borrowers shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrowers by the Administrative Agent or Lender in connection with such matters is for the protection of the Administrative Agent and/or Lender only and neither Borrowers nor any third party is entitled to rely thereon;
(d) neither the Administrative Agent nor Lender owe any duty of care to protect Borrowers against negligent, faulty, inadequate or defective building or construction; and
(e) neither the Administrative Agent nor Lender shall be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any Person or property arising from any construction on, or occupancy or use of, any of the Properties, including, without limitation, any loss, claim, cause of action, liability, indebtedness, damage or injury caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of any Borrower, the parties comprising any Borrower or any of any Borrower’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on any of the Properties or any fire, flood or other casualty or hazard thereon; (iv) the failure of any

Borrower or any of any Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain any of the Properties in a safe condition; and/or (v) any nuisance made or suffered on any part of any Property, in each of the foregoing instances, except to the extent directly resulting from the Administrative Agent’s or Lender’s fraud, willful misconduct or gross negligence (but Lender shall be solely liable for its fraud, willful misconduct or gross negligence and the Administrative Agent shall be solely liable for its fraud, willful misconduct or gross negligence).
3.19.4. Administrative Agent Fee. On the Closing Date and on the first Payment Date occurring in each calendar quarter thereafter, Borrower shall pay the Administrative Agent the sum of $50,000.00 in respect of the Administrative Agent Fee.
Section 3.20. Lender’s Right to Make Construction Loan Advance to Pay Monthly Interest. From and after any Payment Date following the Initial Construction Loan Advance upon which the Interest Reserve Fund is in an insufficient amount to pay the Aggregate Monthly Interest Payment due on such Payment Date, if Borrowers fail to pay, as and when due on any Payment Date, the Reduced Acquisition Loan Monthly Interest Payment and the Construction Loan Monthly Interest Payment in accordance with the terms hereof, Lender shall have the right (but not the obligation), in its sole and absolute discretion, without the necessity of notifying, or obtaining the approval of, any Borrower or any other Person, and without any Borrower’s specific request, to advance a portion of the Construction Loan necessary to pay the Reduced Acquisition Loan Monthly Interest Payment and the Construction Loan Monthly Interest Payment then due (a “Lender Monthly Interest Advance”). With respect to the foregoing, Borrowers and Lender expressly acknowledge and agree that (i) the fact that Lender makes a Lender Monthly Interest Advance shall not relieve Borrowers, First Mezzanine Borrowers, Second Mezzanine Borrowers and Third Mezzanine Borrowers from the obligation to make all future Reduced Acquisition Loan Monthly Interest Payments, Construction Loan Monthly Interest Payments, First Mezzanine Monthly Interest Payments, Second Mezzanine Monthly Interest Payments and Third Mezzanine Monthly Interest Payments, as applicable, (ii) the fact that Lender makes a Lender Monthly Interest Advance in any instance shall not obligate Lender to make any subsequent Lender Monthly Interest Advance in the same or in any other instance, and (iii) a Lender Monthly Interest Advance, when made, shall constitute a Construction Loan Advance for all purposes under this Agreement and shall constitute one of the two (2) Construction Loan Advances available to Borrowers for the subsequent thirty (30) days.
Section 3.21. Construction Loan Advances of Required Equity Amount. Lender and Borrowers acknowledge and agree that as of the date hereof, Lender has funded $467,443,347.38 in Construction Loan Advances. Subject to Lender’s right to fund the Remaining Construction Loan Advance in accordance with Section 3.1(d) hereof, (a) Lender and Borrowers have agreed that Lender shall not fund any further Construction Loan Advances until the Required Equity Amount and any Subsequent Required Equity Amounts, as and to the extent required under this Agreement, have been fully funded in accordance with the terms and conditions of this Section 3.21 (such time being referred to herein as the “Borrower Advance Date”) and (b) from and after the Borrower Advance Date, Lender shall, subject to the terms and conditions applicable to the making of Construction Loan Advances (including, without limitation, the delivery of any Subsequent Required Equity Amounts, as and to the extent required under this Agreement), advance the remainder of the Construction Loan to Borrowers in accordance with and subject to the terms of this Agreement. Until the Borrower Advance Date, the following shall apply to each advance of funds on account of the Required Equity Amount and/or any Subsequent Required Equity Amounts (and, for purposes of this Section 3.21 only, each funding of the Required Equity Amount in accordance with the terms hereof shall be considered a “Construction Loan Advance” solely for the purposes of determining whether the conditions to the funding of any such amount have been satisfied as set forth in this Section 3.21 and for no other purpose under this Agreement):
(a) Conditions to Advances.
(i) Satisfaction of Standard Conditions. Borrowers shall satisfy and/or cause to be satisfied the conditions to such Construction Loan Advance set forth in Section 3.3 (other than that relating to title endorsements) and, if applicable, 3.4 hereof.
(ii) Deposit of Funds. Not later than seven (7) days (or the next succeeding Business Day if such seventh (7th) day is not a Business Day) prior to the Requested Disbursement Date, Borrowers shall deliver to Lender, for deposit into the Construction Loan Reserve Account, funds in the amount of the requested Construction Loan Advance.
(iii) Letter of Credit Reduction Request. Borrowers’ Advance Request shall include a Letter of Credit Reduction Notice with the amount of the requested Construction Loan Advance and any other required information (other than Lender’s signature) filled in.
(b) Funding Construction Loan Advances. Subject to the satisfaction of each of the foregoing conditions, Lender shall fund the applicable Construction Loan Advance from the funds on deposit in the Construction Loan Reserve Account and otherwise in accordance with all of the terms of this Article III.
(c) Delivery of Letter of Credit Reduction Notice. Promptly following the funding of the applicable Construction Loan Advance from the Construction Loan Reserve Account, Lender shall deliver or cause Servicer or the Administrative Agent to deliver, the Letter of Credit Reduction Notice to the applicable issuing bank; provided, however, that none of Lender, Servicer or the Administrative Agent shall be liable to Borrowers for any delay in so delivering any such Letter of Credit Reduction Notice, other than any actual out-of-pocket losses, costs and damages resulting from their willful misconduct or fraud; and, provided, further, however, that Lender expressly acknowledges that upon Borrowers providing the funds to make a particular Construction Loan Advance, Lender agrees never to seek to recover the amount of such Construction Loan Advance in the event Lender shall ever draw down on any Required Equity Letter of Credit and apply the proceeds thereof.
(d) Failure to Deliver Funds for the Construction Loan Reserve Account. With respect to any Construction Loan Advance, in the event that Borrowers fail to deliver the applicable funds for deposit in the Construction Loan Reserve Account not later than seven (7) days (or the next succeeding Business Day if such seventh (7th) day is not a Business Day) prior to the Requested Disbursement Date, Lender shall have the right at any time thereafter, in its sole discretion, to draw down on such Required Equity Letter(s) of Credit in its/their entirety, without the consent of, or notice to, Borrowers or any other Person other than the issuing bank(s) of any such Required Equity Letter(s) of Credit, and to deposit the proceeds thereof in the Construction Loan Reserve Account, following which, all further Construction Loan Advances shall be funded in accordance with all of the terms of this Agreement from the Construction Loan Reserve Account.
(e) Provisions of this Agreement Continue to Apply. Borrowers and Lender expressly acknowledge and agree that the funding of any Construction Loan Advance in accordance with this Section 3.21 shall not affect the other provisions of this Article 3, and Borrowers, each Construction Loan Advance and the construction of the Project shall continue to be governed by the provisions of this Article III.
Section 3.22. Intentionally Deleted.
Section 3.23. Release of Required Equity Letter of Credit(s) and Cost Savings to Borrowers. Upon satisfaction of the following conditions: (i) Substantial Completion has occurred; (ii) Borrower’s equity requirement set forth in Section 3.3(d) hereof remains satisfied (provided, however, in order to meet such equity requirement, Borrower may make a voluntary prepayment of the Loan in accordance with all of the terms of Section 2.4.1 hereof and to be applied as set forth in Section 2.4.3(a) hereof, with the Exit Fee payable in connection therewith being determined in accordance with the provisions of Section 2.8 hereof); and (iii) either (A) General Contractor has certified to Lender that all amounts due under the General Contract (which shall include, without limitation, all work authorizations entered into under the General Contract and all amounts payable by General Contractor to any subcontractor in connection with the General Contract and/or any such work authorization) have been paid in full and Borrowers have delivered lien waivers or other evidence of such payment satisfactory to Lender or (B) Lender’s approval has been obtained, simultaneous with any draw specified in the following sentence Lender shall return to Borrowers all Required Equity Letters of Credit then held by (or on behalf of) Lender or the remaining proceeds thereof if Lender has previously drawn down on the Required Equity Letters of Credit but not applied all of the proceeds thereof or evidenced thereby, and Lender shall, at Borrowers’ expense, execute such documents and take such actions as Borrowers shall reasonably request to evidence its release of the Required Equity Letters of Credit. Such released Required Equity Letters of Credit shall be drawn in full and the proceeds thereof (or cash in the amount equal to the face value of such released Required Equity Letters of Credit) shall be deposited into the Interest Reserve Account, provided that in the event that the aggregate Additional Interest Reserve Contributions deposited into the Interest Reserve Account under the provisions of this sentence and/or any other provision of this Agreement total $8,000,000, then all such proceeds (or all such remaining proceeds, as the case may be) shall instead be deposited into the General Reserve Fund and not the Interest Reserve Account. Additionally, to the extent that Borrowers are entitled to payment from General Contractor of any cost savings or unused contingency amounts under the General Contract, Borrower shall have the right to receive the same from General Contractor (as and to the extent provided in the General Contract) and any such amounts shall be deposited into the Interest Reserve Account, provided that in the event that the aggregate Additional Interest Reserve Contributions deposited into the Interest Reserve Account under the provisions of this sentence and/or any other provision of this Agreement total $8,000,000, then all such proceeds (or all such remaining proceeds, as the case may be) shall instead be deposited into the General Reserve Fund and not the Interest Reserve Account.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES.
Section 4.1. Representations of Borrowers. Each Borrower represents and warrants as to itself that as of the date hereof:
4.1.1. Organization. Such Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Such Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Such Borrower possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of such Borrower is the ownership, management and operation of its Property or the IP. The ownership interests of such Borrower are as set forth on the organizational chart attached hereto as Schedule VI.
4.1.2. Proceedings. Such Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of such Borrower and constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by such Borrower will not materially conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which such Borrower is a party or by which any of such Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Borrower or any of such Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority necessary to permit the execution, delivery and performance by such Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4. Litigation. Except as set forth on Schedule VIII attached hereto:
(a) There is no action, suit, claim, proceeding or investigation pending against such Borrower, HRHI or any Guarantor or, to such Borrower’s actual knowledge, pending against any Property or the IP or, to such Borrower’s actual knowledge, threatened in writing against such Borrower, HRHI or any Guarantor or any Property or the IP in any court or by or before any other Governmental Authority that would have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of such Borrower, HRHI, any Guarantor, any Property or the IP, (ii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (iii) the ability of such Borrower, HRHI or any Guarantor to perform, in all material respects, its obligations under each of the Loan Documents, or (iv) the value of, or cash flow from any Property or the IP.
(b) There is no proceeding, investigation or disciplinary action (including, without limitation, before any Gaming authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrowers’ actual knowledge, threatened in writing, either (i) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein, or (ii) to Borrower’s actual knowledge, that, either singly or in the aggregate, could reasonably be expected to have an adverse effect on any Gaming License currently in effect with respect to the Casino Component, including, without limitation, any such proceeding, investigation or disciplinary action pending or, threatened against Gaming Operator, any Borrower or any of their respective directors, members, managers, officers, key personnel or Persons holding a five percent (5%) or greater direct or indirect equity or economic interest in any Borrower. Additionally, there is no proceeding (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrowers’ actual knowledge, threatened in writing that could reasonably be expected to have a material adverse effect on any Gaming License or other Operating Permit by Gaming Borrower or any Affiliate thereof or any officer, director, employee or agent of any Borrower or any Affiliate of any Borrower.
4.1.5. Agreements. Such Borrower is not a party to any agreement or instrument or subject to any restriction which would be reasonably likely to materially and adversely affect such Borrower or its Property or the IP, or such Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of such Borrower’s actual knowledge, such Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, license or instrument to which it is a party or by which such Borrower or any of the Properties or the IP are bound. Such Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or its Property or the IP is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Existing FF&E Leases, (c) obligations under the Loan

Documents, (d) obligations pursuant to its Management Agreement, and (e) as to Hotel/Casino Borrower, obligations pursuant to the Liquor Management Agreement.
4.1.6. Title. Such Borrower has good, marketable and insurable fee simple title to the real property comprising part of its Property and good title to the balance of such Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of each Borrower’s actual knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the operation or use of such Borrower’s Property (as currently used) or Borrowers’ ability to repay the Loan. The Mortgage has been properly recorded in the appropriate records and, together with the Uniform Commercial Code financing statements required to be filed in connection therewith, has created and continues to create (a) a valid, perfected first priority lien on the real property portion of the Properties, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) together with the filing of the required Uniform Commercial Code financing statements and the proper recording of the Assignment of Leases, perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To such Borrower’s actual knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting any of the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, except any Lien then being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage.
4.1.7. Solvency. Borrowers have (a) not entered into the transaction or executed the Notes, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Taking into account the Loan, the aggregate fair saleable value of Borrowers’ assets collectively exceeds and will exceed Borrowers’ total aggregate liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Taking into account the Loan, the aggregate fair saleable value of Borrowers’ assets collectively is and will be greater than Borrowers’ probable aggregate liabilities, including the maximum amount of their contingent liabilities on their debts as such debts become absolute and matured. Taking into account the Loan, each Borrower’s assets do not and will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrowers do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond their respective abilities to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by each Borrower and the amounts to be payable on or in respect of obligations of each Borrower). No petition in bankruptcy has been filed against any Borrower, HRHI or any Guarantor, and none of any Borrower, HRHI nor any Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of any Borrower, HRHI nor any Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties, and no Borrower has any actual knowledge of any Person contemplating the filing of any such petition against it, HRHI or any Guarantor.
4.1.8. Full and Accurate Disclosure. To such Borrower’s actual knowledge, no statement of fact made by any Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact or circumstance presently known to such Borrower which has not been disclosed to Lender and which will have a material adverse effect on (a) the use and operation of any of the Properties or the IP, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, or (c) the ability of any Borrower, HRHI or any Guarantor to perform, in all material respects, its obligations under each of the Loan Documents.
4.1.9. No Plan Assets. From the Closing Date and throughout the term of the Loan (a) no Borrower is nor will any Borrower be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of any Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) no Borrower is nor will any Borrower be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) none of the assets of any Borrower constitute “plan assets” of a governmental plan within the meaning of 29 C.F.R. Section 2510.3-101 for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans.
4.1.10. Compliance. Except as set forth in the applicable Zoning Report, such Borrowers and, to the best of such Borrower’s actual knowledge after due inquiry, the Land and Improvements (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any Borrower or, to any Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of any of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Property or any part thereof or any monies paid in performance of Borrowers’ obligations under any of the Loan Documents.
4.1.11. Financial Information. To such Borrower’s actual knowledge, all historical financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Properties (and each Property) as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Uniform System of

Accounts and reconciled with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances and except as referred to or reflected in said financial statements previously delivered to Lender in connection with the Loan, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to any Borrower and are reasonably likely to have a materially adverse effect on any Property or (a) the operation of the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, and/or (b) the operation of the Café Property and the Adjacent Property for a use or uses that is/are consistent with the operation of the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, which use may include, without limitation, expansion of the Hotel/Casino Property, restaurants, retail and residential complexes (the “Permitted Adjacent/Café Uses”). Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of any Borrower or, to each Borrower’s actual knowledge after due inquiry, to the extent not prohibited by the Merger Agreement, any Property from that set forth in said financial statements.
4.1.12. Condemnation. No Condemnation or other proceeding has been commenced or, to each Borrower’s actual knowledge, is threatened in writing received by such Borrower or contemplated with respect to all or any portion of any Property or for the relocation of any roadway providing direct access to any Property.
4.1.13. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14. Utilities and Public Access. To such Borrower’s actual knowledge after due inquiry, each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary to the continued current use and enjoyment of each Property are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policy covering such Property. To such Borrower’s actual knowledge after due inquiry, all roads necessary for the use of each Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are located in recorded easements serving such Property and such easements are set forth in and insured by the Title Insurance Policy.
4.1.15. Not a Foreign Person. No Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16. Separate Lots. Each Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Property.
4.1.17. Assessments. Except as disclosed in the Title Insurance Policy, to each Borrower’s actual knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.
4.1.18. Enforceability. The Loan Documents are not subject to and no Restricted Party has any right of rescission, set-off, claim, counterclaim or defense by any Restricted Party, including the defense of usury, nor would the operation of any of the terms of such Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and no Restricted Party has asserted any right of rescission, set-off, claim, counterclaim or defense with respect thereto.
4.1.19. No Prior Assignment. There are no prior assignments by Borrowers of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.20. Insurance. Borrowers have obtained and have delivered to Lender certified copies of all Policies (or “Accord” certificates evidencing coverage thereof) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
4.1.21. Use of the Properties. (a) The Hotel/Casino Property is used exclusively as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, and otherwise as a top-end hotel and other appurtenant and related uses, and (b) the Café Property and the Adjacent Property are used for Permitted Adjacent/Café Uses and other appurtenant and related uses.
4.1.22. Certificate of Occupancy; Operating Permits. To the best of each Borrower’s actual knowledge after due inquiry, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits, all environmental, health and safety licenses, gaming licenses and permits and any applicable liquor license necessary to permit the legal use, occupancy and operation of (a) the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, and (b) the Café Property and the Adjacent Property as currently operated on the date hereof, or, subsequent to the date hereof, for Permitted Adjacent/Café Uses (collectively, the “Operating Permits”), have been obtained and are in full force and effect. Each Borrower shall keep and maintain, or cause to be kept and maintained, all Operating Permits necessary for the operation of (i) the Hotel/Casino Property as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, and (ii) the Café Property and the Adjacent Property for one or more Permitted Adjacent/Café Purposes. To the best of each Borrower’s actual knowledge after due inquiry, the use being made of each Property is in conformity with the Certificate(s) of Occupancy issued for such Property. Attached hereto as Schedule IX is, to the best of each Borrower’s actual knowledge after due inquiry, a true and complete list of all current Operating Permits and those which are subject to renewal.
4.1.23. Flood Zone. None of the Improvements on any Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to each such Property.
4.1.24. Physical Condition. Except as provided in the Physical Conditions Reports, to the each Borrower’s actual knowledge after due inquiry, (a) each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (b) there exists no material structural or other material defects or damages in any Property, whether latent or otherwise; and (c) no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25. Boundaries. Except as disclosed on the Surveys, to each Borrower’s actual knowledge, all of the Improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and no easements or other encumbrances upon any Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of such Property except those which are insured against by the applicable Title Insurance Policy for such Property.
4.1.26. Leases. To each Borrower’s actual knowledge after due inquiry and except as set forth on Schedule X attached hereto or as otherwise disclosed in the estoppel certificates delivered to Lender in connection with the origination of the Loan, (a) the Properties are not subject to any Leases other than the Leases described in said Schedule X, (b) each Borrower is the owner and lessor of the landlord’s interest in each such Lease affecting its Property, (c) no Person has any possessory interest in any Property or any right to occupy the same except under and pursuant to the provisions of such Leases, (d) all commercial Leases are in full force and effect and there are no material defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder, (e) the copies of the commercial Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (f) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (g) all work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any tenant has already been received by such tenant, (h) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect, (i) no commercial tenant listed on Schedule X has assigned its Lease or sublet all or any portion of the premises demised thereby, no such commercial tenant holds its leased premises under assignment or sublease, nor does anyone except such commercial tenant and its employees occupy such leased premises, (j) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part, and (k) no tenant under any Lease has any right or option for additional space in the Improvements.
4.1.27. Intentionally Deleted.
4.1.28. Principal Place of Business; State of Organization. Each Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Borrower (other than Gaming Borrower) is organized under the laws of the State of Delaware and, with respect to Gaming Borrower, the State of Nevada.
4.1.29. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties and/or the IP to Borrowers have been paid. Borrowers and each of their Affiliates have filed or caused to be filed all reports relating to gaming taxes or fees to any Gaming Authority required to be filed by them on or prior to the date hereof. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid as of the date hereof, and the Mortgage and the other Loan Documents are enforceable against Borrowers in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
4.1.30. Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full and the obligations under the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents and the Third Mezzanine Loan Documents have been paid in full, each Borrower hereby represents, warrants and covenants that such Borrower has been, is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects. Each Borrower has complied and will comply with all of the assumptions made with respect to such Borrower in the Insolvency Opinion.
(d) Each Borrower hereby covenants and agrees that (i) any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects, (ii) each Borrower will comply with all of the assumptions made with respect to each Borrower in any Additional Insolvency Opinion, and (iii) each Person other than any Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
(e) Borrowers hereby agree to provide Lender with at least five (5) Business Days’ prior written notice prior to the effectiveness of any change (and each change) in any Independent Director or Independent Manager.
4.1.31. Management Agreement; Liquor Management Agreement.
(a) Each of the Management Agreements is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder (other than the non-payment of certain management fees and other payments under any Management Agreement which non-payment has not given rise to the exercise or enforcement of remedies under such Management Agreement). Following the date hereof, there shall be no material default under any Management Agreement (other than the non-payment of certain management fees and other payments under any Management Agreement which non-payment has not given rise to the exercise or enforcement of remedies under such Management Agreement).
(b) Intentionally Deleted.
(c) The Liquor Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
4.1.32. Illegal Activity. No portion of any Property or the IP has been or will be purchased by any Borrower or any other Restricted Party with proceeds of any illegal activity.
4.1.33. No Change in Facts or Circumstances; Disclosure. To each Borrower’s actual knowledge, all material information submitted by any Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To each Borrower’s actual knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely impairs, or is reasonably likely to do so after the date hereof, the use or operation of the Properties or the IP or the business operations or the financial condition of any Borrower. Each Borrower has disclosed to Lender all material facts actually known to such Borrower and has not failed to disclose any material fact actually known to such Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.
4.1.34. Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.35. Embargoed Person. From the Closing Date and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower, HRHI or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower, HRHI or any Guarantor, as applicable, with the result that the Loan is or would be in violation of law; and (c) none of the funds of any Borrower, HRHI or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law; provided, however, that Borrowers’ representation in this clause (c) shall not extend to gaming revenues generated at the Hotel/Casino Property from the general public unless any Borrower or any other Restricted Party has actual knowledge that such revenues are derived from any unlawful activity.
4.1.36. Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates (and as of the Closing Date, created) a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from any Borrower. Other than in connection with the Loan Documents, no Borrower has sold or otherwise conveyed the Lockbox Account and/or the Cash Management Account;

(b) Each of the Lockbox Account and the Cash Management Account constitute “deposit accounts” within the meaning of the Uniform Commercial Code of the State of New York; and
(c) The Lockbox Account and the Cash Management Account are not in the name of any Person other than Borrowers, as pledgors, or Lender, as pledgee.
4.1.37. Intellectual Property.
(a) The Intellectual Property Security Agreement created and creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in all of IP Borrower’s rights, title and interest in and to all of the following (collectively, the “IP”):
(i) all trademarks, service marks, domain names, trademark registrations, service mark registrations, domain name registrations, applications for trademark registrations, applications for service mark registrations, applications for domain name registrations, trade names, brand names, product names and common law marks, and the renewals thereof owned or used by any Borrower or any Affiliated IP Party in connection with the operation and/or use of one or more of the Properties;
(ii) all copyrights, and the renewals thereof, owned or used by any Borrower or any Affiliated IP Party in connection with the operation and/or use of one or more of the Properties;
(iii) all trade secrets, discoveries, formulae, proprietary processes, improvements and inventions for which no patent applications are pending and all other industrial property rights presently owned, in whole or in part, or used, by any Borrower or any Affiliated IP Party in connection with the ownership, operation and/or use of one or more of the Properties; and
(iv) all trademark licenses, service mark licenses, copyright licenses, royalty agreements, assignments, grants and contracts with employees or others relating in whole or in part to any of the foregoing IP to which any Borrower and/or any Affiliated IP Party is a party, which is related to the ownership, operation and/or use of one or more of the Properties (collectively, the “IP Agreements”).
(b) Schedule XI attached hereto is a true, correct and complete list of all the Registered IP used by any Borrower in connection with the ownership, operation and/or use of one or more of the Properties. Part I of said Schedule XI is a true, correct and complete list of all Registered IP owned by IP Borrower or any Affiliated IP Party, including Registered IP and that has been assigned to Borrower by Morton pursuant to that certain Trademark Assignment dated as of February 2, 2007 from Morton in favor of IP Borrower (the “Morton Assigned IP”; and all of the foregoing, collectively, the “Owned IP”). Part II of said Schedule XI is a true, correct and complete list of all Registered IP licensed from Rank Licensing, Inc. (“Rank”) to Morton pursuant to that certain Trademark License and Cooperation Agreement, dated June 7, 1996, between Rank and Morton and which has been assigned from Morton to IP Borrower pursuant to that certain Assignment and Assumption Agreement dated as of

February 2, 2007 (the “Rank License”) from Morton in favor of IP Borrower and which has been assigned from Rank to Hard Rock Café International (USA), Inc. (“HRCI”) (all such IP listed on Part II of said Schedule XI, the “Rank IP”). Part III of said Schedule XI is a true, correct and complete list of all Registered IP that is licensed from Morton to IP Borrower pursuant to that certain License Agreement, dated as of February 2, 2007 (the “Pink Taco License”) from Morton in favor of IP Borrower (all such IP listed on Part IV of said Schedule XI, the “Pink Taco IP”; and the Pink Taco IP, together with the Rank IP, the “Licensed IP”).
(c) Intentionally Deleted.
(d) Except as set forth on Part IV of Schedule XI, Borrowers or an Affiliated IP Party owns or possesses licenses or other rights in or under all patents, trademarks, service marks, trade names, domain names, copyrights and any other IP, which is necessary for the use, ownership, management, promotion and operation of its Property and associated merchandising as currently so used, except where the failure to so own or possess such IP, licenses or other rights could not reasonably be expected to have a material adverse effect on such use, ownership or operations (a “IP Material Adverse Effect”).
(e) Part V of said Schedule XI hereto sets forth:
(i) any written communications from any Borrower or any Affiliate thereof to one or more third parties, or from one or more third parties to any Borrower or any Affiliate thereof, alleging infringement by any third party or any Borrower or any Affiliate thereof, of any of the IP or alleging related acts of unfair competition or activities or actions of any anti-competitive nature, together with all responses to such communications and a description of the status of each such alleged infringement, in each case, which the failure to resolve such alleged infringement or competition could reasonably be expected to have a IP Material Adverse Effect; and
(ii) a complete list of any goods and/or services sold by any Person other than any Borrower and of whom any Borrower has actual knowledge, which in the opinion of any Borrower infringes upon any IP listed in said Schedule XI hereof or with respect to which the failure to resolve such alleged infringement could reasonably be expected to have an IP Material Adverse Effect.
(f) Except as disclosed in said Schedule XI:
(i) IP Borrower or an Affiliated IP Party owns the Owned IP, and IP Borrower has a valid and enforceable license to use the Licensed IP, in each case free and clear of any Liens other than the Permitted IP Encumbrances;
(ii) no Borrower or an Affiliated IP Party has granted nor is obligated to grant any other Person any rights (including, without limitation licenses) with respect to any of the Owned IP other than the Permitted IP Encumbrances;
(iii) to Borrowers’ actual knowledge, the trademarks, service marks, domain names and copyrights included in the Owned IP and in the Licensed IP are valid;

(iv) to Borrowers’ actual knowledge, the trademark registrations, service mark registrations, domain name registrations and copyright registrations included in the Owned IP and Licensed IP have been duly issued and have not been canceled, abandoned or otherwise terminated;
(v) to Borrowers’ actual knowledge, the trademark applications, service mark applications, domain name applications and copyright applications included in the Owned IP have been duly filed; and
(vi) to Borrowers’ actual knowledge, all material IP Agreements are valid and binding in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity) and are in full force and effect.
(g) To Borrowers’ actual knowledge, no Borrower or Affiliated IP Party is obligated to disclose any of the IP to any other Person.
(h) To Borrowers’ actual knowledge, except for the Licensed IP, no Borrower requires a license or right under or in respect of any intellectual property of any other Person (except another Borrower) to conduct such Borrower’s business as presently conducted and no substantial part of such business is carried on under the agreement or consent of any other Person nor is there any agreement to which any Borrower is a party which significantly restricts the fields in which such business may be carried on.
(i) To Borrowers’ actual knowledge, there are and have been no proceedings, actions or claims and no proceedings, actions or claims are pending or threatened, impugning the title, validity or enforceability of any of the IP.
(j) To Borrowers’ actual knowledge, none of the processes currently used by any Borrower or any Affiliated IP Party or any of the properties or products currently sold by any Borrower or any Affiliated IP Party, and none of the IP or Licensed IP, infringes the patent, industrial property, trademark, trade name, domain name, label, other mark, right or copyright or any other similar right of any other Person, except where such infringement could not reasonably be expected to have an IP Material Adverse Effect.
(k) To Borrowers’ actual knowledge, no basis exists for any adverse claim by any third party with respect to any of the IP and no act has been done or has been omitted to be done by any Borrower or any Affiliate thereof to entitle any Person to make such a claim or to cancel, forfeit or modify any of the IP in a manner that could reasonably be expected to have an IP Material Adverse Effect.
(l) Except the Licensed IP, no Borrower requires a license or right under or in respect of any intellectual property of any other Person (except another Borrower) to conduct such Borrower’s business as presently conducted and no substantial part of such business is carried on under the agreement or consent of any other Person nor is there any agreement to which any Borrower is a party which significantly restricts the fields in which such business may be carried on.

(m) To Borrowers’ actual knowledge, no disclosure has been made to any Person of the know-how or financial or trade secrets of any Borrower, except properly and in the ordinary course of business and on condition that such disclosure is to be treated as being of a confidential nature and except where such disclosure would not reasonably be expected to have an IP Material Adverse Effect; and to Borrowers’ actual knowledge, none of the IP is being infringed by any other Person, except where such infringement could not reasonably be expected to have an IP Material Adverse Effect.
4.1.38. No Franchise Agreement. None of the Borrowers or Manager has entered into, and none of the Properties are subject to, any franchise, trademark or license agreement with any Person with respect to the name and/or operation of any Property, other than the IP Agreements, the Rank License and the Pink Taco License.
4.1.39. Merger Agreement. The Acquisition and the Other Transaction Closings (as such capitalized terms are defined in the Merger Agreement) were consummated in accordance with all of the material terms and conditions of the Merger Agreement and the Other Transaction Documents (as defined in the Merger Agreement), with only such amendments, supplements and/or modifications thereto, and waivers and extensions thereof, as Lender has approved in writing, to the extent such approval is required under that certain Commitment Letter dated December 22, 2006 between Morgans Hotel Group Co., MHG HR Acquisition Corp, DLJ Merchant Banking, Inc. and Lender.
4.1.40. Morton Indemnification and PWR/RWB Escrow Agreement. Borrowers have delivered to Lender true, correct and complete copies of each of the Morton Indemnification and the PWR/RWB Escrow Agreement and all amendments thereto. Except for such amendments thereto as have been delivered to Lender, the Morton Indemnification and the PWR/RWB Escrow Agreement have not been amended or modified and are in full force and effect. No Borrower nor any Affiliate thereof has (a) made any claim under the Morton Indemnification except as set forth in Schedule XII hereto, or (b) requested any disbursement of funds under the PWR/RWB Escrow Agreement with respect to any claim under the Morton Indemnification or otherwise. Neither Borrower nor any Affiliate thereof knows of any state of facts currently existing that would be reasonably likely to result in a claim under the Morton Indemnification except as set forth in Schedule XII hereto.
4.1.41. Gaming Licenses and Other Operating Permits.
(a) HRHI possesses all Operating Permits (including, but not limited to, all liquor licenses) which are necessary for the execution, delivery and performance of the Liquor Management Agreement. All of such Operating Permits are in and will be in full force and effect; Borrowers and each of their Affiliates, as applicable, including, without limitation, HRHI, are in compliance in all material respects with all such Operating Permits; and no event, including, without limitation, any violation of any Legal Requirement, has occurred which would be reasonably likely to lead to the suspension, revocation or termination of any such Operating Permit or the imposition of any restriction thereon.

(b) Gaming Borrower possesses all Operating Permits (including, without limitation, all Gaming Licenses) which are material to the execution, delivery and performance of the Casino Component Lease and the use, occupation and operation of the Casino Component; each such Operating Permit and Gaming License (or any replacement thereof) is and will be in full force and effect; and Gaming Borrower is in compliance in all material respects with all Gaming Licenses and all other Operating Permits applicable to the operation of the Casino Component as contemplated herein. Further, Borrowers hereby represent and warrant as follows:
(c) Borrowers have no reason to believe that Gaming Borrower will not be able to maintain in effect all Gaming Licenses and other Operating Permits necessary for the lawful conduct of its business or operations as now conducted and as planned to be conducted at the Hotel/Casino Property, including the operation of the Casino Component, pursuant to all applicable Legal Requirements.
(d) All Gaming Licenses are in full force and effect and have not been amended or otherwise modified in any material adverse respect or suspended, rescinded or revoked.
(e) No Borrower is in default in any material respect under, or in violation in any material respect of, any Gaming License or other Operating Permit, and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute such a default thereunder or such a violation thereof, that has caused or would reasonably be expected to cause the loss, suspension, revocation, impairment, forfeiture, non-renewal or termination of any Gaming License or the imposition of any restriction thereon.
(f) Borrowers have not received any notice of any violation of any Legal Requirement which has caused or would reasonably be expected to cause any Gaming License or other Operating Permit to be modified in any material adverse respect or suspended, rescinded or revoked.
(g) The continuation, validity and effectiveness of all Gaming Licenses and other Operating Permits will not be adversely affected by the transactions contemplated by this Agreement.
(h) The Casino Component Lease is in full force and effect, neither Borrowers nor Gaming Borrower is in material default thereof and no event has occurred, and no condition exists, which, with the giving of notice or passage of time, or both, would constitute a material default thereunder or material violation thereof.
(i) The execution, delivery or performance of any of the Loan Documents will not permit nor result in the imposition of any material penalty under, or the suspension, revocation or termination of, any Gaming License or other Operating Permit or any material impairment of the rights of the holder of any Gaming License.
(j) There are no restrictions on transfer or agreements not to encumber the ownership interests of any Borrower in any of the Loan Documents that require the approval of the Gaming Authorities in order to become effective.

(k) (i) Hotel/Casino Borrower meets the suitability standards for a landlord contemplated or set forth in the Gaming Laws; and (ii) no Borrower shall take dominion over the Casino Component while such Casino Component continues to be used for gaming purposes without first obtaining the approvals required by the Gaming Laws.
4.1.42. Distributions to Affiliates. None of the Borrowers has entered into, and none of the Properties are subject to, any agreements to pay any amounts to any Restricted Party, any DLJMB Party or any direct or indirect equity holder in or Affiliate of any of the foregoing, other than with respect to (a) the fees and expense reimbursements payable to any Affiliated Manager pursuant to any Management Agreement reasonably approved by Lender and (b) any monitoring fee due and payable to the DLJMB Parties pursuant to the limited liability company agreement of HR Holdings.
Section 4.2. Survival of Representations. Borrowers agree that all of the representations and warranties of any Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrowers. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
Section 4.3. Definition of Borrowers’ Knowledge. As used in this Agreement or any other Loan Document, the phrases “Borrowers’ knowledge”, “any Borrower’s knowledge”, “Borrowers’ actual knowledge”, “any Borrower’s actual knowledge”, “Borrowers’ best knowledge” or “any Borrower’s best knowledge” or words of similar import, shall mean the actual knowledge, after commercially reasonable due inquiry, of any of Fred Kleisner, Marc Gordon, David Smail, Matt Armstrong, Arthur Blee, Ana Nekhamkin, Ryan Sprott, and/or Bobby Kelly (the “Named Knowledge Parties”) and/or any additional individual or individuals who in the future are delegated or assume any of the responsibilities of any of the foregoing Named Knowledge Parties with respect to any of the Properties, and the knowledge of no other Person shall be imputed to any of the Named Knowledge Parties or any such other individuals, it being expressly represented and warranted to Lender by Borrowers that it would be unlikely that any material fact regarding any of the Properties or Borrowers or otherwise covered in the representations and warranties contained herein or in any other Loan Document would not come to the attention of one or more of the Named Knowledge Parties, after commercially reasonable due inquiry. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, none of the Named Knowledge Parties shall have any personal liability hereunder. Notwithstanding the foregoing, Borrowers expressly acknowledge and agree that the Named Knowledge Parties included Jennifer Nellany from the Closing Date through the last date of her employment with any Person affiliated with any Borrower, Manager or Guarantor.

ARTICLE V.
COVENANTS OF BORROWERS
Section 5.1. Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrowers under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Properties (and all related obligations) and the IP in accordance with the terms of this Agreement and the other Loan Documents, Borrowers hereby jointly and severally covenant and agree with Lender that:
5.1.1. Existence; Compliance with Legal Requirements. Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply in all material respects with all Legal Requirements applicable to such Borrower and its Property or the IP, including, without limitation, Prescribed Laws. There shall never be committed by any Borrower, and no Borrower shall knowingly permit any other Person in occupancy of or involved with the operation or use of any of the Properties to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against any Property or any part thereof or any monies paid in performance of Borrowers’ obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Each Borrower shall at all times maintain, preserve and protect in all material respects all franchises and trade names and preserve all the remainder of its property necessary for the conduct of its business as contemplated hereunder and, subject to Borrowers’ right to demolish the Improvements on the Adjacent Property subject to, and in accordance with, the provisions of Section 3.18 hereof, shall keep the Properties in good working order and repair in all material respects, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrowers shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrowers shall operate the Properties in accordance with the terms and provisions of the O&M Agreements in all material respects. After prior notice to Lender, any Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to such Borrower or its Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) such Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal

Requirement against such Borrower and its Property; and (f) such Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Following any non-compliance with such Legal Requirement as determined by a court of competent jurisdiction, Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.
5.1.2. Taxes and Other Charges. Borrowers shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to the date upon which any interest or late charges shall begin to accrue thereon; provided, however, Borrowers’ obligation to directly pay Taxes shall be suspended for so long as Borrowers comply with the terms and provisions of Section 7.2 hereof. Borrowers will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent. Borrowers shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date upon which any interest or late charges shall begin to accrue thereon; provided, however, Borrowers shall not be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrowers shall not suffer and shall promptly cause to be paid and discharged (or provide reasonable security for) any Lien or charge against any of the Properties, and shall promptly pay for all utility services provided to any of the Properties. After prior notice to Lender, any Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default exists; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither any Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) such Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Property; and (f) such Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3. Litigation. Borrowers shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower, HRHI or any Guarantor which, if adversely determined, would have a material adverse effect on (a) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of any Borrower, HRHI, any Guarantor, any Property or the IP, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (c) the ability of any Borrower, HRHI or any Guarantor to perform, in all material respects, its obligations under each of the Loan Documents, or (d) the value of, or cash flow from, any Property or the IP.
5.1.4. Access to the Properties. Borrowers shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of tenants under their Leases (other than the Casino Component Lease).
5.1.5. Intentionally Deleted.
5.1.6. Cooperate in Legal Proceedings. Borrowers shall reasonably cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which in any way materially affects the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.7. Perform Loan Documents. Borrowers shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, any Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.
5.1.8. Award and Insurance Benefits. Subject to the terms of Article VI hereof, Borrowers shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under the Loan Documents and which is lawfully or equitably payable in connection with any Property, and Lender shall be reimbursed for any actual, reasonable expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrowers of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Property or any part thereof) out of such Insurance Proceeds or Awards.
5.1.9. Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense (subject to the terms and conditions of this Agreement):

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrowers under the Loan Documents, as Lender may reasonably require, including, without limitation, if permitted by applicable law, the execution and delivery of all such writings necessary to transfer any Operating Permits with respect to any Property into the name of Lender or its designee after the occurrence of an Event of Default; and
(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
5.1.10. Mortgage Taxes. Borrowers represent that as of the Closing Date Borrowers have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.
5.1.11. Financial Reporting. (a) Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of each Borrower and all items of income and expense in connection with the operation of each Property. Borrowers shall also keep and maintain or will cause to be kept and maintained, on a cash accounting basis, proper and accurate books and records reflecting the information contained in the Cash Profit and Loss Statements. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts (including without limitation the Cash Profit and Loss Statements) at the office of any Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrowers shall pay any actual costs and expenses incurred by Lender to examine Borrowers’ accounting records with respect to the Properties and the IP, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.
(b) Borrowers will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrowers, a complete copy of each Borrower’s, HRHI’s and each Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (it being hereby understood and agreed that BDO Seidman, LLP is acceptable to Lender) in accordance with the Uniform System of Accounts (or, in the case of Guarantors, GAAP) and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties for such Fiscal Year and containing statements of profit and loss for Borrowers, HRHI, each Guarantor and each Property and a balance sheet for Borrowers, HRHI and each Guarantor; provided, however, that in the event that any Guarantor is not otherwise required to, and does not, cause to be prepared such audited financial statements in the ordinary course of its business, it may deliver the unaudited statements which are delivered to its investors or otherwise prepared in the ordinary course of its business, accompanied by the Officer’s Certificate required under subclause (B) below. Notwithstanding anything to the contrary set forth in this Agreement, the financial statements of Borrowers may be consolidated with those of (1) HRHI for so long as (y) HRHI owns no other assets other than the ownership interests in one or more of the Borrowers and/or other assets related to one or more of the Borrowers, one or more of the Properties and/or the IP, and (z) engages in no other business other than those related to owning one or more of the Borrowers and/or other assets related to one or more of the Borrowers, one or more of the Properties and/or the IP, and (2) HR Holdings for so long as (x) the provisions of the foregoing clause (1) remain true, (y) HR Holdings owns no other assets other than the ownership interests in HRHI and/or one or more of the Borrowers and/or other assets related to HRHI, one or more of the Borrowers, one or more of the Properties and/or the IP, and (z) engages in no other business other than those related to owning HRHI and/or one or more of the Borrowers and/or other assets related to HRHI, one or more of the Borrowers, one or more of the Properties and/or the IP. Such statements of Borrowers shall set forth the financial condition and the results of operations for the Properties on a property-by-property basis and also on an aggregate basis for all Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses, in each of the foregoing instances on a combined basis for all Properties as well as for each individual Property. Borrowers’ annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) with respect to the Hotel/Casino Property, occupancy statistics for such Property, (iv) a schedule reviewed by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, (v) a Cash Profit and Loss Statement (as defined below) annualized for the applicable prior Fiscal Year, which Cash Profit and Loss Statement shall be prepared on a cash accounting basis, and (vi) an Officer’s Certificate from each Borrower certifying that each annual financial statement presents fairly the financial condition and the results of operations of such Borrower and the Properties being reported upon and that such financial statements have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a monetary Default or any Event of Default under the Loan Documents executed and delivered by, or applicable to, any Borrower (including a specific statement as to Borrowers’ compliance with Section 4.1.30 hereof), and if a monetary Default or any Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Each Guarantor’s annual financial statements shall be accompanied by (A) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (B) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of such Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a monetary Default or any Event of Default under the Loan Documents executed and delivered by, or applicable to, such Guarantor, and if a monetary Default or any Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. HRHI’s annual financial statements shall be accompanied by (I) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (II) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of HRHI being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a monetary Default or any Event of Default under the Loan Documents executed and delivered by, or applicable to, HRHI, and if a monetary Default or any Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(c) Borrowers will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month during the term of the Loan and on or before forty-five (45) days after the end of each calendar quarter during the term of the Loan commencing with the first quarter of 2008 and thereafter (for avoidance of doubt, the monthly reports due in any month in which the end of a calendar quarter shall occur shall be furnished on or before the date that is thirty (30) days after the end of such month and the quarterly reports due for the quarter ending in such month shall be furnished on or before the date that is forty-five (45) days following the end of such calendar quarter), the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of each Borrower and the Properties on a combined basis as well as each Property individually (subject to normal year-end adjustments) as applicable: (i) with respect to the Hotel/Casino Property, an occupancy report for the subject month; (ii) a rent roll for each Property for the subject month (or quarter, as applicable); (iii) monthly (or quarterly, as applicable) and year-to-date operating statements (including Capital Expenditures) prepared on a cash accounting and a GAAP basis, for each calendar month (or quarter, as applicable), noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), each in substantially the form attached hereto as Schedule VII (the “Cash Profit and Loss Statement”), and, within thirty (30) days following Lender’s reasonable written request, other information necessary and sufficient to fairly represent the financial position and results of operation of each Property during such period in form reasonably satisfactory to Lender, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, in each of the foregoing instances on a combined basis for all Properties; (iv) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month (or quarter, as applicable); (v) a Net Cash Flow Schedule; and (vi) a reasonably detailed schedule of complimentary food, beverages, hotel room (including any upgrades), markers and/or other amenities provided to any customers or guests of the Hotel/Casino Property. In addition, such Officer’s Certificate shall also state that the representations and warranties of each Borrower set forth in Section 4.1.30 hereof are true and correct as of the date of such certificate, that there are no trade payables outstanding for more than sixty (60) days and that there has been no change in the identity of the Independent Directors or Independent Managers of any Borrower or, if such a change has occurred the identity of any such replacement Independent Director or Independent Manager and a statement that such new Independent Director or Independent Manager satisfies the requirements with respect thereto as set forth in the definition of

“Independent Director” or “Independent Manager” herein. On or before forty-five (45) days after the end of each calendar month, Borrowers also will furnish, or cause to be furnished, to Lender, with respect to the Hotel/Casino Property, the most current Smith Travel Research Reports or a locally available equivalent, if any, identified by Lender, then available to Borrowers reflecting market penetration and relevant hotel properties competing with the Hotel/Casino Property. In addition, Borrowers shall cause Guarantors to furnish, within sixty (60) days after the end of each calendar quarter, certain financial statements in accordance with the terms of the Closing Completion Guaranty, Construction Completion Guaranty, and/or Non-Recourse Guaranty, as applicable.
(d) For each Fiscal Year during the term of the Loan, Borrowers shall deliver to Lender an Annual Budget not later than twenty (20) days prior to the commencement of such Fiscal Year.
(e) In the event that any Borrower must incur any Extraordinary Expense, then such Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, provided that Borrowers shall be permitted to obtain disbursement of funds for payment of Extraordinary Expenses prior to obtaining Lender approval thereof as and to the extent provided under the provisions of Section 2.6.2(b)(iii) and Section 2.6.2(c)(iv) (further provided that, inter alia, the same when combined with any disbursements made with respect to Pre-Opening Expenses in such calendar month do not exceed $586,000 in the aggregate) but shall be subject to the provisions of Section 2.6.2(h) and Borrowers’ obligations thereunder). Notwithstanding the foregoing, no prior approval by Lender shall be required for any Extraordinary Expense needed to be incurred immediately to prevent imminent injury to person or damage to property, provided that within three (3) Business Days thereafter Borrowers shall provide reasonably satisfactory evidence to Lender to demonstrate the imminent necessity and reasonableness of the Extraordinary Expense incurred.
(f) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that any or more Borrowers alone or any one or more Borrowers and one or more Affiliates of any Borrower collectively, or any one or more of the Properties alone or any one or more of the Properties and any one or more Related Properties collectively, will be a Significant Obligor, Borrowers shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within fifteen (15) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each calendar quarter of Borrowers, and (C) not later than one hundred twenty (120) days after the end of each calendar year of Borrowers; provided, however, that Borrowers shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrowers shall furnish to Lender financial data and/or financial statements for any tenant of any Property, but only to the extent such tenant is required to provide such financial data and/or financial statements under its Lease, if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
(g) All financial data and financial statements provided by Borrowers pursuant to Section 5.1.11(f) hereof shall be prepared in accordance with GAAP (unless otherwise specified) and shall meet the requirements of Regulation AB and all other applicable Legal Requirements. All financial statements referred to in Section 5.1.11(f) hereof shall be audited by independent accountants of Borrowers reasonably acceptable to Lender in accordance with Regulation AB and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrowers under Section 5.1.11(f) hereof shall be accompanied by an Officer’s Certificate of each Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(g).
(h) If requested by Lender, Borrowers shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other Legal Requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.
(i) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements are other than as provided herein, then notwithstanding the provisions of Sections 5.1.11(f) and (g) hereof, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.
(j) Any reports, statements or other information required to be delivered under this Section 5.1.11 shall be delivered (i) in paper form, (ii) on a compact disk or DVD, and (iii) if requested by Lender and within the capabilities of Borrowers’ data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrowers agree that Lender may disclose information regarding the Properties and Borrowers that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization.
5.1.12. Business and Operations. Borrowers will continue to engage in the businesses presently conducted by Borrowers as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties or the IP. Each Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties or the IP.
5.1.13. Title to the Properties and the IP. Borrowers will warrant and defend (a) the title to each Property, the Owned IP and any right in and under all IP Agreements with respect to Licensed IP, and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances, Permitted IP Encumbrances and the asset sales and releases permitted under this Agreement), and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and the IP Assignments, subject only to Liens permitted hereunder (including Permitted Encumbrances and Permitted IP Encumbrances), in each case against the claims of all Persons whomsoever. Borrowers shall reimburse Lender for any actual losses, actual costs, actual damages (excluding lost profits, diminution in value and other consequential damages) or reasonable expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Property or the IP, other than as permitted hereunder, is claimed by another Person.
5.1.14. Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any of its Constituent Members or an assignment by any Borrower or any of its Constituent Members for the benefit of its creditors and Lender incurs costs in connection with any such proceeding as a direct or indirect result of the Loan, then, in any of the foregoing instances, each Borrower, on behalf of itself and its successors or assigns, shall be chargeable with and shall pay all actual out-of-pocket costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or any Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein.

5.1.15. Estoppel Statement. (a) After request by Lender from time to time, but in no event more than two (2) times in any twelve (12) month period except in connection with a Securitization, Borrowers shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan and each Component, (ii) the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance, (iii) the Applicable Interest Rate of each Component, (iv) the date an installment of interest was last paid, (v) any offsets or, to the best of each Borrower’s actual knowledge, defenses to the payment of the Debt, if any, and (vi) that the Notes, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations of Borrowers and have not been modified or, if modified, giving particulars of such modification.
(b) After request by Borrowers, but in no event more than two (2) times in any twelve (12) month period, Lender shall within ten (10) Business Days furnish Borrowers with a statement, duly acknowledged and certified, stating (i) the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance, (ii) the Applicable Interest Rate of each Component, (iii) the date an installment of interest was last paid, and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.
(c) Borrowers shall use commercially reasonable efforts to deliver to Lender within thirty (30) days of receipt of written request, tenant estoppel certificates from each commercial tenant leasing space at any of the Properties, in form and substance reasonably satisfactory to Lender; provided that, except in connection with a Securitization, Borrowers shall not be required to deliver such certificates more frequently than once in any calendar year or less frequently if, and to the extent, so restricted by the terms of any Leases entered into prior to the Closing Date.
(d) Borrowers shall deliver, within ten (10) Business Days after request by Lender from time to time, estoppel certificates from First Mezzanine Borrowers, Second Mezzanine Borrowers and/or Third Mezzanine Borrowers, covering substantially the same matters as set forth in clause (a) above and any other matters reasonably requested by Lender.
5.1.16. Loan Proceeds. Borrowers used the proceeds of the Original Acquisition Loan received by them on the Closing Date only for the purposes set forth in Section 2.1.2 hereof. Borrowers have used and shall use the proceeds of the Construction Loan received by them pursuant to any Construction Loan Advances only for the purposes set forth in Section 2.1.3 hereof.
5.1.17. Performance by Borrowers. Borrowers shall, in a timely manner and in all material respects, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, any Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, any Borrower without the prior consent of Lender.

5.1.18. Confirmation of Representations. Borrowers shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrowers in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (or if any such representations are no longer accurate, providing an explanation as to the reason for such inaccuracy), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of each Borrower as of the date of the Securitization.
5.1.19. No Joint Assessment. Borrowers shall not suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from such Property, and (b) which constitutes real property with any portion of such Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.1.20. Leasing Matters. Any Major Leases with respect to any Property executed after the date hereof shall be subject to Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that renewals of any Major Lease by Borrowers initially executed prior to the Closing Date shall not require the approval of Lender if the terms of any such Lease provided for renewals at a reasonably determinable rent. Upon request, Borrowers shall furnish Lender with executed copies of all Leases. All proposed Major Leases shall be on commercially reasonable terms and no Lease shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale, provided that, with respect to Major Leases, Lender provides commercially reasonable non-disturbance language. Borrowers (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of any Property involved, except that no termination by any Borrower or acceptance of surrender by a tenant of any Major Lease will be permitted without the consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change the terms of any Major Lease in any material manner, in each of the foregoing instances, without the prior written approval of Lender, not to be unreasonably withheld. To the extent Lender’s approval is required pursuant to this Section 5.1.20, Lender shall endeavor to respond to a request for Lender’s approval within ten (10) Business Days after Borrowers’ written request therefor, delivered together with any documents or information required to be provided by Borrowers hereunder in connection with Lender’s review of the proposed Major Lease, Major Lease amendment or Major Lease termination. If the correspondence from Borrowers requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within ten (10) Business Days after receipt of Borrowers’ written request therefor together with the documents and information required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same, then Borrowers shall re-submit such proposed Major Lease, Major Lease amendment or Major Lease termination and accompanying information to Lender with a request for approval containing the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender does not respond to such second request by approving such proposed Major Lease, Major Lease amendment or Major Lease termination or stating its objection thereto within five (5) Business Days of Lender’s receipt of such second submission, Lender’s approval shall be deemed given. Notwithstanding anything to the contrary contained herein, Borrowers shall not enter into a lease of all or substantially all of any Property without Lender’s prior consent.
5.1.21. Alterations. Other than the construction of the Project, which shall be governed by the provisions of Article III hereof, Borrowers shall obtain Lender’s prior consent to any material alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on any Borrower’s financial condition, the value of the applicable Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease, (b) do not materially adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed the Alteration Threshold Amount, or (c) are performed in connection with the Restoration of a Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.21, Lender shall have fifteen (15) Business Days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender. If Lender fails to approve or disapprove the request within such fifteen (15) Business Days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrowers written notice setting forth in reasonable detail the basis for such disapproval. In no event shall Lender require any “consent fee” as a condition to any required approval. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold Amount, Borrowers shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrowers’ obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization, (D) a Letter of Credit, or (E) a completion and performance bond issued by an Approved Bank. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount and during the continuance of an Event of Default, Lender may apply such security from time to time at the option of Lender to pay for such alterations.
5.1.22. Operation of the Properties.
(a) Borrowers shall cause the Properties to be operated, in all material respects, in accordance with the applicable Management Agreement. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrowers to obtain Lender’s consent to any termination or modification of any Management Agreement, if applicable, in accordance with the terms and provisions of this Agreement), Borrowers shall promptly enter into a Replacement Management Agreement with the applicable Manager or another Qualified Manager, as applicable.
(b) Each Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement to which it is a party and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under its Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under its Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Manager under its Management Agreement in a commercially reasonable manner.
(c) Hotel/Casino Borrower shall at all times operate and maintain (or cause to be operated and maintained) the Hotel/Casino Property and the Casino Component as a hotel and casino resort in accordance with standards at least equivalent to the Comparable Hotel/Casinos. The theme of the Hotel/Casino Property and the Casino Component shall not be materially changed without the prior written consent of Lender, which consent shall not be unreasonably withheld. Hotel/Casino Borrower shall cause the Hotel/Casino Property to be at all times open for business as a hotel and the Casino Component to be open at all times for business as a casino, other than as provided under the Casino Component Lease, pursuant to Legal Requirements, temporary closures as a result of Casualty or other events outside the reasonable control of Borrowers.

5.1.23. Liquor Management at Hotel/Casino Property.
(a) Unless and until Hotel/Casino Borrower has obtained all Governmental Approvals necessary to provide all alcoholic beverage services provided at the Hotel/Casino Property as of the Closing Date, Hotel/Casino Borrower shall cause all alcoholic beverage services at the Hotel/Casino Property to be managed by a Liquor Manager in accordance with a Liquor Management Agreement and Borrowers shall use commercially reasonable best efforts to conduct and/or to cause to be conducted the alcoholic beverage services at the Hotel/Casino Property in such a manner so as to maximize Gross Income from Operations at the Properties in the aggregate. In the event that a Liquor Management Agreement expires or is terminated (without limiting any obligation of Hotel/Casino Borrower to obtain Lender’s consent to any termination or modification of any Liquor Management Agreement, if applicable, in accordance with the terms and provisions of this Agreement), Hotel/Casino Borrower shall promptly enter into a Replacement Liquor Management Agreement with the Liquor Manager or another Qualified Liquor Manager, as applicable.
(b) Hotel/Casino Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Liquor Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Liquor Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Liquor Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Liquor Manager under the Liquor Management Agreement, in a commercially reasonable manner.
(c) Upon the occurrence and during the continuance of an Event of Default, Borrowers shall, at the request of Lender, cause the Liquor Manager, if one of the Borrowers or an Affiliate of any Borrower, to continue to perform all obligations under the Liquor Management Agreement. Additionally, Borrowers shall, upon and after the foreclosure, deed in lieu of foreclosure or other similar transfer of the Hotel/Casino Property to Lender, its designee or nominee (a “Lender Successor Owner”), at the request of Lender, cause the Liquor Manager, if one of the Borrowers or an Affiliate of any Borrower, to perform all obligations under the Liquor Management Agreement for the benefit of the Lender Successor Owner and to maintain all applicable Operating Permits necessary for the performance thereof for a period not to exceed fifteen (15) months after the effective date of such transfer to the Lender Successor Owner (which period shall in all events terminate upon Lender Successor Owner’s appointment of a new liquor manager possessing all Governmental Approvals necessary to provide all alcoholic beverage services at the Hotel/Casino Property, subject to Liquor Manager’s obligation to transfer its responsibilities under the Liquor Management Agreement to such new liquor manager and to reasonably cooperate with the transition of the liquor management responsibilities from Liquor Manager to such new liquor manager), either in accordance with the terms of the Liquor Management Agreement, including, but not limited to, the obligation to deposit all revenue derived from liquor sales into an account designated by the Lender Successor Owner, or pursuant to a replacement liquor services management agreement in form and substance reasonably acceptable to Lender and such Liquor Manager; provided that (i) the

Lender Successor Owner shall be obligated to pay a then market rate liquor management fee which is reasonable and customary for similar hotel and casinos in Las Vegas, Nevada, and (ii) all other terms and arrangements shall be usual and customary for similar hotel and casinos in Las Vegas, Nevada. Notwithstanding the foregoing, at any time after the foreclosure, deed in lieu of foreclosure or other similar transfer of the Hotel/Casino Property to a Lender Successor Owner, at the option of such Lender Successor Owner exercised by written notice to the Liquor Manager, such Lender Successor Owner shall have the right to terminate the Liquor Management Agreement with any Liquor Manager without penalty or termination fee and, in connection with the foregoing, Liquor Manager shall transfer its responsibilities thereunder to a Person selected by such Lender Successor Owner in its sole discretion.
5.1.24. Gaming Operations at the Hotel/Casino Property.
(a) All gaming operations conducted at the Hotel/Casino Property shall at all times be operated by a Qualified Gaming Operator and Borrowers shall use commercially reasonable best efforts to conduct and/or to cause to be conducted the gaming operations in such a manner so as to maximize Gross Income from Operations at the Properties in the aggregate.
(b) Hotel/Casino Borrower acknowledges that Lender has the right (but not the obligation) to cure any default by Gaming Borrower under the Casino Component Lease. In furtherance of that right, Hotel/Casino Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to so cure any default under the Casino Component Lease. Additionally, subject to the Gaming Laws, Hotel/Casino Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Hotel/Casino Borrower under or with respect to the Casino Component Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable) to the extent that Hotel/Casino Borrower fails to do any of the same within five (5) Business Days following written request by Lender.
5.1.25. Intellectual Property.
(a) Each Borrower shall take all actions reasonably necessary to protect the IP, subject to, and in compliance with, applicable IP Agreements, including, without limitation, (i) maintaining all material registrations and applications with respect to any IP owned by any Borrower, (ii) maintaining and complying with the terms of all licenses necessary for the use of any IP licensed to any Borrower, (iii) expeditiously and diligently seeking to stop any acts of infringement or unfair competition with respect to the Owned IP that are brought to any Borrower’s attention, and using commercially reasonable efforts to cause HRCI or Morton, as the case may be, to diligently seek to stop any acts of infringement or unfair competition with respect to the Licensed IP that are brought to any Borrower’s attention and (iii) refraining from any act or omission that might jeopardize any Borrower’s ability to use any of the IP.
(b) Hotel/Casino Borrower shall operate the Hotel/Casino Property as a “Hard Rock” hotel unless otherwise consented to in writing by Lender and shall refrain from any act or omission, including, without limitation, any act contemplated under Section 5.1.26 hereof, that would result in, or would be reasonably likely to result in, the loss of its ability to so operate the Hotel/Casino Property as a “Hard Rock” hotel.
5.1.26. Licensing and Sublicensing of the IP.
(a) Except as set forth in Sections 5.1.26(b), (c) and (d) hereof, Borrowers shall not license any of the Owned IP or sublicense any of the Licensed IP (an “IP License”) without Lender’s consent in each instance.
(b) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the other Loan Documents, IP Borrower shall have the right, without the consent of Lender and without violating the Loan Documents, to license or sublicense, as applicable, the IP (or any portion thereof) (an “Adjacent Property IP License”) to any subsequent purchaser of all or any portion of the Adjacent Property and its successors and assigns, whether or not any such subsequent purchaser, successor or assign is an Affiliate of any Borrower or any other Restricted Party; provided that all of the following conditions shall be satisfied with respect to any such Adjacent Property IP License:
(i) IP Borrower shall notify Lender in writing of its intent to enter into such Adjacent Property IP License within five (5) days prior to the execution thereof, and within ten (10) days following the execution and delivery of such Adjacent Property IP License, shall deliver to Lender (A) a copy of the Adjacent Property IP License, and (B) an Officer’s Certificate providing a certification that such Adjacent Property IP License (1) does not and will not adversely affect any Borrower’s ownership and/or operation of, or any activities conducted on, its Property, (2) does not and will not materially diminish any Borrower’s rights to use any of the Owned IP or Licensed IP that is reasonably necessary or desirable to operate its Property as then being operated and as then contemplated to be operated in the future, and (3) does not, and is not reasonably anticipated in the future to, materially diminish the value of any Owned IP or Licensed IP;
(ii) Such Adjacent Property IP License shall be granted and used only in connection with the ownership, development and/or use of improvements and/or activities on the Adjacent Property or any portion thereof;
(iii) Such Adjacent Property IP License may be granted (A) without consideration beyond that which is paid to Adjacent Borrower in connection with the sale of the applicable portion of the Adjacent Property and/or (B) on a royalty free basis; provided, however, that, notwithstanding the foregoing, any consideration and/or royalties that is/are paid to IP Borrower in connection with such Adjacent Property IP License shall constitute Gross Income from Operations for all purposes under this Agreement and the other Loan Documents and shall be deposited directly into the Lockbox Account within one (1) Business Day following receipt by IP Borrower from time to time;
(iv) Such Adjacent Property IP License shall not violate or result in a violation of Section 5.1.25(b) hereof; and
(v) Such Adjacent Property IP License shall not adversely affect Lender’s Liens and security interests in the Owned IP and Licensed IP, all of which shall remain in full force and effect and, at Lender’s request in its sole discretion, IP Borrower shall collaterally assign to Lender such Adjacent Property IP License pursuant to a security agreement reasonably satisfactory to Lender and IP Borrower in form and substance.
(c) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the other Loan Documents, IP Borrower shall have the right, without the consent of Lender and without violating the Loan Documents, to license or sublicense, as applicable, the IP (or any portion thereof) to any bonafide third party who is not an Affiliate of any Borrower or any other Restricted Party (a “Third Party IP License”); provided that all of the following conditions shall be satisfied with respect to any such Third Party IP License:
(i) IP Borrower shall notify Lender in writing of its intent to enter into such proposed Third Party IP License within five (5) days prior to the execution thereof, and within ten (10) days following the execution and delivery of such Third Party IP License, shall deliver to Lender (A) a copy of the proposed Third Party IP License, and (B) an Officer’s Certificate providing a certification that (1) as of the date of such notice, no monetary Default, monetary First Mezzanine Default, monetary Second Mezzanine Default or monetary Third Mezzanine Default, and no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default, shall have occurred and be continuing, (2) the proposed licensee or sublicensee, as applicable, is a bonafide third party who is not an Affiliate of any Borrower or any other Restricted Party, (3) the total consideration paid and to be paid under such proposed Third Party IP License, (4) other than the proposed Third Party IP License, there are no other written or oral agreements between any Borrower or any other Restricted Party or any Affiliate of any thereof, on the one hand, and the proposed licensee or sublicensee, as applicable, on the other hand, relating to such proposed Third Party IP License or the IP covered thereunder, (5) the proposed Third Party IP License does not and will not adversely affect any Borrower’s ownership and/or operation of, or any activities conducted on, its Property, (6) the proposed Third Party IP License does not and will not materially diminish any Borrower’s rights to use any of the Owned IP or Licensed IP that is reasonably necessary or desirable to operate its Property as then being operated and as then contemplated to be operated in the future, and (7) the proposed Third Party IP License does not, and is not reasonably anticipated in the future to, materially diminish the value of any Owned IP or Licensed IP;
(ii) Such proposed Third Party IP License shall, without limitation, (A) be on arm’s-length, market terms, (B) require cash consideration only, (C) prohibit any material amendment thereof without Lender’s prior reasonable approval, other than any amendment that does not violate any of the requirements of this Section 5.1.26(c)(ii), (D) prohibit the assignment or sub-licensing thereof without Lender’s prior reasonable approval, other than an assignment to a bonafide third party who is not an Affiliate of any Borrower or any other Restricted Party, and (E) require the proposed licensee or sublicensee, as applicable, to deposit all consideration payable thereunder or otherwise in connection therewith from time to time directly into the Lockbox Account;
(iii) All consideration and/or royalties that is/are paid under or otherwise in connection with such Third Party IP License shall constitute Gross Income from Operations for all purposes under this Agreement and the other Loan Documents and, if notwithstanding the provisions of the foregoing Section 5.1.26(c)(ii)(E) hereof, any Borrower shall receive any such consideration and/or royalties, the same shall be deposited directly in the Lockbox Account within one (1) Business Day following receipt by any Borrower from time to time;
(iv) Such Third Party IP License shall not violate or result in a violation of Section 5.1.25(b) hereof;
(v) Without limiting the generality of the foregoing, such Third Party IP License shall in no event prohibit or limit in any manner the use of the “Hard Rock” name in connection with the operation of the Hotel/Casino Property or any other Property;
(vi) Such Third Party IP License shall not adversely effect Lender’s Liens and security interests in the Owned IP and Licensed IP, all of which shall remain in full force and effect and, at Lender’s request in its sole discretion, IP Borrower shall collaterally assign to Lender such Third Party IP License pursuant to a security agreement reasonably satisfactory to Lender and IP Borrower in form and substance; and
(vii) On the date of the full execution and delivery of such Third Party IP License, no monetary Default, monetary First Mezzanine Default, monetary Second Mezzanine Default or monetary Third Mezzanine Default, and no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default, shall have occurred and be continuing.
(d) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or the other Loan Documents, IP Borrower shall have the right to license or sublicense, as applicable, the IP (or any portion thereof) to an Affiliate of any Borrower or any other Restricted Party (an “Affiliate IP License”); provided that (i) all of the conditions set forth in Section 5.1.26(c) hereof shall be satisfied with respect to any such Affiliate IP License, other than the condition set forth in Section 5.1.26(c)(i)(2) hereof, and (ii) such Affiliate IP License shall have been approved in writing by Lender, which approval shall not be unreasonably withheld.
(e) With respect to any IP License, Adjacent Property IP License, Third Party IP License or Affiliate IP License permitted hereunder, upon satisfaction of such conditions as Lender shall impose with respect to its consent to any IP License, or upon satisfaction of the conditions set forth in Section 5.1.26(b) hereof with respect to any Adjacent Property IP License, or upon satisfaction of the conditions set forth in Section 5.1.26(c) hereof with respect to any Third Party IP License, or upon satisfaction of the conditions set forth in Section 5.1.26(d) hereof with respect to any Affiliate IP License, Lender, at the sole cost and expense of Borrowers, shall execute and deliver to Borrowers (for the benefit of the licensee or sublicensee, as applicable, under such IP License, Adjacent Property IP License, Third Party IP License or Affiliate IP License, as applicable), provided that Borrowers cause the applicable licensee or sublicensee, as applicable, to also execute and deliver, a customary and mutually acceptable non-disturbance and attornment agreement as reasonably requested by IP Borrower.
Section 5.2. Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrowers under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.1. Operation of the Properties; Liquor Management.
(a) Borrowers shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) subject to Section 9.5.1 hereof, surrender, terminate or cancel any Management Agreement; provided, that Borrowers may, without Lender’s consent, replace any Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect.
(b) Following the occurrence and during the continuance of an Event of Default, Borrowers shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
(c) Hotel/Casino Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) subject to Section 9.5.2 hereof, surrender, terminate or cancel any Liquor Management Agreement; provided, that Hotel/Casino Borrower may, without Lender’s consent, replace the Liquor Manager so long as the replacement liquor manager is a Qualified Liquor Manager pursuant to a Replacement Liquor Management Agreement; (ii) reduce or consent to the reduction of the term of the Liquor Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Liquor Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Liquor Management Agreement in any material respect.
(d) Following the occurrence and during the continuance of an Event of Default, Hotel/Casino Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Liquor Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
5.2.2. Liens. No Borrower shall create, incur, assume or suffer to exist any Lien on any portion of any Property or the IP or knowingly permit any such action to be taken, except: (i) Permitted Encumbrances and Permitted IP Encumbrances; (ii) Liens created by or permitted pursuant to the Loan Documents; and (iii) Liens for Taxes or Other Charges not yet delinquent.
5.2.3. Dissolution. No Borrower shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of its Property or the IP, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate (i) its organizational documents in any material respect or in any respect with regard to the provisions concerning any Borrower’s status as a Special Purpose Entity, or (ii) its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender. In connection with the foregoing, Lender hereby acknowledges its consent to the amendments to the organizational documents of each Borrower that were submitted to Lender in connection with the creation of Third Mezzanine Borrower.
5.2.4. Change in Business. No Borrower shall enter into any line of business other than the ownership and operation of its Property or the IP, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in a material manner in activities other than the continuance of its present business.
5.2.5. Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.
5.2.6. Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender not to be unreasonably withheld.
5.2.7. Removal of FF&E. Except in the ordinary course of business, no Borrower shall remove or transfer any material article of FF&E or other personal property owned by any Borrower used in the operation of any Property unless the same is replaced with substantially similar FF&E or is obsolete, without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Lender’s prior written approval is required pursuant to this Section 5.2.7, Lender shall endeavor to respond to a request for Lender’s approval within five (5) Business Days after Borrowers’ written request therefor, delivered together with any documents or information required to be provided by Borrowers hereunder in connection with Lender’s review of the proposed action or matter. Lender’s approval of any action or matter requiring Lender’s consent under this Section 5.2.7 shall be deemed to have been given if (i) a request for approval, together with any documents or information required to be provided by Borrowers hereunder in connection with Lender’s review of the proposed action or matter, is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL AND IF LENDER DOES NOT RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, BORROWERS MAY DELIVER A DEEMED APPROVAL NOTICE”, and Lender does not respond by approving such proposed action or matter or stating in reasonable detail its objections to such proposed action or matter within five (5) Business Days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed action or matter within the time period set forth in the foregoing clause (i), Borrowers shall re-submit such request to Lender in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS”, and Lender does not respond to such second submission by approving such proposed action or matter or stating in reasonable detail its objection thereto within five (5) Business Days of Lender’s receipt of such second submission.
5.2.8. Principal Place of Business and Organization. No Borrower shall change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. No Borrower shall change the place of its organization as set forth in Section 4.1.28 hereof without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrowers shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties and/or the IP as a result of such change of principal place of business or place of organization.
5.2.9. ERISA. (a) Assuming that Lender is not, and is not lending the assets of, an “employee benefit plan” as defined in Section 3(3) of ERISA, no Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b) Each Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) such Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) none of the assets of such Borrower constitute “plan assets” within the meaning of Section 3(3) of ERISA for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
(A) Equity interests in such Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);
(B) Less than twenty five percent (25%) of each outstanding class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or
(C) Such Borrower qualifies as an “operating company”, a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c), (d) or (e).

5.2.10. Transfers. (a) Borrowers acknowledge that Lender has examined and relied on the experience of Borrowers and their general partners, members, principals and (if any Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Properties and in owning intellectual property such as the IP, in agreeing to make the Loan, and will continue to rely on Borrowers’ ownership of the Properties and the IP as a means of maintaining the value of the Properties and the IP as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrowers acknowledge that Lender has a valid interest in maintaining the value of the Properties and the IP so as to ensure that, should Borrowers default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties and the IP.
Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrowers shall not, and shall not permit any Transfer Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, license, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Property or any part thereof or any legal or beneficial interest therein or any IP or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any interest in any Transfer Restricted Party (any of the actions in the foregoing clauses (i) or (ii), a “Transfer”), other than, notwithstanding anything to the contrary contained in this Section 5.2.10, (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, (B) the pledge of the membership interests in each Borrower as collateral for the First Mezzanine Loan and, if applicable, the exercise of remedies by First Mezzanine Lender, including, without limitation, any Transfer of all or a portion of such membership interests in connection with a foreclosure, strict foreclosure, public or private sale or transfer in lieu of foreclosure under the First Mezzanine Loan Documents, provided that any such exercise of remedies is performed in accordance with and subject to the conditions and restrictions set forth in the Intercreditor Agreement and as a condition precedent to any foreclosure, strict foreclosure, public or private sale or transfer in lieu of foreclosure of such membership interests the First Mezzanine Lender shall pay to Lender a transfer fee in an amount equal to 1.00% of the sum of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance, (C) the pledge of the membership interests in each First Mezzanine Borrower as collateral for the Second Mezzanine Loan and, if applicable, the exercise of remedies by Second Mezzanine Lender, including, without limitation, any Transfer of all or a portion of such membership interests in connection with a foreclosure, strict foreclosure, public or private sale or transfer in lieu of foreclosure under the Second Mezzanine Loan Documents, provided that any such exercise of remedies is performed in accordance with and subject to the conditions and restrictions set forth in the Intercreditor Agreement and as a condition precedent to any foreclosure, strict foreclosure, public or private sale or transfer in lieu of foreclosure of such membership interests the Second Mezzanine Lender shall pay to Lender a transfer fee in an amount equal to 1.00% of the sum of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance, (D) the pledge of the membership interests in each Second Mezzanine Borrower as collateral for the Third Mezzanine Loan and, if applicable, the exercise of remedies by Third Mezzanine Lender, including, without limitation, any Transfer of all or a portion of such membership interests in connection with a foreclosure, strict foreclosure, public or private sale or transfer in lieu of foreclosure under the

Third Mezzanine Loan Documents, provided that any such exercise of remedies is performed in accordance with and subject to the conditions and restrictions set forth in the Intercreditor Agreement and as a condition precedent to any foreclosure, strict foreclosure, public or private sale or transfer in lieu of foreclosure of such membership interests the Third Mezzanine Lender shall pay to Lender a transfer fee in an amount equal to 1.00% of the sum of the Reduced Acquisition Loan Outstanding Principal Balance and the Construction Loan Outstanding Principal Balance, (E) any Release Parcel Sale or an IP Sale, in each instance in accordance with the applicable provisions of Section 2.5 hereof, (F) Intentionally Deleted, (G) any IP License or Adjacent Property IP License granted in accordance with the provisions of Section 5.1.26 hereof, (H) Permitted Encumbrances and Permitted IP Encumbrances, (I) the issuance of new stock in, the merger or consolidation of, and/or the Sale or Pledge of the stock in, any Publicly Traded Entity who owns a direct or indirect ownership interest in any Transfer Restricted Party, (J) the transfer of indirect ownership interests in any Borrower(s) in order to create one or more new mezzanine borrowers for any New Mezzanine Loan as contemplated hereunder, including, without limitation, the transfers of ownership interests which were necessary to create Third Mezzanine Borrowers and the admission of a new member in each of the Second Mezzanine Borrowers in connection with the creation of the Third Mezzanine Borrowers, and (K) the transfer by deed of any applicable Partial Release Parcel to a Subsidiary Transferee and the subsequent transfer of all of the membership interests held by Adjacent Borrower in such Subsidiary Transferee, in each instance in accordance with Section 2.5.1(f) hereof, as applicable; provided, however, that in the case of each of the foregoing clauses (A) — (K), such Transfer shall only be permitted hereunder if it does not violate any Legal Requirements, including specifically, but without limitation, any Gaming Laws, or suspend or terminate any liquor license applicable to a Property.
(b) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein any Borrower agrees to sell a Property or any part thereof or the IP or any part thereof for a price to be paid in installments; (ii) an agreement by any Borrower leasing all or a substantial part of a Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, any Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Transfer Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Transfer Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation, admission or addition of a general partner or the Sale or Pledge of the general partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Transfer Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation, admission or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing or managing membership interests or the creation or issuance of new non-managing or managing membership interests; (vi) if a Transfer Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Transfer Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of any Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.
(c) Notwithstanding the provisions of this Section 5.2.10, so long as the following Transfers do not violate any Legal Requirements in any instance, including specifically, but without limitation, any Gaming Laws, or cause or otherwise result in the suspension, termination and/or revocation of any Gaming License, the Casino Component Lease or any liquor license applicable to a Property, as applicable, the following Transfers may occur without the consent of Lender or the payment of any transfer or other fee, excluding, however, any Transfer of (i) any direct interest in any Borrower for so long as the First Mezzanine Loan, the Second Mezzanine Loan or the Third Mezzanine Loan is outstanding, and/or (ii) any direct interest in any First Mezzanine Borrower for so long as the Second Mezzanine Loan or the Third Mezzanine Loan is outstanding, and/or (iii) any direct interest in any Second Mezzanine Borrower for so long as the Third Mezzanine Loan is outstanding:
(A) the Transfer of any direct or indirect interest in any Transfer Restricted Party, provided that (1) no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default has occurred and is continuing, (2)(y) one or both Guarantors continue to Control, directly or indirectly, each Borrower and HRHI, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in each Borrower and in HRHI, (3) Lender receives (y) at least ten (10) days prior written notice of any such voluntary Transfer and copies of the documents transferring such interest, or (z) written notice of any such involuntary Transfer and copies of the documents transferring such interest within thirty (30) days following such involuntary Transfer, (4) if after such Transfer any Person and its Affiliates collectively would own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of any Borrower and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of any Borrower, Lender shall have received, prior to such Transfer, an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (5) Borrowers deliver to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Transfer;
(B) the Transfer of any direct or indirect interest in any Transfer Restricted Party to any other Person who is, as of the Closing Date, a holder of any direct or indirect interest in any Transfer Restricted Party, provided that (1) no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of

Default has occurred and is continuing, (2)(y) one or both Guarantors continue to Control, directly or indirectly, each Borrower and HRHI, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in each Borrower and in HRHI, (3) Lender receives (y) at least ten (10) days prior written notice of any such voluntary Transfer and copies of the documents transferring such interest, or (z) written notice of any such involuntary Transfer and copies of the documents transferring such interest within thirty (30) days following such involuntary Transfer, and (4) Borrowers deliver to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Transfer;
(C) the Transfer of any direct or indirect interest in any Transfer Restricted Party by inheritance, devise, bequest or operation of law upon the death of a natural person who owned such interest, provided that (1) such Transfer is to a non-minor member of the immediate family of the deceased holder of such interest or a trust established for the benefit of one or more members of the immediate family of the deceased holder of such interest, (2)(y) one or both Guarantors continue to Control, directly or indirectly, each Borrower and HRHI, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in each Borrower and in HRHI, (3) such Transfer shall not result in a change of Control of the day-to-day operations of any of the Properties, (4) Lender receives written notice of such Transfer and copies of the documents transferring such interest not later than thirty (30) days following such Transfer, (5) the legal and financial structure of each Borrower and the other Transfer Restricted Parties, and the single purpose nature and bankruptcy remoteness of each Borrower and the other Transfer Restricted Parties, after such Transfer shall satisfy the applicable provisions of the Loan Documents, including, without limitation, Section 4.1.30 hereof, (6) if after such Transfer any Person and its Affiliates would collectively own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of any Borrower and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of any Borrower, Lender shall have received an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (7) Borrowers deliver to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Transfer; and

(D) (1) the merger or consolidation of any Guarantor or any Constituent Member of any Guarantor with or into any other Person, (2) the sale of any Guarantor or substantially all of any Guarantor’s assets to any other Person, or (3) the issuance of new stock or limited partnership or membership interests in, and/or the Sale or Pledge of stock, limited partnership or membership interests in, any Guarantor or any Constituent Member thereof (any of the occurrences in the foregoing clauses (1), (2) or (3), a “Guarantor Transfer”); provided, that, in each of the foregoing instances, whether or not the applicable Guarantor or the applicable Constituent Member of a Guarantor is or is not a Publicly Traded Company, (I) after giving effect to such Guarantor Transfer, when viewed both individually and together with any prior Guarantor Transfers, (y) the Guarantors, collectively, shall continue to satisfy the Net Worth Requirements, and (z) at least one of the Guarantors shall be a Qualified Real Estate Guarantor, (II) except if the applicable Guarantor or the applicable Constituent Member of a Guarantor is a Publicly Traded Company, Lender receives at least ten (10) days prior written notice of any such Guarantor Transfer, (III) if after such Guarantor Transfer any Person and its Affiliates collectively would own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of any Borrower and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of any Borrower, Lender shall have received, prior to such Guarantor Transfer, an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Guarantor Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (IV) Borrowers deliver to Lender a copy of any consents or approvals required by any Governmental Authority, including specifically, but without limitation, any Gaming Authority, in connection with such Guarantor Transfer.
(d) With respect to any Transfer permitted under this Section 5.2.10 or otherwise consented to by Lender, Borrower shall pay all fees and expenses incurred by Lender in connection with such Transfer, including, without limitation, the cost of any third party reports, reasonable legal fees and expenses, Rating Agency fees and expenses and required legal opinions.
(e) Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, Borrowers expressly acknowledge and agree, on behalf of themselves and the other Transfer Restricted Parties, that any Transfer or Guarantor Transfer stated to be permitted hereunder or thereunder shall only be permitted if it does not violate any Legal Requirements, including specifically, but without limitation, any Gaming Laws.

5.2.11. Morton Indemnification and PWR/RWB Escrow Agreement. Borrowers shall not do, and Borrowers shall not permit any Affiliate to do, any of the following, in each instance without the prior approval of Lender, which approval shall not be unreasonably withheld: (a) modify, amend, waive any right under, or terminate the Morton Indemnification or the PWR/RWB Escrow Agreement, other than any ministerial, non-monetary amendment or modification; (b) make any claim or otherwise exercise any rights or remedies under the Morton Indemnification or the PWR/RWB Escrow Agreement; or (c) other than the funds released on the Closing Date pursuant to the express terms of the PWR/RWB Escrow Agreement, cause any funds escrowed under the PWR/RWB Escrow Agreement to be used for any purpose other than the satisfaction of indemnification claims pursuant to the Morton Indemnification until such time as the Morton Indemnification shall expire by its terms. Subject to Lender’s reasonable approval, Borrowers shall diligently pursue their rights and remedies under the Morton Indemnification and the PWR/RWB Escrow Agreement, and following the occurrence and during the continuance of an Event of Default, Lender shall have the right to pursue the same on behalf of, and in the name of, any Borrower, and each Borrower hereby appoints Lender its attorney-in-fact, coupled with an interest, to pursue the same.
5.2.12. Distributions to Affiliates. Other than (a) the fees and expense reimbursements payable to any Affiliated Manager pursuant to any Management Agreement reasonably approved by Lender and (b) any monitoring fee due and payable to the DLJMB Parties pursuant to the limited liability company agreement of HR Holdings, no Borrower shall make any distributions to, or otherwise pay any dividends or make any payments to, any Restricted Party, which payments to Affiliated Managers and/or the DLJMB Parties, as and to the extent permitted hereunder, may only be made when no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default and/or Third Mezzanine Event of Default shall have occurred and be continuing and only under the circumstances and up to the limitations specifically provided under Section 7.6.2 and Section 7.6.3 hereof.
ARTICLE VI.
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 6.1. Insurance. (a) Borrowers shall obtain and maintain, or cause to be maintained, insurance for each Borrower and each Property providing at least the following coverages:
(i) comprehensive all risk insurance on the Improvements and the Personal Property (including any Stored Materials) (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an Agreed Amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000) for all such insurance coverage except that the deductible for earthquake or windstorm insurance shall not exceed five percent (5%) of the total value of the Properties and the deductible for flood insurance shall not exceed Two Hundred Fifty Thousand Dollars

($250,000); and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any of the Properties shall at any time constitute legal non-conforming structures or uses. In addition, Borrowers shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Aggregate Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall reasonably require; (y) earthquake insurance in a reasonable amount based on the maximum probable loss and in form and substance reasonably satisfactory to Lender in the event any Property is located in an area with a high degree of seismic activity; and (z) windstorm insurance in amounts and in form and substance reasonably satisfactory to Lender in the event windstorm coverage is excluded from the all risk insurance coverage required under this subsection (i), provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million Dollars ($2,000,000) in the aggregate and One Million Dollars ($1,000,000) per occurrence, with a deductible not to exceed One Hundred Thousand Dollars ($100,000) (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available; (6) owner’s and contractor’s protective liability prior to the commencement and during the performance of any portion of the Initial Renovations and/or the Project; (7) owner’s contingent general liability prior to the commencement and during the performance of any portion of the Initial Renovations and/or the Project; and (8) dram shop coverage;
(iii) rental loss and/or business income interruption insurance (A) with Lender named as loss payee; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property with respect to the applicable Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that such Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations from each Property for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrowers’ reasonable estimate of the Gross Income from Operations from each Property for the succeeding eighteen (18) month period. Provided that (y) no Event of Default shall have occurred and be continuing, and (z) Lender has not elected (to the extent Lender has the right to so elect under Section 6.4 hereof) to apply the Net Proceeds arising from the Casualty giving rise to insurance proceeds under this Section 6.1(a)(iii) to the Obligations in accordance with Section 6.4 hereof, all proceeds payable to Lender under this Section 6.1(a)(iii) shall be deposited in the Cash Management Account and applied in the manner set forth in Section 2.6.2(b) or 2.6.2(c) hereof, as applicable, it being expressly acknowledged and agreed by Borrowers that in the event that the circumstances in the foregoing clause (y) and/or (z) have occurred (and, in the case of the foregoing clause (y), are continuing), Lender shall apply all proceeds payable to Lender under this Section 6.1(a)(iii) in accordance with the provisions of Section 2.4.3(c) hereof (and with respect to the determination of the Exit Fee payable in connection therewith, Section 2.8 hereof). Notwithstanding the foregoing, nothing herein contained shall be deemed to relieve Borrowers of their obligations to pay the Obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements on the applicable Property, including, without limitation, construction of the Initial Renovations and/or the Project, and only if the property coverage form does not otherwise apply, (A) contractor’s liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an Agreed Amount endorsement waiving co-insurance provisions;
(v) worker’s compensation insurance with respect to any employees at any of the Properties, as required by any Governmental Authority or Legal Requirement, and employers practice liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence with a deductible not to exceed $350,000;
(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii) umbrella liability insurance in an amount not less than Two Hundred Sixty Million Dollars ($260,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000);

(ix) if a Property is or becomes a legal “non conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of such Property and the increased cost of construction in amounts as reasonably requested by Lender;
(x) the commercial property, liability and business income insurance required under Sections 6.1(a)(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrowers shall maintain commercial property, liability and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii) and (iii) above at all times during the term of the Loan (collectively, the “Terrorism Insurance”); provided, however, that Borrowers shall only be required to maintain Terrorism Insurance in the amount (the “Terrorism Cap”) that may be purchased by Borrowers at a cost not to exceed (A) $1,300,000.00 per year until such time as Borrowers are required to carry so-called builder’s risk coverage with respect to construction of the Project pursuant to the terms of this Agreement, and (B) $3,900,000.00 per year at all times following such time as Borrowers are required to carry so-called builder’s risk coverage with respect to construction of the Project pursuant to the terms of this Agreement;
(xi) crime coverage in an amount not less than (A) Two Million and No/100 Dollars ($2,000,000) until Substantial Completion of the Project (if the same shall ever occur), and (B) Twenty-Five Million and No/100 Dollars ($25,000,000) from and after Substantial Completion of the Project (if the same shall ever occur), to protect against employee dishonesty, on- and off- premises money, securities, computer and credit card fraud, robbery and safe burglary; and
(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the applicable Property located in or around the region in which such Property is located.
(b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender. Lender’s approval of any insurance shall be deemed to have been given if (i) a request for approval, together with a copy of the applicable proposed insurance and any other documents and information reasonably requested by Lender in writing in order to adequately review the same, is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL AND IF LENDER DOES NOT RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN EIGHT (8) DAYS, BORROWERS MAY DELIVER A DEEMED APPROVAL NOTICE”, and Lender does not respond by approving such proposed insurance or stating in reasonable detail its objections to such proposed insurance within eight (8) days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed insurance within the time period set forth in the foregoing clause (i), Borrowers shall re-submit such request to Lender in a written notice that states clearly (in 14-

point type or larger): “THIS IS A REQUEST FOR APPROVAL. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN SEVEN (7) DAYS”, and Lender does not respond to such second submission by approving such proposed insurance or stating in reasonable detail its objection thereto within seven (7) days of Lender’s receipt of such second submission. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of (i) “A-” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if they are rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency; (ii) if there are more than one, but less than five, insurance companies collectively issuing the Policies, (y) seventy-five percent (75%) or more of the insured amount shall have a claims paying ability rating of “A” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, and (z) the remaining twenty-five percent (25%) (or lesser remaining amount) of which shall have a claims paying ability rating of “BBB” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, or (iii) if there are five or more insurance companies collectively issuing the Policies, (y) sixty percent (60%) or more of the insured amount shall have a claims paying ability rating of “A” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, and (z) the remaining forty percent (40%) (or lesser remaining amount) of which shall have a claims paying ability rating of “BBB” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, and shall also have a rating of “A X” or better by AM Best’s. The Policies described in Section 6.1(a) hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies reasonably satisfactory to Lender and accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrowers to Lender.
(c) Any blanket insurance Policy shall substantially fulfill the requirements contained herein and shall otherwise provide the same protection as would a separate Policy insuring only each Property in compliance with the provisions of Section 6.1(a) hereof, and shall only be permitted so long as no Event of Default has occurred and is continuing.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v) hereof, shall name the applicable Borrower(s) as the insured and Lender as an additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e) All property Policies provided for in Section 6.1 hereof shall contain clauses or endorsements to the effect that:
(i) no act or negligence of any Borrower, or anyone acting for any Borrower, or of any tenant or other occupant (including, without limitation, HRHI with respect to the Hotel/Casino Property), or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender;
(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to their expiration; and
(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, upon two (2) Business Days’ written notice to Borrowers, to take such reasonable action as Lender deems necessary to protect its interest in any of the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Lender within ten (10) days after demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate from the date of demand.
(g) Notwithstanding anything to the contrary set forth herein, proof of all property coverages required under Section 6.1(a) hereof shall be on an Acord 28 Evidence of Property Form (2003/10 version) or on such other binding form as is then generally used or is otherwise reasonably acceptable to Lender.
(h) Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, Lender agrees that by funding the Original Acquisition Loan on the Closing Date, the existing Policies and coverages covering the Properties as of the Closing Date are satisfactory to Lender in all respects and are deemed to fully comply with the requirements of this Agreement and the other Loan Documents as of the Closing Date; provided, however, that the foregoing shall not prevent Lender from insisting upon strict compliance with the requirements of this Section 6.1 with respect to any future Policies or coverage.

Section 6.2. Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration so that such Property resembles, as nearly as possible, the condition such Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (to the extent such alterations are of a type that would require Lender’s approval under Section 5.1.21 hereof) and otherwise in accordance with Section 6.4 hereof, provided, that if (A) Lender is obligated to make Net Proceeds available to Borrowers for purposes of Restoration in accordance with Section 6.4 hereof, (B) Lender has received such Net Proceeds, and (C) Lender has not made such Net Proceeds available to Borrowers, then Borrowers shall not be required to repair and restore such Property unless and until such Net Proceeds are made available to Borrowers. It is expressly understood, however, that Borrowers shall not be obligated to restore such Property to the precise condition of such Property prior to such Casualty provided such Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by any Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold and the applicable Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation. In the event of a Casualty in which the Net Proceeds and the costs of completing the Restoration are each less than the Restoration Threshold, Borrowers may settle and adjust such claim without Lender’s consent or participation.
Section 6.3. Condemnation. Borrowers shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Property or any part thereof and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings with respect to any Condemnation in which Borrowers’ reasonable estimate (based on any statement of value submitted to the condemning authority or any other reasonable evidence in Lender’s reasonable judgment) of the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, and the applicable Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrowers shall, at their expense, diligently prosecute any such proceedings, and shall, to the extent required hereunder, consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Debt at the time and in the manner provided for its payment in the Notes and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt in accordance with the provisions of Section 2.4.3(c) hereof (and with respect to the determination of the Exit Fee payable in connection therewith, Section 2.8 hereof). Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Property or any portion thereof is taken by a condemning authority, Borrowers shall promptly commence and diligently prosecute the Restoration of the applicable Property and otherwise comply with the provisions of Section 6.4 hereof, provided, that if (A) Lender is obligated to make Net Proceeds available to Borrowers for purposes of Restoration in accordance with Section 6.4 hereof, (B) Lender has received such Net Proceeds, and (C) Lender has not made such Net Proceeds available to Borrowers, then Borrowers shall not be obligated to repair and restore such Property unless and until such Net Proceeds are made available to Borrowers. If such Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on either of the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt (and all components thereof, including, without limitation, the Exit Fee).
Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of any Property:
(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, provided that no Event of Default shall have occurred and be continuing, the Net Proceeds will be disbursed by Lender to the Borrower owning such Property upon receipt and Borrowers shall diligently proceed to Restore the applicable Property.
(b) If (i) the Net Proceeds shall be equal to or greater than the Restoration Threshold and/or the costs of completing the Restoration shall be equal to or greater than the Restoration Threshold, but (ii) the Net Proceeds shall be less than the Restoration Value Threshold, provided that no Event of Default shall have occurred and be continuing, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration of the applicable Property in accordance with the provisions of this Section 6.4, provided that the conditions set forth in Section 6.4(c)(i)(A), (B), (D), (F), (G) and (H) hereof are met.
(c) If (i) the Net Proceeds shall be equal to or greater than the Restoration Threshold and/or the costs of completing the Restoration shall be equal to or greater than the Restoration Threshold, and (ii) the Net Proceeds shall equal or exceed the Restoration Value Threshold, the Net Proceeds shall be held by Lender and Lender shall have the right, in its sole discretion, to (A) apply the Net Proceeds to the Debt in accordance with the provisions of Section 6.4(d) hereof, or (B) make the Net Proceeds available for the Restoration of such Property in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Agreement shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Sections 6.1(a)(i), (iv), (vi), (ix) and (x) hereof as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) Subject to the provisions of Section 6.4(a) above, the Net Proceeds shall be made available to the applicable Borrower for Restoration of its Property upon the approval of Lender in its reasonable discretion that the following conditions are met:
(A) no Event of Default shall have occurred and be continuing;
(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on such Property has been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting such Property is taken, and such land is located along the perimeter or periphery of such Property, and no portion of the Improvements is located on such land;
(C) Intentionally Deleted;
(D) the applicable Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs, (subject to Excusable Delay and delays in the claims adjustments process outside the control of Borrowers)) and shall diligently pursue the same to satisfactory completion;
(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to such Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the aggregate amount of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii) hereof, if applicable, and (3) other funds of Borrowers;
(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date (as may be extended), (2) with respect to the Hotel/Casino Property, the earliest date required for such completion under the terms of the Casino Component Lease, (3) such time as may be required under applicable Legal Requirements, or (4) the expiration of the insured period provided by the insurance coverage referred to in Section 6.1(a)(iii) hereof;
(G) such Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;
(H) the Restoration shall be done and completed by the applicable Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to any portion of such Property or the related Improvements;
(J) Lender shall be satisfied that the Debt Yield, after giving effect to the Restoration, shall be equal to or greater than the Debt Yield immediately prior to such Casualty or Condemnation, as applicable, calculated based on the most recent financial statements delivered to Lender pursuant to Section 5.1.11 hereof prior to such Casualty or Condemnation;
(K) Lender shall be satisfied that the Loan-to-Value Ratio, after giving effect to the Restoration, shall be equal to or less than the Loan-to-Value-Ratio immediately prior to such Casualty or Condemnation;
(L) the applicable Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by such Borrower’s architect or engineer stating the entire cost of completing the Restoration of such Property, which budget shall be reasonably acceptable to Lender; and
(M) the Net Proceeds together with any cash or cash equivalent deposited by Borrowers with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration of such Property.
(ii) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, the Net Proceeds shall be paid directly to Lender and shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(c), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, the applicable Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company, except for any Lien then being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage.
(iii) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, all plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $750,000, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrowers.
(iv) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, in no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall be reduced to five percent (5%) of the costs incurred for work upon receipt by Lender of reasonably satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(c), be less than the amount actually held back by the applicable Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(c) and that all approvals necessary to permit the re-occupancy and use of the affected Property have been obtained from all appropriate Governmental Authorities and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, such contractor, subcontractor or materialman delivers the lien waivers (if the value of the applicable contract exceeds $175,000.00) and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company, and Lender receives an endorsement to the applicable Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to such contractor, subcontractor or materialman.
(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, if at any time the Net Proceeds or the undisbursed balance thereof shall not, in the good faith opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(c) shall constitute additional security for the Debt and the Other Obligations.
(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(c), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be applied by Lender to repayment of the Debt in accordance with Section 2.4.3(c) hereof (with the determination of the Exit Fee payable in connection therewith being determined in accordance with the provisions of Section 2.8 hereof).
(d) All Net Proceeds not required to be made available for the Restoration may be retained and applied by Lender in accordance with Section 2.4.3(c) hereof (with the determination of the Exit Fee payable in connection therewith being determined in accordance with the provisions of Section 2.8 hereof). Notwithstanding anything to the contrary contained herein, if Lender is obligated under this Agreement to disburse the Net Proceeds to Borrowers for Restoration, and if Lender fails to do so, then any obligation of Borrowers to restore or repair such Property under the Loan Documents shall not apply until such Net Proceeds have been disbursed to Borrowers.
(e) In the event of foreclosure of the Mortgage with respect to any Property, or other transfer of title to any Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrowers in and to the Policies that are not blanket Policies then in force concerning such Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
ARTICLE VII.
RESERVE FUNDS
Section 7.1. Working Capital Reserve Fund.
7.1.1. Deposits to Working Capital Reserve Account. As of the date hereof, Borrowers have deposited with Lender the amount of $7,000,000 to be held by Lender as additional collateral for the Loan and to be applied at Borrowers’ direction in accordance with the terms of this Section 7.1. Additionally, from time to time during the term of the Loan, pursuant to Sections 2.6.2(b)(xv), 2.6.2(c)(xv) and/or 7.4.3, certain additional amounts may be deposited with Lender with respect to working capital. All amounts so deposited with respect to working capital with Lender shall hereinafter be referred to as the “Working Capital Reserve Fund” and the account in which such amount is held shall hereinafter be referred to as the “Working Capital Reserve Account”.

7.1.2. Withdrawals from Working Capital Reserve Account. Provided that no Event of Default shall have occurred and be continuing, Borrowers shall have the right from time to time to request a disbursement of funds from the Working Capital Reserve Account for Operating Expenses, Extraordinary Expenses, Capital Expenses, Project Costs, Debt Service, debt service on the First Mezzanine Loan (but not any Accrual Amounts), debt service on the Second Mezzanine Loan (but not any Accrual Amounts), debt service on the Third Mezzanine Loan (but not any Accrual Amounts), Exit Fees, fees due in connection with any Letter of Credit facilities utilized to post Letters of Credit to be provided hereunder from and after the date hereof or any other fees or amounts required to be paid to Lender hereunder in each case without the requirement for Lender approval of any of the foregoing (which request may be made electronically in a manner and to a recipient acceptable to Lender); provided, however, that in no event shall funds on deposit in the Working Capital Reserve Account be disbursed for the distribution to, or otherwise to pay any dividends to or make any payments to, any Restricted Party, subject to Section 5.2.12 hereof. Within thirty (30) days following the date of any withdrawal from the Working Capital Reserve Account, Borrowers shall provide an accounting to Lender of all funds so withdrawn from the Working Capital Reserve Account and the application thereof (without regard to whether such funds were withdrawn by Borrowers or, in accordance with the penultimate sentence of this Section 7.1.2, DLJ Guarantor), which certification shall be accompanied by an Officer’s Certificate certifying that such accounting represents a true, correct and complete accounting of the application of such funds (it being acknowledged and agreed that in the instance any funds from the Working Capital Reserve Account were disbursed at DLJ Guarantor’s request in accordance with the terms of the penultimate sentence of this Section 7.1.2, then in such instance the Officer’s Certificate shall also be signed by a duly authorized officer or manager of DLJ Guarantor). Without limiting any other provisions set forth herein, in the event Borrowers shall fail to provide any such accounting (and accompanying Officer’s Certificate) or in the event such accounting shall disclose that Borrowers (or, as applicable, DLJ Guarantor) have failed to apply such funds to permitted costs in accordance with this Section 7.1, neither Borrowers nor DLJ Guarantor shall be entitled to any further advances from the Working Capital Reserve Account if, within fifteen (15) days after receipt of notice from Lender of any such failure, Borrowers (or, as applicable, DLJ Guarantor) do not remedy the same. Notwithstanding anything to the contrary set forth herein, Borrowers hereby acknowledge and agree that DLJ Guarantor may request disbursement of amounts specified in this Section 7.1.2 and that in such instance Lender shall be entitled to make such disbursements to DLJ Guarantor in lieu of any Borrower (and Borrowers hereby irrevocably waive any claims that may arise as a result of or in connection with any disbursement to DLJ Guarantor in accordance with the terms of this sentence). Borrowers further acknowledge and agree that Lender may condition any such disbursement to DLJ Guarantor upon Borrowers’ written acknowledgment that Borrowers waive any claims that may arise as a result of or in connection with any disbursement to DLJ Guarantor in accordance with the terms of this sentence.
Section 7.2. Tax and Insurance Escrow Fund. Borrowers shall pay to Lender on each Payment Date (a) one twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least fifteen (15) days prior to their respective due dates, and (b) one twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least fifteen (15) days prior to the expiration of the Policies (said amounts to be deposited pursuant to clauses (a) and (b) above, being hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrowers pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrowers or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. To the extent sufficient amounts have been deposited into the Tax and Insurance Fund with Lender in compliance with this Section 7.2, it shall not be an Event of Default if the Insurance Premiums and/or the Taxes are not paid due to Lender’s failure to apply such amounts to the payment of the Insurance Premiums and the Taxes on the respective dates on which each are due provided that Borrowers have not impeded Lender’s attempt to pay such Insurance Premiums or Taxes. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrowers. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of each of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in clauses (a) and (b) above, Lender shall notify Borrowers of such determination and Borrowers shall increase their monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least fifteen (15) days prior to the due date of the Taxes and/or fifteen (15) days prior to expiration of the Policies, as the case may be.
Section 7.3. Replacements and Replacement Reserve.
7.3.1. Replacement Reserve Fund. Borrowers shall pay to Lender on each Payment Date an amount equal to three percent (3%) of the Gross Income from Operations of the Hotel/Casino Property for the immediately preceding calendar month, to be applied in accordance with this Agreement to the costs of FF&E Expenditures and FF&E Expenditures Work required to be made to the Hotel/Casino Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrowers’ “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrowers’ “Replacement Reserve Account”.
7.3.2. Disbursements from Replacement Reserve Account. So long as no Event of Default shall have occurred and be continuing, Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrowers and reasonably approved by Lender, which approval shall not be unreasonably conditioned, withheld or delayed, no more frequently than once in any thirty (30) day period and of no less than Five Thousand Dollars ($5,000) per disbursement (or a lesser amount if the total amount in the Replacement Reserve Account at such time is less than Five Thousand Dollars ($5,000)), upon delivery by Borrowers of Lender’s or Servicer’s standard form of draw request specifying the Replacements to be paid for on a Property-by-Property basis and accompanied by copies of paid invoices for or invoices to be paid with the amounts requested and, if required by Lender for requests in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the applicable Property at Borrowers’ expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of Two Hundred Thousand Dollars ($200,000) for which reimbursement is sought. Lender shall cause any disbursement from the Replacement Reserve Fund to be made within five (5) Business Days after receipt of Borrowers’ request and all required documentation provided that such request is reasonably approved by Lender.
7.3.3. Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrowers from their obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 7.4. Interest Reserve Fund.
7.4.1. Deposits to Interest Reserve Account. As of the date hereof, Borrowers have deposited with Lender the amount of $1,002,235.00, resulting in a total amount on deposit in the Interest Reserve Account of $10,672,081.54 to be held by Lender as additional collateral for the Loan and to be applied in accordance with the terms of this Agreement to the payment of interest due hereunder, subject to Section 7.8(a). Additionally, from time to time during the term of the Loan, pursuant to Sections 2.6.2(h), 3.23, 7.5.5, 7.7.2 (to the extent amounts withdrawn under Section 7.7.2 relate to advances with respect to “Pre-Opening Funds” and “Property Reimbursement Funds” (each as determined by Lender), which advances will be applied to the Interest Reserve Account in accordance with the terms hereof) and/or 7.7.3, certain additional amounts may be deposited with Lender with respect to the Interest Reserve Fund. All amounts so deposited with Lender shall hereinafter be referred to as Borrowers’ “Interest Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrowers’ “Interest Reserve Account.”
7.4.2. Withdrawals from Interest Reserve Account. Provided that no Event of Default shall have occurred and be continuing, if on any Payment Date the funds available in the Cash Management Account are insufficient to pay the Reduced Acquisition Loan Monthly Interest Payment, the Construction Loan Monthly Interest Payment, the First Mezzanine Applicable Interest Payment, the Second Mezzanine Applicable Interest Payment and/or the Third Mezzanine Applicable Interest Payment due on such Payment Date after satisfying all items with a higher priority pursuant to Section 2.6.2 hereof, Lender shall automatically, without the necessity of notifying, or obtaining the approval of, any Borrower or any other Person, and without any Borrower’s request, apply a portion of the Interest Reserve Fund then on deposit to the payment of the Reduced Acquisition Loan Monthly Interest Payment, the Construction Loan Monthly Interest Payment, the First Mezzanine Applicable Interest Payment, the Second Mezzanine Applicable Interest Payment and/or the Third Mezzanine Applicable Interest Payment or the portion of any of the foregoing for which funds in the Cash Management Account are insufficient as aforesaid, as applicable, and the Interest Reserve Fund shall be reduced by an equal amount (provided that notwithstanding anything to the contrary set forth herein, no funds on deposit in the Interest Reserve Account shall be applied to the payment of any Accrual Amounts). Borrowers expressly acknowledge and agree that no disbursements from the Interest Reserve Fund shall be made at any time during which an Event of Default has occurred and is continuing. Notwithstanding the foregoing, Borrowers expressly acknowledge and agree that in the event that on any day on which a Reduced Acquisition Loan Monthly Interest Payment and/or a Construction Loan Monthly Interest Payment is/are due and payable (a) an Event of Default has occurred and is continuing, Borrowers shall remain liable for the payment of all Reduced Acquisition Loan Monthly Interest Payments and Construction Loan Monthly Interest Payments as and when due, First Mezzanine Borrowers shall remain liable for the payment of all First Mezzanine Applicable Interest Payments as and when due, Second Mezzanine Borrowers shall remain liable for the payment of all Second Mezzanine Applicable Interest Payments as and when due, and Third Mezzanine Borrowers shall remain liable for the payment of all Third Mezzanine Applicable Interest Payments as and when due, or (b) the amount of such Reduced Acquisition Loan Monthly Interest Payment, Construction Loan Monthly Interest Payment, First Mezzanine Applicable Interest Payment, Second Mezzanine Applicable Interest Payment and/or Third Mezzanine Applicable Interest Payment exceeds the Interest Reserve Fund then on deposit, Borrowers, First Mezzanine Borrowers and Second Mezzanine Borrowers, as applicable, shall remain liable for the difference between such Reduced Acquisition Loan Monthly Interest Payment, Construction Loan Monthly Interest Payment, First Mezzanine Applicable Interest Payment, Second Mezzanine Applicable Interest Payment and/or Third Mezzanine Applicable Interest Payment, as applicable, and the Interest Reserve Fund then on deposit, such difference to be due and payable at the time the Reduced Acquisition Loan Monthly Interest Payment, the Construction Loan Monthly Interest Payment, the First Mezzanine Applicable Interest Payment, the Second Mezzanine Applicable Interest Payment and the Third Mezzanine Applicable Interest Payment are due and payable. Borrowers shall have the right, but not the obligation, to apply amounts on deposit in the Working Capital Reserve Fund with respect to any such difference or to make payments on account of any such difference with additional equity provided by Borrowers. Lender acknowledges that if Lender is obligated to apply Interest Reserve Funds to the payment of any Reduced Acquisition Loan Monthly Interest Payment and/or Construction Loan Monthly Interest Payment pursuant to this Section 7.4.2, then the failure of Borrowers to pay such Reduced Acquisition Loan Monthly Interest Payment and/or Construction Loan Monthly Interest Payment to the extent of such Interest Reserve Fund shall not be deemed an Event of Default.
7.4.3. Remaining Interest Reserve Fund. Upon the satisfaction of the following conditions: (a) no Event of Default, First Mezzanine Event of Default, Second

Mezzanine Event of Default or Third Mezzanine Event of Default shall have occurred and be continuing, (b) the later to occur of (i) Substantial Completion and (ii) the Loan having been extended in February 9, 2011 in accordance with Section 2.7.3(b) hereof and (c) the Properties having achieved and maintained a Debt Service Coverage Ratio of 1.25 to 1:00 for the immediately preceding six (6) consecutive calendar months as reasonably determined by Lender, any funds remaining in the Interest Reserve Fund shall be deposited into the Working Capital Reserve Fund until the amount on deposit therein equals $7,000,000 and thereafter into the General Reserve Fund.
Section 7.5. Initial Renovation Reserve Fund.
7.5.1. Status of Initial Renovation Reserve Fund. The current balance on deposit in the Initial Renovation Reserve Fund is $958,319.10 and is being held by Lender as additional collateral for the Loan for the payment of those initial renovations to the Properties identified on Schedule XIII attached hereto and made a part hereof, as the same may be modified from time to time with Lender’s reasonable approval (the “Initial Renovations”). Additionally, pursuant to Section 7.5.2 hereof, an additional deposit may hereafter be made with Lender to be used for the payment of the Initial Renovations. All of the foregoing amounts so deposited or hereafter deposited shall hereinafter be referred to as the “Initial Renovation Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Initial Renovation Reserve Account.”
7.5.2. Withdrawals from Initial Renovation Reserve Fund.
(a) Lender shall make disbursements from the Initial Renovation Reserve Fund for Initial Renovation Costs incurred by any Borrower upon satisfaction by Borrowers of each of the following conditions with respect to each such disbursement:
(i) such disbursement is for Initial Renovation Costs (A) contemplated by the Initial Renovations Budget, or (B) reasonably approved by Lender;
(ii) prior to commencing any Initial Renovations that consist of constructing or demolishing any improvements, (A) Lender shall have approved, which approval shall not be unreasonably withheld, (1) the architect and the architect’s contract, if any, relating thereto, (2) the construction manager and the construction management agreement, if any, relating thereto, (3) the general contractor and the general contract, if any, relating thereto, (4) all Major Contracts and Major Contractors (except relating to such Initial Renovations rather than the Project), if any, relating thereto, (5) the plans and specifications for such Initial Renovations, if any, and (6) a construction progress schedule reflecting the anticipated dates of completion of specified subcategories of the Initial Renovations as set forth in the Initial Renovations Budget; and (B) Borrowers shall have obtained Payment and Performance Bonds covering each Major Contractor performing such Initial Renovations; provided, however, that Lender shall, at Borrowers’ request, review the financial statements of any such Major Contractor and reasonably consider a request by Borrowers either (A) not to require a Payment and Performance Bond with respect to such Major Contractor, or (B) to accept, in lieu of a Payment and Performance Bond with respect to such Major Contractor, a “Subguard Policy” issued by Zurich North America, together with a financial interest endorsement, all in form and content reasonably acceptable to Lender and subject to limits acceptable to Lender in its sole and absolute discretion;
(iii) Borrowers shall submit Lender’s or Servicer’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrowers request such payment be made, which request shall specify the Initial Renovation Costs to be paid on a Property-by-Property basis and shall be accompanied by copies of invoices for the amounts requested;
(iv) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured;
(v) all representations and warranties made by Borrowers and/or Guarantors in the Loan Documents or otherwise made by or on behalf of Borrowers and/or Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects on the date on which made and shall continue to be true and correct in all material respects on the date of such disbursement (except to the extent of changes in circumstances or conditions which are not otherwise prohibited by this Agreement);
(vi) Lender shall have received:
(1) an Officer’s Certificate (A) containing a description of the Initial Renovation Costs to be funded by such disbursement, (B) stating that all Initial Renovation Costs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance in all material respects with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the Initial Renovation Costs to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Initial Renovation Costs to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Initial Renovation Reserve Funds have been used to pay or reimburse Borrowers for the previously identified Initial Renovation Costs, and (G) stating that, as of the date of such Officer’s Certificate, no Event of Default has occurred and is continuing and all representations and warranties made by Borrowers and/or Guarantors in the Loan Documents or otherwise made by or on behalf of Borrowers and/or Guarantors in connection therewith or after the date thereof were true and correct in all material respects on the date on which made and continue to be true and correct in all material respects on the date of such Officer’s Certificate (except to the extent of changes in circumstances or conditions which are not otherwise prohibited by this Agreement);
(2) a copy of any license, permit or other approval by any Governmental Authority necessary to permit the commencement and/or completion of the Initial Renovations to be funded or reimbursed by the requested disbursement and not previously delivered to Lender;
(3) if required by Lender for requests in excess of One Hundred Seventy-Five Thousand Dollars ($175,000.00) for a single item, lien waivers or other evidence of payment satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment;
(4) such other evidence as Lender shall reasonably request to demonstrate that the Initial Renovations to be funded by the requested disbursement have been completed;
(5) payment by Borrowers of all fees and expenses required by this Agreement, to the extent then due and payable, including, without limitation, (i) any fees and expenses referred to in Section 10.13 hereof then due and payable, (ii) any reasonable fees and expenses then due and payable to the Construction Consultant, (iii) any Unused Advance Fee then due and payable, (iv) any Administrative Agent Fee then due and payable, and/or (v) any title premiums and/or other title charges then due and payable;
(6) at Borrowers’ expense, a search of the public records that, subject to Section 3.11 hereof and the Permitted Encumbrances, discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any of the Properties; and
(7) Lender shall have received evidence reasonably satisfactory to Lender that Borrowers have obtained all Policies required by Section 6.1 hereof in connection with the construction of the Initial Renovations, to the extent not previously delivered to Lender;
(vii) Construction Consultant shall have reasonably determined that, following the making of the requested disbursement, there shall be sufficient sums remaining in the Initial Renovation Reserve Fund to complete all of the Initial Renovations, it being understood and agreed by Borrowers that, in the event that Construction Consultant shall reasonably determine that there are not sufficient sums remaining in the Initial Renovation Reserve Fund to complete all of the Initial Renovations in accordance with the Initial Renovations Budget (any such insufficiency, an “Initial Renovations Shortfall”), Lender shall not make any further disbursements from the Initial Renovations Reserve Fund until Borrowers have done either one or a combination of the following in an aggregate amount equal to such Initial Renovations Shortfall: (A) delivered to Lender evidence satisfactory to Lender in its reasonable discretion that Borrowers or one or more Affiliates thereof have previously expended cash to satisfy Initial Renovation Costs included on the Initial Renovations Budget in an amount at least equal to such Initial Renovations Shortfall, and/or (B) delivered to Lender for deposit in the Initial Renovations Reserve Account an amount equal to such Initial Renovations Shortfall, which amount shall thereafter constitute a portion of the Initial Renovations Reserve Fund for all purposes under this Agreement;
(viii) Construction Consultant shall have reasonably approved the requested disbursement, it being expressly agreed by Lender that Lender shall diligently pursue obtaining Construction Consultant’s response within a commercially reasonable time period following any such request which includes all the required items as set forth herein; and

(ix) Borrowers shall retain Retainage with respect to each contract or subcontract relating to the Initial Renovations as provided herein with respect to the Project.
Lender shall make disbursements as requested by Borrowers not more frequently than once in any thirty (30) day period and in a minimum amount of no less than five thousand dollars ($5,000.00) per disbursement (or a lesser amount if the total amount in the Initial Renovation Reserve Account is less than Five Thousand Dollars ($5,000), in which case only one disbursement of the amount remaining in the account shall be made);
(b) Nothing in this Section 7.5.2 shall (i) make Lender responsible for performing or completing any Initial Renovations; (ii) require Lender to expend funds in addition to the Initial Renovation Reserve Fund to complete any Initial Renovations; (iii) obligate Lender to proceed with any Initial Renovations; or (iv) obligate Lender to demand from any Borrower additional sums to complete any Initial Renovations.
(c) Each Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto such Borrower’s Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Initial Renovations and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Initial Renovations. Each Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.5.2(c).
(d) If a requested disbursement will exceed $200,000.00, Lender may require an inspection of the applicable Property at Borrowers’ expense prior to making a disbursement from the Initial Renovation Reserve Fund in order to verify completion of the Initial Renovations for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement from the Initial Renovation Reserve Fund. Borrowers shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.
(e) In addition to any insurance required under the Loan Documents, Borrowers shall provide or cause to be provided worker’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with any Initial Renovations. All such policies shall be in form and amount reasonably satisfactory to Lender.
7.5.3. Intentionally Deleted.
7.5.4. Balance in the Initial Renovation Reserve Account. The insufficiency of any balance in the Initial Renovation Reserve Account shall not relieve Borrowers from their obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.5.5. Release of Initial Renovation Funds. Upon completion of the Initial Renovations and the payment of all costs in connection therewith, all as reasonably determined by the Construction Consultant, and provided that no Event of Default shall have occurred and be continuing, Lender shall deposit any and all amounts remaining on deposit in the Initial Renovation Reserve Account into the Interest Reserve Account, provided that in the event that the aggregate Additional Interest Reserve Contributions deposited into the Interest Reserve Account under the provisions of this sentence and/or any other provisions of this Agreement total $8,000,000, then all such amounts (or all such remaining amounts, as the case may be) shall instead be deposited into the General Reserve Fund.
Section 7.6. General Reserve Fund.
7.6.1. Deposits to General Reserve Account. From time to time during the term of the Loan, pursuant to Sections 2.6.2(b)(xv), 2.6.2(c)(xv), 2.6.2(h), 2.4.3(g), 3.23, 7.4.3, 7.5.5 and/or 7.7.3 hereof, certain amounts may be deposited with Lender for the purpose of establishing a general reserve fund for the purposes described in this Section 7.6. All amounts so deposited with Lender shall hereinafter be referred to as the “General Reserve Fund” and the account in which such amount is held shall hereinafter be referred to as the “General Reserve Account.”
7.6.2. Withdrawals from General Reserve Account. Borrower shall have the right from time to time to request a disbursement of funds from the General Reserve Account for the following purposes:
(a) provided that no monetary Default, Event of Default or First Mezzanine Event of Default shall have occurred and be continuing, prior to Borrowers’ satisfaction of the Excess Cash Termination Condition, (i) for the payment to Borrowers, HRHI and/or HR Holdings for the purposes of permitting such parties to pay federal and state income tax obligations with respect to income allocated to them from the Properties and/or the IP (but only for so long as any particular Property or portion thereof or any particular portion of the IP remains as security for the Loan); provided, however, that in no event shall the aggregate amount of the General Reserve Fund used for the purposes of this clause (i) during the entire term of the Loan exceed three million dollars ($3,000,000.00), (ii) for the payment of cost over-runs in connection with the construction of the Project, as reasonably approved by Lender to the extent required under Section 3.15 hereof, (iii) for Operating Expenses, Extraordinary Expenses, Capital Expenses, Project Costs, Debt Service, debt service on the First Mezzanine Loan (but not any Accrual Amounts, except as and to the extent specifically provided in Sections 7.6.2(b) and 7.6.3 below)), debt service on the Second Mezzanine Loan (but not any Accrual Amounts, except as and to the extent specifically provided in Sections 7.6.2(b) and 7.6.3 below) and debt service on the Third Mezzanine Loan (but not any Accrual Amounts, except as and to the extent specifically provided in Sections 7.6.2(b) and 7.6.3 below), Exit Fees, or any other fees or amounts required to be paid to Lender hereunder (it being acknowledged and agreed that notwithstanding the occurrence and continuance of a First Mezzanine Event of

Default Borrowers shall be permitted to apply funds on deposit in the General Reserve Account to the payment of Debt Service, Exit Fee and/or other amounts required to be paid to Lender hereunder in the event there is otherwise insufficient funds available to fund the same in any Account), and Lender shall approve or withhold the funding of any such amounts in its reasonable discretion (provided that Lender approval shall not be required for Borrower to apply amounts to Debt Service, debt service on the First Mezzanine Loan (but not any Accrual Amounts), debt service on the Second Mezzanine Loan (but not any Accrual Amounts) and debt service on the Third Mezzanine Loan (but not any Accrual Amounts) in accordance with the provisions of this clause (a), in the event the balance in the Interest Reserve Account is then zero) ; provided, however, that in no event shall funds on deposit in the General Reserve Account be disbursed for the distribution to, or otherwise to pay any dividends to or make any payments to, any Restricted Party, subject to Section 5.2.12 hereof;
(b) from and after the date on which Borrowers have satisfied the Excess Cash Termination Condition and provided (i) no Event of Default shall have occurred and is then continuing and (ii) the Properties have achieved and maintained a Debt Service Coverage Ratio of 1.20 to 1.00 for the immediately preceding two (2) consecutive calendar quarters, in addition to the purposes set forth in the immediately preceding clause (a), amounts on deposit in the General Reserve Account may also be disbursed at Borrowers’ direction and in Borrowers’ sole discretion for the following purposes:
(1) the Excess Requested Funds (which shall be no less than 75% of the amounts Borrowers have directed to be disbursed under this Section 7.6.2(b)) shall be applied (A) first, to the Reduced Acquisition Loan Outstanding Principal Balance until the Reduced Acquisition Loan Outstanding Principal Balance is equal to zero, and (B) second, to the Construction Loan Outstanding Principal Balance until the Construction Loan Outstanding Principal Balance is equal to zero (it being understood and agreed that a portion of all funds described in this Section 7.6.2(b)(1) shall be applied to the Exit Fee and any related Breakage Costs payable in connection with any such prepayment, with the balance of such funds being applied to the Loan as set forth above); and
(2) the Section 7.6.2 Accrual/Equity Funds (as defined below) (which shall in no event exceed 25% of the amounts Borrower has directed to be disbursed under this Section 7.6.2(b)), shall be applied as follows: (A) in the event such amounts are to be disbursed at any time after the Payment Date occurring in November, 2011, the same shall be applied first to the payment of any First Mezzanine Initial Accrual Amount until such amounts are paid in full, then to the payment of any Second Mezzanine Subsequent Accrual Amount until such amounts are paid in full and then to the payment of any Third Mezzanine Subsequent Accrual Amount until such amounts are paid in full, with the balance of such amounts being paid to the applicable DLJMB Parties in accordance with the following clause (B); and (B) in all other instances, such amounts shall be paid to the DLJMB Parties (1) on account of the additional equity invested by such parties as of the date hereof and any preferred return due to be paid thereon pursuant to the terms and provisions of the HR Holdings limited liability company agreement as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and related documents and/or (2) on account of the monitoring fee due and payable to the DLJMB Parties pursuant to the terms and provisions of the HR Holdings limited liability company agreement; provided that without limiting any other provisions set forth herein, no disbursements shall be made under this Section 7.6.2(b)(2) in the event (x) the Second Mezzanine Loan and Third Mezzanine Loan are not then in Current Pay Status, it being acknowledged and agreed that in the instance in which the Second Mezzanine Loan and Third Mezzanine Loan are not then in Current Pay Status any amounts specified in sub-clause (B) of this Section 7.6.2(b)(2) as being paid to the DLJMB Parties shall instead be held in a separate sub-account of the General Reserve Account as additional security for the Loan and shall not be distributed (other than upon the application of the same by Lender following the occurrence and continuance of an Event of Default) until such time as the Second Mezzanine Loan and Third Mezzanine Loan are in Current Pay Status, and at any time at which the Second Mezzanine Loan and Third Mezzanine Loan are in Current Pay Status all such amounts shall be applied first to the First Mezzanine Initial Accrual Amount, then to the Second Mezzanine Subsequent Accrual Amount and then to the Third Mezzanine Subsequent Accrual Amount in accordance with subclause (A) of this Section 7.6.2(b)(2) before being paid to the DLJMB Parties in accordance with the provisions of subclause (B) of this Section 7.6.2(b)(2) (and no such amounts shall be applied in accordance with said clauses (A) or (B) in the event and to the extent any such disbursement would cause the aggregate amounts disbursed under the Twenty-Five Percent Distribution Provisions (as defined below) to exceed $35,000,000 and in such instance all funds in excess of such $35,000,000 cap shall be released from the sub-account established under this clause (x) and deposited into the General Reserve Account for application in accordance with the terms hereof), (y) a First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default shall have occurred and is then continuing or (z) to the extent any such disbursement would cause the aggregate amounts disbursed under the Twenty-Five Percent Distribution Provisions to exceed $35,000,000.
As used herein, the term (a) “Excess Requested Funds” shall mean a portion of any funds on deposit in the General Reserve Fund that Borrowers are entitled to direct and actually direct to be applied in accordance with the provisions of this Section 7.6.2(b), which amount shall equal the difference between the total amount Borrowers have so directed to be applied and the related Section 7.6.2(b) Accrual/Equity

Funds and (b) “Section 7.6.2(b) Accrual/Equity Funds” shall mean an amount equal to the lesser of (i) 25% of the total amounts Borrowers are entitled to direct and actually direct to be applied in accordance with the provisions of this Section 7.6.2(b) and (ii) the amount that when added to any prior amounts applied under this Section 7.6.2(b)(2) and/or under Section 7.6.3(b) below (such provisions, collectively, the “Twenty-Five Percent Distribution Provisions”) would cause the aggregate amount of funds disbursed pursuant to the Twenty-Five Percent Distribution Provisions to equal $35,000,000.
Notwithstanding anything to the contrary set forth herein, Lender shall make disbursements as requested by Borrowers not more frequently than once in any thirty (30) day period and in a minimum amount of no less than five thousand dollars ($5,000.00) per disbursement (or a lesser amount if the total amount in the General Reserve Account is less than Five Thousand Dollars ($5,000), in which case only one disbursement of the amount remaining in the account shall be made).
7.6.3. Application of Excess Funds to Loan. In the event the amounts on deposit in the General Reserve Account less (1) any amounts deposited into the IP Subaccount in accordance with the terms of Section 7.6.4, (2) any amounts on deposit in the Excess IP Subaccount, (3) any amounts held in a sub-account described in sub-clause (x) of either Section 7.6.2(b)(2) or Section 7.6.3(b) and (4) any amounts that Borrower has requested to be disbursed pursuant to the provisions of Section 7.6.2 (and with respect to which Borrower is entitled to receive such a disbursement) shall at any time exceed $20,000,000.00 (such amount, the “General Reserve Cap”), then at Lender’s election the funds on deposit in the General Reserve Account in excess of the General Reserve Cap shall be applied as follows:
(a) the Excess Lender Applied Funds (as defined below) (which shall be no less than 75% of the amounts Lender has elected to apply in accordance with the provision of this Section 7.6.3) shall be applied (A) first, to the Reduced Acquisition Loan Outstanding Principal Balance until the Reduced Acquisition Loan Outstanding Principal Balance is equal to zero, and (B) second, to the Construction Loan Outstanding Principal Balance until the Construction Loan Outstanding Principal Balance is equal to zero (it being understood and agreed that a portion of all funds described in this Section 7.6.3(a) shall be applied to the Exit Fee and any related Breakage Costs payable in connection with any such prepayment, with the balance of such funds being applied to the Loan as set forth above); and
(b) In the event that as of the date Lender so elects to apply the funds on deposit in excess of the General Reserve Cap in accordance with the provisions of the preceding clause (a) and this clause (b) (such date, the “applicable determination date”), the Properties shall have achieved and maintained a Debt Service Coverage Ratio of at least 1.20 to 1.00 for the immediately preceding two (2) fiscal quarters, then the Section 7.6.3 Equity/Accrual Funds (as defined below) (which shall in no event exceed 25% of the amounts Lender elects to apply in accordance with the provisions of this Section 7.6.3) shall be applied as follows: (i) in the event such amounts are to be disbursed at any time after the Payment Date occurring in November, 2011, the same shall be applied first to the payment of any First Mezzanine Initial Accrual Amount until such amounts are paid in full, then to the payment of any Second Mezzanine Subsequent Accrual Amount until such amounts are paid in full and then to the payment of any Third Mezzanine Subsequent Accrual Amount until such amounts are paid in full, with the balance of such amounts being paid to the applicable DLJMB Parties in accordance with the following clause (ii) and (ii) in all other instances, such amounts shall be disbursed to the DLJMB Parties (aa) on account of the additional equity invested by such parties as of the date hereof and any preferred return due to be paid thereon pursuant to the terms and provisions of the HR Holdings limited liability company agreement as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and related documents and/or (bb) on account of the monitoring fee due and payable to the DLJMB Parties pursuant to the terms and provisions of the HR Holdings limited liability company agreement, provided that without limiting any other provisions set forth herein, no disbursements shall be made under this Section 7.6.3(b) in the event (x) the Second Mezzanine Loan and Third Mezzanine Loan are not then in Current Pay Status, it being acknowledged and agreed that in the instance in which the Second Mezzanine Loan and Third Mezzanine Loan are not in Current Pay Status any amounts specified in sub-clause (ii) of this Section 7.6.3 as being paid to the DLJMB Parties shall instead be held in a separate sub-account of the General Reserve Account as additional security for the Loan and shall not be distributed (other than upon the application of the same by Lender following the occurrence and continuance of an Event of Default) until such time as the Second Mezzanine Loan and Third Mezzanine Loan are in Current Pay Status, and at any time at which the Second Mezzanine Loan and Third Mezzanine Loan are in Current Pay Status all such amounts shall be applied first to the First Mezzanine Initial Accrual Amount, then to the Second Mezzanine Subsequent Accrual Amount and then to the Third Mezzanine Subsequent Accrual Amount in accordance with sub-clause (i) of this Section 7.6.3(b) before being paid to the DLJMB Parties in accordance with the provisions of sub-clause (ii) of this Section 7.6.3 (and no such amounts shall be applied in accordance with said clauses (i) or (ii) in the event and to the extent any such disbursement would cause the aggregate amounts disbursed under the Twenty-Five Percent Distribution Provisions to exceed $35,000,000 and in such instance all funds in excess of such $35,000,000 cap shall be released from the sub-account established under this clause (x) and deposited into the General Reserve Account for application in accordance with the terms hereof), (y) a First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default shall have occurred and is then continuing or (z) and to the extent any such disbursement would cause the aggregate amounts disbursed under the Twenty-Five Percent Distribution Provisions to exceed $35,000,000.
Notwithstanding the foregoing, (A) in the event that as of the applicable determination date, the Properties have not achieved and maintained a Debt Service Coverage Ratio of at least 1.20 to 1.00 for the immediately preceding two (2) fiscal quarters, all Section 7.6.3 Equity/Accrual Funds shall be held as additional collateral for the Loan in a subaccount of the General Reserve Account (the “Section 7.6.3

Equity/Accrual Subaccount”) and shall not be available for distribution except in connection with any application of the same by Lender following the occurrence and during the continuance of an Event of Default or as otherwise set forth in this Section 7.6.3; it being acknowledged and agreed that in the event the Properties shall (y) achieve and maintain such Debt Service Coverage Ratio at any time within the twelve (12) month period commencing on the applicable determination date, then provided that no Event of Default, First Mezzanine Event of Default, Second Mezzanine Event of Default or Third Mezzanine Event of Default shall have occurred and is then continuing all such funds shall be immediately applied in accordance with the foregoing provisions of sub-clauses (i) and (ii) this Section 7.6.3(b) or (z) not achieve and maintain such Debt Service Coverage Ratio at any time within the twelve (12) month period commencing on the applicable determination date, such funds shall be deemed to be Excess Lender Applied Funds and as such at Lender’s election all of such amounts may be applied to the repayment of the Loan as set forth in Section 7.6.3(a) above. Notwithstanding anything to the contrary set forth herein, the amounts disbursed under the Twenty-Five Percent Distribution Provisions shall not exceed $35,000,000 in the aggregate and in the event the same at any time equal $35,000,000 any funds on deposit in the Section 7.6.3 Equity/Accrual Subaccount shall be deemed to be Excess Lender Applied Funds and as such at Lender’s election all of such amounts may be applied to the repayment of the Loan in accordance with the provisions of Section 7.6.3(a) above.
As used in this Section 7.6.3, the term (a) “Excess Lender Applied Funds” shall mean a portion of any funds on deposit in the IP Subaccount that Lender elects to apply in accordance with the provisions of this 7.6.3, which funds shall be in an amount equal to the difference between the total amount Lender has elected to apply in accordance with the provisions of this Section 7.6.3. less the Section 7.6.3 Accrual/Equity Funds an (b) “Section 7.6.3 Accrual/Equity Funds” shall mean an amount equal to the lesser of (i) 25% of the total amounts Lender elects to apply in accordance with the provisions of this Section 7.6.3 and (ii) that when added to any prior amounts applied under the Twenty-Five Percent Distribution Provisions would cause the aggregate funds distributed pursuant to the Twenty-Five Percent Distribution Provisions to exceed $35,000,000.
7.6.4. IP Subaccount. Upon the occurrence of any transaction that results in Excess IP Release Proceeds, Lender shall establish a subaccount of the General Reserve Account into which any IP Subaccount Funds resultant from such transaction shall be deposited (such subaccount, the “IP Subaccount”). All funds on deposit in the IP Subaccount shall constitute additional collateral for the Loan. Notwithstanding anything to the contrary set forth herein, from and after the date on which any IP Subaccount Funds are deposited into the IP Subaccount, half of any and all disbursements made from the General Reserve Account under Section 7.6.2 shall be funded from the IP Subaccount until the IP Subaccount Funds on deposit in the IP Subaccount are reduced to zero, with the balance of any such disbursements being made from funds otherwise on deposit in the General Reserve Account. In the event funds are disbursed from the IP Subaccount to fund any distribution under any of the Twenty-Five Percent Distribution Provisions, then such funds shall be deemed to have been advanced under said Twenty Five Percent Distributions for all purposes hereunder.

Section 7.7. Construction Loan Reserve Fund.
7.7.1. Deposits to Construction Loan Reserve Account. On or about November 30, 2007, The Third Mezzanine Construction Funds were deposited with Lender in the Construction Loan Reserve Account. Additionally, (a) contemporaneous with the closing of any sale-leaseback transaction pursuant to which the applicable Borrower(s) will enter into any Preapproved Equipment Lease with PDS Gaming (as any such lease is disclosed in Schedule V(B) hereto), Borrowers shall deposit into the Construction Loan Reserve Account the gross sale proceeds payable in connection with the sale-leaseback transaction of which such lease forms a part and (b) Borrowers shall deposit amounts into the Construction Loan Reserve Fund in accordance with Section 2.7.3(a), 2.7.3(b), 2.7.3(c), 2.7.3(d), 3.12 and Section 3.21 hereof. In addition, the Remaining Construction Loan Advance may be advanced into the Construction Loan Reserve Account in accordance with Section 3.1(d) hereof. All amounts so deposited with Lender shall hereinafter be referred to as the “Construction Loan Reserve Fund” and the account in which such amount is held shall hereinafter be referred to as the “Construction Loan Reserve Account.”
7.7.2. Withdrawals from Construction Loan Reserve Account. The funds in the Construction Loan Reserve Account shall be disbursed subject to, and in accordance with, the provisions of Article III hereof, it being understood and agreed that in any instance hereunder in which Borrowers would be entitled to a Construction Loan Advance from the Construction Loan, Borrowers may elect, at their option, to receive a disbursement from the Construction Loan Reserve Account in lieu thereof, to the extent of the funds then on deposit therein.
7.7.3. Release of Construction Loan Reserve Fund. Any remaining portion of the Construction Loan Reserve Fund representing funds on deposit from the Required Equity Amount shall be deposited into the Interest Reserve Account provided that at such time as the Additional Interest Reserve Contributions shall total $8,000,000 any and all of such funds shall be deposited into the General Reserve Fund, upon satisfaction of the following conditions: (i) Substantial Completion has occurred; (ii) Borrower’s equity requirement set forth in Section 3.3(d) hereof remains satisfied (provided, however, in order to meet such equity requirement, Borrower may make a voluntary prepayment of the Loan in accordance with all of the terms of Section 2.4.1 hereof and to be applied as set forth in Section 2.4.3(a) hereof, with the Exit Fee payable in connection therewith being determined in accordance with the provisions of Section 2.8); and (iii) either (A) General Contractor has certified to Lender that all amounts due under the General Contract (which shall include, without limitation, all work authorizations entered into under the General Contract and all amounts payable by General Contractor to any subcontractor in connection with the General Contract and/or any such work authorization) have been paid in full and delivered lien waivers or other evidence of payment satisfactory to Lender or (B) Lender’s approval has been obtained.

Section 7.8. Reserve Funds, Generally.
(a) Borrowers hereby grant to Lender a first-priority perfected security interest in each of the Reserve Funds held by Lender and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Debt in accordance with the provisions of Section 2.4.4 hereof (with the determination of the Exit Fee payable in connection therewith being made in accordance with the provisions of Section 2.8), which Section 2.4.4 provides for the application of such amounts to the Debt in such order, proportion and priority as Lender may determine in its sole discretion, until the Debt is paid in full, with any amounts remaining being disbursed to (i) First Mezzanine Lender for application by First Mezzanine Lender in accordance with the terms of the First Mezzanine Loan Documents if the First Mezzanine Debt (or any portion thereof) is outstanding, until the First Mezzanine Debt is paid in full, and then (ii) Second Mezzanine Lender for application by Second Mezzanine Lender in accordance with the terms of the Second Mezzanine Loan Documents if the Second Mezzanine Debt (or any portion thereof) is outstanding, until the Second Mezzanine Debt is paid in full, and then (iii) Third Mezzanine Lender for application by Third Mezzanine Lender in accordance with the terms of the Third Mezzanine Loan Documents if the Third Mezzanine Debt (or any portion thereof) is outstanding, until the Third Mezzanine Debt is paid in full, and then (iv) any balance remaining to Borrowers. Any amount remaining in any of the Reserve Funds after the Obligations have been satisfied shall be released to Borrowers; provided, however, that Borrowers and Lender hereby agree and acknowledge that if (A)(1) all of the Obligations have been satisfied, (2) there is any amount remaining in any of the Reserve Funds, and (3) the First Mezzanine Debt (or any portion thereof) is outstanding, then Lender will not pay any such remaining amount in any of the Reserve Funds to Borrowers, but rather shall deliver such amount to First Mezzanine Lender to be held in accordance with the terms of the First Mezzanine Loan Documents; or (B)(1) all of the Obligations and the First Mezzanine Obligations have been satisfied, (2) there is any amount remaining in any of the Reserve Funds, and (3) the Second Mezzanine Debt (or any portion thereof) is outstanding, then Lender will not pay any such remaining amount in any of the Reserve Funds to Borrowers, but rather shall deliver such amount to Second Mezzanine Lender to be held in accordance with the terms of the Second Mezzanine Loan Documents; or (C)(1) all of the Obligations, the First Mezzanine Obligations and the Second Mezzanine Obligations have been satisfied, (2) there is any amount remaining in any of the Reserve Funds, and (3) the Third Mezzanine Debt (or any portion thereof) is outstanding, then Lender will not pay any such remaining amount in any of the Reserve Funds to Borrowers, but rather shall deliver such amount to Third Mezzanine Lender to be held in accordance with the terms of the Third Mezzanine Loan Documents. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
(b) Except to the extent provided in the First Mezzanine Loan Documents, the Second Mezzanine Loan Documents and/or the Third Mezzanine Loan Documents, Borrowers shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1

Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(c) The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund (with the exception of the Tax and Insurance Escrow Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that all interest or other earnings on the Tax and Insurance Escrow Fund shall be retained by Lender. Borrowers shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable Legal Requirements, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Fund is required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Escrow Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.8. Borrowers shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrowers promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
(d) Borrowers, jointly and severally, shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, third party claims, demands, liabilities, actual losses, actual damages (excluding lost profits, diminution in value and other consequential damages), obligations and reasonable costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds held by Lender or the performance of the obligations for which the Reserve Funds were established, excluding matters arising from Lender’s or its agents’ fraud, willful misconduct, illegal acts or gross negligence. Borrowers shall assign to Lender all rights and claims any Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
ARTICLE VIII.
DEFAULTS
Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i) if (A) the Debt is not paid in full on the Maturity Date, (B) any Reduced Acquisition Loan Monthly Interest Payment or Construction Loan Monthly Interest Payment or any required monthly deposit to any Reserve Fund is not paid in full on or before the related Payment Date, or (C) any other portion of the Debt is not paid within three (3) Business Days following notice to Borrowers that the same is due and payable;
(ii) if any of the Taxes or Other Charges are not paid prior to the date upon which any interest or late charges shall begin to accrue thereon, subject to Section 7.2 hereof;
(iii) if the Policies are not kept in full force and effect;
(iv) if any Borrower Transfers or otherwise encumbers any portion of any Property or any interest therein or the IP or any portion thereof, or any direct or indirect interest in any Transfer Restricted Party is Transferred, in each instance, in violation of the provisions of this Agreement and not otherwise consented to by Lender;
(v) if any representation or warranty made by any Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of any Borrower or any Restricted Party shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided, however, if such representation or warranty is susceptible of being cured, and Lender has not theretofore materially adversely relied thereon, Borrowers shall have the right to cure such representation or warranty within ten (10) Business Days of notice thereof;
(vi) if any Borrower, HRHI or any Guarantor shall make an assignment for the benefit of any creditor (other than Lender);
(vii) if a receiver, liquidator or trustee shall be appointed for any Borrower, HRHI or any Guarantor, or if any Borrower, HRHI or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, HRHI or any Guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, HRHI or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower, HRHI or any Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, and provided that such appointment was not initiated by Lender;
(viii) if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix) if any Borrower breaches any of its respective negative covenants contained in Section 5.2 hereof or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof, provided, however, that, unless otherwise addressed in any other clause of this Section 8.1(a), a breach of any covenant contained in Section 4.1.30, Section 5.1.11 or Section 5.2 hereof shall not constitute an Event of Default if (A) such breach is inadvertent and non-recurring, (B) if such breach is curable, Borrowers shall promptly cure such breach within thirty (30) days after notice thereof from Lender, and (C) with respect to a material breach of any material covenant contained in Section 4.1.30 hereof, within fifteen (15) Business Days of the request of Lender, Borrowers deliver to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
(xii) if a material default by any Borrower has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) and as a result of such default the Manager thereunder terminates or cancels such Management Agreement (or any Replacement Management Agreement);
(xiii) if (A) a material default by Gaming Borrower or any other Gaming Operator has occurred and continues beyond any applicable cure period under the Casino Component Lease (or any similar replacement Lease for purposes of operating the Casino Component) and as a result of such default the Gaming Borrower or any other Gaming Operator thereunder terminates or cancels such Casino Component Lease (or any similar replacement Lease for purposes of operating the Casino Component) or (B) without Lender’s prior written consent, Hotel/Casino Borrower or Gaming Borrower shall terminate (or consent to or approve any such termination), change, modify or amend the Casino Component Lease (or any similar replacement Lease, consented to by Lender, for purposes of operating the Casino Component), other than ministerial non-monetary amendments or modifications;
(xiv) if any Borrower fails to comply in any material respect with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof and such failure to comply continues after ten (10) Business Days notice thereof;
(xv) except as otherwise contemplated by the Loan Documents, if Hotel/Casino Borrower ceases to do business as a hotel and casino at a standard at least equal to Comparable Hotel/Casinos, including, without limitation, comparable food and beverage outlets and other amenities, (other than temporary cessation in connection with any diligent Restoration of the Hotel/Casino Property following a Casualty or Condemnation) and such failure continues after thirty (30) days notice from Lender thereof; provided, however, that if any such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and provided, further, that Borrowers shall have commenced to cure such failure within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days, subject to Excusable Delay;
(xvi) if a material default by Hotel Casino Borrower has occurred and continues beyond any applicable cure period under the Liquor Management Agreement (or any Replacement Liquor Management Agreement) and as a result of such default the Liquor Manager thereunder terminates or cancels such Liquor Management Agreement (or any Replacement Liquor Management Agreement);
(xvii) if (A) any revenues generated from gaming activities at the Property are applied other than in accordance with the provisions of Section 2.6.1(c) hereof and/or in the event any funds on deposit in the Cage Reserve or Casino Account are applied to any items other than Permitted Gaming Expenses and Gaming Borrower fails to cure any such misapplication within five (5) Business Days of the earlier of (1) the date on which Lender notifies Gaming Borrower of the same or (2) Borrower’s actual knowledge of such misapplication or (B) Gaming Borrower fails to notify Lender of any such misapplication as required under and in accordance with the provisions of Section 12.3.2 hereof;
(xviii) if at any time during the term of the Loan, for any reason (including, without limitation, the revocation, suspension or surrender of any required Governmental Approval), (A) the Gaming Operating Condition is not satisfied; or (B) any Gaming License or finding of suitability held by the Gaming Operator shall be materially adversely modified, denied, suspended, revoked or canceled or allowed to lapse or if a notice of a material violation is issued under any Gaming License by the issuing agency or other Governmental Authority having jurisdiction, or any proceeding is commenced by any Governmental Authority for the purpose of modifying in any materially adverse respect, suspending, revoking or canceling any Gaming License in any materially adverse respect, in each case, which is not stayed within sixty (60) days after commencement thereof and the result of which is reasonably likely to be Borrowers’ inability to continue to conduct gaming operations at the Hotel/Casino Property; provided, however, that during the course of any of the foregoing, substantially the same gaming operations are permitted to continue to operate at the Hotel/Casino Property, or any Governmental Authority shall have appointed a conservator, supervisor or trustee with respect to the Casino Component or the Hotel/Casino Property;
(xix) if at any time during the term of the Loan, for any reason (including, without limitation, the revocation, suspension or surrender of any required Governmental Approval), the alcoholic beverage services at the Hotel/Casino Property are not being managed by a Qualified Liquor Manager pursuant to the Liquor Management Agreement or a Replacement Liquor Management Agreement;
(xx) if HRHI shall fail to provide liquor management services following an Event of Default or a foreclosure of the Mortgage as and to the extent required pursuant to Sections 5(a) or 5(b) of the Assignment of Liquor Management Agreement;

(xxi) if Gaming Borrower shall fail to provide gaming operation services for the Hotel/Casino Property following an Event of Default or a foreclosure of the Mortgage as and to the extent required pursuant to Section 12.1(e) hereof;
(xxii) in the event that Gaming Borrower, any other Borrower or any Affiliate thereof shall ever become the Liquor Manager, if Gaming Borrower, such other Borrower or such Affiliate thereof thereafter shall fail to provide liquor management services following an Event of Default or following the transfer of the Hotel/Casino Property to a Lender Successor Owner as and to the extent required pursuant to Section 5.1.23(c) hereof;
(xxiii) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document, in each instance, not specified in subsections (i) to (xxii) above, for ten (10) Business Days after notice to Borrowers from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if any such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and provided further that Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days, subject to Excusable Delay;
(xxiv) the occurrence of any event that is expressly specified to be an Event of Default in this Agreement or any other Loan Document;
(xxv) if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or
(xxvi) if Borrower fails to comply with the provisions of Section 2.7.2(b)(xii) hereof.
(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, to the extent permitted by applicable law, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrowers and in and to any Property and/or the IP, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers, any Property and/or the IP, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all Other Obligations of Borrowers hereunder and under the other Loan Documents shall, to the extent permitted by applicable law, immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2. Remedies.
(a) Upon the occurrence and during the continuance of an Event of Default, subject to applicable Gaming Laws, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrowers or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents, in each case to the extent permitted by applicable law. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees, to the extent permitted by applicable law, that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties, the IP and any other collateral and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b) During the continuance of an Event of Default, with respect to each Borrower and the Properties and the IP, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any particular Property or to the IP for the satisfaction of any of the obligations in preference or priority to any other Property or the IP, and Lender may seek satisfaction out of all of the Properties, any Property, the IP or any part of any thereof, in its absolute discretion in respect of the Obligations. In addition, to the extent permitted by applicable law, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrowers default beyond any applicable grace period in the payment of one or more scheduled payments of interest, Lender may foreclose the Mortgage to recover such delinquent payments, and/or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the Outstanding Principal Balance as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect in its sole discretion. Notwithstanding one or more partial foreclosures, the Properties, the IP and any other collateral shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(c) Subject to applicable Gaming Laws, Lender shall have the right, at Lender’s sole cost and expense except during the continuance of an Event of Default, in which event the same shall be at Borrowers’ sole cost and expense, from time to time to sever either or both of the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided that Borrowers’ liability or obligation shall not be increased by such severance. Borrowers shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Subject to applicable Gaming Laws, each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization and expressly provided pursuant to Section 9.1 hereof, (i) Borrowers shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents (modified to reflect the current status of such representations and warranties) and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Closing Date.
(d) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to any Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by any Borrower or to impair any remedy, right or power consequent thereon.
(e) To the extent permitted by applicable law, any amounts recovered from any Property, the IP or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan, and/or to any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(f) Upon the occurrence and during the continuance of an Event of Default, Lender may declare Lender’s obligations to make Construction Loan Advances hereunder to be terminated, whereupon the same shall terminate, and/or declare all unpaid principal of and accrued interest on one or both of the Notes, together with all other sums payable under the Loan Documents, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by Borrowers to the extent permitted by applicable law; provided, however, that Lender may make Construction Loan Advances or parts of Construction Loan Advances thereafter without thereby waiving the right to demand payment of the Notes, without becoming liable to make any other or further Construction Loan Advances, and without affecting the validity of or enforceability of the Loan Documents. Notwithstanding and without limiting the generality of the foregoing or anything else to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Lender’s obligations to make Construction Loan Advances hereunder shall automatically terminate.
(g) Upon the occurrence and during the continuance of an Event of Default, Lender may cause the construction of the Project to be completed and may enter upon the Property and construct, equip and complete the Project in accordance with the Plans and Specifications, with such changes therein as Lender may, from time to time, and in its sole and absolute discretion, deem appropriate. In connection with any construction of the Project undertaken by Lender pursuant to the provisions of this subsection, Lender may:
(i) use any funds of Borrowers, including any balance which may be held by Lender as security or in escrow, including, without limitation, any Shortfall Funds and/or any funds on deposit in the Construction Loan Reserve Account, the Working Capital Reserve Account, the Initial Renovations Reserve Account, the Interest Reserve Account, the General Reserve Account, the Casino Account and any and all other Reserves;
(ii) draw down on any Letter of Credit then held by Lender and use the proceeds thereof;
(iii) employ existing contractors, subcontractors, agents, architects, engineers and the like, or terminate the same and employ others;
(iv) employ security watchmen to protect the Properties;
(v) make such additions, changes and corrections in the Plans and Specifications as shall, in the judgment of Lender, be necessary or desirable;
(vi) take over and use any and all Personal Property contracted for or purchased by Borrowers, if appropriate, or dispose of the same as Lender sees fit in accordance with applicable law;
(vii) to the extent permitted by applicable law, execute all applications and certificates on behalf of Borrowers which may be required by any Governmental Authority or Legal Requirement or contract documents or agreements;
(viii) pay, settle or compromise all existing or future bills and claims which are or may be Liens against any of the Properties, or may be necessary for the completion of construction of the Project or the clearance of title to any of the Properties, including, without limitation, all taxes and assessments;
(ix) complete the marketing and leasing of leasable space in the Project, enter into new leases and occupancy agreements at any of the Properties, and modify or amend existing leases and occupancy agreements, all as Lender shall deem to be necessary or desirable;
(x) to the extent permitted by applicable law, prosecute and defend all actions and proceedings in connection with the completion of the construction of the Project or in any other way affecting any of the Properties and take such action and require such performance as Lender deems necessary under any Payment and Performance Bonds; and
(xi) to the extent permitted by applicable law, take such other action hereunder, or refrain from acting hereunder, as Lender may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this Section 8.2.
Subject to Section 9.4 hereof, Borrowers shall be liable to Lender for all costs paid or incurred for the construction, completion and equipping of the Project, whether the same shall be paid or incurred pursuant to the provisions of this Section 8.2 or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be deemed advances made to Borrowers under this Agreement and shall be secured by the Mortgage and the other applicable Loan Documents. In the event Lender takes possession of any Property and assumes control of such construction as aforesaid, Lender shall not be obligated to continue such construction longer than Lender shall see fit and may thereafter, at any time, change any course of action undertaken by it or abandon such construction and decline to make further payments for the account of Borrowers, whether or not the construction of the Project shall have been completed. For the purpose of this Section 8.2 the construction, equipping and completion of the Project shall be deemed to include any action necessary to cure any existing Event of Default by Borrowers under any of the terms and provisions of any of the Loan Documents.
ARTICLE IX.
SPECIAL PROVISIONS
Section 9.1. Sale of Notes and Securitization. (a) Borrowers acknowledge and agree that Lender may sell all or any portion of the Loan and the Loan Documents, including all or any portion of any of the Components, or require Borrowers to restructure the Loan or any of the Components, into additional multiple notes (which may include component notes and/or senior and junior notes) and/or issue one or more participations therein and/or syndicate the Loan and/or any of the Components, which restructuring may include reallocation of principal amounts of the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan and/or the Third Mezzanine Loan amongst each other and/or the restructuring of a portion of the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan and/or the Third Mezzanine Loan to one or more of the foregoing or into one or more additional mezzanine loans to the direct and/or indirect owners of the equity interests in Borrowers as reasonably, mutually determined by Lender and Borrowers and that are direct or indirect subsidiaries of HR Holdings, secured by a pledge of such interests, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and/or any of the Components and the Loan Documents or a pool of assets that include the Loan and/or any of the Components and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrowers under this Agreement, Borrowers shall use commercially reasonable good faith efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors (including, without limitation, any purchaser of all or any portion of the Loan, the First Mezzanine Loan, the Second Mezzanine Loan and/or the Third Mezzanine Loan and/or any purchaser of any participation interest in any such loan) and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:
(i) provide additional and/or updated Provided Information or other information with respect to the Properties and/or the IP reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies, together with, if customary or if otherwise requested by any Rating Agency, appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
(ii) review descriptive materials for presentations to any or all of the Rating Agencies, and work with third-party service providers engaged to obtain, collect, and deliver information reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies;
(iii) if required by any Rating Agency or reasonably required by any above referenced investor in the applicable loan, (i) deliver updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, the IP, any Borrower, HRHI, any Guarantor, any of their respective Affiliates and the Loan Documents, and (ii) amend the Special Purpose Entity provisions of the organizational documents for each Borrower, which counsel opinions and amendments to the organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;
(iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements and/or other agreements from parties to agreements that affect any of the Properties or the IP, which estoppel letters, subordination agreements and other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;
(v) provide, as of the closing date of the Securitization, updated representations and warranties made in the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties made in the Loan Documents to the extent they are true as of the closing of the Securitization;
(vi) execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace any original note or modify any original note to reflect multiple components of the Loan or any Component (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate of the Loan or any Component), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided, however, that (i) such new notes or modified note will not change the interest rate, the stated maturity or the amortization of principal set forth in either of the Notes unless the varying interest rates shall have the same initial weighted average coupon of the original Notes, (ii) such amendments to the Loan Documents or the new notes or modified note will not modify or amend any other economic or material term of the Loan in a manner materially adverse to Borrowers, HRHI or Guarantors or any of their respective Constituent Members, or (iii) such amendments to the Loan Documents will not materially increase Borrowers’ or Guarantors’ obligations and liabilities under the Loan Documents or materially decrease the rights of Borrowers under the Loan Documents;
(vii) if requested by Lender, review any information regarding any Property, the IP, any Borrower, any First Mezzanine Borrower, any Second Mezzanine Borrower, any Third Mezzanine Borrower, HRHI, the Gaming Operator, any Manager, the Liquor Manager and/or the Loan (including each of the Components) which is contained in any preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and
(viii) supply to Lender such documentation, financial statements and reports concerning any Borrower, any First Mezzanine Borrower, any Second Mezzanine Borrower, any Third Mezzanine Borrower, HRHI, any Guarantor, the Loan (including each of the Components), any Property and/or the IP in form and substance required in order to comply with any applicable securities laws.
(b) Lender shall pay all reasonable third party costs and expenses (excluding fees and expenses of Borrowers’ legal counsel) in excess of Twenty Thousand Dollars ($20,000) incurred by Borrowers in connection with Borrowers’ complying with requests made under this Section 9.1 and/or under Section 9.2 hereof, provided, however, the fees and expenses of Borrowers’ legal counsel and Borrowers’ administrative costs shall not be included in such amount and Borrowers shall remain at all times responsible for the fees and expenses of its legal counsel and its own administrative costs. In addition to the foregoing, Lender expressly acknowledges and agrees that Borrowers shall not be required to pay any Rating Agency surveillance charges.
(c) Notwithstanding anything to the contrary contained in this Agreement, in the event of a Securitization that involves a participation or restructuring into one or more New Mezzanine Loans, Borrowers shall not be required to deliver Rating Agency confirmations in accordance with the terms and conditions of this Agreement at any time that rated Securities are not outstanding.
Section 9.2. Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including, but not limited to, payment dates, interest period start dates and end dates, etc) under the Loan

Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”) so long as such modification shall not have a materially adverse effect on Borrowers. Borrowers shall cooperate with Lender to implement any Re-Dating. If any Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as each Borrower’s attorney-in-fact to execute any and all documents necessary to accomplish the Re-Dating, the foregoing power of attorney being coupled with an interest.
Section 9.3. Securitization Indemnification. (a) Each Borrower understands that information provided to Lender by Borrowers and their agents, counsel and representatives may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder(s) of the Notes in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
(b) Upon Lender’s reasonable request, Borrowers shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrowers have examined such Disclosure Documents specified by Lender and that to each Borrower’s actual knowledge, each such Disclosure Document, as it relates to Borrowers, Borrowers’ Affiliates, Guarantors, HRHI, the Properties, the IP, the Manager, the Liquor Manager, the Gaming Operator and/or the Loan (including each of the Components), does not contain any untrue statement of a material fact or omit to state a material fact in each Borrower’s actual knowledge necessary in order to make the statements made, in the light of the circumstances under which they were made, not materially misleading, (B) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is Lender), any Affiliate of Lender or Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender or Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any out-of-pocket losses, third party claims, actual damages (but not lost revenues, diminution in value and other consequential damages) or liabilities (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Disclosure Document specified by Lender for Borrowers’ review, as it relates to Borrowers, Borrowers’ Affiliates, Guarantors, HRHI, the Properties, the IP, the Manager, the Liquor Manager, the Gaming Operator and/or the Loan (including each of the Components), known by any Borrower to be untrue or arise out of or are based upon the omission or alleged omission to state therein a material fact in any Borrower’s actual knowledge, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse each Indemnified Person for any reasonable legal or other reasonable expenses reasonably incurred by such Indemnified Person in connection with investigating or defending the Liabilities; provided, however, that Borrowers will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrowers in connection with the preparation of any Disclosure Document(s) or in connection with the underwriting or closing of the Loan or in the ordinary course of the Loan, including, without limitation, financial statements of any Borrower, operating statements and rent rolls with respect to any of the Properties. This indemnity agreement will be in addition to any liability which any Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not a separate indemnification agreement is provided.
(c) In connection with Exchange Act Filings, Borrowers, jointly and severally, shall (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Persons may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in any Disclosure Documents specified by Lender for Borrowers’ review, as it relates to Borrowers, Borrowers’ Affiliates, Guarantors, HRHI, the Properties, the IP, the Manager, the Liquor Manager, the Gaming Operator and/or the Loan (including any of the Components), or the omission or alleged omission to state in any such Disclosure Document a material fact in any Borrower’s actual knowledge, required to be stated in such Disclosure Document in order to make the statements in such Disclosure Document, in light of the circumstances under which they were made, not misleading, and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses reasonably incurred by such Indemnified Person in connection with defending or investigating the Liabilities; provided, however, that Borrowers will be liable in any such case under clauses (i) or (ii) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrowers in connection with the preparation of any Disclosure Document(s) or in connection with the underwriting or closing of the Loan or in the ordinary course of the Loan, including, without limitation, financial statements of any Borrower, operating statements and rent rolls with respect to any of the Properties.
(d) Promptly after receipt by an Indemnified Person under this Section 9.3 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against Borrowers under this Section 9.3, notify Borrowers in writing of the commencement thereof, but the omission to so notify Borrowers will not relieve any Borrower from any liability which any Borrower may have to any Indemnified Person hereunder except to the extent that such failure to notify causes material prejudice to any Borrower. In the event that any action is brought against any Indemnified Person, and it notifies Borrowers of the commencement thereof, Borrowers will be entitled to participate therein and, to the extent that they may elect by written notice delivered to such Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person. After notice from Borrowers to such Indemnified Person under this Section 9.3, such Indemnified Person shall pay for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the Indemnified Person and any Borrower and the Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different from or additional to those available to Borrowers, the Indemnified Person(s) shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person(s) at the cost of Borrowers. Borrowers shall not be liable for the expenses of more than one separate counsel unless any Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.
(e) Without the prior consent of Credit Suisse or Lender, as applicable (which consent shall not be unreasonably withheld), no Borrower shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrowers shall have given Credit Suisse or Lender, as applicable, reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as Borrowers have complied with their obligations to defend and indemnify hereunder, Borrowers shall not be liable for any settlement made by any Indemnified Person without the consent of Borrowers (which consent shall not be unreasonably withheld).
(f) Borrowers agree that if any indemnification or reimbursement sought pursuant to this Section 9.3 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.3), then Borrowers, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrowers, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of Borrowers, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (A) Lender’s and Borrowers’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted; and (B) the opportunity to correct and prevent any statement or omission. Notwithstanding the provisions of this Section 9.3, no Person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other Person who is not also found liable for such fraudulent misrepresentation.
(g) Borrowers agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.3 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrowers further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.3.
(h) Subject to the provisions of Section 9.4 hereof, the liabilities and obligations of Borrowers and Lender under this Section 9.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrowers to perform and observe the obligations contained in the Notes, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against any Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Notes, this Agreement, the Mortgage and the other Loan Documents, or in any Property, the Rents, the IP or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against any Borrower only to the extent of such Borrower’s interest in its Property, in its Rents, in the IP and in any other collateral given by it to Lender, and Lender, by accepting the Notes, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against any Borrower in any such action or proceeding under, or by reason of, or in connection with, the Notes, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 9.4 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name any Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan, including, without limitation, the Non-Recourse Guaranty, the Closing Completion Guaranty, the Construction Completion Guaranty and the HRHI Guaranty, or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender seeking a deficiency judgment against any Borrower in order to fully realize the security granted by the Mortgage or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against any Property or the IP; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of any Borrower, by money judgment or otherwise, to the extent of any actual loss, damage (excluding any lost revenue, diminution of value and other consequential damages), reasonable cost, reasonable expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(i) fraud or intentional misrepresentation by any Borrower, HRHI, any Guarantor or any of their respective principals, officers, agents or employees in connection with the Loan;
(ii) physical waste to any Property arising from the intentional misconduct or gross negligence of any Borrower, HRHI, any Guarantor or any of their respective principals, officers, agents or employees and/or any removal of any asset forming a part of any Property in violation of this Agreement or the other Loan Documents;

(iii) Intentionally Deleted;
(iv) the misappropriation or conversion by any Borrower, by any Person Controlled by any Borrower, including, without limitation, any Affiliated Manager, a Liquor Manager who is an Affiliate of any Borrower or a Gaming Operator who is an Affiliate of any Borrower, by any agent of any Borrower, or by any other Person with whom any Borrower shall collude or cooperate, of (A) any Insurance Proceeds paid by reason of any Casualty, to the extent so misappropriated or converted; (B) any Awards received in connection with a Condemnation, to the extent so misappropriated or converted; (C) any Rents or other Gross Income from Operations not delivered to Lender following and during the continuance of an Event of Default and not otherwise used to pay actual, customary Operating Expenses, including, without limitation, (I) any income, proceeds or other amounts received by any Borrower under the Casino Component Lease, and/or (II) without duplication of the foregoing clause (I), any income, proceeds or revenue generated from gaming activities at any Property, in each of the foregoing instances, to the extent so misappropriated or converted; (D) any Rents paid more than one (1) month in advance in violation of this Agreement or the other Loan Documents, to the extent so misappropriated or converted; and/or (E) any security deposits, to the extent so misappropriated or converted;
(v) the failure to pay (or to deposit into the Reserve Funds amounts sufficient to pay) all Taxes and all other costs giving rise to any Lien on any portion of any Property or the IP with priority over or equal to the Lien of the Loan Documents in violation of this Agreement or the other Loan Documents, to the extent that there is sufficient Gross Income from Operations to make such payments (or deposits, as applicable);
(vi) if any Borrower fails to maintain its status as a Special Purpose Entity as required pursuant to the terms hereof;
(vii) if Borrowers fail to obtain Lender’s consent to any subordinate financing, mortgage or other voluntary Lien encumbering any Property or the IP other than Permitted Encumbrances and Permitted IP Encumbrances;
(viii) the failure to maintain insurance coverage under blanket insurance policies to the extent permitted under this Agreement;
(ix) if any of the events set forth in clauses (a), (b) or (c) of Section 5.2.11 hereof shall occur without the prior approval of Lender;
(x) if any of the restrictions to Transfer set forth in Section 5.2.10 hereof or in any of the other Loan Documents are violated (provided that a Transfer to Lender or any Mezzanine Lender in connection with a foreclosure, deed in lieu of foreclosure, or other consensual Transfer to Lender or any Mezzanine Lender shall in no event give rise to any liability under this clause 9.4(x) and provided further, that any such Transfer to Lender or any Mezzanine Lender shall not limit or waive any other liability of the Borrowers or any Guarantor under the other provisions of this Section 9.4 or the Non-Recourse Guaranty, as applicable);
(xi) Intentionally Deleted;

(xii) Intentionally Deleted;
(xiii) if HRHI shall fail to provide Assigned Employees for the operation of gaming activities at the Hotel/Casino Property as and to the extent required pursuant to Paragraph 5 of the Second HRHI Modification Agreement;
(xiv) if Gaming Borrower shall fail to provide gaming operation services for the Hotel/Casino Property following an Event of Default, a foreclosure of the Mortgage or a deed in lieu of foreclosure, as and to the extent required pursuant to Section 12.1(e) hereof;
(xv) in the event that HRHI, Gaming Borrower, any other Borrower or any Affiliate thereof shall be the Liquor Manager, if HRHI, Gaming Borrower, such other Borrower or such Affiliate thereof shall fail to provide liquor management services for the Hotel/Casino Property following an Event of Default, a foreclosure of the Mortgage or a deed in lieu of foreclosure, as and to the extent required (A) as to HRHI, pursuant to Sections 5(a) or 5(b) of the Assignment of Liquor Management Agreement, as applicable, and (B) as to Gaming Borrower, any other Borrower or any Affiliate thereof, pursuant to Section 5.1.23(c) hereof;
(xvi) in connection with the $250,000.00 lease termination fee pursuant to Section 3.2(B) of that certain Lease by and between PM Realty, LLC and HRHI, as landlord, and Mr. Chow of Las Vegas, LLC, as tenant, dated December 24, 2004;
(xvii) as a result of the imposition of any tax provided in NRS §§375.020 and 375.023 with respect to the merger transaction contemplated under the Merger Agreement and/or the subsequent conveyance of the Hotel/Casino Property (i) to HRHH Gaming Junior Mezz, LLC, and then (ii) to HRHH Gaming Senior Mezz, LLC, and then (iii) to Hotel/Casino Borrower, provided, however, that any liability under this clause (xvii) shall terminate upon the payment in full of the Debt;
(xviii) as a result of Adjacent Borrower selling or attempting to sell any Partial Release Parcel (including, without limitation, the sale of approximately 11.1 acres that occurred on August 1, 2008, regardless of whether such property meets the definition of a “Partial Release Parcel” under this Agreement) in accordance with the procedures set forth in Section 2.5.1(f) hereof, as applicable, rather than pursuant to a customary direct deed transfer, including, without limitation, (A) the imposition of any tax (including interest and penalties) provided in NRS §§375.020 and 375.023, (B) in connection with any Bankruptcy Action filed by or against any Subsidiary Transferee prior to or following the consummation of such sale, and/or (C) in connection with any delay in accomplishing any of the steps identified in said Section 2.5.1(f) hereof, as applicable;
(xix) the occurrence of an Event of Default under Section 8.1(a)(xvii)(A) hereof.
Notwithstanding anything to the contrary in this Agreement, the Notes or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrowers in the event of: (i) any Borrower, HRHI or both Guarantors filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against any Borrower, HRHI or both Guarantors under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by or on behalf of any Person other than Lender and/or the Administrative Agent, and such petition is not dismissed within ninety (90) days after filing, or any Borrower, or any Affiliate of any of them who Controls any Borrower, or HRHI or both Guarantors, solicit or cause to be solicited petitioning creditors for any involuntary petition against any Borrower, HRHI or both Guarantors from any Person (other than if requested to do so by or on behalf of Lender and/or the Administrative Agent); (iii) any Borrower, HRHI or both Guarantors filing an answer consenting to, or any Borrower, HRHI or both Guarantors, or any Affiliate of any of them who Controls any Borrower, otherwise consenting to or acquiescing or joining in, any involuntary petition filed against any Borrower, HRHI or both Guarantors, by any other Person (other than if filed by or on behalf of Lender and/or the Administrative Agent) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) any Borrower, HRHI or both Guarantors, or any Affiliate of any of them who Controls any Borrower, consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for any Borrower or any portion of any Property or any portion of the IP (other than any such appointment at the request or petition of Lender and/or the Administrative Agent); or (v) any Borrower, HRHI or both Guarantors voluntarily making an assignment for the benefit of creditors (other than Lender and/or the Administrative Agent), or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; unless, in the case of any of the foregoing clauses (i), (ii), (iii), (iv) or (v) as it relates to or affects both Guarantors, one or more guarantors acceptable to Lender in its sole discretion remains or becomes a guarantor of the Loan.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, and except for (1) Guarantors’ obligations under the Non-Recourse Guaranty, the Closing Completion Guaranty and the Construction Completion Guaranty, (2) HRHI’s obligations under the HRHI Guaranty, and (3) with respect to the DLJ Guarantor, DLJ Merchant Banking Partners IV, L.P., MBP IV Plan Investors, L.P., DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., and DLJ Merchant Banking Partners IV (Pacific), L.P. (such limited partnerships, collectively, the “DLJMB Parties”) as provided in that certain commitment letter of the DLJMB Parties dated as of November 6, 2007 addressed to the DLJ Guarantor, no present or future Constituent Member in any Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Borrower or of or in any Person that is or becomes a Constituent Member in any Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. In addition, Lender, for itself and its successors and assigns, acknowledges and agrees that neither Borrowers, nor any Constituent Member, nor any other party, is assuming any personal liability, directly or indirectly, under or in connection with any agreement, lease, instrument, claim or right constituting a part of any Property or the IP or to which any Property or the IP is now or hereafter subject, except as may be expressly set forth therein.

For purposes of this Agreement and each of the other Loan Documents, neither the negative capital account of any Constituent Member in any Borrower nor any obligation of any Constituent Member in any Borrower to restore a negative capital account or to contribute or loan capital to any Borrower or to any other Constituent Member in any Borrower shall at any time be deemed to be the property or an asset of such Borrower (or any such other Constituent Member) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against any Constituent Member with respect to any such negative capital account or obligation to restore, contribute or loan.
Section 9.5. Matters Concerning Manager and Liquor Manager.
9.5.1. If (a) an Event of Default occurs and is continuing, (b) without the consent of Lender, Morgans Parent ceases to Control any Manager, unless following such change of Control, each affected Manager still constitutes a Qualified Manager, (c) any Manager shall become bankrupt or insolvent, or (d) any Manager commits fraud, gross negligence, willful misconduct or misappropriation of funds with respect to any Borrower and/or any Property and/or the IP or any material default otherwise occurs under any Management Agreement beyond any applicable grace and cure periods, the applicable Borrower shall, at the request of Lender, terminate the applicable Management Agreement and replace the Manager thereunder with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.
9.5.2. If (a) an Event of Default occurs and is continuing, (b) without the consent of Lender, HR Holdings ceases to Control the Liquor Manager, unless following such change of Control, the Liquor Manager still constitutes a Qualified Liquor Manager, (c) the Liquor Manager shall become bankrupt or insolvent, or (d) the Liquor Manager commits fraud, gross negligence, willful misconduct or misappropriation of funds with respect to Hotel/Casino Borrower and/or the Hotel/Casino Property or any material default otherwise occurs under the Liquor Management Agreement beyond any applicable grace and cure periods, Hotel/Casino Borrower shall, at the request of Lender, terminate the Liquor Management Agreement and replace the Liquor Manager thereunder with a Qualified Liquor Manager pursuant to a Replacement Liquor Management Agreement, it being understood and agreed that the management fee for such Qualified Liquor Manager shall not exceed then prevailing market rates; provided, however, that in no event shall Hotel/Casino Borrower be required to terminate such Liquor Manager if such immediate termination would require cessation of liquor-related activities at any of the Properties and, in such event, (i) such termination shall occur immediately upon the ability of Hotel/Casino Borrower to transfer such liquor operations to a Qualified Liquor Manager as required herein, and (ii) Hotel/Casino Borrower shall, at its sole cost and expense, diligently pursue the engagement and licensing of a replacement Qualified Liquor Manager.
Section 9.6. Matters Concerning Gaming Operator. If (a) the Gaming Operator commits fraud, gross negligence or willful misconduct with respect to the Hotel/Casino Property or any material default otherwise occurs under the Casino Component Lease beyond any applicable grace and cure periods, or (b) the Gaming Operator (i) has its gaming license suspended or revoked, (ii) allows its gaming license to lapse, or (iii) may not lawfully operate gaming at the Hotel/Casino Property pursuant to any Legal Requirements or the order of any Governmental Authority, Hotel/Casino Borrower shall, at the request of Lender and to the extent permitted by applicable Legal Requirements and the requirements of any Gaming Authorities, terminate the Casino Component Lease and replace the Gaming Operator with a Qualified Gaming Operator pursuant to a new gaming lease or similar agreement and a new recognition agreement, in each instance reasonably acceptable to Lender; provided, however, that in no event shall Hotel/Casino Borrower be required to terminate such Gaming Operator if such immediate termination would require cessation of gaming-related activities at the Hotel/Casino Property and, in such event, (A) such termination shall occur immediately upon the ability of Hotel/Casino Borrower to transfer such gaming operations to a Qualified Gaming Operator as required herein, and (B) Hotel/Casino Borrower shall, at its sole cost and expense, diligently pursue the engagement and licensing of a replacement Qualified Gaming Operator.
Section 9.7. Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrowers shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement nor shall Borrowers be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.
(b) Lender shall endeavor in good faith (without liability for failure to do so) to provide Borrowers with notification of any change in the Person servicing the Loan; provided that it is expressly acknowledged and agreed by Lender that it shall not constitute a Default or Event of Default hereunder if due to such failure to provide notification Borrowers send any payments required to be made hereunder to Lender or any predecessor Person servicing the Loan.
Section 9.8. Restructuring of Loan. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time, at Lender’s sole cost and expense, to require Borrowers to restructure the Loan or any of the Components into additional multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan or any of the Components, which restructuring may include reallocation of principal amounts of the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan and/or the Third Mezzanine Loan and/or the restructuring of a portion of the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan and/or the Third Mezzanine Loan to one or more of the foregoing or to one or more additional mezzanine loans (each, a “New Mezzanine Loan”) to the direct and/or indirect owners of the equity interests in Borrowers as reasonably, mutually determined by Lender and Borrowers and that are direct or indirect subsidiaries of HR Holdings, secured by a pledge of such interests, the establishment of different interest rates for the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any New Mezzanine Loan(s) and the payment of the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Reduced Acquisition Loan, the Construction Loan, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any New Mezzanine Loan(s) immediately following such restructuring shall equal the amount of the Reduced Acquisition Loan, the Construction Loan, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any previously existing New Mezzanine Loan(s), if any, immediately prior to the restructuring, (ii) the weighted average spread above LIBOR of the Reduced Acquisition Loan, the Construction Loan, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any New Mezzanine Loan(s), if any, immediately following such restructuring, shall, in the aggregate, equal the weighted average spread for all of the Reduced Acquisition Loan, the Construction Loan, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any previously existing New Mezzanine Loan(s), if any, immediately prior to the restructuring, and (iii) the debt service payments on the Reduced Acquisition Loan, the Construction Loan, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any New Mezzanine Loan(s), if any, as calculated immediately following such restructuring, shall equal the aggregate debt service payments which would have been payable under the Reduced Acquisition Loan, the Construction Loan, the First Mezzanine Loan, the Second Mezzanine Loan, the Third Mezzanine Loan and any previously existing New Mezzanine Loan(s), if any, had the restructuring not occurred. Borrowers shall cooperate with all reasonable requests of Lender in order to restructure the Loan and/or any of the Components, the First Mezzanine Loan, the Second Mezzanine Loan and/or the Third Mezzanine Loan and/or to create and/or restructure one or more New Mezzanine Loan(s), if applicable, and shall, upon fifteen (15) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (A) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine cash management agreement, (B) cause Borrowers’ counsel to deliver such legal opinions, and (C) create such a bankruptcy remote borrower under each New Mezzanine Loan as, in each of the case of clauses (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Mortgage and the other Loan Documents if requested by Lender. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, Borrowers shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.8. In the event any Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such written notice by Lender, and Lender sends a second notice to Borrowers with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, each Borrower ratifying all that such attorney shall do by virtue thereof, if any Borrower fails to execute and deliver such documents within five (5) Business Days of receipt of such second notice. It shall be an Event of Default if any Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.8 after the expiration of five (5) Business Days after the second notice thereof.
ARTICLE X.
MISCELLANEOUS
Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of any Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not unreasonably withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from unreasonably delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
Section 10.3. Governing Law.
(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND

ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN ANY REAL PROPERTY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE REAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b) NOTWITHSTANDING THE FOREGOING, THIS AGREEMENT IS SUBJECT TO THE GAMING LAWS. LENDER EXPRESSLY ACKNOWLEDGES AND AGREES THAT ALL RIGHTS, REMEDIES, POWERS AND OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT MAY BE EXERCISED ONLY TO THE EXTENT THAT THE EXERCISE THEREOF DOES NOT VIOLATE ANY APPLICABLE PROVISIONS OF THE GAMING LAWS AND ONLY TO THE EXTENT THAT ANY APPLICABLE REQUIRED APPROVAL OF ANY GAMING AUTHORITY (INCLUDING PRIOR APPROVALS) IS OBTAINED. NOTWITHSTANDING THE FOREGOING, BORROWERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FACT THAT ANY GAMING LAW OR THE LACK OF APPROVAL FROM ANY GAMING AUTHORITY MAY PREVENT ANY BORROWER OR ANY OTHER PERSON FROM TAKING ANY ACTION OR FULFILLING ANY OBLIGATION HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT WHICH RESULTS IN THE OCCURRENCE OF AN EVENT OF DEFAULT AND/OR A CIRCUMSTANCE GIVING RISE TO RECOURSE LIABILITY UNDER SECTION 9.4 HEREOF, SHALL NOT, IN ANY MANNER, LIMIT OR VITIATE OR BE DEEMED TO LIMIT OR VITIATE SUCH EVENT OF DEFAULT OR SUCH CIRCUMSTANCE GIVING RISE TO RECOURSE LIABILITY IN ANY MANNER WHATSOEVER.
(c) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL, AT LENDER’S OPTION, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY

SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of either of the Notes, or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any Borrower, shall entitle such Borrower or any other Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under either of the Notes or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, either of the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, either of the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. Except as otherwise required by applicable law, all notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”) shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by reputable overnight courier, (c) sent by (i) certified or registered United States mail, postage prepaid, return receipt requested or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by telecopier (with answer back acknowledged and followed by a hard copy via one of the other methods described above), addressed as follows (or to such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Vegas HR Private Limited
c/o GIC Real Estate, Inc.
156 W. 56th Street
Suite 1900
New York, New York 10019
Attention: Jesse Hom or Hard Rock Portfolio Manager
Facsimile No.: (212) 468-1940

with a copy to:	Dechert LLP
90 State House Square
12th Floor
Hartford, CT 06103
Attention: Laura Ciabarra, Esq.
Facsimile No.: (860) 524-3930

with a copy to Administrative Agent:

TriMont Real Estate Advisors
3424 Peachtree Rd, Suite 2200
Atlanta, GA 30326
Attention: Sean Donahue
Facsimile No.: (404) 581-7798

and at such time as Lender has notified Borrowers of a replacement Administrative Agent, such replacement Administrative Agent’s address(es) for Notice

If to Borrowers:	Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Re: Hard Rock
Attention: Marc Gordon, Chief Investment Officer
Facsimile No.: (212) 277-4201

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

29th Floor
New York, New York 10019
Attention: Stephen Gellman, Esq.
Facsimile No.: (212) 403-2000

With a copy to:	DLJ Merchant Banking Partners
11 Madison Avenue
New York, New York 10010
Attention: Ryan Sprott
Facsimile No.: (212) 743-1667

With a copy to:	Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
Attention: Michelle Kelban, Esq.
Facsimile No.: (212) 751-4864

With a copy to:	Latham & Watkins LLP
633 West Fifth Street
Suite 4000
Los Angeles, California 90071
Attention: Tom Sadler, Esq.
Facsimile No.: (213) 891-8763
A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission on a Business Day after advice by telephone to recipient that a telecopy Notice is forthcoming; provided, that within three (3) Business Days thereafter, a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b)or (c) of this Section 10.6. Any failure to deliver a Notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a Notice, shall be deemed to have been given when delivery was attempted. Any Notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any Notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer. Any Notice sent to one Borrower shall constitute and shall be deemed to constitute such Notice to all Borrowers. Any notice given hereunder may also be given via electronic mail; provided that no such notice shall be deemed to have been given in accordance with the requirements of this Section 10.6 unless a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b), or (c) of this Section 10.6.
Section 10.7. Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND

WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the Obligations of Borrowers hereunder. To the extent Borrowers make a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11. Waiver of Notice. Each Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
Section 10.12. Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrowers’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13. Expenses; Indemnity. (a) Borrowers jointly and severally covenant and agree to pay or, if Borrowers fail to pay, to reimburse, Lender, within ten (10) days of receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrowers’ ongoing performance of and compliance with Borrowers’ respective agreements and covenants contained in this Agreement and the other Loan Documents on their part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental, gaming and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by or benefiting any Borrower; (iii) securing Borrowers’ compliance with their obligations pursuant to the provisions of this Agreement and the other Loan Documents; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) all fees payable hereunder, including, without limitation, the Administrative Agent Fee, the Unused Advance Fee, the Exit Fee and the fees of the Construction Consultant; (vi) reviewing and processing any requested Construction Loan Advance or Change Order; (vii) dealing with any Letter of Credit delivered to Lender hereunder; (viii) enforcing or preserving any of Lender’s rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting any Borrower, this Agreement, the other Loan Documents, any Property, the IP or any other security given for the Loan; and (ix) enforcing any obligations of or collecting any payments due from any Borrower under this Agreement or the other Loan Documents or with respect to any Property or the IP or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrowers shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Notwithstanding the provisions set forth in this Section 10.13(a) or in any other provision of this Agreement or the other Loan Documents, in the event that (A) Lender employs counsel to collect the Debt, protect or foreclose the Mortgage or as otherwise permitted in this Agreement and the other Loan Documents and (B) Lender has sold or transferred any interests in either of the Notes, then Borrowers shall only be responsible for the attorneys’ fees and expenses of the counsel of one Lender.
(b) Borrowers shall, jointly and severally, indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, out-of-pocket losses, actual damages (but not lost revenues, diminution in value and other consequential damages), penalties, actions, judgments, third party suits, third party claims, reasonable costs, reasonable expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by any Borrower of its obligations under, or any material misrepresentation by any Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrowers shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
(c) Borrowers, jointly and severally, covenant and agree to pay for or, if Borrowers fail to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency and required pursuant to the terms and conditions of this Agreement or any other Loan Document in connection with any request or approval sought by Borrowers, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation; provided, however, that Lender expressly acknowledges and agrees that Borrowers shall not be required to pay any Rating Agency surveillance charges.
Section 10.14. Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, either of the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrowers may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower to the extent permitted by applicable law.
Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries.
(a) Borrowers and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any Borrower and Lender nor to grant Lender any interest in any Property or the IP other than that of mortgagee, beneficiary or lender.
(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrowers and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder and/or to disbursements from the Reserve Funds are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan and/or will refuse to make any disbursement from any Reserve Fund in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c) Without limiting the generality of Section 10.16(a) hereof, Borrowers expressly acknowledge and agree that: (i) DLJ Merchant Banking, Inc. is an affiliate of Original Lender and various of its indirect subsidiaries and/or affiliates own indirect ownership interests in each Borrower (the “DLJ Entities”), and (ii) neither the Lender named herein nor any successor or assign thereof shall have any liability to any Borrower as a result of such relationship between Original Lender and the DLJ Entities, including, without limitation, under any theory of lender liability.
(d) The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any Trade Contractors including any Major Contractors or others for goods and materials supplied or work and labor furnished in connection with the construction or rehabilitation of the Project or for debts or claims accruing to any such Persons against Borrowers. Lender shall not be liable for the manner in which any Construction Loan Advances under this Agreement may be applied by Borrowers, any Major Contractor or any of Borrower’s other Trade Contractors. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any Major Contractor or other Trade Contractor, or any of their respective creditors, or any other Person. Without limiting the generality of the foregoing, Construction Loan Advances made directly to any Major Contractor or other Trade Contractor pursuant to any requests for Construction Loan Advances, whether or not such request is required to be approved by Borrowers, shall not be deemed a recognition by Lender of a third-party beneficiary status of any such Person.
(e) Observation, inspection and approvals by Lender of the Plans and Specifications, the construction of the Project and/or the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on Lender or Lender’s Construction Consultant and no Borrower, Trade Contractor or other interested Person, under any circumstances, shall be entitled to rely upon such inspections and approvals by Lender or Lender’s Construction Consultant for any reason. Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any such approval.
(f) All terms, provisions, covenants and other conditions of the obligations of Lender to make Construction Loan Advances hereunder are imposed, and all funds held by Lender pursuant to this Agreement are held, solely and exclusively for the benefit of Lender. No Person, other than Borrowers, shall have standing to require satisfaction of such terms, provisions, covenants and other conditions in accordance with their terms; neither Borrowers nor any other Person shall be entitled to assume that Lender will refuse to make Construction Loan Advances in the absence of strict compliance with any or all of such terms, covenants and other conditions; and no Person, other than Borrowers, shall be entitled to require any particular application of such funds (but Borrowers shall be entitled to require the application of such funds as provided in this Agreement). No one, other than Lender, under any circumstances, shall be deemed to be beneficiary of such terms, provisions, covenants and other conditions, any or all of which may be freely waived, in whole or in part, by Lender at any time if, in Lender’s discretion, Lender deems it advisable or desirable to do so.
Section 10.17. Publicity. All news releases, publicity or advertising by any Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender, Credit Suisse or any of their Affiliates shall be subject to the prior approval of Lender not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, disclosure required by applicable state or federal securities laws, rules or regulations or other applicable Legal Requirements, or as customarily and reasonably requested by any Gaming Authorities, shall not be subject to Lender’s prior written approval.
Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of any Borrower, any Borrower’s partners and others with interests in any Borrower, and of any Property or the IP, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Property and/or the IP for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties and/or the IP in preference to every other claimant whatsoever. In addition, to the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to such Borrower which would require the separate sale of any Property and/or the IP or require Lender to exhaust its remedies against any Property and/or the IP before proceeding against any other Property and/or the IP; and further in the event of such foreclosure, each Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties and the IP.
Section 10.19. Waiver of Counterclaim. To the fullest extent permitted by law, each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any Obligations under the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which any Borrower is obligated to make under any of the Loan Documents.
Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower acknowledges that, with respect to the Loan, such Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in any Borrower, and each Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the businesses of Borrowers or their Affiliates.
Section 10.21. Brokers and Financial Advisors.
(a) Each Borrower hereby represents that neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses (but only for one (1) set of attorneys)) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Borrower or an Affiliate of any Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21(a) shall survive the expiration and termination of this Agreement and the payment of the Debt.
(b) Lender hereby represents that neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Lender hereby agrees to indemnify, defend and hold Borrowers harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Borrowers’ reasonable attorneys’ fees and expenses (but only for one (1) set of attorneys)) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender or an Affiliate of Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21(b) shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, (i) the Commitment Letter dated May 11, 2006 between Morgans Hotel Group Co., MHG HR Acquisition Corp and Lender, and (ii) the Commitment Letter dated December 22, 2006 between Morgans Hotel Group Co., MHG HR Acquisition Corp, DLJ Merchant Banking, Inc. and Lender, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23. Joint and Several Liability. The representations, covenants, warranties and obligations of Borrowers hereunder are joint and several.

Section 10.24. Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
(a) subject to applicable Gaming Laws, the right to routinely consult with and advise each Borrower’s management regarding the significant business activities and business and financial developments of each Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
(b) the right, in accordance with the terms of this Agreement, to examine the books and records of each Borrower at any reasonable times upon reasonable notice;
(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by any Borrower of any other significant property (other than personal property required for the day to day operation of any Property).
The rights described above in this Section 10.24 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.
Section 10.25. Future Funding, Participations and Assignment.
(a) Borrowers hereby acknowledge that Lender intends, at Lender’s sole cost and expense, to transfer one or both of the Notes and the other Loan Documents to one or more special purpose entities in one or more transactions (collectively, with their respective successors, assigns and beneficiaries, the “Trust”) in connection with the issuance of Securities. Whether or not any such transfer occurs, it is intended that a participation agreement (the “Participation Agreement”) will be executed and delivered pursuant to which (i) one or more senior participation interests will be created representing a portion of the principal amount of one or both of the Notes previously advanced, and (ii) one or more junior participation interests (each, a “Junior Participation”) will be created which may or may not represent funded portions of one or both of the Notes and shall represent all future funding obligations under the Construction Loan Note. Each Junior Participation will be transferred to one or more third parties (in such capacity, each, a “Junior Holder”). The documentation associated with the Construction Loan Note obligates Lender to make future advances of funds to Borrowers with respect to the Properties (such obligation, the “Future Funding Obligations”), it being understood and agreed that Future Funding Obligations do not include obligations to fund Construction Loan Advances from the Construction Loan Account in accordance with the terms and conditions of Sections 3.3 and 3.4 hereof. From and after the date on which the Remaining Construction Loan Advance has been made, there shall be no further Future Funding Obligations and all references to the same or restrictions relating to the same shall cease to have any further force or effect without the need for any amendment of any Loan Document, including this Agreement. Lender will not transfer the Future Funding Obligations to the Trust, but instead to one or more Junior Holders. By its execution and delivery of this Agreement and its acceptance of the Loan on the date hereof in accordance with the terms hereof, Borrowers hereby acknowledge, confirm, reaffirm and agree that: (i) one or both of the Notes may be transferred to the Trust; (ii) whether or not either of the Notes has been or ever is transferred to the Trust, any and all Junior Participations will be transferred to one or more Junior Holders; (iii) from and after the date of transfer to the Junior Holders, the Future Funding Obligations will be solely the obligation of the applicable Junior Holder(s), on the same terms and conditions specified in the Construction Loan Note and the related Loan Documents; and (iv) Borrowers will not have any right of offset or other claim against any Trust (or its assigns or beneficiaries) as holder of any Note or any interest therein in connection with the Future Funding Obligations or against any Junior Holder, other than with respect to the Future Funding Obligations associated with its Junior Participation.
(b) Lender and/or any Junior Holder may assign, transfer or sell all or any portion of its Future Funding Obligation and shall thereafter be relieved of such Future Funding Obligation, provided that such assignee at the time of assignment assumes such Future Funding Obligation in writing in a manner directly enforceable by, and reasonably acceptable to, Borrowers and such assumption is delivered to Borrowers. At such time as Lender has so transferred all of the Future Funding Obligations pursuant to this Section 10.25, the named Lender hereunder shall have no Future Funding Obligations hereunder or under the other Loan Documents. Notwithstanding the foregoing, Lender expressly agrees that no matter how many participations Lender may create, assign, transfer or sell with respect to the Future Funding Obligations, Borrowers shall only have to deal with the Administrative Agent in connection with obtaining any Advance under the Future Funding Obligations.
Section 10.26. Note Register. Administrative Agent shall maintain on behalf of Borrowers pursuant to the last sentence of this Section 10.26, or cause to be maintained, (i) a copy of each assignment of all or any portion of either of the Notes (an “Assignment Agreement”) delivered to it and (ii) a register within the meaning of US Treasury Regulation Section 5(f).103-1(c) (the “Register”), in which it will register the name and address of Lender and the name and address of each assignee of Lender under this Agreement, and the principal amount of the Loan owing to each such Lender pursuant to the terms hereof and of each Assignment Agreement. Borrowers, Lenders and the Administrative Agent may not treat any Person whose name is not recorded in the Register pursuant to the terms hereof as a Lender for the purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing on any Note. The Register shall be available for inspection by any Lender at Administrative Agent’s principal place of business, at any reasonable time and from time to time, upon reasonable prior notice. Borrowers hereby appoint Administrative Agent as their agent for purposes of compliance with US Treasury Regulation Section 5(f).103-1(c) and Administrative Agent hereby accepts such appointment.
Section 10.27. Corporate Rate Policy. Borrowers shall provide lodging at the Hotel/Casino Property for Lender’s employees, officers and directors (together the “Corporate Persons”) visiting the Property in all instances for a rate of $100 per night (or if less, the then prevailing rate), provided that absent Borrowers reasonable consent thereto the aggregate number of rooms to be provided per night in accordance with the terms of this Section 10.27 shall not exceed (a) five (5) rooms on any Sunday night, Monday night, Tuesday night, Wednesday night or Thursday night and (b) two (2) rooms on any Friday night or Saturday night. Additionally, Borrower shall upgrade each Corporate Person’s lodging accommodations to suite product, on a space-available basis (with availability to be determined on the date of stay), at no extra charge. Furthermore, Corporate Persons will be granted admission to all events (excluding ticketed concerts) in any of the Property’s facilities, in all instances without any charge (it being acknowledged and agreed that Corporate Persons will be obligated to pay other generally applicable charges, fees or expenses payable following admission).
ARTICLE XI.
MEZZANINE LOANS
Section 11.1. Mezzanine Loan Deliveries.
(a) Promptly after receipt, Borrowers shall deliver (or cause First Mezzanine Borrowers, Second Mezzanine Borrowers or Third Mezzanine Borrowers, as applicable, to deliver) to Lender a true, correct and complete copy of all material notices, demands, requests or material correspondence (including electronically transmitted items) received from (i) First Mezzanine Lender by any First Mezzanine Borrower or any guarantor under the First Mezzanine Loan Documents, (ii) Second Mezzanine Lender by any Second Mezzanine Borrower or any guarantor under the Second Mezzanine Loan Documents, or (iii) Third Mezzanine Lender by any Third Mezzanine Borrower or any guarantor under the Third Mezzanine Loan Documents.
(b) Unless otherwise delivered to Lender pursuant to the provisions of Section 5.1.11 hereof, Borrowers shall deliver (or cause First Mezzanine Borrowers, Second Mezzanine Borrowers or Third Mezzanine Borrowers, as applicable, to deliver) to Lender all of the financial statements, reports, material certificates and related items delivered or required to be delivered by (i) First Mezzanine Borrowers to First Mezzanine Lender under the First Mezzanine Loan Documents as and when due under the First Mezzanine Loan Documents, (ii) Second Mezzanine Borrowers to Second Mezzanine Lender under the Second Mezzanine Loan Documents as and when due under the Second Mezzanine Loan Documents, and (iii) Third Mezzanine Borrowers to Third Mezzanine Lender under the Third Mezzanine Loan Documents as and when due under the Third Mezzanine Loan Documents.
Section 11.2. Mezzanine Loan Estoppels.
(a) After written request by Lender but in no event more than two (2) times in any twelve (12) month period, Borrowers shall (or shall cause First Mezzanine Borrowers to) from time to time, use reasonable efforts to obtain from First Mezzanine Lender such estoppel certificates with respect to the status of the First Mezzanine Loan and compliance by First Mezzanine Borrowers with the terms of the First Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that First Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then

Borrowers shall not be in breach of this provision so long as Borrowers furnish to Lender estoppels executed by Borrowers and First Mezzanine Borrowers expressly representing to Lender the information requested by Lender regarding the status of the First Mezzanine Loan and the compliance by First Mezzanine Borrowers with the terms of the First Mezzanine Loan Documents. Borrowers hereby jointly and severally indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition or circumstance relating to the First Mezzanine Loan which was misrepresented in any material respect by Borrowers in, or which warrants disclosure and was omitted from, such estoppel executed by Borrowers and First Mezzanine Borrowers.
(b) After written request by Lender but in no event more than two (2) times in any twelve (12) month period, Borrowers shall (or shall cause Second Mezzanine Borrowers to) from time to time, use reasonable efforts to obtain from Second Mezzanine Lender such estoppel certificates with respect to the status of the Second Mezzanine Loan and compliance by Second Mezzanine Borrowers with the terms of the Second Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Second Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrowers shall not be in breach of this provision so long as Borrowers furnish to Lender estoppels executed by Borrowers and Second Mezzanine Borrowers expressly representing to Lender the information requested by Lender regarding the status of the Second Mezzanine Loan and the compliance by Second Mezzanine Borrowers with the terms of the Second Mezzanine Loan Documents. Borrowers hereby jointly and severally indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition or circumstance relating to the Second Mezzanine Loan which was misrepresented in any material respect by Borrowers in, or which warrants disclosure and was omitted from, such estoppel executed by Borrowers and Second Mezzanine Borrowers.
(c) After written request by Lender but in no event more than two (2) times in any twelve (12) month period, Borrowers shall (or shall cause Third Mezzanine Borrowers to) from time to time, use reasonable efforts to obtain from Third Mezzanine Lender such estoppel certificates with respect to the status of the Third Mezzanine Loan and compliance by Third Mezzanine Borrowers with the terms of the Third Mezzanine Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Third Mezzanine Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrowers shall not be in breach of this provision so long as Borrowers furnish to Lender estoppels executed by Borrowers and Third Mezzanine Borrowers expressly representing to Lender the information requested by Lender regarding the status of the Third Mezzanine Loan and the compliance by Third Mezzanine Borrowers with the terms of the Third Mezzanine Loan Documents. Borrowers hereby jointly and severally indemnify Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition or circumstance relating to the Third Mezzanine Loan which was misrepresented in any material respect by Borrowers in, or which warrants disclosure and was omitted from, such estoppel executed by Borrowers and Third Mezzanine Borrowers.
Section 11.3. Intercreditor Agreement. Borrowers hereby acknowledge and agree that (a) the Intercreditor Agreement entered into by and among Lender, First Mezzanine Lender, Second Mezzanine Lender and Third Mezzanine Lender will be solely for the benefit of Lender, First Mezzanine Lender, Second Mezzanine Lender and Third Mezzanine Lender, (b) none of (i) any of the Borrowers, (ii) any First Mezzanine Borrower, (iii) any Second Mezzanine Borrower, or (iv) any Third Mezzanine Borrower shall be intended third-party beneficiaries of any of the provisions therein, and (c) none of (i) any of the Borrowers, (ii) any First Mezzanine Borrower, (iii) any Second Mezzanine Borrower, or (iv) any Third Mezzanine Borrower shall have any rights thereunder or shall be entitled to rely on any of the provisions contained therein. None of Lender, First Mezzanine Lender, Second Mezzanine Lender or Third Mezzanine Lender shall have any obligation to disclose to Borrowers the contents of the Intercreditor Agreement. Borrowers’ obligations hereunder are and will be independent of the Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof.
ARTICLE XII.
GAMING PROVISIONS
Section 12.1. Operation of Casino Component.
(a) Borrowers shall (i) observe, perform and enforce the obligations imposed under the Casino Component Lease or any similar replacement Lease for purposes of operating the Casino Component in a commercially reasonable manner and in a manner not to impair the value of the Casino Component or the Hotel/Casino Property, (ii) not amend, terminate or modify the Casino Component Lease or any similar replacement Lease for purposes of operating the Casino Component without Lender consent other than modifications of a ministerial or non-monetary nature; (iii) not permit Hotel/Casino Borrower to collect any of the rents or other payments due under the Casino Component Lease more than one (1) month in advance and (iv) not assign its interests under the Casino Component Lease or any similar replacement Lease for purposes of operating the Casino Component except to the extent otherwise permitted by Section 5.2.10 hereof.
(b) Gaming Borrower shall operate the Casino Component pursuant to the Casino Component Lease and in accordance with all Gaming Laws and all other applicable Legal Requirements.

(c) Borrowers shall maintain all Gaming Licenses (in the name of Gaming Borrower), Operating Permits and Governmental Approvals necessary for the lawful operation of the Casino Component as a casino consistent with Comparable Hotel/Casinos and use its commercially reasonable efforts to operate the Casino Component in a manner designed to maximize revenues from the Properties in the aggregate. No Borrowers shall take, permit or omit any action that would adversely affect the status or good standing of Gaming Borrower under such Operating Permits, Gaming Licenses or Governmental Approvals.
(d) Borrowers hereby acknowledge and agree that the Casino Component Lease and any and all rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owned, claimed or held, by Gaming Borrower thereunder or otherwise in and to the Casino Component, shall be in all respects subordinate and inferior to the liens and security interests created, or to be created, for the benefit of Lender under the Loan Documents, and securing the repayment of the Notes and the performance of the Obligations, and all renewals, extensions, increases, supplements, amendments, modifications or replacements thereof.
(e) Borrowers hereby agree that (i) upon the occurrence and during the continuance of an Event of Default and at the request of Lender, Gaming Borrower shall continue to perform all of its obligations under the terms of the Casino Component Lease with respect to the Casino Component, (ii) upon and after foreclosure, deed in lieu of foreclosure or other similar transfer of the Casino Component to a Lender Successor Owner, Gaming Borrower shall (A) recognize such Lender Successor Owner as the lessor under the Casino Component Lease, (B) not exercise any right to terminate the Casino Component Lease, and (C) at the request of such Lender Successor Owner, continue to operate and manage the Casino Component and maintain all applicable Gaming Licenses with respect to the Casino Component for a period not to exceed fifteen (15) months after the effective date of such transfer to such Lender Successor Owner (which period shall in all events terminate upon Lender Successor Owner’s appointment of a new gaming operator possessing all Gaming Licenses and other Governmental Approvals necessary to conduct all gaming operations at the Hotel/Casino Property, subject to Gaming Borrower’s obligation to transfer its responsibilities under the Casino Component Lease to such new gaming operator and to reasonably cooperate with the transition of the gaming operations from Gaming Borrower to such new gaming operator), in accordance with the terms of the Casino Component Lease; provided that such Lender Successor Owner shall be obligated to pay a then market rate casino management fee which is reasonable and customary for similar casinos in Las Vegas, Nevada, and (iii) at any time after foreclosure, deed in lieu of foreclosure or other similar transfer of the Casino Component to a Lender Successor Owner, at the option of such Lender Successor Owner exercised by written notice to Gaming Borrower, such Lender Successor Owner shall have the right to terminate the Casino Component Lease without penalty or termination fee.
(f) Upon the occurrence and during the continuance of an Event of Default, Lender may elect, upon written notice, to require Gaming Borrower or any other Borrower to surrender or relinquish one or more or all of the Gaming Licenses held by such Person(s). If Gaming Borrower or such other Borrower fails or refuses to so relinquish such Gaming License(s) within five (5) Business Days after receipt of such written notice, then Lender is hereby appointed (which appointment is coupled with an interest) as each Borrower’s attorney in fact with full authority to surrender or relinquish each such Gaming License on each such Borrower’s behalf, the foregoing power being irrevocable and coupled with an interest.
(g) Gaming Borrower agrees to (i) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements herein contained, (ii) on request from Lender, furnish Lender with copies of such information as Hotel/Casino Borrower is entitled to receive under the Casino Component Lease, and (iii) cooperate with Lender’s representative in any inspection of all or any portion of the Casino Component from time to time at reasonable times during business hours.
(h) Lender agrees to cooperate with all Gaming Authorities in connection with the administration of its regulatory jurisdiction over the Gaming Operator, Gaming Borrower and any other Person licensed by or registered with the Gaming Authorities, including the provision of such documents or other information as may be requested by the Gaming Authorities relating to the Casino Component Lease or the Loan Documents. Additionally, Lender acknowledges and understands that (a) it is subject to being called forward by the Gaming Authorities, in their discretion, for licensing or a finding of suitability, (b) all rights, remedies and powers provided in this Agreement may be exercised only to the extent the exercise thereof does not violate any applicable Gaming Laws, and (c) to the extent prior approval of the Gaming Authorities is required pursuant to applicable Gaming Laws for the exercise, operation and effectiveness of any remedy hereunder or under any other Loan Document, or the taking of any action that may be taken by Lender hereunder or under any other Loan Document, such remedy or action shall be subject to such prior approval of the Gaming Authorities, but the foregoing acknowledgements shall not be read or construed, in any manner or at any time, to qualify or limit any representation, warranty, covenant, agreement or obligation of any Borrower herein, including, without limitation, any of the same relating to the due authorization, execution, delivery, performance and/or enforceability of any Loan Document, or any assignment, issuance, granting or remedy evidenced, created or effected thereby. Notwithstanding the foregoing, Borrowers expressly acknowledge and agree that Lender shall not be liable to any Borrower or any other Person for any loss, cost, damage, fine or other expense suffered by any Borrower or any other Person resulting from Lender’s cooperation with, appearance before, or provision of information or documents to, any Gaming Authority as contemplated in this Section 12.1(h), except for Lender’s gross negligence, willful misconduct or fraud.
Section 12.2. Gaming Liquidity Requirements. Borrowers shall furnish to Lender, within five (5) Business Days following the end of each calendar month, an Officer’s Certificate certifying as to the actual amount of the Gaming Liquidity Requirement (including a calculation of the determination thereof) and the Gaming Operating Reserve with respect to such month, including any changes to the foregoing during such month, the foregoing to be in form and substance reasonably acceptable to Lender (the “Monthly Gaming Requirement Certificate”).
Section 12.3. Cage Reserve, Casino Account, Increases to Minimum Balances.
12.3.1. Borrowers shall maintain the Casino Account as an Eligible Account and the amounts on deposit therein (or in any replacement account thereto) may only be invested in Permitted Investments. Gaming Borrower may, upon fifteen (15)

days prior written notice to Lender, replace the Casino Account with another Eligible Account, provided that no Event of Default has occurred and is then continuing and, as a condition precedent thereto, Gaming Borrower shall deliver to Lender a fully executed replacement Casino Account Control Agreement in form and substance acceptable to Lender in its reasonable discretion.
12.3.2. Borrowers shall not use any funds comprising the Gaming Account for purposes other than payment of Permitted Gaming Expenses and Borrowers shall not transfer or withdraw (or cause or permit any party to transfer or withdraw) any funds on deposit in the Gaming Account other than (a) transfers to the Lockbox Account in accordance with the provisions of Section 2.6.1(c) of this Agreement or (b) transfers or withdrawals pursuant to which the amounts so transferred or deposited will be applied to Permitted Gaming Expenses (it being agreed that such transfers or withdrawals described in this clause (b), shall only occur in the event the funds then comprising the Gaming Account, together with any Prior Day’s Cash Receipts to be deposited into the Gaming Account, are not in the Gaming Borrower’s reasonable business judgment, after taking into consideration the cash needs of the Casino Component, sufficient to satisfy such Permitted Gaming Expenses). As used herein, “Permitted Gaming Expense” shall mean all costs and expenses incurred, or payments or refunds to be made, in connection with the operation of the Casino Component in the ordinary course of business, but not expenses which are contemplated to be paid or reimbursed via disbursements made pursuant to Section 2.6.2 hereof or funds on deposit in any of the Reserve Accounts. In the event that any funds comprising the Gaming Account are used for purposes other than Permitted Gaming Expenses or any cash receipts attributable to gaming activities at the Property are transferred to any account other than the Lockbox Account, Borrowers shall provide notice to Lender on the same Business Day on which any Borrower shall obtain actual knowledge of the same.
12.3.3. Gaming Borrower may from time to time request in writing that the Minimum Gaming Account Balance be increased and Lender shall have the right to accept or reject such request in its sole discretion, provided that if no Event of Default shall have occurred and then be continuing, Lender shall not unreasonably reject such request in the event Borrowers shall establish that absent any such increase, Borrowers will not be in compliance with the Gaming Liquidity Requirement or other applicable Gaming Laws.
ARTICLE XIII.
INTENTIONALLY DELETED
ARTICLE XIV.
AMENDMENT AND RESTATEMENT
Section 14.1. Amendment and Restatement. Borrowers and Lender hereby agree that the Second Amended and Restated Loan Agreement is hereby amended and restated in its entirety, and that from and after the date hereof, all of the terms and conditions contained in this Agreement shall replace the terms and conditions of the Second Amended and Restated Loan

Agreement, it being understood and agreed that the execution of this Agreement shall not impair the liens of any of the Loan Documents.
ARTICLE XV.
CONTRIBUTION AGREEMENT
Section 15.1. Contribution Generally. As a result of the transactions contemplated by this Agreement, each individual Borrower may benefit, directly and indirectly, from the payment of the Debt and the performance of the Obligations by other Borrowers (or the application of the collateral owned by such other Borrowers to the payment of the Debt or the performance of the Obligations) and, in consideration therefor, each Borrower (i) desires to enter into an allocation and contribution agreement with the other Borrowers as set forth in this Article XV to provide a fair and equitable agreement to make contributions among each of the applicable Borrowers in the event any obligation of any Borrower is performed by any other Borrower and (ii) agrees to subordinate and subrogate any rights or claims it may have against other Borrowers as and to the extent set forth in this Article XV.
Section 15.2. Reimbursement Contribution. In the event any one or more Borrowers (any such Borrower, a “Funding Borrower”) pays or is deemed to have paid an amount in excess of the principal amount set forth for such Borrower in Schedule XXII (such principal amount, the “Allocable Principal Balance”) (any such payment or deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Borrower’s payment of the Debt and/or performance of any of the other Obligations and/or (b) Lender’s realization on the Property, IP or other assets owned by such Funding Borrower (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after (i) payment in full of the Loan and the satisfaction of all of all Borrowers’ other obligations to Lender and (ii) payment in full of the Mezzanine Loans, such Funding Borrower shall be entitled to contribution from each benefited Borrower for the amount of the Contribution so paid, advanced or benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Borrower’s then current Allocable Principal Balance. The parties acknowledge that the Allocable Principal Balances shown on Schedule XXII were computed assuming the Loan is or has been fully advanced, and that each amount shown in Schedule XXII shall be re-computed (or reduced) proportionally if Reimbursement Contributions are required to be determined for purposes of this Article XV at a time when the Loan has not been fully advanced. Any Reimbursement Contributions required to be made hereunder shall, subject to the balance of the provisions in this Article XV regarding payment, subordination and subrogation, be made within ten (10) days after demand therefor.
Section 15.3. Defaulting Borrower. If a Borrower (a “Defaulting Borrower”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Borrowers’ other obligations to Lender and payment in full by the Mezzanine Borrowers of the Mezzanine Loans or (b) the date which is 366 days after the payment in full of the Loan, the Funding Borrower to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lender against such Defaulting Borrower, including the right to receive a portion of such Defaulting Borrower’s Property, IP or assets in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Borrower failed to make; provided, however, if

Lender returns any payments in connection with a bankruptcy of a Borrower, all other Borrowers shall jointly and severally pay to Lender all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned. For avoidance of doubt, until such time as the Loan and the Mezzanine Loans are indefeasibly paid in full and satisfied, each of the Borrowers hereby subjects and subordinates to payment of the Loan to the Lender and to payment of distributions to its Member (in accordance with the Cash Management Agreement) any and all rights of such Borrower under this Article XV, including its right to Reimbursement Contribution, and waives any right of subrogation such Funding Borrower may have with respect thereto.
Section 15.4. Maximum Liability. Each Borrower shall be liable under this Article XV with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Chapter 5 of the Bankruptcy Code or any comparable provisions of any State law.
Section 15.5. Applicable Contributions. In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contributions made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 15.5, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.
Section 15.6. Reimbursement Contribution as Asset. Each Borrower acknowledges that the right to receive any Reimbursement Contributions in accordance with the terms hereof shall constitute an asset of the Borrower to which any such Reimbursement Contribution is owing.
Section 15.7. Subordination. No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Article XV shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, and all amounts then due and payable by any of the Mezzanine Borrowers to any of the Mezzanine Lenders pursuant to the terms of any of the Mezzanine Loan Documents, are paid in full in cash. Nothing contained in this Article XV shall limit or affect in any way the Obligations of any Borrower to Lender under this Agreement or any other Loan Documents.
Section 15.8. Waivers. With respect to the agreements set forth in this Article XV only, each Borrower waives, to the extent permitted by applicable law:
15.8.1. any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against any Borrower;

15.8.2. the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan or the repayment of any Contribution and/or collection of any Reimbursement Contribution;
15.8.3. any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;
15.8.4. any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
15.8.5. any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
15.8.6. any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
15.8.7. presentment, demand, protest and notice of any kind;
15.8.8. any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
15.8.9. any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
15.8.10. any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;
15.8.11. any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
15.8.12. any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
15.8.13. any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

15.8.14. any defense based upon the avoidance of any security interest in favor of Lender for any reason;
15.8.15. any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;
15.8.16. any defense or benefit based upon any Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Borrower or any such party;
15.8.17. all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed any Borrower’s rights of subrogation and reimbursement against any other Borrower;
15.8.18. any claim or other right which any Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Mortgage or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law; and
15.8.19. any rights of Borrowers of subrogation, reimbursement, indemnification, and/or contribution against any other Borrower or any other person or entity, and any other rights and defenses that are or may become available to any Borrower or any other person or entity by reasons of applicable law.
The statements and provisions set forth in this Article XV are intended to effectuate, inter alia, a subordination agreement which shall be effective in any bankruptcy or other similar proceeding involving any or all of the Borrowers and/or the Property or any portion thereof.
ARTICLE XVI.
CERTAIN BANKRUPTCY WAIVERS
Section 16.1. Consideration. Each Borrower hereby acknowledges and agrees that (i) it has received good and valuable consideration for its agreement to the terms and provisions of this Agreement, including without limitation, this Article XVI, (ii) its agreement to such terms and provisions is a material condition and inducement to Lender’s willingness to enter into this Agreement and the restructuring of the Loan contemplated herein, (iii) Lender has relied upon the agreement of each such Borrower to such terms and provisions in entering into this Agreement and the restructuring contemplated herein and Lender would not have entered into this Agreement or the restructuring contemplated herein without the agreement of each such Borrower to the terms and provisions of this Agreement and this Article XVI in particular, (iv) it has been represented by competent counsel of its own choosing in the negotiation of this Agreement and this Article XVI in particular, and it has discussed this provisions with counsel and hereby knowingly and willingly waives its rights as described in this Article XVI. This Agreement (and this Article XVI) may be introduced as evidence in any judicial or other proceeding, without further authentication or foundation, and shall constitute prima facie evidence of the facts and agreements set forth herein.
Section 16.2. Waiver of Automatic Stay. To the maximum extent permitted by applicable law, Lender is and shall be entitled to, and Borrowers and Guarantor hereby consent to, Lender’s obtaining immediate relief from the stay imposed by Section 362(a) of the Bankruptcy Code, as amended, in any proceeding under the Bankruptcy Code involving Borrower or Guarantor or any similar stay in any other similar proceeding involving Borrower or Guarantor. Each Borrower represents, warrants and agrees that (i) it is a sophisticated commercial party experienced in transactions similar to the transaction contemplated herein and is represented by counsel of its own choosing, which counsel is experienced in transactions similar to the transaction contemplated herein, as determined by each such Borrower in its sole discretion, (ii) it has been given good and valuable consideration for the waiver described in this Section 16.2, including without limitation, Lender’s agreement to the restructuring described herein, (iii) it has not entered into this Agreement with the intention, expectation or belief that its performance in accordance with the terms of this Agreement will adversely affect such Borrower’s secured or unsecured creditors other than Lender, if any, and it is entering into this Agreement with a reasonable, good faith expectation that it will be able to perform and satisfy its obligations to its secured and unsecured creditors, if any, as and when such obligations become due, and (iv) it has been advised of, and discussed with its counsel, alternatives to entering into this Agreement, and it has determined that the transactions described herein are more favorable to it than any such alternatives and are in the best interests of its businesses and creditors.
Section 16.3. Consolidation. In furtherance of each Borrower’s intent to maintain its separateness as set forth in Section 4.1.30 of this Agreement, in the event of any bankruptcy or other similar proceeding, whether voluntary or involuntary, no Borrower, Guarantor, Restricted Party or any Affiliate thereof shall seek, consent to or acquiesce in any action or proceeding to substantively consolidate the assets and/or liabilities of any Borrower (or any of the collateral for the Loan) with the assets and/or liabilities of any other Person, including, specifically, the First Mezzanine Borrower, the Second Mezzanine Borrower, the Third Mezzanine Borrower or any Guarantor.
Section 16.4. Cooperation and Noninterference. Upon the occurrence and during the continuance of any Event of Default, no Borrower shall take any action of any kind or nature whatsoever, directly or indirectly, to delay, oppose, impede, obstruct, hinder, enjoin, or otherwise interfere with, and Borrowers will cooperate and comply with, the exercise by Lender of any and all of Lender’s rights and remedies against Borrowers, Guarantor and/or the Property, the IP and any other collateral for the Loan, this Agreement or the other Loan Documents, including the rights and remedies of Lender set forth in this Article XVI.
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IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

HRHH HOTEL/CASINO, LLC, a Delaware limited liability company
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President

HRHH CAFE, LLC, a Delaware limited liability company
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President

HRHH DEVELOPMENT, LLC, a Delaware limited liability company
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President

HRHH IP, LLC, a Delaware limited liability company
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President

HRHH GAMING, LLC, a Nevada limited liability company
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Vice President

VEGAS HR PRIVATE LIMITED, a Singapore corporation
By:	/s/ Tia Miyamoto
	Name:	Tia Miyamoto
	Title:	Authorized Signatory

By:	/s/ Jordan Bock
	Name:	Jordan Bock
	Title:	Authorized Signatory

Exhibits and Schedules Omitted